Form 10-K, Exhibit 13
period 1995-12-31
FIRST INDIANA CORP
filed 1996-03-27
CIK 789670

[cover of small annual report booklet]
[includes photograph of First Indiana Plaza building exterior]


      FIRST INDIANA CORPORATION
      1995 FINANCIAL HIGHLIGHTS


       i (10-K page 38)


                FINANCIAL HIGHLIGHTS




First Indiana Corporation and Subsidiaries
                                                            For the Years Ended
                                                                December 31,
                                                            -------------------
(Dollars in Thousands, Except Per Share Data)               1995           1994
                                                            -------------------
Net Earnings                                               $17,267       $10,636
Primary Earnings Per Share                                    2.02          1.20
Fully Diluted Earnings Per Share                              2.00          1.20
Dividends Per Share                                           0.47          0.43

Return on Average Total Assets                                1.18%         0.81%
Return on Average Shareholders' Equity                       14.03          9.08

Yield on Interest-Earning Assets                              8.80%         7.85%
Cost of Interest-Bearing Liabilities                          5.20          4.28
Net Interest Margin                                           4.12          3.96
Net Interest Spread                                           3.60          3.57

                                                               At December 31,
                                                            -------------------
                                                            1995           1994
                                                            -------------------
Assets                                                  $1,523,949     $1,394,881
Loans, Net                                               1,250,726      1,078,494
Deposits                                                 1,119,086      1,018,163

Shareholders' Equity                                    $  129,297     $  120,712
Shareholders' Equity/Assets                                   8.48%          8.65%
Book Value Per Share                                    $    15.63     $    13.96
Market Closing Price                                         21.46          13.125
Price/Earnings Multiple                                      10.73x         10.94x

                                                            --------------------
                                                            At December 31, 1995
                                                            --------------------
                                                            Actual      Required
Tangible Capital/Total Assets                                 8.26%          1.50%
Core Capital/Total Assets                                     8.26           3.00
Risk-Based Capital/Risk-Weighted Assets                      11.53           8.00

       ii (10-K page 39)


            MESSAGE TO SHAREHOLDERS


    We are pleased to report that for the year ended December 31, 1995, First Indiana Corporation earned a record $17.3 million, or $2.02 per primary share, compared with $10.6 million, or $1.20 per primary share, for the year ended December 31, 1994.

    As an affirmation of our confidence in First Indiana's future, we are paying a six-for-five stock split on March 1, 1996 to shareholders of record as of February 21, 1996. We have effected six stock splits since 1983. Our quarterly cash dividend of $.14 per share will be paid on shares outstanding after the split, resulting in a 20 percent increase in our annual dividend payout.

    Included in 1995 earnings are a first quarter after-tax gain of $914,000, or $.11 per primary share, from the sale of deposits of a banking center in Princeton, Indiana, and an after-tax gain of $937,000, or $.11 per primary share, from the sale of $45 million in fixed-rate home equity loans during the second quarter. Additionally, the Bank had a fourth quarter after-tax gain of $1.3 million, or $.15 per primary share, on the sale of a foreclosed property and increased its after-tax loan loss provision by an additional $1.5 million, or $.17 per primary share. Even without these items, our earnings for 1995 of $15.6 million, or $1.82 per primary share, are a record.

    A favorable economy in all of our markets contributed to our record earnings. But we also attribute our performance to a renewed commitment as a specialized provider of financial services.

    The economy helped fuel growth in all lending sectors. Home equity loan originations rose 61 percent to $302 million, compared with $188 million in 1994. Residential mortgage loan originations in 1995 were $354 million, compared with $343 million the previous year. Construction loan originations were $284 million, compared with $322 million in 1994. These three product lines, along with business lending to targeted segments, form the cornerstone of our strategies for growth.

    First Indiana's net interest margin reached a record 4.12
percent for the year ended December 31, 1995, surpassing the 1994 record of 3.96 percent. Our margin,

       iii (10-K page 40)

[This page contains a photograph of the following persons and this caption]



Marni McKinney
(12 years' service) Vice Chairman

Owen B. Melton, Jr.
(18 years) President and Chief Operating Officer

Robert H. McKinney
(43 years) Chairman and Chief Executive Officer

       iv (10-K page 41)

which has increased every year since 1989, shows that we have chosen the proper asset mix and funded it with strategically priced deposits. Net interest income in 1995 amounted to $58 million, compared with $49 million one year ago.

    We experienced marked improvement in our asset quality throughout 1995. At December 31, total non-performing assets were $27.2 million, a seven percent reduction from December 31, 1994 and nearly half of their highest level in February 1992. The improvement in loan quality arises primarily from the successful fourth quarter sale of a foreclosed commercial real estate loan that resulted in a $2.2 million pre-tax gain.

    The Bank's allowance for losses on loans and real estate owned now equals $17.3 million, 64 percent of non-performing assets and 1.4 percent of net loans and real estate owned. As our construction, home equity, and business loan outstandings have grown, we have continued increasing our allowance for losses on loans and real estate owned to keep pace with the growth.

    Mortgage banking activity continued to form an important part of First Indiana's earnings for 1995. The Bank's loan servicing portfolio at year-end stood at $1.1 billion, compared with just $802 million at December 31, 1994. Included in this expanded portfolio is the purchase of $310 million in residential mortgage loan servicing from another bank. First Indiana also enjoyed strong residential mortgage loan sales as part of our normal mortgage banking activity in 1995, resulting in pre-tax gains of $1.2 million.

    Our capital position remains very strong at $129 million at year-end 1995, or 8.48 percent of assets, well above all minimum capital requirements. Our strong capital level and continually increasing loan loss allowance give us flexibility for growth and reflect our prudent approach to loan expansion.

    As part of our continuing strategic planning, First Indiana's senior management team has rewritten our mission statement to reflect the Bank's role as a specialized provider of financial services. We have reprinted it in this booklet, and we encourage you to read it. It serves not only as our corporate philosophy, but also as a template for strategic decision-making.

    Our mission statement states that First Indiana is The Real
Estate Bank. Our goal is to be the premier real estate finance experts in our markets by focusing on

       v (10-K page 42)

[This page contains bar graphs and pie charts showing the following information]

Net Earnings (Dollars in Thousands)     Earnings Per Primary Share
-----------------------------------     --------------------------
1991    $ 8,790                         1991         $1.18
1992     11,002                         1992          1.48
1993     15,101                         1993          1.76
1994     10,636                         1994          1.20
1995     17,267                         1995          2.02


Net Interest Income (Dollars in Thousands)      Net Interest Margin
------------------------------------------      -------------------
1991    $32,317                                 1991      2.93%
1992     36,858                                 1992      3.28
1993     45,905                                 1993      3.64
1994     49,229                                 1994      3.96
1995     58,044                                 1995      4.12

Price/Earnings Multiple         Total Loans Originated (Dollars in Thousands)
-----------------------         ---------------------------------------------
1991       5.81x                  1991      $  606,962
1992       7.34x                  1992         999,948
1993       8.00x                  1993       1,161,519
1994      10.94x                  1994         982,754
1995      10.73x                  1995       1,012,753

Composition of Loan Portfolio 1990 vs. 1995
-------------------------------------------

                                 1990           1995
                                 ----           ----
Residential Mortgage              58%            33%
Residential Construction           6             11
Commercial Real Estate            13              4
Consumer                          23             46
Business                           0              6

Loan Servicing Portfolio (Dollars in Thousands)
-----------------------------------------------
1991       $  732,890
1992          792,808
1993          806,874
1994          802,191
1995        1,130,209

       vi (10-K page 43)


three segments:  home buyers, home builders, and home equity borrowers.
We recognize that the best way for us to bring added value to our shareholders and customers is by limiting our focus to these three segments, complemented with banking services for targeted businesses and innovative deposit products.

    To be successful in serving these market segments, we have pledged adherence to four key principles:

         Focus on market segments and lines of business where we can bring something unique to the marketplace. Despite innumerable consolidations over the past 10 years, there are still too many banks in the United States and an ever-increasing number of non-bank competitors. We recognize that we cannot be all things to all people. We can only succeed if we look for unmet needs in the marketplace and fulfill them through innovative product and service offerings.

         Design products from our customers' point of view.
         To do this, we must learn all we can about our customers and make sure that whatever point of entry they choose, we make their first experience with First Indiana a positive one and offer them other products and services based on their specific needs.

         Continuously improve processes and systems so that we can operate as efficiently as possible. We understand that the systems for serving our customers are as important as the sales of the products themselves. We believe that process improvement will bring the same benefits to First Indiana that economies of scale bring to the superregionals.

         Toward that end, we made several organizational changes in 1995.
         The most significant of these grouped all consumer sales functions into one division and consolidated all consumer servicing functions into another division. This new structure eliminates vertically integrated mortgage and non-mortgage consumer lending in separate divisions and encourages efficiencies through continuous improvement
         and consolidation of processes.   We hope that this new structure
         will lead to lower operating costs and greater price advantages for our customers.

         Create the proper culture, one that embraces and develops continuous, constructive change. In order for us to continue to be successful, we must not only recognize that the world is changing quickly, but also welcome and embrace these

       vii (10-K page 44)

[This page contains a photograph of the following persons and this caption]

                    BOARD OF DIRECTORS

From top to bottom

Robert H. McKinney
(43 years' service) Chairman and Chief Executive Officer,
First Indiana Corporation

Marni McKinney
(12 years) Vice Chairman, First Indiana Corporation; President and Chief Executive Officer, The Somerset Group

Owen B. Melton, Jr.
(18 years) President and Chief Operating Officer,
First Indiana Corporation


Center Column, top to bottom

H.J. Baker
(29 years) Chairman Emeritus, BMW Constructors, Inc.

Gerald L. Bepko
(nine years) Vice President for Long-Range Planning, Indiana
University, and Chancellor, IUPUI

William L. Elder
(four years)*, Retired President, Southern Indiana Commerce Corporation

Douglas W. Huemme
(two years) Chairman, President, and CEO, Lilly Industries, Inc.

Phyllis W. Minott
(20 years) Chairman and CEO, Minott Motion Pictures, Inc.; formerly General Auditor, Eli Lilly and Company

Below, top to bottom

Michael L. Smith
(11 years) President, Somerset Financial Services, a Division of The Somerset Group, Inc.

John W. Wynne
(six years) Chairman of the Board, Duke Realty Investments, Inc.

*Director, First Indiana Bank only

       viii (10-K page 45)


         changes so that we can take advantage of them.

    These four strategic principles guide our planning as we move ahead. We believe they hold the key to our long-term success as we add value for our shareholders and customers.

    First Indiana is widely recognized as an expert in community lending. We have a long-standing record of working with neighborhood organizations to make housing possible for their constituents. We made 378 housing units available in 1995. Innovative financing packages, including lease/purchase programs, special savings accounts, and low down payment loans, have made the American Dream of home ownership a reality for hundreds of families.

    In early 1996, we are introducing a new theme line: Banking shouldn't take up a lot of space in your life. These words are more than just a slogan. They reflect months of market research about the role that consumers want their bank to play in their lives. Our customers tell us that they want their bank to keep things simple, provide them with access to their accounts when and where they want it, and give them quick decisions on their loan requests.


    Much of our strategic planning is geared toward making sure that banking doesn't take up a lot of space in our customers' lives. Even the format of this Annual Report, with the abbreviated highlights booklet that you are now reading, reflects the differing interests of individual and institutional investors and enables us to tell our corporate story in a way that doesn't take up a lot of space in your life. We welcome your comments on this new format.

    With continuous change come changes in management. We welcomed Sherry F. Haynes to First Indiana during the third quarter as president of our Mid-West Federal Division in Evansville. An Evansville native, Sherry has many years' experience in banking and will provide excellent leadership in that market. She replaces Ben M. Redden, who retired in June after 24 years of service. We commend
Ben for his contributions. He will continue to serve Mid-West Federal as a member of its Advisory Board.

    We also welcomed Larry L. Grubbs to First Indiana early in
1996 as our national sales manager for mortgage lending. Larry replaces Robert C. Dhonau,

       ix (10-K page 46)


[This page contains bar graphs showing the following information]

                                                 Loan and REO Loss Allowances
Non-Performing Assets (Dollars in Thousands)     (Dollars in Thousands)
--------------------------------------------     --------------------------
1991    $49,097                                      1991      $ 8,492
1992     39,781                                      1992       10,378
1993     36,474                                      1993       12,989
1994     29,077                                      1994       13,741
1995     27,165                                      1995       17,300

                                                Shareholders' Equity
Loan Loss Allowance to Non-Performing Loans     (Dollars in Thousands)
-------------------------------------------     --------------------
1991     22.95%                                 1991      $ 80,704
1992     31.38                                  1992       100,735
1993     51.80                                  1993       113,583
1994     57.72                                  1994       120,712
1995     67.91                                  1995       129,297

Bank Capital/Assets             Checking Deposits (Dollars in Thousands)
-------------------             ----------------------------------------
Actual     Required
------     --------                1991      $ 90,806
                                   1992       138,825
 8.26%       1.50%                 1993       160,527
 8.26        3.00                  1994       149,275
11.53        8.00                  1995       159,910

                                    Construction Loans Outstanding
Assets (Dollars in Thousands)       (Dollars in Thousands)
-----------------------------       -----------------------------
1991       $1,168,605               1991       $ 80,001
1992        1,319,770               1992         94,961
1993        1,307,339               1993        107,695
1994        1,394,881               1994        117,170
1995        1,523,949               1995        142,299

Home Equity Loans Outstanding
(Dollars in Thousands)
-----------------------------
1991       $165,560
1992        198,557
1993        227,550
1994        328,594
1995        485,032


       x (10-K page 47)

whom we congratulate for his 30 years of service. With over 30 years' experience at a major superregional bank, Larry will bring new resources to bear on our key mortgage lending businesses.

    With sadness, we note the loss of Aubrey D. Ryals, who served as a director of Mid-West Federal for 22 years; Maurice Dunn, a director of First Federal of Rushville for 24 years; and Kenneth L.
Earnest, vice chairman of First Federal of Rushville and a 39-year board member. Russell Wallace, a member of our Westfield Advisory
Board for 20 years, retired in 1995. All of these fine gentlemen contributed many years of advice and wisdom to our organization, and we will miss their input.

    In early 1996, our three affiliated banks are adopting the First
Indiana name. Our intention when we affiliated with these institutions was to leave their names in place, but we now realize that doing so imposes higher operating costs that we eventually would have had to pass along to our customers. Mid-West Federal Savings Bank, Mooresville Savings Bank, and First Federal Savings and Loan of
Rushville will take the First Indiana Bank family name in the first quarter of 1996.

    We appreciate your continued support and look forward to reporting to you on a strong year in 1996.

Sincerely,

/s/Robert H. McKinney                           /s/Marni McKinney

Robert H. McKinney                              Marni McKinney
Chairman and Chief Executive Officer            Vice Chairman

/s/Owen B. Melton, Jr.

Owen B. Melton, Jr.
President and Chief Operating Officer

       xi (10-K page 48)


[This page contains a photograph of the following persons and this caption]

Merrill E. Matlock (12 years' service) Commercial Banking Division

David A. Lindsey (13 years) Consumer Banking Sales Division

Kenneth L. Turchi (11 years) Marketing and Strategic Planning Division

Timothy J. O'Neill (26 years) Consumer Banking Services Division

David L. Gray (14 years) Internal Support Services Division



       xii (10-K page 49)


             MANAGEMENT AND ADVISORY BOARDS

FIRST INDIANA BANK
Robert H. McKinney* (43 years' service), Chairman
Marni McKinney* (12 years), Vice Chairman
Owen B. Melton, Jr.* (18 years), President and Chief Executive Officer
David J. Gunderson (13 years), Vice President and Credit Review Officer
Richard E. Walke (10 years), Director of Internal Audit
David A. Butcher* (13 years), Secretary

Commercial Banking Division
Merrill E. Matlock (12 years), Senior Vice President
Vice Presidents
E. Christian Barham (three years)
John H. Goggins (three years)
Max E. Inglert (24 years)
Mark S. Kesner (two years)
Thomas E. Mock (five years)
Gregory P. O'Connor (four years)

Regional Vice Presidents
Victoria H. Duckworth (13 years)
Bronda C. Hensley (11 years)
Michael D. Mathew (one year)

Consumer Banking Sales Division
David A. Lindsey (13 years), Senior Vice President, and President, One
Insurance Agency and One Mortgage Corporation

First Vice President
Larry L. Grubbs (one year), Executive Vice President, One Mortgage Corporation

Vice Presidents
Robert E. Kennedy (three years)
Richard C. Fattic (29 years)
Allen D. McIlwraith (nine years)
Carl M. Steele (22 years)
Michael C. Wise (14 years)

Regional Vice Presidents
Kenneth Blaudow (five years)
N. Jeanne Bowling (12 years)
Steven J. Schilling (13 years)
Darrel D. Thornton (24 years)

Internal Support Services Division
David L. Gray* (15 years), Senior Vice President, Chief Financial Officer, and
Treasurer
Vice Presidents
John D. Ehrhart (18 years)
John M. Huter (29 years)
Michael T. McAninch (13 years), Controller
Thomas M. Ryan (16 years)


Consumer Banking Services Division
Timothy J. O'Neill (26 years), Senior Vice President

First Vice Presidents
Larry F. Meadows (20 years)
David L. Sewell (five years)

Vice Presidents
David J. Fitzgerald (five years)
John M. Ramsey (five years)
Mickey J. Walden (13 years)

Marketing and Strategic Planning Division
Kenneth L. Turchi (11 years), Senior Vice President

One Insurance Agency
Donald P. Feldhaus (five years), Executive Vice President

One Mortgage Corporation
Vice Presidents
Thomas E. Helms (three years), Orlando Office
Robert E. Riggins (11 years), Tampa Office
Frederick A. Shields (three years), Raleigh Office
Donald R. Witter (two years), Charlotte Office

Central Indiana Advisory Boards
Franklin
Gilmore C. Abplanalp (25 years)
Timothy J. Dell (three years)
Jerry B. Maguire (six years)
Jerry D. Petro (four years)
Norbert C. Smith (six years)

Pendleton
Hugh W. Begley (27 years)
F. G. Hinkle (35 years)
Ralph E. Miller (17 years)
David L. Puckett (17 years)
L. Ann Reeder (four years)
Phillip R. Shirley, DVM (20 years)

Westfield
Manson E. Church (39 years)
J. Joseph Edwards (three years)
James Gapenski (three years)
Jerry C. McMullan (27 years)
Carl M. Steele (23 years)
Russell Wallace (21 years)

*Officer--First Indiana Corporation
MID-WEST FEDERAL SAVINGS BANK
Edward L. Plane (68 years), Chairman of the Board
Maurice E. Mobley (43 years), Vice Chairman of the Board
Sherry F. Haynes (one year), President
Timothy N. Wathen (six years), Senior Vice President
Vice Presidents
Patrick L. Boyle (13 years)
W. Gattis Bryant, Jr. (28 years)
Sandra K. Potter (eight years)
Wayne R. Stovall (29 years)
James L. Thomas (11 years)

Advisory Directors
James O. Baxter (22 years)
Sherry F. Haynes (one year)
Maurice E. Mobley (43 years)
Paul G. Mosier (18 years)
Edward L. Plane (68 years)
Lewis A. Plane (31 years)
Ben M. Redden (24 years)
Dr. David L. Rice (18 years)

MOORESVILLE SAVINGS BANK
Boyd C. Head (35 years), Chairman of the Board
Charles D. Swisher (13 years), Vice Chairman of the Board
Norman T. Lloyd (23 years), President and Secretary

Advisory Directors
Robert S. Gregory (31 years)
Boyd C. Head (35 years)
Russell J. Lockwood (12 years)
Eugene D. Perry (13 years)
Charles F. Quillen (12 years)
Charles D. Swisher (13 years)
George Watson (23 years)

FIRST FEDERAL SAVINGS AND LOAN OF RUSHVILLE
W. Richard Waggoner (30 years), Chairman of the Board
E. Eugene Spurlin (26 years), Vice Chairman of the Board
Garry E. Cooley (11 years), President and Chief Executive Officer

Advisory Directors
Dr. Frank H. Green (36 years)
Richard K. Levi (eight years)
Marjorie Shoemaker (15 years)
E. Eugene Spurlin (26 years)
W. Richard Waggoner (30 years)

       xiii (10-K page 50)

              CORPORATE PROFILE

     First Indiana Corporation is a holding company whose principal subsidiary is First Indiana Bank. The Bank is engaged primarily in retail banking and lending through 28 banking centers in Metropolitan Indianapolis, Evansville, Franklin, Pendleton, Westfield,
Rushville, and Mooresville. In addition, the Bank has four mortgage services offices in Central Indiana. One Mortgage Corporation, a subsidiary, operates offices in Florida and North Carolina. Its other subsidiaries, One Insurance Agency, One Investment Corporation, and
One Property Corporation, are engaged in insurance sales, investments, and full-service securities brokerage.

     Stock Trading Information. First Indiana Corporation's common stock is traded in the over-the-counter market and is quoted on the National Association of Securities Dealers' Automated
Quotations (NASDAQ) National Market System under the symbol
FISB. The abbreviations often used in newspaper listings are "FstInd" and "Fst Indiana."

     Transfer Agent and Registrar.  Harris Trust and Savings
Bank, Attention:  Shareholder Services, P.O. Box A3504, Chicago,
Illinois 60690-3504, 1-800-573-4048.

     Annual Meeting of Shareholders. The annual meeting of shareholders will be held on Wednesday, April 17, 1996, at 9:00 a.m.
E.S.T., in the Conference Center of First Indiana Plaza, 135 North
Pennsylvania Street, Seventh Floor, Indianapolis, Indiana.

     Annual Report on Form 10-K. Upon request, shareholders may receive, without charge, a copy of the Annual Report on Form
10-K filed with the Securities and Exchange Commission. Requests should be directed to First Indiana Corporation, Investor Relations
Department, First Indiana Plaza, 135 North Pennsylvania Street,
Indianapolis, Indiana 46204, (317) 269-1231.

     Market Information. The following table sets forth the high and low prices per share and ending book value per share of First
Indiana Corporation's common stock for the periods indicated.


                                          Book
                       High      Low     Value
                      ------   ------   ------
    1995 1st Quarter  $14.17   $13.125  $14.39

         2nd Quarter   17.08    13.75    14.87

         3rd Quarter   21.46    16.25    15.23

         4th Quarter   22.71    20.83    15.63


    1994 1st Quarter  $15.10   $12.71   $13.30

         2nd Quarter   15.21    12.71    13.49

         3rd Quarter   15.83    12.50    13.72

         4th Quarter   15.21    12.08    13.96


     At December 31, 1995, there were approximately 2,041 shareholders of record and 8,272,323 shares of common stock outstanding.

                    EQUAL HOUSING
Member FDIC            LENDER


       xiv (10-K page 51)

              MISSION STATEMENT


     First Indiana Bank is The Real Estate Bank.

     Our mission is to be the premier real estate finance experts in our markets. We serve three market segments: home buyers, home builders, and users of home equity.

     Our mission is directly tied to our commitment to providing long-term value for our customers and shareholders. The best way to achieve our commitment is by focusing on these three groups, with additional banking products for targeted businesses and innovative deposit products.

     We believe in four key principles:
          Focus only on market segments and lines of business where we can bring something unique to the marketplace.

          Learn everything we can about our customers, so that we design products from their point of view and introduce them to additional products based on their specific needs.

          Continuously improve processes and systems, so that the Bank operates efficiently.

          Create a culture that embraces and develops continuous, constructive change.

     As a tightly focused bank, we are uniquely positioned to advance home ownership, real estate finance, and efficient delivery of products and services. As a locally owned bank, we are uniquely positioned to advance corporate citizenship, community development, and clear career paths for our associates.

       xv (10-K page 52)

[back cover of small annual report booklet]
[includes logo of First Indiana Corporation and the following text]


First Indiana Bank
One Mortgage Corporation
One Insurance Agency
One Investment Corporation
One Property Corporation
First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, Indiana 46204
(317) 269-1200

Equal Housing Lender            Member FDIC

       xvi (10-K page 53)

[front cover of large annual report booklet]
[includes photograph of First Indiana Plaza building exterior]

                FIRST INDIANA CORPORATION
                   1995 ANNUAL REPORT

       I (10-K page 54)

Table of Contents
Five-Year Summary of Selected Financial Data                  1
Financial Review                                              2
Consolidated Balance Sheets                                  12
Consolidated Statements of Earnings                          13
Consolidated Statements of Shareholders' Equity              14
Consolidated Statements of Cash Flows                        15
Notes to Consolidated Financial Statements                   16
Independent Auditors' Report                                 31
Statement of Management Responsibility                       32
Affirmative Action Policy                                   IBC


       II (10-K page 55)


Five Year Summary of Selected Financial Data

First Indiana Corporation and Subsidiaries
                                                         At December 31,
                                       --------------------------------------------------
(Dollars in Thousands,                 1995        1994       1993       1992      1991
   Except Per Share Data)              --------------------------------------------------

Selected Financial Condition Data
      Total Assets                  $1,523,949 $1,394,881 $1,307,339 $1,319,770 $1,168,605
      Loans Receivable -- Net        1,250,726  1,078,494    978,053    920,386    876,883
      Mortgage-Backed Securities        49,498     69,597    101,293    179,909    137,865
      Investments                      102,656    149,529    113,165     92,570     71,786
      Total Deposits                 1,119,086  1,018,163  1,015,308  1,042,039    920,514
      Federal Home Loan Bank Advances  214,781    201,155    106,877     21,159     22,180
      Short-Term Borrowings             38,642     35,922       -         2,469      1,988
      Floating-Rate Notes                 -          -          -        70,000     70,000
      Mortgage-Backed Bonds               -          -        50,000     50,000     50,000
      Shareholders' Equity             129,297    120,712    113,583    100,735     80,704

                                                      Years Ended December 31,
                                              1995       1994     1993         1992       1991
Selected Operations Data
      Interest Income                     $124,061    $97,572    $97,084    $95,711   $104,970
      Interest Expense                      66,017     48,343     51,179     58,853     72,653
      Provision for Losses on Loans and
        Real Estate Owned                    7,900      3,900      4,396      3,219      4,483
      Earnings Before Cumulative Effect
        Change in Accounting Principle      17,267     10,636     15,101      9,484      8,790
      Net Earnings                          17,267     10,636     15,101     11,002      8,790
      Net Interest Margin During Year         4.12%      3.96%      3.64%     3.28%      2.93%
      Dividends Declared Per Common Share    $ .47      $ .43      $ .30     $ .24      $ .12
Selected Ratios
      Net Earnings to:
        Average Total Assets                  1.18%       .81%      1.13%      .92%       .76%
        Average Shareholders' Equity         14.03       9.08      14.05     12.73      11.57
      Average Shareholders' Equity to
          Average Total Assets                8.41       8.93       8.04      7.25       6.53
        Dividend Payout Ratio                22.45      35.23      17.05     16.20       9.44

       1 (10-K page 56)


                 FINANCIAL REVIEW


     First Indiana Corporation had record earnings of $17,267,000 for the year ended December 31, 1995, compared with $10,636,000 for the same period in 1994 and $15,101,000 for the year ended December 31, 1993.

     Net earnings per primary share for 1995 were $2.02, compared with $1.20 in 1994 and $1.76 in 1993. Return on average equity for 1995 was
14.03 percent, compared with 9.08 percent in 1994 and 14.05 percent in 1993. Dividends per common share (adjusted for stock splits) were $.47 in 1995, $.43 in 1994, and $.30 in 1993. On February 1, 1996, the Corporation announced a six-for-five stock split effective March 1, 1996 for shareholders of record as of February 21, 1996, the fourth stock split in five years. All per-share amounts in the 1995 Annual Report have been adjusted for all of the stock splits.

     Several factors contributed to the Corporation's record performance. A strong economy in all of the Bank's markets fueled growth. The Bank's renewed focus on real estate finance created efficiencies and encouraged emphasis on carefully targeted sales strategies.

     Residential mortgage loan originations, First Indiana Bank's heritage and the basis for its mortgage banking growth, amounted to $354 million, compared with $343 million in 1994. Originations in home equity lending grew 61 percent to $302 million, compared with $188 million in 1994.

     The Bank continued building its franchise in construction lending, with originations of $284 million, compared with $322 million last year. Despite the slight downturn in this area, First Indiana maintained its market share of the custom builder market in Metropolitan Indianapolis, with strong performance in the production builder segments as well. Loan originations at the Bank's mortgage banking subsidiary, One Mortgage Corporation, which operates in Florida and North Carolina, further contributed to the Bank's success.

     These three areas form the cornerstone of the Bank's lending portfolio, and all experienced substantial growth in outstandings during 1995. At December 31, 1995, home equity and construction loans outstanding were $485 million and $142 million, compared with $329 million and $117 million one year earlier. A fourth area, business lending to selected segments within the Indianapolis market, added to the Bank's growth, rising to $72 million outstanding at year-end 1995, compared with $42 million one year earlier.

     The Bank's management has identified several strategies for improving earnings in 1996 and beyond. First Indiana's Strategic Plan calls for continued enhancements to its core real estate lending business, including construction, home equity, and residential mortgage lending. In addition, the Bank is continuing its efforts to enhance efficiencies and streamline processes, particularly in mortgage banking. Toward that end, the Bank grouped all consumer sales functions into one division and consolidated all consumer servicing functions into another division in the fourth quarter of 1995. This new structure eliminated vertically integrated mortgage and non-mortgage consumer lending in separate divisions and will encourage efficiencies through continuous improvement and consolidation of processes. This will create lower operating costs and lead to price advantages that the Bank can share with its customers. The Bank further intends to expand its business lending portfolio, specializing in loans to smaller, independently owned companies with a demonstrated history of strong performance.
Finally, the Bank is looking toward the development and acquisition of companies that will provide additional sources of non-interest income.

     Included in 1995 earnings are a first quarter pre-tax gain of $1,497,000 from the sale of deposits of a banking center in Princeton, Indiana, and a pre-tax gain of $1,535,000 from the sale of $45 million in fixed-rate home equity loans during the second quarter. During the fourth quarter, the Bank realized a pre-tax gain $2,156,000 from the sale of a foreclosed commercial real estate property and increased its pre-tax provision for loan losses by an additional $2,450,000 in response to significant growth in the consumer loan portfolio. Even without these items, 1995 earnings from operations are a record.

     First Indiana's assets grew in 1995 to $1,523,949,000 at year-end, compared with $1,394,881,000 at December 31, 1994. Shareholders' equity rose during 1995 to $129,297,000 at December 31, a seven percent increase over the December 31, 1994 level of $120,712,000. The tangible and core capital of the Bank was $127,229,000, or 8.26 percent of assets, which exceeded regulatory minimums by $104,125,000 and $81,022,000 at year-end 1995. Average shareholders' equity to average assets equaled 8.41 percent and 8.93 percent for 1995 and 1994.

Net Interest Income
     Net interest income is the most critical component of First Indiana's net earnings. It is affected by both the volume and interest rate of interest-earning assets and interest-bearing liabilities.

     Net interest income was $58,044,000 in 1995, compared with $49,229,000 in 1994 and $45,905,000 in 1993. The increase in 1995 is the result of significant growth in the Bank's home equity, residential construction and business loan portfolios. These loans generally have higher yields than a traditional residential mortgage loan portfolio.

Net Interest Margin
     First Indiana's net interest margin is the clearest indicator of its ability to generate core earnings. The margin rose to a record 4.12 percent for the year ended December 31, 1995, compared with 3.96 percent in 1994 and
3.64 percent in 1993.  This illustrates

       2 (10-K page 57)

that the Bank has chosen an optimal mix of assets and liabilities for its portfolio.

     Net interest margin consists of two components: interest-rate spread and the contribution of interest-free funds (primarily shareholders' equity and other non-interest-bearing liabilities). Interest-rate spread is the difference between the yield on total earning assets and the cost of total interest-bearing liabilities.

     The Corporation's average interest-rate spread on average interest-earning assets for the year ended December 31, 1995 was 3.60 percent, compared with 3.57 percent in 1994 and 3.24 percent in 1993. The increased spread arose when the Bank's interest-earning assets repriced faster than the liabilities funding them during 1995.

     The contribution of interest-free funds to First Indiana's net interest margin varies depending on the level of capital and use of interest-free liabilities. Average interest-free funds provided an additional 52 basis points to the margin in 1995, compared with 39 and 40 basis points in 1994 and 1993.

     The following table analyzes First Indiana's net interest margin and the components that contributed to it.


                                         1995                       1994                       1993
                             -------------------------------------------------------------------------------------
                             Average                        Average                       Average
(Dollars in Thousands)       Balance Interest   Rate        Balance Interest   Rate       Balance  Interest   Rate
                             -------------------------------------------------------------------------------------
Assets
Earning Assets
  Federal Funds Sold         $10,399     $613     5.89%   $ 11,123     $587     5.28%    $14,512     $441     3.04%
  Interest-Bearing
     Deposits                      -        -        -       3,478      175     5.03       7,296      237     3.25
  Investments                139,569    9,181     6.58     160,030    9,784     6.11     118,438    7,568     6.39
  Mortgage-Backed
     Securities               60,602    4,396     7.25      82,566    5,473     6.63     153,364   10,178     6.64
  Loans Receivable (1)     1,199,619  109,871     9.16     986,437   81,553     8.27     965,810   78,660     8.14
                           ------------------            ------------------            ------------------
     Total Earning Assets  1,410,189  124,061     8.80   1,243,634   97,572     7.85   1,259,420   97,084     7.71
Other Assets                  53,860  -------               68,743   ------               77,660   ------
                           ---------                     ---------                     ---------
Total Assets              $1,464,049                    $1,312,377                    $1,337,080
                           =========                     =========                     =========

Liabilities and Share-
   holders' Equity

Liabilities
  Interest-Bearing
  Liabilities
  Deposits:
    NOW and Money
     Market Checking        $ 99,405    2,334     2.35    $113,574    2,677     2.36   $ 101,413    2,719     2.68
    Passbook and
     Statement Savings       224,282   10,414     4.64     215,781    8,156     3.78     216,358    6,110     2.82
    Money Market Savings      22,582      730     3.23      33,485      906     2.71      36,997    1,250     3.38
    Jumbo Certificates       108,834    6,572     6.04      56,549    2,320     4.10      38,273    1,247     3.26
    Fixed-Rate
     Certificates            560,279   30,483     5.44     551,505   25,283     4.58     589,371   32,105     5.45
  Federal Home Loan
    Bank Advances            212,696   12,891     6.06     121,333    6,952     5.73      32,400    2,039     6.29
  Short-Term
    Borrowings                42,019    2,593     6.17       6,308      330     5.23      13,180      421     3.19
  Mortgage-Backed Bonds
    and Floating-Rate
    Note                           -        -        -      31,440    1,719     5.47     116,889    5,288     4.52
                           ------------------            ------------------            ------------------
  Total Interest-Bearing
     Liabilities           1,270,097   66,017     5.20   1,129,975   48,343     4.28   1,144,881   51,179     4.47
Other Liabilities             70,894   ------               65,234   ------               84,715   ------

Shareholders' Equity         123,058                       117,168                       107,484
                           ---------                     ---------                     ---------
Total Liabilities and
  Shareholders' Equity    $1,464,049                    $1,312,377                    $1,337,080
                           =========                     =========                     =========
Net Interest
  Income/Spread                       $58,044     3.60%             $49,229     3.57%             $45,905     3.24%
                                       ======     =====              ======     =====              ======     =====
Net Interest Margin                               4.12%                         3.96%                         3.64%
                                                  =====                         =====                         =====

(1) Included in loans receivable are loans held for sale totaling $35,953, $24,086, and $70,067 in 1995, 1994, and 1993, and non-accrual loans.

       3 (10-K page 58)


Changes in Rate/Volume

     The following table shows the impact on net interest income of changes in interest rates and volume of the Corporation's assets and liabilities.

                                 1995 Compared with 1994             1994 Compared with 1993
                                 ---------------------------------------------------------------------
                                 Increase (Decrease)                 Increase (Decrease)
                                 Due to Change in                    Due to Change in
                                 ---------------------------------------------------------------------
                                                            Net                                 Net
(Dollars in Thousands)           Rate     Volume   Other    Change   Rate     Volume   Other    Change
                                 ---------------------------------------------------------------------
Interest Income
  Loans                            $8,793  $17,625   $1,900  $28,318   $1,188   $1,680      $25   $2,893
  Mortgage-Backed Securities          516   (1,456)    (137)  (1,077)     (12)  (4,699)       6   (4,705)
  Investments                         743   (1,251)     (95)    (603)    (327)   2,658     (115)   2,216
  Interest-Bearing Deposits          (175)    (175)     175     (175)     130     (124)     (68)     (62)
  Federal Funds Sold                   69      (38)      (5)      26      325     (103)     (76)     146
                                    ---------------------------------------------------------------------
                                    9,946   14,705    1,838   26,489    1,304     (588)    (228)     488
                                    ---------------------------------------------------------------------
Interest Expense
  Deposits
    NOW and Money Market Checking     (10)    (334)       1     (343)     (21)     (21)       0      (42)
    Passbook and Statement Savings  1,864      322       73    2,259    2,068      (16)      (6)   2,046
    Money Market Savings              176     (295)     (57)    (176)    (249)    (119)      24     (344)
    Jumbo Certificates              1,095    2,145    1,012    4,252      324      595      154    1,073
    Fixed-Rate Certificates         4,722      402       75    5,199   (5,086)  (2,063)     327   (6,822)
  Federal Home Loan Bank Advances     402    5,235      302    5,939     (183)   5,597     (501)   4,913
  Short-Term Borrowings                59    1,868      336    2,263      269     (220)    (140)     (91)
  Mortgage-Backed Bonds and
    Floating-Rate Notes            (1,719)  (1,719)   1,719   (1,719)   1,103   (3,866)    (806)  (3,569)
                                    --------------------------------------------------------------------
                                    6,589    7,624    3,461   17,674   (1,775)    (113)    (948)  (2,836)
                                    --------------------------------------------------------------------
Net Interest Income                $3,357   $7,081  $(1,623)  $8,815   $3,079    $(475)    $720   $3,324
                                    ====================================================================

Non-Interest Income

     The following table shows First Indiana's non-interest income for the past three years.

                                  Years Ended December 31,
                             ----------------------------------------------------------
(Dollars in Thousands)            Increase (Decrease)         Increase (Decrease)
                             ----------------------------------------------------------
                             1995   Amount   Percent    1994    Amount   Percent   1993
                             ----------------------------------------------------------
Sale of Investments       $    46   $   46    100.0% $     -  $   (11)  (100.0)% $    11
Trading Account Activity        -      335    100.0     (335)    (621)  (217.1)      286
Sale of Loans               2,749    3,455    489.4     (706)  (3,509)  (125.2)    2,803
Sale of Deposits            1,497    1,497    100.0        -        -        -         -
Dividends on FHLB Stock       996      394     65.4      602     (269)   (30.9)      871
Loan Servicing Income       2,645     (216)    (7.5)   2,861    1,434    100.5     1,427
Loan Fees                   2,206     (172)    (7.2)   2,378      (30)    (1.2)    2,408
Insurance Commissions       1,280      544     73.9      736     (442)   (37.5)    1,178
Accretion of
   Negative Goodwill          948        0      0.0      948       (7)    (0.7)      955
Deposit Product Fee Income  2,124      214     11.2    1,910       46      2.5     1,864
Other                       1,760     (171)    (8.9)   1,931     (103)    (5.1)    2,034
                          ----------------           ----------------            -------
                          $16,251   $5,926     57.4  $10,325  $(3,512)   (25.4)  $13,837
                          ================           ================            =======

       4 (10-K page 59)


     The increase in non-interest income in 1995 arose from a pre-tax gain of $1,497,000 from the sale of approximately $25,462,000 of the deposits of a banking center in Princeton, Indiana that did not fit strategically with the Bank's plans. The Bank also realized a $1,535,000 pre-tax gain on the sale of $45 million in fixed-rate home equity loans in the second quarter of 1995 and gains on the sale of residential mortgage loans in the secondary market as part of the Bank's normal mortgage banking activity throughout the year.

     As interest rates fell in 1995, alternative investments such as mutual funds and annuities became more attractive to the Bank's savings customers. As a result, insurance commissions earned by the Bank's subsidiary, One Insurance Corporation, rose almost 74 percent.

     Losses in non-interest income in 1994 arose mainly from two sources. First, a sudden, unexpected increase in interest rates in the first quarter led to losses in the Bank's trading account, which consisted primarily of Treasurys and other government securities. That account was immediately closed and the Bank's trading desk disbanded.

     Second, as often occurs in mortgage banking, losses from the sale of loans arose during the first quarter of 1994, when rates rose quickly and the Bank had committed to deliver loans to the secondary market. The value of these loans fell between the time of their origination and the promised date of delivery. First Indiana has since reduced the maximum amount permitted to be held in its pipeline for sale to the secondary market, and losses of this magnitude are not expected to recur.

Non-Interest Expense

     The following table describes First Indiana's non-interest expense for each of the past three years.

                                   Years Ended December 31,
                            --------------------------------------------------------------
(Dollars in Thousands)          Increase (Decrease)            Increase (Decrease)
                            --------------------------------------------------------------
                              1995    Amount   Percent    1994    Amount   Percent   1993
                            --------------------------------------------------------------
Salaries and Benefits      $26,394   $3,232       14.0% $23,162      $50      0.2% $23,112
Capitalized Salaries
  and Benefits              (5,504)  (1,807)     (48.9)  (3,697)   2,045     35.6   (5,742)
Net Occupancy                3,069       80        2.7    2,989      218      7.9    2,771
Deposit Insurance            2,298      (20)      (0.9)   2,318      454     24.4    1,864
Real Estate Owned
  Operations - Net          (3,060)  (3,034) (11,169.2)     (26)     (21)  (420.0)      (5)
Equipment                    4,636      147        3.3    4,489    1,602     55.5    2,887
Office Supplies and Postage  1,934      208       12.1    1,726     (102)    (5.6)   1,828
Other                        8,880    1,339       17.8    7,541      752     11.1    6,789
                           ----------------             ----------------           -------
                           $38,647   $  145        0.4  $38,502   $4,998     14.9  $33,504
                           ================             ================           =======


     The major items of non-interest expense for 1995 consisted of higher expense credits for capitalized salaries and benefits due to higher consumer loan origination volume; sale of a foreclosed commercial real estate property at a pre-tax gain of $2,156,000; and slightly higher expenses related to marketing and strategic planning. These expenses are part of the Bank's ongoing efforts to rely more heavily on market research and strategic planning in positioning the Bank, developing products, and advertising the Bank's products and services.

Asset Quality
     First Indiana's asset quality is directly affected by the credit risk of the assets on its balance sheet. The procedures for reviewing the quality of First Indiana's loans, the appropriateness of loan and real estate owned ("REO") classifications, and the adequacy of loan and REO loss allowances are reviewed by First Indiana's Board of Directors.

     General Allowances. First Indiana establishes general allowances as percentages of loans outstanding. The percentages are based on the Bank's risk model, which incorporates empirical data about loss experience, credit risk, geographic diversity, general economic trends, and other factors.

     Specified Reserves. Specified reserves are established through a rating system based on numerous factors. Certain loans are placed on a watch list. Management calculates the value of the collateral for all loans on the watch list and recommends specified reserves.

     Adequacy of Allowances. Management believes that First Indiana's current loan and REO loss allowances are sufficient to absorb potential future losses. However, there can be no assurance that additional allowances will not be required or that the amount of any such allowances will not be significant. Various regulatory agencies periodically review these allowances and may require First Indiana to recognize additions to the allowances.

     The Investment Committee of First Indiana's Board of Directors is responsible for monitoring and reviewing investment quality and liquidity. The Investment Committee approves investment policies and meets quarterly to review investment transactions. Credit risk is controlled by limiting the number and size of investments and by approving the brokers and dealers through which investments are made.

       5 (10-K page 60)


Non-Performing Assets.

     First Indiana has managed its loan portfolio to reduce concentration of loan types and to diversify assets geographically. Non-performing assets, which consist of non-accrual, impaired and restructured loans, real estate owned ("REO"), and other repossessed assets, fell seven percent during 1995 to $27.2 million at December 31 from $29.1 million one year earlier.

     The following table sets forth the amounts of First Indiana's non-performing assets. The information pertaining to non-accrual loans and restructured loans is set forth by type of loan. Most of the Bank's non-performing commercial real estate loans consist of apartments and hotels located in Indiana and contiguous states.

Non-Performing Assets                     December 31,
                             ------------------------------------------
(Dollars in Thousands)       1995     1994     1993     1992     1991
                             ------------------------------------------
Non-Accrual Loans
  Residential Mortgage       $2,399   $1,720   $3,796   $4,310   $6,607
  Residential Construction    2,229    2,212    3,029    2,879    3,847
  Commercial Real Estate      1,514      105      275      118    8,789
  Business                      428      331      775      387        0
  Consumer                    8,120    6,603    3,025    3,269    1,686
                             ------------------------------------------
    Total Non-Accrual Loans  14,690   10,971   10,900   10,963   20,929
                             ------------------------------------------
Impaired Loans                3,306        -        -        -        -

Restructured Loans
  Residential Mortgage            -        -        -      448      451
  Commercial Real Estate      5,909   10,730   11,311   16,465   12,591
                              -----------------------------------------
    Total Restructured Loans  5,909   10,730   11,311   16,913   13,042

Real Estate Owned             2,943    7,012   13,961   11,748   14,971
Other Repossessed Assets        317      364      302      157      155
                            -------------------------------------------
Total Non-Performing Assets $27,165  $29,077  $36,474  $39,781  $49,097
                            ===========================================

     Non-Accrual, Impaired, and Restructured Loans. First Indiana places loans on non-accrual status when payments of principal or interest become 90 days or more past due, or earlier when an analysis of a borrower's creditworthiness indicates that payments could become past due. At
December 31, 1995, First Indiana had identified an impaired loan totaling $3,306,000 which had an allocated reserve of $167,000.

     Loan modifications classified as "restructured loans" under Statement of Financial Accounting Standard No. 15 improved to $5.9 million at
December 31, 1995, compared with $10.7 million at December 31, 1994 and
$11.3 million at December 31, 1993.  Management modified the payment terms, interest rates, and contractual maturities of these loans to improve the
likelihood of recovery of the Bank's investment.   The interest earned on
these loans in 1995 totaled $829,000, only $48,000 below the original interest obligation.

     Real Estate Owned. Real estate owned is generally acquired by deed in lieu of foreclosure. It is carried at the lower of the Bank's book balance in the property or the fair market value of the property, less reasonable costs of disposition. A review of REO properties, including the adequacy of the loss allowance and decisions whether to charge off REO, occurs in conjunction with the review of the loan portfolios described above.

     The following schedule is a summary of REO, net of the allowance for REO losses.


Real Estate Owned
(Dollars in Thousands)                    December 31,
                             ----------------------------------------
                             1995     1994     1993     1992     1991
                             ----------------------------------------
Residential Mortgage       $  430   $1,427  $ 1,112  $   781  $ 1,470
Residential Construction      713      791    1,204    1,405        -
Commercial Real Estate         94    3,503    9,267    9,204   13,501
Consumer                    1,706    1,291    2,378      358        -
Allowance for REO Losses   (1,066)  (1,216)  (1,483)  (1,630)    (695)
                           -------------------------------------------
Net Real Estate Owned      $1,877   $5,796  $12,478  $10,118  $14,276
                           ===========================================

       6 (10-K page 61)

     Potential Problem Assets.  The Corporation had $6.7 million in potential problem loans at December 31, 1995. Of this amount, $5.6 million consists of loans to residential builders. These loans are currently performing according to their loan agreements, but the builders' financial operations and condition cause management to question their ability to comply with present repayment terms. The collateral for these loans is one-to-four family dwellings with loan-to-value ratios of 80 percent or less. The remaining $1.1 million represents two commercial real estate loans which are currently performing, but the underlying properties have not achieved their original projected operating levels. In December 1995, the Bank identified a $3 million par value corporate debt security as a potential problem investment because management questioned the issuer's ability to meet the security's
repayment terms.   As a result, the Bank reduced the carrying value of the
available-for-sale security by $818,000 to its estimated recoverable value through a charge to earnings. In January 1996, Moody's Investor Service reduced the rating for this security to below investment grade. Management continues to monitor the issuer's financial condition closely and will further reduce the carrying value of the security should further deterioration occur.

Summary of Loan Loss Experience.

     The following is a summary of activity in First Indiana's allowance for loan losses for the periods indicated.


Summary of Loan Loss Experience                               Years Ended December 31,
                                             --------------------------------------------------
(Dollars in Thousands)                           1995       1994      1993      1992      1991
                                             --------------------------------------------------
Balance of Allowance for Loan Losses at
   Beginning of Year                          $12,525     $11,506   $ 8,748   $ 7,797   $ 4,919
   Charge-Offs
       Residential Mortgage                       (34)        (82)     (294)     (230)      (10)
       Residential Construction                  (231)       (425)     (279)     (443)     (354)
       Commercial Real Estate                  (1,139)       (167)      (80)      (33)        -
       Consumer                                (2,969)     (2,181)     (993)     (904)     (804)
       Business                                   (61)       (194)     (136)        -         -
                                               -------------------------------------------------
         Total Charge-Offs                     (4,434)     (3,049)   (1,782)   (1,610)   (1,168)
                                               -------------------------------------------------
     Recoveries
       Residential Mortgage                         6           3         -         5        11
       Residential Construction                    16           -        33        18         1
       Commercial Real Estate                      13           -         -         -         -
       Consumer                                   190         165       111       129       134
       Business                                    18           -         -         -         -
                                               -------------------------------------------------
         Total Recoveries                         243         168       144       152       146
                                               -------------------------------------------------
     Net Charge-Offs                           (4,191)     (2,881)   (1,638)   (1,458)   (1,022)
Provision for Loan Losses                       7,900       3,900     4,396     2,250     3,900
Allowance for Loan Losses for Acquisitions          -           -         -       159         -

Balance of Allowance for Loan Losses at        ------------------------------------------------
   End of Year                                 16,234      12,525    11,506     8,748     7,797
                                               ------------------------------------------------
Balance of REO Loss Allowance at
  End of Year                                   1,066       1,216     1,483     1,630       695
                                               ------------------------------------------------
Balance of Loan and REO Loss Allowance
  at End of Year                              $17,300     $13,741   $12,989   $10,378   $ 8,492
                                              =================================================
Ratio of Net Charge-Offs to Average Loans
   Outstanding                                   0.35%       0.29%     0.17%     0.16%     0.11%

Ratio of Allowance for Loan Losses to
  Loans Receivable                               1.28%       1.15%     1.16%     0.94%     0.88%

Ratio of Total Loan and REO Loss Allowance to
  Non-Performing Assets                         63.68%      47.26%    35.61%    26.09%    17.30%

Ratio of Allowance for Loan Losses to
  Non-Performing Loans                          67.91%      57.72%    51.80%    31.38%    22.95%

       7 (10-K page 62)


     First Indiana's 1993 loan loss provision rose to $4.4 million to reflect the increased risk associated with the Bank's growing portfolio of business, residential construction, and consumer loans. During 1994, First Indiana decided to discontinue indirect automobile lending, which incurs significant charge-offs as part of normal lending activities. Management had provided for this risk in prior years in anticipation of delinquencies that normally occur when the automobile lending portfolio reaches certain points in the maturity cycle. Based on an overall analysis of the risk of loss in the loan portfolio, First Indiana reduced the annual loan loss provision to $3.9 million during 1994. The 1995 loan loss provision increased to $7.9 million in response to the significant growth in the Bank's targeted portfolios of home equity, residential construction, and business loans. While management believes that these portfolios have strong credit quality, it recognizes the increased risk of such portfolios compared to traditional residential portfolios, and has increased the Bank's loan loss provision accordingly.

Allocation of Loan Loss Allowance.

     The following table presents an allocation of First Indiana's allowance for loan losses at the dates indicated.


Allocation of Loan Loss Allowance
(Dollars in Thousands)                              December 31,
                             -----------------------------------------------------------------------------------------
                                      1995              1994             1993              1992              1991
                             -----------------------------------------------------------------------------------------
                                    Percent of        Percent of        Percent of        Percent of        Percent of
                                     Loans in          Loans in          Loans in          Loans in          Loans in
                                       Each              Each              Each              Each              Each
                             Amount  Category  Amount  Category  Amount  Category  Amount  Category  Amount  Category
                             -----------------------------------------------------------------------------------------
Balance At End of Period
  Applicable to:
    Residential Mortgage    $   426     33.3% $   376     36.4% $   796     40.1%  $  549     45.8%  $  256     57.4%
    Residential
     Construction Loans       2,928     11.2    2,110     10.7    1,852     10.9      917     10.5      829      7.8
    Commercial Real
     Estate Loans             1,095      4.4    2,219      5.6    2,681      7.4    2,571     11.9    2,979     11.2
    Consumer Loans            7,808     45.4    5,375     43.5    3,571     38.6    2,173     31.5    1,760     23.4
    Business Loans              820      5.7      519      3.8      505      3.0       75      0.3       15      0.2
    Unallocated               3,157        -    1,926        -    2,101        -    2,463        -    1,958        -
                            ----------------- ----------------- -----------------  ---------------  -----------------
                            $16,234    100.0% $12,525    100.0% $11,506    100.0%  $8,748    100.0%  $7,797    100.0%
                            ================= ================= =================  ===============  =================


Capital Resources and Liquidity
Capital.

     At December 31, 1995, First Indiana's shareholders' equity was $129,297,000, or 8.48 percent of total assets, compared with $120,712,000, or 8.65 percent of total assets, at December 31, 1994. Most of the Corporation's equity consists of its investment in the Bank.

     The following table shows First Indiana's strong capital levels and compliance with all capital requirements at December 31, 1995. First Indiana is classified as "well-capitalized" under Office of Thrift Supervision ("OTS") regulations, its highest classification. The table reflects categories of assets includable under OTS regulations.

     In August 1994, the Corporation's Board of Directors authorized the repurchase of approximately 10 percent of the Corporation's outstanding common stock. At December 31, 1995, the Corporation had repurchased
470,133 shares of its common stock, or 5.7 percent of its shares outstanding.

(Dollars in Thousands)
                                                         December 31, 1995
                                 ---------------------------------------------------------------
                                    GAAP   Tangible        Core (Tier One)    Risk-Based
                                   Capital  Capital  Percent  Capital  Percent  Capital  Percent
                                 ---------------------------------------------------------------
First Indiana Corporation Capital $129,297
                                  ========
First Indiana Bank Capital        $127,881 $127,881          $127,881           $127,881
                                  ========

    SFAS 115 Adjustment                        (396)             (396)              (396)
    Nonqualifying Servicing                    (256)             (256)              (256)
    Additional Capital Items
     General Valuation Allowance                  -                 -             15,339
     Land Loans Above 80%
         Loan-to-Value                            -                 -             (1,135)
                                            -------           -------            -------
Computed Capital                            127,229    8.26%  127,229     8.26%  141,433    11.53%

Minimum Capital Requirement                  23,104    1.50    46,207     3.00    98,168     8.00
                                           --------          --------           --------
Excess Capital                             $104,125          $ 81,022           $ 43,265
                                           ========          ========           ========
Fully Phased-In Requirement                            3.00               3.00               8.00

       8 (10-K page 63)

Liquidity.

     First Indiana Corporation conducts its business through subsidiaries. The main source of funds for the Corporation is dividends from the Bank.

     The Bank's primary source of funds is its deposits, which increased to $1,119,086,000 at December 31, 1995 from $1,018,163,000 at December
31, 1994.   In 1995, much of the Bank's increase in deposits came from jumbo certificates of deposit (above $100,000) because the low interest-rate environment was not conducive to retail deposit growth.

     In recent years, First Indiana has relied on loan payments, loan payoffs, sale of loans, Federal Home Loan Bank advances, repurchase agreements, mortgage-backed bonds, and floating-rate notes as sources of funds. Although the Bank will continue to rely on core retail deposits as its chief source of funds, the use of borrowed funds, including Federal Home
Loan Bank advances, is likely to increase in 1996 because of expected growth.

     Scheduled loan payments are a relatively stable source of funds, but loan payoffs, the sale of loans, and deposit inflows and outflows fluctuate significantly, depending on interest rates and economic conditions. However, management does not expect any of these items to occur in amounts that would affect the Corporation's ability to meet consumer demand for liquidity or regulatory liquidity requirements.

     Regulations require the director of OTS to set minimum liquidity
levels between four and ten percent of assets.   The Bank's liquidity ratio at
December 31, 1995 was 6.50 percent.


Asset/Liability Management

     First Indiana engages in rigorous, formal asset/liability management, the objectives of which are to manage interest-rate risk, ensure adequate liquidity, and coordinate sources and uses of funds.

     The management of interest-rate risk entails the control, within acceptable limits, of the impact on earnings caused by fluctuating interest rates and changing rate relationships. In this process, management examines the Bank's interest-rate sensitivity using gap analysis. This method recognizes the dynamics of the balance sheet and the effect of changing interest rates on First Indiana's net earnings.

     The cumulative rate-sensitivity gap reflects First Indiana's sensitivity to interest-rate changes over time. It is a static indicator and does not attempt to predict the net interest income of a dynamic business in a rapidly changing environment. Significant adjustments are made when the rate outlook changes.

     At December 31, 1995, First Indiana's six-month and one-year cumulative gap stood at 5.22 percent and 3.70 percent of total interest-earning assets. This compares with (0.12) percent and 4.05 percent at December 31, 1994. This means that 5.22 percent and 3.70 percent of First Indiana's assets will reprice within six months and one year without a corresponding repricing of the liabilities funding them. Management intends to maintain a similar gap position to reduce the volatility of earnings.

       9 (10-K page 64)


Interest-Rate Sensitivity.

     The following table shows First Indiana's interest-rate sensitivity at December 31, 1995 and 1994.


Interest-Rate Sensitivity

(Dollars in Thousands)    Rate Sensitivity by Period of Maturity or Rate Change At December 31, 1995
                          --------------------------------------------------------------------------
                                              Percent                Over 180    Over One      Over
1995                                            of         Within     Days to    Year to       Five
                           Rate      Balance   Total      180 Days   One Year   Five Years    Years
                          --------------------------------------------------------------------------
Interest-Earning Assets
Investment Securities
 and Other                   6.75%$  135,656     9.34 % $   58,654 $    8,838 $   59,079 $    9,085
Loans Receivable (1)
  Mortgage-Backed
   Securities                7.76     49,498     3.41       19,104      3,434     12,667     14,293
  Residential Mortgage
   Loans                     7.86    422,084    29.06      185,887     71,130    130,274     34,793
  Residential Construction
   Loans                     9.53    142,299     9.80      127,707         --     14,224        368
  Commercial Real
   Estate Loans             10.89     55,422     3.82       18,556      9,335     14,910     12,621
  Business  Loans           10.31     72,146     4.97       54,296      2,975     14,875         --
  Consumer Loans            10.65    575,009    39.60      252,853     46,471    187,965     87,720
                                  -----------------------------------------------------------------
                             9.26 $1,452,114   100.00 %    717,057    142,183    433,994    158,880
                                  =====================    ----------------------------------------
Interest-Bearing Liabilities

Deposits
  Demand Deposits (2)        1.31 $  159,910    11.65 %         --         --         --    159,910
  Passbook Deposits (3)      2.99     54,020     3.93       15,437      1,376      9,689     27,518
  Money Market Savings       5.10    213,530    15.56      213,530         --         --         --
  Jumbo Certificates         5.84    122,082     8.89       63,677      8,435     49,970         --
  Fixed-Rate Certificates    5.70    569,544    41.50      199,958    149,404    220,182         --
                                   ----------------------------------------------------------------
                             4.84  1,119,086    81.53      492,602    159,215    279,841    187,428
Borrowings
  FHLB Advances              5.97    214,781    15.65      110,000      5,000     98,000      1,781
  Short-Term Borrowings      5.81     38,642     2.82       38,642         --         --         --
                                   ----------------------------------------------------------------
                             5.05  1,372,509   100.00 %    641,244    164,215    377,841    189,209
                                               ========
Net - Other (4)                       79,605                                                 79,605
                                  ----------               ----------------------------------------
    Total                         $1,452,114               641,244    164,215    377,841    268,814
                                  ==========            ----------------------------------------
Rate Sensitivity Gap                                    $   75,813 $  (22,032)$   56,153 $ (109,934)
                                                        ===========================================
December 31, 1995 Gap
Cumulative Rate-
Sensitivity Gap                                         $   75,813 $   53,781 $  109,934
                                                        ================================
Percent of Total
Interest-Earning Assets                                       5.22%      3.70%      7.57%
                                                        ================================
December 31, 1994 Gap
Cumulative Rate-
Sensitivity Gap                                         $   (1,536)$   53,603 $   59,450
                                                        ================================
Percent of Total
Interest-Earning Assets                                      (0.12)%     4.05%      4.49%
                                                        ================================

(1)  The distribution of fixed-rate loans is based upon contractual maturity and scheduled contractual repayments adjusted for estimated prepayments.  For adjustable-rate loans, interest rates adjust at intervals of six months to five years.  Included in Residential Mortgage Loans are $16,889 of
     Loans Held for Resale.  Included in Consumer Loans are $35,844 of Home Equity Loans Held for
     Resale.
(2)  These deposits have been included in the Over Five Years category to reflect management's assumption that these accounts are not rate-sensitive.  This assumption is based on historic trends of these deposits through periods of significant increases and decreases in interest rates without changes in rates paid on these deposits.  Included in this category are NOW, money market checking, and non-interest bearing deposits.  The rate represents a blended rate on all deposit types in the category.
(3)  A portion of these deposits has been included in the Over Five Years category to reflect management's assumption that these accounts are not rate-sensitive.  This assumption is based upon the historic minimal decay rates on these types of deposits experienced through periods of significant increases and decreases in interest rates without changes in rates paid on these deposits.
(4)  Net-Other is the excess of other non-interest-bearing liabilities and capital over other non-interest-bearing assets.

       10 (10-K page 65)

Financial Condition

     First Indiana's total assets at December 31, 1995 were
$1,523,949,000, compared with $1,394,881,000 at December 31, 1994.
Loans receivable stood at $1,250,726,000 at year-end 1995, compared with $1,078,494,000 one year earlier.

     The composition of the Bank's loan portfolio changed in 1995, as the Bank continued to execute its strategy of adding higher-yielding loans to the balance sheet through the origination of home equity and residential construction loans.

     Residential loans outstanding amounted to $421,502,000 at December 31, 1995, compared with $395,996,000 in 1994. Consumer loans outstanding increased to $575,009,000 at the end of 1995, compared with $474,465,000 one year earlier. Much of this increase consisted of growth in home equity loans, which stood at $485,032,000 outstanding at year-end, compared with $328,594,000 one year earlier. Construction loans outstanding grew to $142,299,000, compared with $117,170,000 at the end of 1994.

     Investments held to maturity decreased by $131,761,000 at December 31, 1995, or 96 percent compared with the end of 1994. This decrease is principally due to a one-time reclassification of investment securities available for sale permitted by the Financial Accounting Standards Board ("FASB"). The Corporation also sold $67,250,000 in investment-grade corporate debt securities in December 1995. The Corporation holds no investment in derivative securities.

     Total loan sales in 1995 amounted to $264,116,000, compared with $239,851,000 in 1994 and $489,934,000 in 1993.

     The Bank's loan servicing portfolio continued to produce fee income in 1995. The portfolio stood at $1,130,209,000 at year-end, compared with $802,191,000 and $806,874,000 at December 31, 1994 and 1993. The
servicing portfolio provides a source of fee income, but is subject to fluctuations as rates fall and loans being serviced pay off. During the second quarter of 1995, the Bank purchased $310 million in residential mortgage loan servicing rights.


Impact of Accounting and Regulatory Standards Not Yet Adopted

     In May 1995, the FASB issued SFAS No. 122, "Accounting for
Mortgage Servicing Rights."  SFAS 122 amends SFAS 65, "Accounting for
Certain Mortgage Banking Activities," to require that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however those servicing rights are acquired. These mortgage servicing right ("MSR") assets must be carried at fair value. The Statement applies prospectively in fiscal years beginning after December 15, 1995. Accordingly, the Bank will adopt the provisions of SFAS 122 as of January
1, 1996. Assuming a stable interest rate environment, the Bank estimates that the adoption of this statement will result in the establishment of an MSR asset (and a corresponding increase in 1996 pre-tax earnings) of $2,000,000 to $4,000,000. However, in a rapidly declining interest rate environment, the fair value of the MSR asset may significantly deteriorate, requiring a valuation allowance which could partially or completely offset any previously recognized income.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 allows the recognition of expense based upon the estimated fair value of all stock-based compensation. However, the Statement also allows enterprises the option of retaining the accounting treatment for stock-based compensation set forth in Accounting Principle Board Opinion 25, "Accounting for Stock Issued to Employees "
("APB 25"). APB 25 does not require expense recognition for the type of stock options issued by First Indiana. The Statement requires pro forma disclosures of net income and earnings per share computed as if the fair value based method had been applied in financial statements of companies that continue to follow current accounting practice under APB 25. The
Statement is applied prospectively in fiscal years beginning after December 15, 1995. First Indiana intends to retain the APB 25 accounting treatment of stock-based compensation. Consequently, adoption of this Statement will not have any effect on First Indiana's financial condition or results of operations.

     Legislation pending in Congress proposes a one-time assessment on all SAIF-insured deposits in the range of $.85 to $.90 per $100 of domestic deposits. This one-time assessment is intended to recapitalize the Savings Association Insurance Fund to the required level of 1.25 percent of insured deposits, and could be payable in 1996. If the assessment occurs, the effect on First Indiana would be a pre-tax charge of approximately $8,900,000, and the Bank's well-capitalized ranking would not be adversely affected.



       11 (10-K page 66)

Consolidated Balance Sheets
First Indiana Corporation and Subsidiaries

                                                                                       December 31,
                                                                                  ------------------------
(Dollars in Thousands, Except per Share Data)                                     1995              1994
                                                                                  ------------------------
Assets
   Cash                                                                        $   24,000       $   24,684
   Federal Funds Sold                                                              33,000           15,000
                                                                                  ------------------------
   Total Cash and Cash Equivalents                                                 57,000           39,684
   Investments Available For Sale (Note 2)                                         96,813           11,925
   Investments Held to Maturity (Market Value of $5,949 and $131,068)
        (Notes 2, 9, and 12)                                                        5,843          137,604
   Mortgage-Backed Securities Available For Sale (Note 3)                               -            5,411
   Mortgage-Backed Securities Held to Maturity--Net
       (Market Value of $50,426 and $61,828) (Notes 3,9, and 12)                   49,498           64,186
   Loans Held for Sale                                                             52,733            8,868
   Loans Receivable (Notes 4, 8, and 12)                                        1,214,227        1,082,151
   Less Allowance for Loan Losses (Note 5)                                         16,234           12,525
                                                                                --------------------------
   Loans Receivable--Net                                                        1,250,726        1,078,494
   Premises and Equipment (Note 6)                                                 13,157           13,333
   Accrued Interest Receivable                                                     11,645            9,812
   Real Estate Owned--Net (Note 5)                                                  1,877            5,796
   Prepaid Expenses and Other Assets                                               37,390           28,636
                                                                               ---------------------------
   Total Assets                                                                $1,523,949       $1,394,881
                                                                               ===========================
Liabilities and Shareholders' Equity
Liabilities
   Non-Interest-Bearing Deposits                                               $   64,343       $   38,250
   Interest-Bearing Deposits                                                    1,054,743          979,913
                                                                                --------------------------
       Total Deposits (Note 7)                                                  1,119,086        1,018,163

   Federal Home Loan Bank Advances (Note 8)                                       214,781          201,155
   Short-Term Borrowings (Note 9)                                                  38,642           35,922
   Accrued Interest Payable                                                         2,715            1,696
   Advances by Borrowers for Taxes and Insurance                                    2,107            2,356
   Other Liabilities                                                               10,688            7,296
                                                                                --------------------------
     Total Liabilities                                                          1,388,019        1,266,588
                                                                                --------------------------
Negative Goodwill                                                                   6,633            7,581
                                                                                --------------------------
Shareholders' Equity (Notes 11 and 13)
   Preferred Stock, $.01 Par Value: 2,000,000 Shares Authorized; None Issued            -                -
   Common Stock, $.01 Par Value: 16,000,000 Shares Authorized; 8,272,323
     Shares Issued and Outstanding in 1995 and 8,649,902 Shares in 1994                73               72
   Paid-In Capital in Excess of Par                                                32,730           31,926
   Retained Earnings                                                              102,449           88,981
   Net Unrealized Gain (Loss) on Securities Available For Sale                        395             (120)
   Treasury Stock - At Cost, 470,133 Shares in 1995 and 12,000 Shares in 1994      (6,350)            (147)
                                                                                 -------------------------
   Total Shareholders' Equity                                                     129,297          120,712
Commitments and Contingencies (Note 12)                                                -                 -
                                                                                 -------------------------
Total Liabilities and Shareholders' Equity                                     $1,523,949       $1,394,881
                                                                               ===========================

See Notes to Consolidated Financial Statements

       12 (10-K page 67)


Consolidated Statements of Earnings

First Indiana Corporation and Subsidiaries                                 Years Ended December 31,
                                                                   -------------------------------------
(Dollars in Thousands, Except Per Share Data)                          1995          1994          1993
                                                                   -------------------------------------
Interest Income
Loans                                                               $109,871      $ 81,553      $ 78,660
Mortgage-Backed Securities                                             4,396         5,473        10,178
Investments                                                            9,181         9,784         7,568
Federal Funds Sold and Interest-Bearing Deposits                         613           762           678
                                                                     -----------------------------------
   Total Interest Income                                             124,061        97,572        97,084
                                                                     -----------------------------------
Interest Expense
Deposits (Note 7)                                                     50,533        39,342        43,431
Federal Home Loan Bank Advances                                       12,891         6,952         2,039
Mortgage-Backed Bonds                                                      -         1,719         2,287
Floating-Rate Notes                                                        -             -         3,001
                                                                     -----------------------------------
   Total Interest Expense                                             66,017        48,343        51,179
                                                                     -----------------------------------
Net Interest Income                                                   58,044        49,229        45,905
Provision for Loan Losses (Note 5)                                     7,900         3,900         4,396
                                                                     -----------------------------------
Net Interest Income After Provision for Loan Losses                   50,144        45,329        41,509
                                                                     -----------------------------------
Non-Interest Income
Sale of Investments                                                       (7)            -            11
Trading Account Activity                                                   -          (335)          286
Sale of Investments Available for Sale                                    53             -             -
Sale of Loans                                                          2,749          (706)        2,803
Sale of Deposits                                                       1,497             -             -
Sale of Mortgage-Backed Securities                                         -             -           (24)
Dividends on FHLB Stock                                                  996           602           871
Loan Servicing Income                                                  2,645         2,861         1,427
Loan Fees                                                              2,206         2,378         2,408
Insurance Commissions                                                  1,280           736         1,178
Accretion of Negative Goodwill                                           948           948           955
Other                                                                  3,884         3,841         3,922
                                                                     -----------------------------------
   Total Non-Interest Income                                          16,251        10,325        13,837
                                                                     -----------------------------------
Non-Interest Expense
Salaries and Benefits                                                 20,890        19,465        17,370
Net Occupancy                                                          3,069         2,989         2,771
Deposit Insurance                                                      2,298         2,318         1,864
Real Estate Owned Operations--Net                                     (3,060)          (26)           (5)
Equipment                                                              4,636         4,489         2,887
Office Supplies and Postage                                            1,934         1,726         1,828
Other                                                                  8,880         7,541         6,789
                                                                     -----------------------------------
   Total Non-Interest Expense                                         38,647        38,502        33,504
                                                                     -----------------------------------
Earnings Before Income Taxes                                          27,748        17,152        21,842
Income Taxes (Note 10)                                                10,481         6,516         6,741
                                                                     -----------------------------------
Net Earnings                                                         $17,267       $10,636      $ 15,101
                                                                     ===================================
Primary Earnings Per Share                                           $  2.02       $  1.20      $   1.76
                                                                     ===================================
Fully Diluted Earnings Per Share                                     $  2.00       $  1.20      $   1.76
                                                                     ===================================
Dividends Per Common Share                                           $  0.47       $  0.43      $   0.30
                                                                     ===================================

See Notes to Consolidated Financial Statements

       13 (10-K page 68)

Consolidated Statements of Shareholders' Equity
First Indiana Corporation and Subsidiaries

                                                                                                   Net
                                                                                               Unrealized
                                                                         Paid-In               Gain (Loss) on
                                                   Common Stock          Capital               Securities                Total
                                                  --------------------  in Excess    Retained   Available   Treasury  Shareholders'
(Dollars in Thousands, Except Per Share Data)     Shares      Amount      of Par     Earnings   for Sale     Stock       Equity
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 1992                     8,577,512         $72     $30,722    $ 69,941       $  -     $     -    $100,735
   Common Stock Issued Under Restricted
     Stock Plans-Net of Amortization (Note 13)           -           -         243           -          -           -         243
   Exercise of Stock Options                         4,003           -          29           -          -           -          29
   Net Earnings for 1993                                 -           -           -      15,101          -           -      15,101
   Dividends -- $.30 Per Share                           -           -           -      (2,574)         -           -      (2,574)
   Payment for Fractional Shares                    (1,026)          -         (14)          -          -           -         (14)
   Reversal of Merger-Conversion Cost Accrual            -           -          63           -          -           -          63
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 1993                     8,580,489          72      31,043      82,468          -           -     113,583

   Common Stock Issued Under Restricted
     Stock Plans-Net of Amortization (Note 13)      38,400           -         563        (375)         -           -         188
   Exercise of Stock Options                        43,399           -         326           -          -           -         326
   Unrealized Loss on Securities Available
     for Sale, Net of Income Taxes of $(82)              -           -           -           -       (120)          -        (120)
   Net Earnings for 1994                                 -           -           -      10,636          -           -      10,636
   Dividends -- $.43 Per Share                           -           -           -      (3,748)         -           -      (3,748)
   Purchase of Treasury Stock                      (12,000)          -           -           -          -        (147)       (147)
   Payment for Fractional Shares                      (386)          -          (6)          -          -           -          (6)
                                                 ---------------------------------------------------------------------------------
Balance at December 31, 1994                     8,649,902          72      31,926      88,981       (120)       (147)    120,712

   Common Stock Issued Under Restricted
     Stock Plans-Net of Amortization (Note 13)           -           -         268          99          -           -         367
   Common Stock Issued Under Deferred
     Compensation Plan                                   -           -           -         (21)         -           -         (21)
   Exercise of Stock Options                        80,554           1         536           -          -           -         537
   Unrealized Gain on Securities Available
     for Sale, Net of Income Taxes of $351               -           -           -           -        515           -         515
   Net Earnings for 1995                                 -           -           -      17,267          -           -      17,267
   Dividends -- $.47 Per Share                           -           -           -      (3,877)         -           -      (3,877)
   Purchase of Treasury Stock                     (458,133)          -           -           -          -      (6,203)     (6,203)
                                                 --------------------------------------------------------------------------------
Balance at December 31, 1995                     8,272,323         $73     $32,730    $102,449       $395     $(6,350)   $129,297
                                                 ================================================================================

See Notes to Consolidated Financial Statements

       14 (10-K page 69)


Consolidated Statements of Cash Flows

First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
                                                                         Years Ended December 31,
                                                                  -----------------------------------
                                                                  1995          1994             1993
                                                                  -----------------------------------
Cash Flows from Operating Activities
  Net Earnings                                                  $  17,267     $  10,636   $    15,101
Adjustments to Reconcile Net Earnings to Net Cash Provided
    (Used) by Operating Activities
     Loss (Gain) on Sale of Assets and Deposits                    (4,307)        1,051        (3,155)
     Amortization                                                   2,197         1,609            28
     Amortization of Restricted Stock Plan                            367           188           243
     Depreciation                                                   1,909         1,922         1,437
     Loan and Mortgage-Backed Securities Net Accretion               (366)         (202)          (45)
     Provision for Loan Losses                                      7,900         3,900         4,396
     Proceeds From Sales of Trading Investments                        --       307,539     1,060,411
     Purchase of Trading Investments                                   --      (307,874)   (1,047,183)
     Proceeds From Sale of Mortgage-Backed
      Securities Available for Sale                                    --            --        18,762
     Origination of Loans Held for Sale
      Net of Principal Collected                                 (179,919)     (177,085)     (484,809)
     Proceeds from Sale of Loans Held for Sale                    138,803       239,851       489,934
     Change In:
       Accrued Interest Receivable                                 (1,833)           76           370
       Other Assets                                                (7,321)        3,132           (79)
       Accrued Interest Payable                                     1,019        (1,411)          286
       Other Liabilities                                            3,392          (561)       (5,037)
                                                                -------------------------------------
       Net Cash (Used) Provided by Operating Activities           (20,892)       82,771        50,660
                                                                -------------------------------------
Cash Flows From Investing Activities
  Proceeds From Sales of Investment Securities                      2,993            --         1,777
  Proceeds From Sales of Investments Available for Sale            72,857            --            --
  Proceeds From Maturities of Investment Securities                 6,018        28,525        88,832
  Purchase of Investment Securities                               (35,388)      (66,381)     (122,796)
  Principal Collected on Mortgage-Backed Securities                20,099        31,696        74,873
  Purchase of Mortgage-Backed Securities                               --            --       (20,092)
  Proceeds From Sale of Mortgage-Backed Securities                     --            --         5,049
  Originations of Loans Net of Principal Collected               (260,919)     (167,336)      (75,938)
  Proceeds From Sale of Loans                                     125,313         1,819         6,099
  Purchase of Premises and Equipment                               (1,750)       (1,615)       (7,712)
  Proceeds From Sale of Premises and Equipment                         32            10           265
                                                                -------------------------------------
    Net Cash Used by Investing Activities                         (70,745)     (173,282)      (49,643)
                                                                -------------------------------------
Cash Flows From Financing Activities
  Net Change in Deposits                                          127,882         2,855       (26,731)
  Proceeds from Sale of Deposits                                  (25,462)           --            --
  Repayments of Federal Home Loan Bank Advances                  (366,024)     (197,822)     (111,121)
  Borrowings of Federal Home Loan Bank Advances                   379,650       292,100       196,839
  Net Change in Short-Term Borrowings                               2,720        35,922        (2,469)
  Maturity of Floating-Rate Note                                       --            --       (70,000)
  Maturity of Mortgage-Backed Bond                                     --       (50,000)           --
  Net Change in Drafts Payable                                         --            --        (5,138)
  Net Change in Advances by Borrowers for Taxes and Insurance        (249)          277          (578)
  Stock Option Proceeds                                               537           326            29
  Common Stock Issued Under Deferred Compensation Plan                (21)           --            --
  Proceeds From Issuance of Common Stock                               --            --            63
  Payment for Fractional Shares                                        --            (6)          (14)
  Purchase of Treasury Stock                                       (6,203)         (147)           --
  Dividends Paid                                                   (3,877)       (3,748)       (2,574)
                                                                -------------------------------------
    Net Cash Provided (Used) By Financing Activities              108,953        79,757       (21,694)
                                                                -------------------------------------
Net Change in Cash and Cash Equivalents                            17,316       (10,754)      (20,677)
Cash and Cash Equivalents at Beginning of Year                     39,684        50,438        71,115
                                                                -------------------------------------
Cash and Cash Equivalents at End of Year                        $  57,000     $  39,684   $    50,438
                                                                =====================================
See Notes to Consolidated Financial Statements

       15 (10-K page 70)


Notes to Consolidated Financial Statements
First Indiana Corporation and Subsidiaries
Years Ended December 31, 1995, 1994, and 1993

     (1) Nature of Operations and Summary of Significant
Accounting Policies

     First Indiana Corporation ("First Indiana" or the "Corporation") is a nondiversified, unitary savings and loan holding company. First Indiana Bank and its subsidiaries (collectively the "Bank"), the principal asset of the Corporation, is a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation. First Indiana is the largest publicly held bank based in Indianapolis.

     The Bank is engaged primarily in the business of attracting deposits from the general public and originating residential mortgage, commercial and consumer loans. The Bank offers a full range of banking services from 28 banking offices located throughout Metropolitan Indianapolis, Evansville, Franklin, Mooresville, Pendleton, Rushville, and Westfield, Indiana.

     The Bank experiences substantial competition in attracting and retaining deposits and in lending funds. The primary factors in competing for deposits are the ability to offer attractive rates and the availability of convenient access. Direct competition for deposits comes from other savings institutions, commercial banks, money market mutual funds, corporate and government securities, and other non-insured investments. The primary factors in competing for loans are interest rates, loan origination fees, and loan product variety. Competition for origination of loans normally comes from other banks, brokers, and insurance companies.

     The majority of the Bank's assets and liabilities are financial instruments (investments, loans, deposits, and borrowings). Each of these financial instruments earns or pays interest for a given term at a negotiated rate of interest. First Indiana's Asset/Liability Committee manages these financial instruments for the dual objectives of maximizing net interest income (the difference between interest income and interest expense) while limiting interest-rate risk. The Bank manages interest-rate risk by closely matching both the maturities and interest rate repricing dates of its assets and liabilities. Should this matching objective not be achieved, significant, rapid, and sustained changes in market interest rates will significantly increase or decrease net interest income. Because of this risk, the Committee continuously monitors its financial instruments to ensure that these dual objectives are achieved.

     The accounting and reporting policies of the Corporation and its subsidiaries conform to generally accepted accounting principles and to general practices within the savings bank industry. The more significant policies are summarized below.

     (A) Basis of Financial Statement Presentation. The consolidated financial statements include the accounts of the Corporation and of the Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near term relate to the determination of allowances for possible loan and real estate owned losses.

     (B)  Investments and Mortgage-Backed Securities.   The Bank
adopted the provisions of Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994. Under SFAS 115, the Bank classifies investments in debt securities as either trading, held to maturity, or available for sale.

     Investments and debt securities classified as held to maturity are stated at cost, as adjusted for amortization of premiums and accretion of discounts using the level yield method. The Bank has the ability and positive intent to hold these securities to maturity.

     Investments in debt securities classified as available for sale are stated at fair value, based on quoted market prices, with unrealized holding gains and losses excluded from earnings and reported net of related income taxes, as a separate component of shareholders' equity until realized. A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

     Investments in debt securities classified as trading are stated at fair value. Unrealized holding gains and losses for trading securities are included in earnings.

     Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     In November 1995, the Financial Accounting Standards Board
("FASB") issued a special report ("SR"), "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." Under a provision of this SR, the Bank reassessed the appropriateness of the classification of all securities held at the time the SR was published. This one-time reassessment does not call into question the intent of the Bank to hold other debt securities to maturity and such reassessment must occur no later than December 31, 1995. Accordingly, the Bank reclassified certain investments and debt securities, the results of which are disclosed in Note (2).

       16 (10-K page 71)


     (C) Loans. Loans originated for portfolio are recorded at cost, with any discount or premium amortized to maturity using the level-yield method. Loans are placed on non-accrual status when payments of principal or interest become 90 days or more past due or earlier when an analysis of a borrower's creditworthiness indicates that payments could become past due. Interest income on such loans is recognized only to the extent that cash is received and where future collection is probable. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the opinion of management, the loans are estimated to be fully collectible.

     (D) Mortgage and Home Equity Loan Origination Activities. In general, the Bank originates fixed-rate mortgage loans and selected fixed-rate home equity loans for sale in the secondary market. Adjustable-rate mortgage and home equity loans are originated primarily for investment purposes, with the intention of holding them to maturity. In certain instances, adjustable-rate mortgage loans originated are identified as held for sale. This action is taken primarily to manage effectively the total interest-rate risk levels of the Bank's asset/liability structure.

     Loans held for sale are carried at the lower of cost or estimated market value in the aggregate. In the case of loans sold with servicing retained where the stated servicing fee differs materially from a current, normal servicing fee, the sales price is adjusted for purposes of determining gain or loss on the sale to provide a normal servicing fee in each subsequent year. The resulting deferred balance is amortized in proportion to the related net servicing income over the estimated life of the loans. Commitment fees paid to an investor in connection with the sale of loans are treated as a sales expense and reduce the net sales proceeds.

     (E) Loan Fees. Non-refundable loan fees and certain direct costs are deferred and the net amount amortized over the contractual life of the related loan as an adjustment of the yield.

     (F) Discounts, Premiums, and Prepaid Dealer Fees. Discounts and premiums on the purchase of loans and prepaid dealer fees are amortized to interest income on a level-yield basis.

     (G) Real Estate Owned. Real estate owned ("REO") generally is acquired by deed in lieu of foreclosure and is carried at the lower of cost (the unpaid balance at the date of acquisition plus foreclosure and other related costs) or fair market value.

     (H) Loss Allowances. Allowances have been established for possible loan and REO losses. The provisions for losses charged to operations are based on management's judgment of current economic conditions and the credit risk of the loan portfolio and REO. Management believes that these allowances are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review these allowances and may require the Corporation to recognize additions to the allowances based on their judgment about information available to them at the time of their examination.

     As of January 1, 1995, the Bank adopted Statement of Financial
Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan." Under this standard, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require an increase, allocations are considered in relation to the overall adequacy of the allowance for loan losses and subsequent adjustments to the loss provision. Adopting this standard did not have a material impact on earnings in 1995.

     The recorded investment in impaired loans is periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in recorded investment. Increases or decreases due to changes in estimates of future payments and due to the passage of time are considered in relation to the overall adequacy of the provision for the allowance for loan losses.

     (I) Income Taxes. The Corporation uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. First Indiana files a consolidated income tax return.

     (J) Earnings Per Share. Earnings per share for 1995 and 1994 were computed by dividing net earnings by the primary and fully diluted shares of common stock and common stock equivalents outstanding (8,574,205 and 8,632,911 in 1995 and 8,888,443 and 8,893,150 in 1994). Earnings per
share for 1993 were computed by dividing net earnings by the weighted average number of shares of common stock outstanding (8,578,549 in 1993). Dilution of the per-share calculation relates primarily to stock options.

     (K) Premises and Equipment. Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the various classes of assets.

       17 (10-K page 72)


     (L) Cash and Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks, and federal funds sold. Generally, federal funds are sold for one-day periods. All cash and cash equivalents mature within 90 days.

     (M) Reclassification. Certain amounts in the 1994 Financial Statements have been reclassified to conform to the current year presentation.

     (N) Negative Goodwill. The excess of assigned value of assets and liabilities acquired over the cost of the acquired enterprises ("negative goodwill") aggregated $9,858,000 and is being accreted to earnings over a ten-year period using the straight-line method. The negative goodwill arises from the Bank's acquisition of Mooresville Savings Bank and First Federal Savings and Loan Association of Rushville in 1992.

     (2)  Investments and Their Scheduled Maturities

Investments Available for Sale:

                                                    December 31,
                                ----------------------------------------------------------------------
                                                        1995                       1994
                                ----------------------------------------------------------------------
                                         Unreal-  Unreal-                    Unreal-  Unreal-
                                 Book     ized     ized    Market    Book     ized     ized    Market
                                 Value    Gains   Losses    Value    Value    Gains   Losses    Value
(Dollars in Thousands)          ----------------------------------------------------------------------
U.S. Treasury and Government
  Agencies' Obligations         $40,353     $115     $(13) $40,455  $10,292      $13    $(203) $10,102
Corporate Debt Securities        36,182      439        -   36,621        -        -        -        -
Asset-Backed Securities          19,318      106        -   19,424        -        -        -        -
Other                               295       18        -      313    1,810       13        -    1,823
                                ----------------------------------------------------------------------
                                $96,148     $678     $(13) $96,813  $12,102      $26    $(203) $11,925
                                ======================================================================

     Scheduled Maturities:

                                                                December 31, 1995
                           ------------------------------------------------------------------------------
                               U.S Treasury and              Corporate                    Asset-
                              Government Agencies'             Debt                       Backed
                                 Obligations                 Securities                 Securities
                           ------------------------------------------------------------------------------
                           Book    Market             Book    Market             Book    Market
                           Value    Value    Yield    Value    Value    Yield    Value    Value    Yield
                           ------------------------------------------------------------------------------
(Dollars in Thousands)
One Year or Less          $20,047  $20,076     6.86% $10,321  $10,333     7.68%  $    -   $    -        -%
After One Year to
    Five Years             20,056   20,129     5.50   23,097   23,374     7.84    6,030    6,095     9.45
After Five Years to
    Ten Years                 250      250     6.80    2,764    2,914     9.50        -        -        -
After Ten Years                 -        -        -        -        -        -   13,288   13,329     7.05
                          ----------------           ----------------           ----------------
                          $40,353  $40,455           $36,182  $36,621           $19,318  $19,424
                          ================           ================           ================





                         ------------------------------------------------------

                                      Other
                                    Securities        Total Portfolio
                         ------------------------------------------------------
                          Book    Market             Book    Market
                          Value    Value    Yield    Value    Value    Yield
                         ------------------------------------------------------
(Dollars in Thousands)
One Year or Less           $95      $97     8.40%  $30,463  $30,506     7.14%
After One Year to
    Five Years             200      216     6.48    49,383   49,814     7.08
After Five Years to
    Ten Years                -        -        -     3,014    3,164     9.28
After Ten Years              -        -        -    13,288   13,329     7.05
                          -------------            ----------------
                          $295     $313            $96,148  $96,813
                          =============            ================

       18 (10-K page 73)

     The weighted average yield on investments held for sale was 7.16 percent at December 31, 1995 and 7.43 percent at December 31, 1994. In
1994, the Corporation reclassified $20,450,000 of investments from held to maturity to available for sale. The asset-backed securities are collateralized by student loans and credit card receivables. While the majority of these securities have maturity dates in excess of ten years, they are expected to prepay within the next five to seven years.

     At December 31, 1995, the majority of First Indiana's corporate debt securities were issued by finance companies, with the highest concentration with one issuer at $5,303,000 and the average concentration per issuer at $3,289,000. At December 31, 1995, First Indiana held a $3,000,000 par value corporate debt security which management identified as a potential problem asset. As a result, the Bank reduced the carrying amount of the security by $818,000 to its estimated recoverable value. All other corporate debt securities held for sale at December 31, 1995 were rated investment grade or higher by Standard & Poor's or Moody's Investor Services. In 1995, realized gains (losses) from the sale of investment securities available for sale were $961,000 and $(89,000). In 1994, there were no realized gains or losses from the sale of investments available for sale.


     Investments Held to Maturity:
                                                                 December 31,
                              ------------------------------------------------------------------------------
                                               1995                                     1994
                              ------------------------------------------------------------------------------
                                        Unreal-    Unreal-                       Unreal-   Unreal-
                               Book      ized       ized     Market     Book      ized      ized    Market
(Dollars in Thousands)        Value     Gains      Losses     Value    Value     Gains     Losses    Value
                              ------------------------------------------------------------------------------
U.S. Treasury and Government
   Agencies' Obligations     $     -   $    -     $    -     $     -  $  9,998   $    -    $ (214)   $ 9,784
Corporate Debt Securities          -        -          -           -   101,266      226    (6,781)    94,711
Asset-Backed Securities        5,843      106          -       5,949    26,340      233         -     26,573
                             -------------------------------------------------------------------------------
                             $ 5,843   $  106     $    -     $ 5,949  $137,604   $  459   $(6,995)  $131,068
                             ===============================================================================

     Securities totaling $911,000 with a weighted average yield of 10 percent mature within five to 10 years, while the remaining $4,932,000 of investments held to maturity, yielding 7.19 percent, have maturities in excess
of 10 years.   On December 1, 1995, First Indiana reassessed the
appropriateness of the classification of all investments and mortgage-backed securities held as of that date. As a result, the Bank reclassified $126,591,000 investments from held to maturity to available for sale and $89,000 mortgage-backed securities from available for sale to held to maturity.

     The asset-backed securities are collateralized by consumer home equity loans. While these securities have maturity dates in excess of ten years, they are expected to prepay within the next five to seven years.

     The average yield on investments was 7.63 percent at December 31, 1995 and 7.75 percent at December 31, 1994. In 1995, realized losses from the sale of held-to-maturity investment securities which experienced a deterioration of credit quality were $7,000. In 1994, there were no realized gains or losses from the sale of held-to-maturity investment securities. In 1993, realized gains from the sale of portfolio investment securities near maturity were $11,000.

     (3)  Mortgage-Backed Securities

     Held to Maturity:
                                                           December 31, 1995
                                           ------------------------------------------------
                                                          Unreal-       Unreal-
                                             Book          ized           ized       Market
                                            Value          Gains        Losses       Value
(Dollars in Thousands)                     ------------------------------------------------
FHLMC                                      $ 28,862       $  921       $      -    $ 29,783
FNMA                                         19,006          408              -      19,414
GNMA                                            193            8              -         201
Participation Certificates                    1,028            -              -       1,028
Deferred Income and Net Unearned Discounts      409            -           (409)          -
                                           ------------------------------------------------
                                           $ 49,498       $1,337       $   (409)   $ 50,426
                                           ================================================

                                                           December 31, 1994
                                           ------------------------------------------------
                                                          Unreal-       Unreal-
                                             Book          ized          ized        Market
                                            Value          Gains        Losses       Value
(Dollars in Thousands)                     ------------------------------------------------
FHLMC                                      $ 37,358       $  107       $  (938)    $ 36,527
FNMA                                         24,581            6          (989)      23,598
GNMA                                            204            -            (6)         198
Participation Certificates                    1,507            -            (2)       1,505
Deferred Income and Net Unearned Discounts      536            -          (536)          -
                                           ------------------------------------------------
                                           $ 64,186       $  113       $(2,471)    $ 61,828
                                           ================================================

       19 (10-K page 74)


     The weighted average yield on mortgage-backed securities was 7.76 percent and 7.26 percent at December 31, 1995 and 1994. There were no realized gains or losses from the sale of held-to-maturity mortgage-backed securities in 1995 and 1994. Realized losses from the sale of mortgage-backed
securities near maturity in 1993 were $24,000.   Seventy-two percent
of the Bank's mortgage-backed securities have maturities in excess of ten years, with the remaining 28 percent maturing in five to ten years.

     At December 31, 1995, First Indiana had no mortgage-backed securities available for sale. At December 31, 1994, the book value of mortgage-backed securities available for sale was $5,436,000 with unrealized losses of $25,000. The weighted average yield on mortgage-backed securities available for sale was 7.64 percent at December 31, 1994. In 1994, the Bank transferred $5,048,000 mortgage-backed securities from held to maturity to available for sale.

     (4)  Loans Receivable

                                                                                   December 31,
                                                                          ---------------------------
                                                                              1995              1994
(Dollars in Thousands)                                                    ---------------------------
Residential Mortgage Loans
  Loans Held for Sale                                                     $   16,889       $    8,868
  Loans Held in Portfolio                                                    404,613          387,128
Residential Construction Loans                                               207,975          186,739
Commercial Real Estate Loans                                                  55,789           61,292
Business Loans                                                                78,981           50,789
Consumer Loans
  Home Equity Loans Held for Sale                                             35,844                -
  Home Equity Loans Held in Portfolio                                        449,188          328,594
  Installment Loans                                                           83,266          136,554
  Other Consumer Loans                                                         6,711            9,317
Undisbursed Portion of Loans
  Residential Construction Loans                                             (65,676)         (69,569)
  Business Loans                                                              (6,835)          (9,019)
Deferred Income and Net Unearned Discounts                                       215              (15)
Valuation Adjustment for Acquisitions                                              -              341
Allowance for Loan Losses                                                    (16,234)         (12,525)
                                                                          ---------------------------
                                                                          $1,250,726       $1,078,494
                                                                          ===========================


     The weighted average yield on loans was 9.59 percent and 8.90 percent at December 31, 1995 and 1994. Loans serviced for others amounted to $1,130,209,000 and $802,191,000 at December 31, 1995 and
1994.

     Total restructured loans amounted to $5,909,000 and $10,730,000 at December 31, 1995 and 1994. In 1995, $877,000 in gross interest income would have been recorded if these loans had been current in accordance with their original terms. Actual interest income recognized on these loans was $829,000 in 1995. At December 31, 1995, the Bank had identified an impaired loan totaling $3,306,000 which had an allocated reserve of $167,000.

     Nearly 70 percent of First Indiana's residential construction and permanent mortgage loans are secured by collateral located in Indiana, with another 11 percent and 17 percent located in North Carolina and Florida. Nearly 71 percent of the Bank's consumer loans are secured by collateral located in Indiana and its contiguous states, with over 51 percent located in Indiana itself. The Bank's commercial real estate and business loans are secured primarily by collateral in Indiana and contiguous states.

     In connection with the Bank's attempts to establish a secondary market for its home equity loan originations, $45 million in loans were sold in the second quarter of 1995. In addition, at December 31, 1995, the Bank has classified $35.8 million of home equity loans as held for sale.

     During 1995, 1994, and 1993, the Bank transferred $295,000,
$2,094,000, and $5,499,000 from loans to real estate owned. During 1995, the Bank transferred $78,506,000 from residential loans receivable to residential loans held for sale.

       20 (10-K page 75)

     (5)  Allowance for Loan and REO Losses


                                                                           December 31,
                                                            -----------------------------------
                                                               1995          1994          1993
(Dollars in Thousands)                                      -----------------------------------
Balance of Allowance for Loan Losses at Beginning of Year    $12,525       $11,506       $8,748
Charge-Offs
   Residential Mortgage                                          (34)          (82)        (294)
   Residential Construction                                     (231)         (425)        (279)
   Commercial Real Estate                                     (1,139)         (167)         (80)
   Business                                                      (61)         (194)        (136)
   Consumer                                                   (2,969)       (2,181)        (993)
                                                              ---------------------------------
        Total Charge-Offs                                     (4,434)       (3,049)      (1,782)
                                                              ---------------------------------
Recoveries
   Residential Mortgage                                            6             3            -
   Residential Construction                                       16             -           33
   Commercial Real Estate                                         13             -            -
   Business                                                       18             -            -
   Consumer                                                      190           165          111
                                                              ---------------------------------
        Total Recoveries                                         243           168          144
                                                              ---------------------------------
        Net Charge-Offs                                       (4,191)       (2,881)      (1,638)
                                                              ---------------------------------
Provision for Loan Losses                                      7,900         3,900        4,396
                                                              ---------------------------------
Balance of Allowance for Loan Losses at End of Year           16,234        12,525       11,506
Balance of REO Loss Allowance at End of Year                   1,066         1,216        1,483
                                                             ----------------------------------
Balance of Loan and REO Loss Allowance at End of Year        $17,300       $13,741      $12,989
                                                             ==================================

     A summary of activity in the allowance for REO losses for the years ended December 31, 1995, 1994, and 1993 follows.

                                                    December 31,
                                            ------------------------
REO Loss Allowance                          1995      1994      1993
                                            ------------------------
(Dollars in Thousands)
Balance at Beginning of Year                $1,216  $1,483    $1,630
   REO Charge-Offs                            (150)   (267)     (147)
                                            ------------------------
Balance at End of Year                      $1,066  $1,216    $1,483
                                            ========================


     (6)  Premises and Equipment

                                                      December 31,
                                             --------------------------
                                                1995               1994
(Dollars in Thousands)                       --------------------------
Land                                        $  2,383           $  2,158
Buildings                                      7,679              7,481
Leasehold Improvements                           981              1,205
Furniture, Fixtures, and Equipment            13,955             12,717
Accumulated Depreciation and Amortization    (11,841)           (10,228)
                                             --------------------------
                                             $13,157            $13,333
                                             ==========================

       21 (10-K page 76)


     (7)  Deposits

                                                                        December 31,
                                            ----------------------------------------------------------------
                                                        1995                             1994
                                            ----------------------------------------------------------------
                                                                   Weighted                     Weighted
(Dollars in Thousands)                                              Average                      Average
                                              Amount   Percent        Rate     Amount   Percent   Rate
Type                                        ----------------------------------------------------------------
Non-Interest-Bearing                       $   64,343    5.75%        - %  $   38,250    3.76%        - %
NOW Checking                                   82,022    7.33       2.21       94,125    9.25       2.47
Money Market Checking                          13,545    1.21       2.16       16,900    1.66       2.28
Passbook and Statement Savings                248,393   22.20       4.78      213,596   20.99       4.15
Money Market Savings                           19,157    1.71       3.30       28,017    2.75       3.12
Jumbo Certificates of $100 or Greater         120,465   10.76       5.84       65,522    6.44       5.78
Fixed-Rate Certificates                       571,161   51.04       5.70      561,290   55.15       5.11
                                            -----------------               -----------------
                                            1,119,086  100.00%      4.84    1,017,700  100.00%      4.41
                                                       =======                         =======
Valuation Adjustment for Acquisitions               -                             463
                                            ---------                       ---------
                                           $1,119,086                      $1,018,163
                                            =========                       =========

Maturity                                      Amount   Percent                Amount   Percent
                                            ------------------             -------------------
Checking                                   $  159,910   14.29%             $  149,275   14.67%
Passbook and Statement Savings                248,393   22.20                 213,596   20.99
Money Market Savings                           19,157    1.71                  28,017    2.75
Certificates Maturing in:
   One Year                                   406,696   36.34                 305,392   30.01
   Two Years                                  126,064   11.26                 245,177   24.09
   Three Years                                 93,678    8.37                  30,536    3.00
   Four Years                                  27,623    2.47                  35,592    3.50
   Five Years                                  37,565    3.36                  10,115    0.99
                                           ------------------              ------------------
                                           $1,119,086  100.00%             $1,017,700  100.00%
                                           ==================              ==================

     Interest expense for the years ended December 31, 1995, 1994, and 1993 was as follows:



(Dollars in Thousands)                                   December 31,
                                            -----------------------------------
                                              1995          1994          1993
                                            -----------------------------------
NOW and Money Market Checking               $ 2,333       $ 2,677       $ 2,719
Passbook, Statement, and
   Money Market Savings                      11,144         9,061         7,360
Certificates of Deposit                      37,056        27,604        33,352
                                            -----------------------------------
                                            $50,533       $39,342       $43,431
                                            ===================================

     Cash paid during the year for interest on deposits, advances, and other borrowed money was $64,998,000, $49,754,000, and $50,893,000 for
1995, 1994, and 1993.

     Included in checking deposits at December 31, 1995 and 1994 were $6,815,000 and $5,837,000 of non-interest-bearing escrows held for investors under the terms of various servicing agreements.

     (8)  Federal Home Loan Bank Advances

     Each Federal Home Loan Bank ("FHLB") is authorized to make advances to its member institutions, subject to FHLB regulations and limitations. First Indiana's advances outstanding and their stated rates were as follows at the dates shown:

                                                                       December 31,
                                                 -----------------------------------------------------------
(Dollars in Thousands)                                       1995                             1994
                                                 -----------------------------------------------------------
                                                  Interest                           Interest
                                                   Rates           Amount             Rates           Amount
                                                 -----------------------------------------------------------
Maturity
1995                                                  -      %   $      -          5.55 to 6.95%     $76,000
1996                                             5.71 to 6.96      65,000                -                 -
1997                                             6.13 to 7.05      24,000                -                 -
1998                                             5.60 to 5.75      74,000          5.60 to 5.75       74,000
1999                                                 5.87          50,000              5.93           50,000
2000                                                  -                 -                -                 -
Thereafter                                       2.79 to 8.76       1,781          2.79 to 8.76        1,155
                                                                 --------                           --------
                                                                 $214,781                           $201,155
                                                                 ========                           ========


       22 (10-K page 77)


     The weighted average interest rate on advances was 5.97 percent at December 31, 1995 and 1994. Under a security agreement with the FHLB, First Indiana is required to pledge FHLB stock and qualifying first mortgages equal to the sum of 120 percent of FHLB advances and a $5,000,000 line of credit between First Indiana and the FHLB. As of December 31, 1995 and
1994, First Indiana had sufficient collateral under this agreement.

     (9) Other Borrowings

     Short-term borrowings represent federal funds purchased and repurchase agreements. At December 31, 1995 and 1994, short-term borrowings had balances of $38,642,000 and $35,922,000 with weighted average interest rates of 5.81 and 6.14 percent, respectively.

     Repurchase agreements represent an indebtedness of First Indiana secured by investments and mortgage-backed securities issued by (or fully guaranteed as to principal and interest by) the United States or an agency of the United States. All agreements represent obligations to repurchase the same securities at maturity. Repurchase agreements averaged $41,963,000 and $6,137,000 during 1995 and 1994, and the maximum amounts outstanding at the end of any month during 1995 and 1994 were $61,982,000 and $35,922,000. The book value of the underlying securities at December
31, 1995 and 1994 was $38,639,000 and $37,152,000 with market values of
$39,191,000 and $36,242,000. These securities are under the Bank's control.

     In August 1994, First Indiana extinguished $50,000,000 in mortgage-backed bonds with a $50,000,000 FHLB advance due in 1999.

     First Indiana had $44,000,000 in unused lines of credit available from local financial institutions, the Federal Reserve Bank, and the FHLB of Indianapolis at December 31, 1995 and 1994. There are no fees associated with these lines.

     (10) Income Taxes

     Income tax expense attributable to earnings before income taxes consists of:


  (Dollars in Thousands)                 Current          Deferred         Total
                                      ----------------------------------------
Year Ended December 31, 1995:
     Federal                            $ 8,936           $  (714)       $ 8,222
     State and Local                      2,449              (190)         2,259
                                        ----------------------------------------
                                        $11,385           $  (904)       $10,481
                                        ========================================
Year Ended December 31, 1994:
     Federal                            $ 5,475           $  (382)       $ 5,093
     State and Local                      1,524              (101)         1,423
                                        ----------------------------------------
                                        $ 6,999           $  (483)       $ 6,516
                                        ========================================
Year Ended December 31, 1993:
     Federal                            $ 5,317           $  (325)       $ 4,992
     State and Local                      1,814               (65)         1,749
                                        ----------------------------------------
                                        $ 7,131           $  (390)       $ 6,741
                                        ========================================


     The effective income tax rate differs from the statutory federal corporate tax rate as follows:

                                                   Years Ended December 31,
                                           -------------------------------------
                                           1995            1994             1993
                                           -------------------------------------
Statutory Rate                             35.0%           35.0%            35.0%
      State Income Taxes                    5.3             5.4              5.2
      Negative Goodwill                    (1.1)           (1.8)            (1.5)
      Non-Taxable Interest Income          (0.4)           (0.5)            (0.5)
      Other                                (1.0)           (0.1)            (7.3)
                                           -------------------------------------
Effective Rate                             37.8%           38.0%            30.9%
                                           =====================================


     Internal Revenue Service examinations through December 31, 1991 were completed in 1993 without significant effect on the Bank, and accordingly, additional tax accruals established in 1992 were reversed in 1993.

       23 (10-K page 78)


     Deferred income tax credits result from temporary and timing differences in the recognition of income and expense for income tax and financial reporting purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets included in other assets are presented below:

(Dollars in Thousands)
Deferred Tax Assets                            1995               1994
                                             -------------------------
     Allowance for Loan and REO Losses       $ 7,132           $ 5,283
     Pension and Retirement Benefits           1,877             1,703
     Acquisition Adjustment - Deposits             -               187
     Premises and Equipment                      377               480
     Excess Servicing                            477               327
     Unrealized Loss on Investments                -                82
     Accrued Compensation                        543               173
     Other                                       268               256
                                              ------------------------
                                              10,674             8,491
                                              ------------------------
Deferred Tax Liabilities
     FHLB Stock Dividends                        575               575
     Acquisition Adjustment - Loans                -               138
     Interest on Proposed Tax Deficiency         450               450
     Net Deferred Loan Fees                    1,984               654
     Excess Tax Reserves                         583               394
     Unrealized Gain on Investments              351                 -
     Other                                       213               233
                                              ------------------------
                                               4,156             2,444
                                              ------------------------
                                             $ 6,518           $ 6,047
                                              ========================

     Other liabilities include income taxes payable of $22,000 and $1,012,000 at December 31, 1995 and 1994.

     Cash paid during the year for income taxes was $12,375,000, $6,694,000, and $9,658,000 for 1995, 1994, and 1993.

     (11) Shareholders' Equity

     The Corporation is subject to regulation as a savings and loan holding company by the Office of Thrift Supervision. The Bank, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealings with the Corporation. The Bank is further subject to the regulatory requirements applicable to a federal savings bank.

     Savings institutions are required to have risk-based capital of eight percent of risk-weighted assets. Risk-based capital is defined as the Bank's common equity, less goodwill and investments in non-mortgage-lending-related subsidiaries, plus general allowances for loan and REO losses. Risk weighting of assets is derived from assigning one of five risk-weighted categories to an institution's assets, based on the degree of credit risk associated with the asset. The categories range from zero percent for low-risk assets (such as United States Treasury securities) to 100 percent for high-risk assets (such as real estate owned). The book value of each asset is then multiplied by the risk weighting applicable to the asset category. The sum of the products of the calculation equals total risk-weighted assets. At December 31, 1995, the Bank's risk-based capital exceeded the minimum requirement.

     Savings institutions are also required to maintain a minimum leverage ratio, under which core (Tier One) capital must equal at least three percent of total assets. The components of core capital consist of common equity plus non-cumulative preferred stock and minority interests in consolidated subsidiaries, minus certain intangible assets, including purchased loan servicing. Savings institutions must also maintain minimum tangible capital of one and one-half percent of total assets. Until January 1, 1995, thrifts could deduct a portion of intangible assets, including supervisory goodwill, from their calculation. At December 31, 1995, the Bank exceeded the minimum tangible and core capital requirements.

     OTS has adopted additional minimum capital standards that place savings institutions into one of five categories, from "critically undercapitalized" to "well-capitalized," depending on levels of three measures of capital. A well-capitalized institution as defined by the regulations has a total risk-based capital ratio of at least 10 percent, a Tier One risk-based capital ratio of at least six percent, and a leverage risk-based capital ratio of at least five percent. At December 31, 1995, First Indiana was classified as "well-capitalized."

       24 (10-K page 79)


     OTS has further proposed an interest-rate risk component of the proposed capital regulations. Under this component, an institution with an "above normal" level of interest-rate risk exposure will be subject to an "add-on" to its risk-based capital requirement. "Above normal" interest-rate risk is defined as a reduction in "market value portfolio equity" (as defined) resulting from a 200 basis point increase or decrease in interest rates, if the decline in value exceeds two percent of the institution's assets. Institutions failing to meet this test will be required to add to their risk-based capital. Based on its interest-rate risk at December 31, 1995 and 1994, First Indiana does not expect to be required to add to its risk-based capital under the proposed regulation.

     Approximately $16,300,000 of First Indiana's retained earnings attributable to the Bank at December 31, 1995 represent appropriations to tax bad debt reserves for which no provision for income taxes has been made. If these amounts are used for any purpose other than to absorb losses, income taxes will be imposed at the then applicable rates. In addition, any dividend or other shareholder distribution by the Bank in excess of current year or accumulated earnings for income tax purposes will be treated as made from the tax bad debt reserves.

     Pursuant to prior OTS regulations, liquidation accounts for the benefit of eligible account holders were established in amounts equal to the net worths of the merged or converted entities. At December 31, 1995, the liquidation accounts relating to all prior transactions aggregated $12,907,000, which amount satisfies the minimum required of each. The Bank is not permitted to pay dividends on its common stock if its shareholders' equity would be reduced below the aggregate amount then required for the liquidation accounts.

     The Corporation is not subject to any regulatory restrictions on the payment of dividends to its shareholders. However, the Bank may not declare or pay a cash dividend on its stock if, as a result, the Bank's capital would be reduced below the minimum requirements. The Bank is required to give OTS 30 days' advance notice before declaring a dividend. Under
OTS regulations, the Bank may, without prior OTS approval, make capital distributions to the Corporation of up to all of the Bank's net earnings over the most recent four-quarter period, less capital distributions made during such four-quarter period.

     First Indiana's stock has split four times since December 31, 1991.
In February 1993, First Indiana effected a five-for-four split, which resulted in a 25 percent increase in cash dividends for 1993. In March 1994, the Corporation effected a four-for-three stock split and increased the annual cash dividend to $.43 per share from $.30 per share. In all instances, the increased dividend was paid on shares outstanding after the split. In February 1996, the Corporation announced a six-for-five stock split. All per-share amounts in this Annual Report have been adjusted to reflect the stock splits.

     (12) Commitments and Contingencies

     At December 31, 1995 and 1994, First Indiana had the following outstanding commitments to fund loans:


(Dollars in Thousands)
                                                          December 31,
                                                   -------------------------
                                                      1995             1994
                                                   -------------------------
Commitments to Fund:
  Residential Mortgage Loans                       $169,608         $137,290
  Commercial Real Estate Loans                        4,500            1,200
  Consumer Loans
    Home Equity Loans                               119,756          113,777
    Installment Loans                                     -              466
    Other                                             4,942            4,708
                                                   -------------------------
                                                   $298,806         $257,441
                                                   =========================

     Of the commitments to fund loans at December 31, 1995, approximately 80 percent are commitments to fund variable-rate products, while the remaining 20 percent are commitments to fund fixed-rate products. Commitments to sell residential loans at December 31, 1995 and 1994 were $47,485,000 and $14,884,000.

     At December 31, 1995, the Corporation had approximately
$72,145,000 in commitments to repurchase convertible adjustable-rate mortgage loans from third-party investors. If the borrower under any of these loans elects to convert the loan to a fixed rate during the first five years of the loan, the investor has the option to require First Indiana to repurchase it. If the investor exercises this option, First Indiana sets a purchase price for the loan which equals its market value, and immediately sells the loan in the secondary market. Thus, the Bank incurs minimal interest-rate risk upon repurchase because of the immediate resale.

     First Indiana issues lines of credit to residential builders to purchase residential lots to build model or spec homes. The Bank receives a fee upon issuing the lines of credit. At December 31, 1995, First Indiana had outstanding lines of credit totaling $94,661,000, with $73,884,000 disbursed against those lines. First Indiana's collateral policy on these residential construction loans requires a first mortgage on the underlying real estate and improvements.


       25 (10-K page 80)


     In 1985, First Indiana issued a letter of credit to enhance the bond rating of economic development bonds guaranteed by local government authorities for the construction and permanent financing of multi-family apartment buildings. This letter of credit may be collateralized by residential mortgage loans, mortgage-backed securities guaranteed by FHLMC, FNMA, or GNMA, U.S. Treasury and government agencies' obligations, and cash.
First Indiana receives a fee upon issuing the letter of credit and receives annual fees throughout the term of the bonds. At December 31, 1995, First Indiana had a letter of credit outstanding totaling $6,993,000. Should this letter of credit be submitted for payment, First Indiana's collateral policy requires the assignment of the mortgage on the underlying commercial real estate. Evaluation of the credit risk of this property is part of First Indiana's commercial real estate loan review procedures. The collateral pledged for this letter was $10,685,000 in mortgage-backed securities secured by FHLMC and FNMA.

     Rental Obligations. Obligations under non-cancelable operating leases for office space at December 31, 1995 require minimum future payments of $1,953,000 in 1996, $1,820,000 in 1997, $679,000 in 1998,
$157,000 in 1999, $141,000 in 2000, and $676,000 thereafter.  Minimum future payments have not been reduced by minimum sublease rental income of $369,000 receivable in the future under noncancelable subleases. Rental expense on office buildings was $1,891,000, $1,800,000, and $1,712,000 for 1995, 1994, and 1993.

     Other Contingencies. Other lawsuits and claims are pending in the ordinary course of business on behalf of and against First Indiana. In the opinion of management, adequate provision has been made for these items in the Consolidated Financial Statements.

     (13) Employee Benefit Plans

     Retirement Plans. First Indiana is a participant in a pension fund known as the Financial Institutions Retirement Fund ("FIRF"). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. According to FIRF administrators, the market value of the fund's assets exceeded the value of vested benefits in the aggregate as of June 30, 1995, the date of the latest actuarial valu-ation. Pension expense was $36,000, $14,000 and $17,000 for 1995, 1994, and
1993.

     During 1995, the Bank established a voluntary savings plan for eligible employees which qualifies under Section 401 (k) of the Internal Revenue Code. Employees can participate after twelve months' employment by designating a portion of their salary to purchase appropriate investment options. The Corporation in turn matches the first six percent of the employee contribution at a rate of $.25 for every $1 in employee contributions. First Indiana matched $49,000 in contributions for 1995.

     In addition, First Indiana maintains non-qualified retirement plans for the directors of Mooresville Savings Bank, First Federal of Rushville, and Mid-West Federal Savings Bank and supplemental pension benefit plans covering certain senior officers of First Indiana Bank and its divisions. These supplemental benefit plans provide benefits for some of their participants that normally would be paid under the FIRF or Mooresville pension plans but are precluded from being paid by limitations under the Internal Revenue Code.

Net periodic pension expense for the plans consists of the following:


(Dollars in Thousands)                                          Years Ended December 31,
                                                               -------------------------
                                                               1995      1994       1993
                                                               -------------------------
Service Cost-Benefits Earned During the Year                   $113      $172       $133
Interest Cost on Projected Benefit Obligation                   344       392        252
Net Amortization and Deferral                                    12        74        (60)
                                                               --------------------------
Net Pension Costs                                              $469      $638       $325
                                                               ==========================


The funded status of the plans and the amounts reflected in the accompanying consolidated balance sheets are as follows:


(Dollars in Thousands)                                            December 31,
                                                              -----------------------
                                                              1995               1994
                                                              -----------------------
Projected Benefit Obligation                                 $5,140           $4,584
Fair Value of Plan Assets                                         -                -
                                                              ----------------------
Excess of Projected Benefit Obligation Over
  Fair Value of Plan Assets                                   5,140            4,584
Unrecognized Net Transition Obligation                         (219)            (207)
Unrecognized Loss                                              (847)            (751)
                                                              ----------------------
Accrued Pension Cost                                         $4,074           $3,626
                                                              ======================


       26 (10-K page 81)


     The unrecognized net transition obligation is being amortized over 15 years. The projected benefit obligations were determined using an assumed discount rate of seven percent at December 31, 1995 and 8.50 percent at December 31, 1994. The assumed long-term salary increases were 6.50 percent, compounded annually.

     Post-Retirement Benefits Other Than Pension. The projected benefit obligation for post-retirement medical, dental, and life insurance programs for Board members and certain officers related to merger agreements of prior acquisitions was $692,000 and $784,000, and the accrued liability was $993,000 and $976,000 at December 31, 1995 and 1994. Expense under the programs was $16,000 in 1995, $88,000 in 1994 and $95,000 in 1993.

     The accumulated post-retirement benefit obligation was determined using an assumed discount rate of seven percent at December 31, 1995 and
8.50 percent at December 31, 1994. The assumed long-term salary increase was 6.50 percent. The assumed health care cost trend rates used were 15 percent for each of the next four years with an approximate one percent per year decrease from this level for years five through nine. The trend rate for years 10 and thereafter was six percent per year.

     Employees' Stock Purchase Plan.  First Indiana has an Employees'
Stock Purchase Plan, under which employees can participate after six months' employment by designating a portion of their salary to purchase Corporation stock. The Corporation in turn matches the employee contribution at a rate of $1 for every $3 or $4 in employee contributions, depending on whether the Corporation has met specified performance objectives for the previous calendar year. A one-to-four contribution was in effect for the 1995 plan year, while a one-to-three contribution was in effect for the 1994 and 1993 plan years. A one-to-three contribution will be in effect for the 1996 plan year. First Indiana's matching contributions for the years ended 1995, 1994, and 1993 were $121,000, $154,000, and $121,000.

     Stock Option and Incentive Plan. First Indiana has a combined stock option and incentive plan under which options have been granted to key employees to purchase common stock of First Indiana. The exercise price in each case equaled the fair market value of the Corporation's stock at the date of grant. Presented below is activity under the plan.


                                                               Weighted
                                                                Average
                                              Options          Price Per
                                            Outstanding          Share
                                            -----------        ---------
Balance at December 31, 1992                  519,500            $7.33
Options Granted in 1993                        83,172            11.31
Options Exercised in 1993                      (4,003)            7.12
Options Surrendered in 1993                      (600)           10.78
                                              -------
Balance at December 31, 1993                  598,069             7.89

Options Granted in 1994                        18,969            13.17
Options Exercised in 1994                     (43,399)            7.50
                                              -------
Balance at December 31, 1994                  573,639             8.09

Options Granted in 1995                        14,988            14.17
Options Exercised in 1995                     (80,554)            6.65
Options Surrendered in 1995                    (1,200)           12.71
                                              -------
Options Outstanding at December 31, 1995      506,873             8.48
                                              =======


     In addition to the options outstanding at December 31, 1995, 347,472 shares of common stock were available for future grants or awards.

     On January 16, 1991, First Indiana awarded 30,000 shares of stock to each of two executive officers. These shares were subject to recall by First Indiana in the event that certain specified employment and performance objectives were not met by December 31, 1993. The employment and performance objectives were met on December 31, 1993, and the restrictions on the shares lapsed. First Indiana expensed $621,000 in 1993 in connection with the awards. On January 26, 1994, First Indiana awarded 38,400 shares of stock to each of two executive officers. These shares are subject to recall by First Indiana in the event certain specified employment and performance objectives are not met by December 31, 1996. First Indiana expensed
$667,000 and $342,000 in 1995 and 1994 in connection with the awards.


       27 (10-K page 82)



     (14) Parent Company Statements

Condensed Balance Sheets
                                                           December 31,
                                                    --------------------------
                                                    1995                1994
(Dollars in Thousands)                              --------------------------
Assets
   Certificate of Deposit and Interest-Bearing
      Checking Account with the Bank               $    501           $    501
   Due from Bank                                        399              6,277
   Investment in the Bank                           127,881            113,470
   Other Assets                                         536                464
                                                   ---------------------------
      Total Assets                                 $129,317           $120,712
                                                   ===========================

Liabilities                                        $     20           $      -
Shareholders' Equity                                129,297            120,712
                                                   ---------------------------
      Total Liabilities and Shareholders' Equity   $129,317           $120,712
                                                   ===========================
Condensed Statements of Earnings
                                                                              Years Ended December 31,
                                                                          --------------------------------
                                                                            1995         1994       1993
(Dollars in Thousands)                                                    --------------------------------
Cash Dividends from the Bank                                              $ 3,483      $ 7,207    $ 3,646
Interest Income on Certificate of Deposit and Checking Account                 29           19         14
Expenses                                                                     (211)        (214)      (243)
Income Tax Credit                                                              71           74         87
                                                                           ------------------------------
Earnings Before Equity in Undistributed Net Earnings
    of Subsidiaries                                                         3,372        7,086      3,504
Equity in Undistributed Net Earnings of Subsidiaries                       13,895        3,550     11,597
                                                                          -------------------------------
Net Earnings                                                              $17,267      $10,636    $15,101
                                                                          ===============================


Condensed Statements of Cash Flows
                                                                               Years Ended December 31,
                                                                          -------------------------------
                                                                            1995         1994        1993
(Dollars in Thousands)                                                    -------------------------------
Cash Flows from Operating Activities
   Net Earnings                                                           $17,267      $10,636     $15,101
   Adjustments to Reconcile Net Earnings to Net Cash Provided
     by Operating Activities
       Equity in Undistributed Earnings of Subsidiaries                   (13,895)      (3,550)    (11,597)
       Amortization of Restricted Stock Plan                                  367          188         243
       Change in Other Liabilities                                            (20)           -           -
       Change in Due from the Bank and Other Assets                         5,806       (3,699)     (1,188)
                                                                           -------------------------------
         Net Cash Provided by Operating Activities                          9,525        3,575       2,559
                                                                           -------------------------------
Cash Flows from Investing Activities
   Increase in Investment in the Bank                                           -            -         (63)
                                                                           -------------------------------
         Net Cash Used by Investing Activities                                  -            -         (63)
                                                                           -------------------------------
Cash Flows from Financing Activities
   Proceeds from Exercise of Stock Options                                     537         326          29
   Stock Issued Under Deferred Compensation Plan                                18           -           -
   Payment for Purchase of Treasury Stock                                   (6,203)       (147)          -
   Payment for Fractional Shares                                                 -          (6)        (14)
   Cash Dividends Paid                                                      (3,877)     (3,748)     (2,574)
   Other                                                                         -           -          63
                                                                            ------------------------------
         Net Cash Provided (Used) by Financing Activities                   (9,525)     (3,575)     (2,496)
                                                                            ------------------------------
Net Change in Cash and Cash Equivalents                                          -           -          -
Cash and Cash Equivalents at Beginning of Year                                  501         501        501
                                                                           -------------------------------
Cash and Cash Equivalents at End of Year                                   $    501    $    501    $   501
                                                                           ===============================


       28 (10-K page 83)


     (15) Interim Quarterly Results (Unaudited)

                                                                     First      Second      Third      Fourth
                                                                    Quarter     Quarter    Quarter     Quarter
 (Dollars in Thousands, Except Per Share Data)                      ------------------------------------------
1995
Total Interest Income                                               $28,652      $31,178     $31,510   $32,721
Net Interest Income                                                  13,525       14,268      14,761    15,490
Provision for Loan Loss                                                 900        1,350       1,600     4,050
Earnings Before Income Taxes                                          7,048        7,833       6,506     6,361
Net Earnings                                                          4,300        4,771       4,174     4,022
Primary Earnings Per Share                                             0.49         0.57        0.49      0.47
Fully Diluted Earnings Per Share                                       0.49         0.56        0.49      0.47


1994
Total Interest Income                                               $23,075      $23,323     $24,637   $26,537
Net Interest Income                                                  11,841       11,863      12,433    13,092
Provision for Loan Loss                                                 900          900         900     1,200
Earnings Before Income Taxes                                          3,168        4,272       4,821     4,891
Net Earnings                                                          2,005        2,669       3,002     2,960
Primary and Fully Diluted Earnings Per Share                           0.23         0.30        0.33      0.33


     (16)  Estimated Fair Value of Financial Instruments

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Corporation using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amount.


                                        December 31, 1995  December 31, 1994
                                       -------------------------------------
                                                Estimated         Estimated
                                       Carrying   Fair   Carrying   Fair
(Dollars in Thousands)                  Amount    Value   Amount    Value
                                       -------------------------------------
Assets
   Cash and Cash Equivalents            $57,000  $57,000  $39,684  $39,684
   Investment Securities and Other      102,656  102,762  149,529  142,993
   Loans Receivable
      Mortgage-Backed Securities         49,498   50,426   69,597   67,239
      Residential Mortgage Loans        421,658  432,703  396,323  388,711
      Residential Construction Loans    139,371  139,371  115,060  115,060
      Commercial Real Estate Loans       54,327   55,715   58,683   57,140
      Business Loans                     71,326   71,326   41,251   41,251
      Consumer Loans                    567,201  569,483  469,103  464,010
      Unallocated Allowance
       for Loan Losses                   (3,157)  (3,157)  (1,926)  (1,926)
  Accrued Interest Receivable            11,645   11,645    9,812    9,812

Liabilities
   Deposits
       Demand Deposits                  159,910  159,910  149,235  149,235
       Passbook and Statement Deposits   54,020   54,020   95,755   95,755
       Money Market Savings             213,530  213,530  145,897  145,897
       Jumbo Certificates               122,082  123,170   66,742   66,685
       Fixed-Rate Certificates          569,544  575,680  560,534  554,829

   Borrowings
      FHLB Advances                     214,781  214,966  201,155  194,326
      Short-Term Borrowings              38,642   38,642   35,922   35,941

   Accrued Interest Payable               2,715    2,715    1,696    1,696
   Advances by Borrowers for
    Taxes and Insurance                   2,107    2,107    2,356    2,356

Off-Balance-Sheet Instruments
 (Unrealized Gains (Losses))
   Interest-Rate Swap Agreements, Net       (32)     (46)    (162)    (200)
   Commitments to Extend Credit               -      164        -        3
   Letters of Credit                          -     (330)       -     (348)
   Residential Mortgage Loan Servicing    4,258    9,870      679   10,223
                                         ---------------------------------
                                         98,420 $112,192   88,341  $86,932
                                                ========           =======
Other Non-Financial Assets               48,166            47,086
Other Non-Financial Liabilities         (10,656)           (7,134)
Negative Goodwill                        (6,633)           (7,581)
                                       --------          --------
Shareholders' Equity                   $129,297          $120,712
                                       ========          ========

       29 (10-K page 84)


     Cash and Cash Equivalents. For cash and equivalents, the carrying amount is a reasonable estimate of fair value.

     Investment Securities and Other. For securities held for trading purposes and securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

     Loans Receivable. For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. It was not practicable to estimate fair value of non-performing commercial loans of approximately $5.9 million and $10.8 million in the Bank's portfolio at December 31, 1995 and 1994 because it was not practicable to assess reasonably the credit adjustment that would be applied in the marketplace for such loans. Consequently, the carrying amount of these loans is also shown as their fair value. Interest rates on such loans approximate current lending rates. The fair values of all categories of loans receivable are shown net of their allocated share of the loan loss allowance.

     Mortgage-Backed Securities. Estimated fair value for mortgage-backed securities issued by quasi-governmental agencies is based on quoted market prices. The fair value of mortgage-backed securities issued by non-quasi-governmental agencies is estimated based on similar securities with quoted market prices and adjusted for any differences in credit ratings or maturities.

     Deposits. The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     Borrowings. Rates currently available to the Corporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

     Interest-Rate Swap Agreements. The fair value of interest rate swaps used for hedging purposes is the estimated amount that the Corporation would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties.

     Commitments to Extend Credit and Letters of Credit. The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also includes the difference between current levels of interest rates and the committed rates. The fair value of guaranties and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

     Residential Loan Servicing, Purchased Servicing Rights, and Excess Servicing. The fair value of residential loan servicing, purchased servicing rights and excess servicing is determined based on the estimated discounted net cash flows to be received less the estimated costs of servicing. This estimated fair value approximates the amount for which the servicing could currently be sold.

     Accrued Interest Receivable, Accrued Interest Payable, Drafts
Payable, and Advances by Borrowers for Taxes and Insurance. The estimated fair value of these financial instruments approximates their carrying value.


       30 (10-K page 85)

              INDEPENDENT AUDITORS' REPORT

[on KPMG letterhead]

KPMG Peat Marwick LLP
Certified Public Accountants
2400 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN  46204-2452



The Board of Directors and Shareholders of First Indiana
Corporation:

     We have audited the accompanying Consolidated Balance
Sheets of First Indiana Corporation and Subsidiaries as of December 31, 1995 and 1994 and the related Consolidated Statements of Earnings, Shareholders' Equity, and Cash Flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Indiana Corporation and subsidiaries as of December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in note 1 to the Consolidated Financial
Statements, the Corporation adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting
Standard No. 115, Accounting for Certain Investments in Debt and
Equity Securities, in 1994.




/s/KPMG Peat Marwick LLP


January 16, 1996



Member Firm of Klynveld Peat Marwick Goerdeler


       31 (10-K page 86)

           STATEMENT OF MANAGEMENT RESPONSIBILITY

[on First Indiana Corporation letterhead]

     Management of First Indiana Corporation has prepared and is responsible for the financial statements and for the integrity and consistency of other related information contained in the Annual Report. In the opinion of management, the financial statements, which necessarily include amounts based on management's estimates and judgments, have been prepared in conformity with generally accepted accounting principles appropriate to the circumstances.

     The Corporation maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded, that transactions are executed in accordance with the Corporation's authorizations and policies, and that transactions are properly recorded so as to permit preparation of financial statements that fairly present the financial position and results of operations in conformity with generally accepted accounting principles. Internal accounting controls are augmented by written policies covering standards of personal and business conduct and an organizational structure providing for division of responsibility and authority.

     The effectiveness of and compliance with established control systems is monitored through a continuous program of internal audit and credit examinations. In recognition of cost-benefit relationships and inherent control limitations, some features of the control systems are designed to detect rather than prevent errors, irregularities, and departures from approved policies and practices. Management believes the system of controls has prevented or detected on a timely basis any occurrences that could be material to the financial statements and that timely corrective actions have been initiated when appropriate.

     The Corporation engaged the firm of KPMG Peat Marwick, independent certified public accountants, to render an opinion on the financial statements. The accountants have advised management that they were provided with access to all information and records necessary to render their opinion.

     The Board of Directors exercises its responsibility for the financial statements and related information through the Audit
Committee, which is composed entirely of outside directors.  The
Audit Committee meets regularly with management, the auditor of the Corporation, and KPMG Peat Marwick to assess the scope of the annual audit plan, to review the status and results of audits, to review the Annual Report and Form 10-K, including major changes in accounting policies and reporting practices, and to approve non-audit services rendered by the independent auditors.

     KPMG Peat Marwick also meets with the Audit Committee, without management present, to afford the Committee the opportunity to express its opinion on the adequacy of compliance with established corporate policies and procedures and the quality of financial reporting.


January 16, 1996

/s/Robert H. McKinney                   /s/Marni McKinney

Robert H. McKinney                      Marni McKinney
Chairman and Chief Executive Officer    Vice Chairman

/s/Owen B. Melton, Jr.                  /s/David L. Gray

Owen B. Melton, Jr.                     David L. Gray
President and Chief Operating Officer   Treasurer



First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN 46204
317.269.1200 Fax 317.269.1341


       32 (10-K page 87)

[inside back cover of large annual report booklet]

          Affirmative Action Policy


     It has been the policy and will continue to be the policy of First Indiana Bank to afford equal-opportunity employment to qualified individuals regardless of race, color, religion, sex, national origin, veteran status, and mental or physical disability.

     First Indiana Bank will continue to take affirmative action to ensure that all recruitment, hiring, and promotion decisions are based on the principles of equal employment opportunity and that all personnel actions, such as compensation, transfers, layoffs, benefits, educational assistance, and social and recreational programs, will be administered without regard to race, color, religion, sex, national origin, veteran status or mental or physical disability.

     The successful achievement of a non-discriminatory employment program requires cooperation between management and employees. In fulfilling its part of this cooperative effort, management will continue to lead the way by establishing and implementing affirmative action procedures and practices which will ensure our objective: equal employment for all.

       33 (10-K page 88)

[back cover of large annual report booklet]
[contains First Indiana Corporation logo]

First Indiana Corporation

First Indiana Bank
One Mortgage Corporation
One Insurance Agency
One Investment Corporation
One Property Corporation

First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, Indiana 46204

(317)269-1200

Equal Housing           Member
Lender                  FDIC


       34 (10-K page 89)