Form 10-K, Exhibit 13
period 1996-12-31
FIRST INDIANA CORP
filed 1997-03-24
CIK 789670

[front cover of annual report]
[navy blue with embossing of a penny containing the First Indiana Bank building and the following caption]

FIRST INDIANA CORPORATION
ANNUAL REPORT
1996

       10k page 37

Table of Contents
Financial Highlights                                          1
Message to Shareholders                                       2
Board of Directors                                            5
Management and Advisory Boards                                6
Financial Review                                              7
Five-Year Summary of Selected Financial Data                 17
Consolidated Balance Sheets                                  18
Consolidated Statements of Earnings                          19
Consolidated Statements of Shareholders' Equity              20
Consolidated Statements of Cash Flows                        21
Notes to Consolidated Financial Statements                   22
Corporate Information                                        40
Independent Auditors' Report                                 41
Statement of Management Responsibility                       42
Affirmative Action Policy                                    43
Mission Statement                                            44


       10k page 38


FINANCIAL HIGHLIGHTS
First Indiana Corporation and Subsidiaries
                                                            For the Years Ended
                                                                December 31,
                                                            -------------------
(Dollars in Thousands, Except Per Share Data)               1996           1995
                                                            -------------------
Net Earnings                                               $13,704       $17,267
Primary Earnings Per Share                                    1.27          1.62
Fully Diluted Earnings Per Share                              1.27          1.60
Dividends Per Common Share                                    0.45          0.38

Return on Average Total Assets                                0.92%         1.16%
Return on Average Shareholders' Equity                       10.15         14.03

Yield on Interest-Earning Assets                              8.89%         8.80%
Cost of Interest-Bearing Liabilities                          5.19          5.20
Net Interest Margin                                           4.37          4.12
Net Interest Spread                                           3.70          3.60

                                                               At December 31,
                                                            -------------------
                                                            1996           1995
                                                            -------------------
Assets                                                  $1,496,421     $1,541,843
Loans Receivable, Net                                    1,215,550      1,250,726
Deposits                                                 1,095,486      1,136,980

Shareholders' Equity                                    $  138,658     $  129,297
Shareholders' Equity/Assets                                   9.27%          8.39%
Book Value Per Share                                    $    13.36     $    12.50
Market Closing Price                                         21.40          17.17
Price/Earnings Multiple                                      16.85x         10.73x

                                                            --------------------
                                                            At December 31, 1996
                                                            --------------------
                                                            Actual      Required
Tangible Capital/Total Assets                                 8.78%          1.50%
Core Capital/Total Assets                                     8.78           3.00
Risk-Based Capital/Risk-Weighted Assets                      12.53           8.00


[This page contains bar graphs showing the following information]

Net Earnings (Dollars in Thousands)     Earnings Per Primary Share
-----------------------------------     --------------------------
1992    $11,002                         1992         $1.18
1993     15,101                         1993          1.41
1994     10,636                         1994          0.96
1995     17,267                         1995          1.62
1996     13,704                         1996          1.27


                                        Shareholders' Equity
Net Interest Margin                     (Dollars in Thousands)
-------------------                     --------------------
1992      3.28%                         1992      $100,735
1993      3.64                          1993       113,583
1994      3.96                          1994       120,712
1995      4.12                          1995       129,297
1996      4.37                          1996       138,658


Price/Earnings Multiple
-----------------------
1992       7.34x
1993       8.00x
1994      10.94x
1995      10.73x
1996      16.85x


       1 10k page 39


     In 1996, First Indiana Corporation announced record earnings, continuing a trend as a comprehensive provider of real estate and business lending products and services. For the year ended December 31, 1996, First Indiana's earnings were $17.7 million, or $1.64 per primary share before a one-time, industry-wide FDIC special assessment, compared with $17.3 million, or $1.62 per primary share, for the year ended December 31, 1995.

     To reflect confidence in the continued earnings potential of the Corporation, the Board of Directors has authorized a seven percent increase in the Corporation's cash dividend through a five-for-four stock split effective March 18, 1997 for shareholders of record as of March 3, 1997.
The Corporation's quarterly cash dividend for 1997 will be $.12 per share and will be paid on shares outstanding after the stock split, which is equivalent to an increase from $.14 to $.15 per share on pre-split shares.

     Reported earnings for 1996 of $13.7 million, or $1.27 per share, include a one-time after-tax charge of $4.0 million, or $.37 per share, for an industry-wide special assessment in the third quarter by the Federal Deposit Insurance Corporation to recapitalize the Savings Association Insurance Fund, which insures First Indiana Bank's customers' deposits. This one-time charge is expected to reduce First Indiana's future deposit insurance premiums by 72 percent. Earnings for 1996 further include an after-tax gain of $693,000, or $.06 per share, from the previously announced sale of the Bank's investment and insurance subsidiaries to First Indiana's affiliate, The Somerset
Group, Inc. Earnings for 1995 include an after-tax gain of $914,000, or $.09 per share, from the sale of the deposits of a branch in Southern Indiana.

     Over the past three years, the Bank has continued an 80-year tradition as Central Indiana's leading home lender. At the same time, we have implemented strategies for increasing outstandings in product lines typical of commercial banks, including business, construction, commercial real estate, and home equity lending. These businesses entail greater risks than First Indiana's traditional first-mortgage lending business. As a result, the Bank continued increasing its loan loss allowance throughout the year. At December 31, 1996, the loan loss allowance was $18.8 million, compared with $16.2 million one year earlier, or 84 percent of non-performing loans, compared with 68 percent one year earlier. The loan loss allowance reflects amounts necessary to protect the Bank against normal losses from highly profitable but riskier business ventures.

     The Bank's net interest margin, a clear indicator of success, rose to record levels again in 1996. For the year ended December 31, the Bank's margin was 4.37 percent, compared with 4.12 percent in 1995. The higher margin results from higher-yielding business, construction, and home equity loans funded with low-cost or non-interest-bearing savings and checking deposits. Net interest income amounted to $61.7 million in 1996, a
6.4 percent increase over 1995 net interest income of $58.0 million.

     The Bank's strategies contributed to total loan originations of $985 million in 1996, compared with $1 billion in 1995. Total assets were $1.5 billion in 1996 and 1995, and the Corporation's shareholders' equity increased over seven percent to $139 million from $129 million last year.

     First Indiana's income in 1996 came from three principal businesses serving three distinct market segments:

          Residential mortgage lending focusing on home buyers throughout the Midwest and Southeast.

          Construction and business lending centering on builder lines of credit and loans to small- and medium-sized businesses in the Midwest and the Southeast.

          Home equity lending throughout all of First Indiana's retail markets and through a nationwide network of loan originators.


[This page contains a photograph of the following persons and this caption]

Marni McKinney
Vice Chairman (13 years' service)

Owen B. Melton, Jr.
President and Chief Operating Officer (19 years)

Robert H. McKinney
Chairman and Chief Executive Officer (44 years)



       2 10k page 40


     The Bank's retail banking franchise in two major metropolitan markets, Indianapolis and Evansville, helps deliver these products to the customer.


Residential Lending
     Making money available for Hoosiers to buy homes has been the centerpiece of First Indiana's business since our founding in 1915 as Ashland Savings Association. Although the consumer's needs have remained the same, the residential mortgage lending business has changed dramatically in the past decade, and First Indiana has remained on the leading edge of those changes.

     In 1996, the Bank finished consolidating and centralizing its origination and servicing processes, allowing us to originate loans at lower costs and to share those savings with the customer in the form of lower rates. We are implementing new technologies for streamlining the loan application process at the point of sale with laptop computers and automated underwriting. Additionally, the entire sales process was redesigned to emphasize relationship building and better customer service. These strategies, many of them implemented by a new national sales manager who brought to the Bank over 30 years' experience with a major superregional competitor, helped lead to residential mortgage loan originations of $346 million. Although extremely competitive conditions caused 1996 originations to fall slightly from $354 million in 1995, higher originations are expected for 1997 now that the consolidation and reorganization strategies are nearing completion. Our telemarketing department is expected to help contribute to loan growth in 1997.

     The Bank sells most of its fixed-rate loan production in the secondary market but retains the processing and servicing of loan payments as a source of fee income. At December 31, 1996, the Bank's loan servicing portfolio was $1.06 billion, compared with $1.13 billion one year ago.

     The maturity of the residential lending business proposes a continual challenge to First Indiana. We must always seek newer and more cost-effective ways of originating these commoditized products. Several initiatives are under way for further consolidation and streamlining of processes with the hope of originating more loans at lower cost and more favorable rates to the consumer. These initiatives will take shape in 1997 as part of the Bank's Strategic Plan.

     Again in 1996, First Indiana made home ownership possible for people who do not have access to traditional financing. Our relationships with community development corporations and other neighborhood organizations, together with innovative lease-to-buy and purchase-planning programs, resulted in the origination of $10 million in community development loans and lines. First Indiana made the dream of home ownership a reality for hundreds of Hoosier families who might not have been able to own a home.


Construction and Business Lending

     First Indiana continued to serve several segments of the business lending market in 1996 with a variety of loan products and services. Construction lending remained the focal point of the Bank's business lending activity. Construction loan originations grew to $310 million from $284 million in 1995. Construction loans outstanding at year-end 1996 were $138 million compared with $142 million at the end of 1995.

     The Bank continued to expand its construction lending activities outside Central Indiana to include new markets in Atlanta, Georgia and the development of wholesale construction lending sources in Cincinnati and Dayton, Ohio. Geographic expansion, together with the introduction of creative new products to link builder lines of credit with the home buyer's permanent financing, will further enhance the growth of this line of business in 1997.

     In 1994, First Indiana recognized that the small business market in Indianapolis was being underserved as larger banks consolidated operations and shifted loan approval authority to headquarters in other states. The
Bank seized this market opportunity by hiring experienced loan officers from other banks with portfolios of seasoned loans and avenues for additional relationships. As a result, First Indiana's business loans outstanding grew to $93 million at the end of 1996 from $72 million one year earlier.

     Chief among the strategies for expanding the Bank's business lending potential in 1996 was the introduction of a full range of business services, including cash management, account reconciliation, lockbox, and automated banking via personal computers. These additional services benefit the Bank's customers by giving them a full range of borrowing and cash management products from a single provider, and they benefit the Bank by enabling us to offer more competitive loan pricing in exchange for the borrower's deposit relationship. Expansion of this line of business is crucial to First Indiana's long-term strategies. Business lending enables the Bank to diversify into different types of credit risk while meeting the needs of underserved segments of the market. These efforts are expected to continue in 1997.


[This page contains bar graphs and pie charts showing the following information]


Total Loans Originated (Dollars in Thousands)
---------------------------------------------
  1992      $  999,948
  1993       1,161,519
  1994         982,754
  1995       1,012,753
  1996         985,165


Composition of Loan Portfolio 1990 vs. 1996
-------------------------------------------

                                 1990           1996
                                 ----           ----
Residential Mortgage              58%            35%
Residential Construction           6             11
Commercial Real Estate            13              4
Consumer                          23             43
Business                           0              7


Non-Performing Assets (Dollars in Thousands)
--------------------------------------------
1992    $39,781
1993     36,474
1994     29,077
1995     27,165
1996     27,121



       3 10k page 41


Home Equity Lending
     The Bank's heritage as a provider of real estate finance and strong consumer demand make this product a perfect fit for First Indiana. We were the first bank in Indianapolis to offer home equity lending some 15 years ago, and we have retained our market presence while expanding both the geographic and market reach of the product.

     First Indiana originates home equity loans not only through retail channels in Indianapolis and throughout the state, but also through a national network of agents who bring us loans via third-party originators. This unique program gives the Bank the opportunity to select loans from around the country, thus diversifying geographic and credit risk.

Retail Banking

     Complementing all of these strategies in 1996 was the further development of the Bank's retail delivery channels. The Bank continued to pursue checking accounts vigorously, with enhanced sales training and new products, including Frequent Flyer Checking. A first in the Indianapolis market, Frequent Flyer Checking rewards customers with frequent flyer miles on several airlines every time they use First Indiana's check card. We recognize that today's consumers want accuracy, convenience, and streamlined service so that they can think about more important things than going to the bank. Toward that end, the Bank established a home page on the World Wide Web in 1996 and plans to have a full range of interactive banking services via personal computer available before the end of 1997.

A Look Ahead

     As the Bank enters a new three-year planning cycle in 1997, our positioning as a comprehensive provider of real estate and business services is not expected to change. However, the Bank's management team will examine with renewed vigor the importance of market segments in determining the Corporation's long-range strategies. First Indiana's continued success in the marketplace depends on bringing something different to the market in an industry with increasingly homogeneous and commoditized products.

     A special team of the Corporation's managers is examining market and consumer trends in full detail as the groundwork for the Bank's strategies for 1997 and beyond. These strategies include further development of acquisition strategies, continuing a trend that has led to First Indiana's acquisition of six other banks since 1980, most recently First Federal Savings and Loan of Rushville and Mooresville Savings Bank in 1992. These two banks, along with the Evansville's Mid-West Federal Savings Bank, adopted First Indiana's name in 1996. The name change enables the Bank to advertise its services more consistently and at lower costs while expanding the range of branded products and services into those markets.

     The Board of Directors and management of First Indiana have much confidence in the Bank's future as a specialized provider in a market where the competition is doing the same thing as everyone else. To demonstrate its confidence, the Board of Directors adopted stock ownership guidelines in 1996 for all officers and directors of the Bank. The Chairman, Vice Chairman, and President of the Corporation currently own First Indiana stock valued at more than five times their salary, and members of the Board of Directors have made the same commitment. The Bank's senior vice presidents have committed to own at least three times their base salary by the end of year 2000. The Bank's first vice presidents and vice presidents have made similar commitments. These guidelines reflect the determination of the Board of Directors and management team to increase shareholder value and symbolize their willingness to invest substantial amounts of their income in the future of First Indiana Corporation.

     The coming years promise to be interesting and challenging ones for First Indiana. Our pledge to you as shareholders is that we will continue to do our best to provide you with the return that you expect on your investment.
We believe that we can readily fulfill this pledge. Our commitment to customer-focused, market-based products and services for segments in which a specialized provider such as First Indiana can make a difference will create wins for both the customer and the shareholder.

We appreciate your continued support and look forward to the years ahead.

Sincerely,

/s/Robert H. McKinney

Robert H. McKinney
Chairman and Chief Executive Officer

/s/Marni McKinney

Marni McKinney
Vice Chairman

/s/Owen B. Melton, Jr.

Owen B. Melton, Jr.
President and Chief Operating Officer

Indianapolis, Indiana
January 1997

       4 10k page 42


[This page contains a photograph of the following persons and this caption]

                    BOARD OF DIRECTORS

Front Row

Robert H. McKinney
(44 years' service) Chairman and Chief Executive Officer,
First Indiana Corporation

Owen B. Melton, Jr.
(19 years) President and Chief Operating Officer,
First Indiana Corporation

Michael L. Smith
(12 years) President and Chief Operating Officer, American
Health Network, Inc.

H.J. Baker
(30 years) Chairman, BMW Constructors, Inc.

Back Row

Marni McKinney
(13 years) Vice Chairman, First Indiana Corporation; President and Chief Executive Officer, The Somerset Group, Inc.

Gerald L. Bepko
(10 years) Vice President for Long-Range Planning, Indiana
University, Chancellor, IUPUI

Phyllis W. Minott
(21 years) Chairman and Chief Executive Officer, Minott Motion
Pictures, Inc.

John W. Wynne
(7 years) Chairman of the Board, Duke Realty Investments, Inc.

Douglas W. Huemme
(3 years) Chairman, President, and Chief Executive Officer,
Lilly Industries, Inc.

       5 10k page 43


             MANAGEMENT AND ADVISORY BOARDS

FIRST INDIANA BANK
Robert H. McKinney* (44 years' service), Chairman
Marni McKinney* (13 years), Vice Chairman
Owen B. Melton, Jr.* (19 years), President and Chief Executive Officer David J. Gunderson (14 years), Vice President and Credit Review Officer Richard E. Walke (11 years), Director of Internal Audit
David A. Butcher* (14 years), Secretary

Marketing and Strategic Planning Division
Kenneth L. Turchi (12 years), Senior Vice President

Vice Presidents
Richard C. Fattic (30 years)
Michael C. Wise (15 years)

Central Indiana Advisory Boards
Franklin
Gilmore C. Abplanalp (26 years)
Timothy J. Dell (4 years)
Jerry B. Maguire (7 years)
Jerry D. Petro (5 years)
Norbert C. Smith (7 years)

Pendleton
Hugh W. Begley (28 years)
F. G. Hinkle (36 years)
Ralph E. Miller (18 years)
David L. Puckett (18 years)
L. Ann Reeder (5 years)
Phillip R. Shirley, DVM (21 years)

Westfield
Manson E. Church (40 years)
Toni K. Dickover (2 years)
J. Joseph Edwards (4 years)
James Gapenski (4 years)
Jerry C. McMullan (28 years)

Consumer Banking Sales Division
David A. Lindsey (14 years), Senior Vice President, and President, One Mortgage Corporation

First Vice President
Larry L. Grubbs (2 years), Executive Vice President, One Mortgage Corporation

Vice President
Allen D. McIlwraith (10 years)

Regional Vice Presidents
N. Jeanne Bowling (13 years)
Steven J. Schilling (14 years)
Darrel D. Thornton (25 years)

Market Vice President
Kim D. LaSota (3 years)

One Mortgage Corporation
Vice Presidents
Thomas E. Helms (4 years), Orlando Office
Terry C. Barrett (1 year), Raleigh Office
Wilbur L. Harwell (1 year), Charlotte Office

Market Vice Presidents
Cynde G. Emory (8 years)
Rick L. Lynch (1 year)
Charles E. Roser (4 years)

Internal Support Services Division
David L. Gray* (15 years), Senior Vice President, Chief Financial Officer, and Treasurer

Vice Presidents
John D. Ehrhart (19 years)
John M. Huter (30 years)
John V. Kirby (1 year)
Michael T. McAninch (14 years), Controller
Thomas M. Ryan (17 years)

Commercial Banking Division
Merrill E. Matlock (13 years), Senior Vice President

First Vice President
Gregory P. O'Connor (5 years)

Vice Presidents
E. Christian Barham (4 years)
Daniel R. Dierlam (5 years)
John H. Goggins (4 years)
Max E. Inglert (25 years)
Mark S. Kesner (3 years)
Fred J. Merritt (2 years)
Thomas E. Mock (6 years)
Mark S. Stevenson (3 years)

Regional Vice Presidents
Victoria H. Duckworth (14 years)
Bronda C. Hensley (12 years)
Michael D. Mathew (2 years)

Consumer Banking Services Division
Timothy J. O'Neill (27 years), Senior Vice President

First Vice Presidents
Larry F. Meadows (21 years)
David L. Sewell (6 years)

Vice Presidents
David J. Fitzgerald (6 years)
John M. Ramsey (6 years)
Mickey J. Walden (14 years)

*Officer--First Indiana Corporation

EVANSVILLE DIVISION
Maurice E. Mobley (44 years), Chairman of the Board
Sherry F. Haynes (2 years), President

Vice Presidents
Patrick L. Boyle (14 years)
Sandra K. Potter (9 years)
Wayne R. Stovall (30 years)

Market Vice President
Rick G. McDonald (6 years)

Advisory Directors
James O. Baxter (23 years)
Sherry F. Haynes (2 years)
Maurice E. Mobley (44 years)
Paul G. Mosier (19 years)
Lewis A. Plane (32 years)
Ben M. Redden (25 years)
Dr. David L. Rice (19 years)

MOORESVILLE DIVISION
Boyd C. Head (36 years), Chairman of the Board
Charles D. Swisher (14 years), Vice Chairman of the Board
Norman T. Lloyd (24 years), President

Advisory Directors
Robert S. Gregory (32 years)
Boyd C. Head (36 years)
Russell J. Lockwood (13 years)
Eugene D. Perry (14 years)
Charles F. Quillen (13 years)
Charles D. Swisher (14 years)
George Watson (24 years)

RUSHVILLE DIVISION
W. Richard Waggoner (31 years), Chairman of the Board
E. Eugene Spurlin (27 years), Vice Chairman of the Board
Garry E. Cooley (12 years), President

Advisory Directors
Dr. Frank H. Green (37 years)
Richard K. Levi (9 years)
Marjorie Shoemaker (16 years)
E. Eugene Spurlin (27 years)
W. Richard Waggoner (31 years)


       6  10k page 44


Financial Review

     First Indiana Corporation posted yet another year of record earnings in 1996 as a result of a renewed focus on real estate finance, which created efficiencies and emphasized selected lines of business. Earnings for 1996 were $17,720,000, or $1.64 per share before a one-time, industry-wide FDIC special assessment. Reported net earnings were $13,704,000 for the year ended December 31, 1996, compared with $17,267,000 for the same period in 1995 and $10,636,000 for the year ended December 31, 1994. Reported net earnings for 1996 include a one-time pre-tax charge of $6,749,000 for an industry-wide special assessment in the third quarter by the Federal Deposit Insurance Corporation to recapitalize the Savings Association Insurance Fund, which insures the Bank's customers' deposits. This one-time charge is expected to reduce future deposit insurance premiums 72 percent to $.064 per $100 of deposits, compared with the current premium of $.23 per $100 of deposits.

     Net earnings per primary share for 1996 were $1.27, compared with $1.62 in 1995 and $.96 in 1994. Return on average equity for 1996 was 10.15 percent, compared with 14.03 percent in 1995 and 9.08 percent in 1994.

     To reflect confidence in the continued earnings potential of the Corporation, the Board of Directors authorized a five-for-four stock split effective March 18, 1997 for shareholders of record as of March 3, 1997.
The stock split will be the fifth one in six years and will be paid on shares outstanding after the split, resulting in a seven percent dividend increase. Dividends per common share (adjusted for stock splits) were $.45 in 1996, $.38 in 1995, and $.34 in 1994. On February 1, 1996, the Corporation announced a six-for-five stock split effective March 1, 1996. All per-share amounts in the 1996 Annual Report have been adjusted for all of the stock splits.

     Residential mortgage loan originations, First Indiana Bank's heritage and the basis for its mortgage banking growth, amounted to $346 million, compared with $354 million in 1995. The Bank continued its efforts to consolidate and centralize origination and servicing processes in the mortgage banking line of business. These efforts resulted in lower operating expenses and enhanced shareholder value. Originations in home equity lending were $231 million, compared with $302 million in 1995. The decrease in home equity originations stems from increased competition in this line of business.

     The Bank continued building its franchise in construction lending, with originations of $310 million, compared with $284 million last year.
A variety of unique products and the development of new markets contributed to construction growth.

     These three areas form the cornerstone of the Bank's lending portfolio, and most experienced growth in outstandings during 1996. At December 31, 1996, home equity and construction loans outstanding were $499 million and $138 million, compared with $485 million and $142 million one year earlier.

     Additionally, the Bank's management saw opportunities for growth in the Indianapolis small business market. By offering a full range of business services delivered by highly experienced loan officers, the Bank saw significant growth in business lending. Outstandings increased to $93 million at year-end 1996, compared with $72 million one year earlier.

     Expansion of the Bank's residential, business, and home equity lending businesses is a focal point for growth in 1997. Toward that end, the Bank completed the sale of approximately $32,756,000 of its indirect automobile portfolio during the third quarter at a loss of $898,000. However, the Bank was able to recapture $1,021,000 of its loan loss provision as a result of this sale.

     Included in 1996 earnings is a second quarter pre-tax gain of $1,165,000 from the sale of the Bank's investment and insurance subsidiaries, One Investment Corporation and One Insurance Agency. These subsidiaries were sold to The Somerset Group, Inc., a publicly held affiliate which owns approximately 22 percent of First Indiana Corporation. The Bank also increased its loan loss provision in response to higher risk associated with business, construction, commercial real estate, and home equity lending. The net loan loss provision in 1996 was $10,794,000, compared with $7,900,000 in 1995 and $3,900,000 in 1994. The increased provision brought the Bank's loan loss allowance to $18,768,000 at year-end, or 84 percent of non-performing loans, compared with $16,234,000, or 68 percent, at December 31, 1995.

     First Indiana's assets fell in 1996 to $1,496,421,000 at year-end, compared with $1,541,843,000 at December 31, 1995. Shareholders' equity increased to $138,658,000 at December 31, 1996, a seven percent increase over the December 31, 1995 level of $129,297,000. The tangible and core capital of the Bank was $131,322,000 or 8.78 percent of assets, which exceeded regulatory minimums by $108,876,000 and $86,430,000 at year-end 1996. Average shareholders' equity to average assets equaled 9.09 percent and 8.28 percent for 1996 and 1995.

Net Interest Income

     Net interest income is the most critical component of First Indiana's net earnings. It is affected by both the volume and interest rate of interest-earning assets and interest-bearing liabilities.

     Net interest income was $61,683,000 in 1996, compared with $58,044,000 in 1995 and $49,229,000 in 1994. The increase in 1996 is the result of continued growth in the Bank's home equity, residential construction, and business loan portfolios funded by non-interest-bearing deposits.
These loans generally have higher yields than a traditional residential mortgage loan portfolio.

[This page contains a photograph of the following persons and this caption]

Merrill E. Matlock (13 years' service) Commercial Banking Division

David A. Lindsey (14 years) Consumer Banking Sales Division

Kenneth L. Turchi (12 years) Marketing and Strategic Planning Division

Timothy J. O'Neill (27 years) Consumer Banking Services Division

David L. Gray (15 years) Internal Support Services Division


       7 10k page 45



Net Interest Margin
     First Indiana's net interest margin is the clearest indicator of its ability to generate core earnings. The margin rose to a record 4.37 percent for the year ended December 31, 1996, compared with 4.12 percent in 1995 and
3.96 percent in 1994.

     Net interest margin consists of two components: interest-rate spread and the contribution of interest-free funds (primarily shareholders' equity and other non-interest-bearing liabilities). Interest-rate spread is the difference between the yield on total earning assets and the cost of total interest-bearing liabilities.

     The Corporation's average interest-rate spread on average interest-earning assets for the year ended December 31, 1996 was 3.70 percent, compared with 3.60 percent in 1995 and 3.57 percent in 1994. The increased spread arose when the Bank's interest-earning assets repriced faster than the liabilities funding them during 1996.

     The contribution of interest-free funds to First Indiana's net interest margin varies depending on the level of capital and use of interest-free liabilities. Average interest-free funds provided an additional 67 basis points to the margin in 1996, compared with 52 and 39 basis points in 1995 and 1994.

     The following table analyzes First Indiana's net interest margin and the components that contributed to it.


                                         1996                       1995                       1994
                             -------------------------------------------------------------------------------------
                             Average                        Average                       Average
(Dollars in Thousands)       Balance Interest   Rate        Balance Interest   Rate       Balance  Interest   Rate
                             -------------------------------------------------------------------------------------
Assets
Earning Assets
  Federal Funds Sold         $14,782     $796     5.38%   $10,399     $613     5.89%   $ 11,123     $587     5.28%
  Interest-Bearing
     Deposits                      -        -        -          -        -        -       3,478      175     5.03
  Investments                115,836    6,887     5.95    139,569    9,181     6.58     160,030    9,784     6.11
  Mortgage-Backed
     Securities               42,958    2,986     6.95     60,602    4,396     7.25      82,566    5,473     6.63
  Loans Receivable (1)     1,237,036  114,799     9.28  1,199,619  109,871     9.16     986,437   81,553     8.27
                           ------------------           ------------------             -----------------
     Total Earning Assets  1,410,612  125,468     8.89  1,410,189  124,061     8.80   1,243,634   97,572     7.85
Other Assets                  74,904  -------              76,370  -------               83,498   ------
                           ---------                    ---------                      --------
Total Assets              $1,485,516                   $1,486,559                    $1,327,132
                           =========                    =========                      ========

Liabilities and Share-
   holders' Equity

Liabilities
  Interest-Bearing
  Liabilities
  Deposits:
    NOW and Money
     Market Checking        $ 88,633    2,531     2.86   $ 99,405    2,334     2.35     $113,574    2,677     2.36
    Passbook and
     Statement Savings       284,471   12,954     4.55    224,282   10,414     4.64      215,781    8,156     3.78
    Money Market Savings      17,481      575     3.29     22,582      730     3.23       33,485      906     2.71
    Jumbo Certificates       111,318    6,370     5.72    108,834    6,572     6.04       56,549    2,320     4.10
    Fixed-Rate
     Certificates            524,064   29,647     5.66    560,279   30,483     5.44      551,505   25,283     4.58
  Federal Home Loan
    Bank Advances            185,551   10,706     5.77    212,696   12,891     6.06      121,333    6,952     5.73
  Short-Term
    Borrowings                18,518    1,002     5.41     42,019    2,593     6.17        6,308      330     5.23
  Mortgage-Backed Bonds
    and Floating-Rate
    Note                           -        -        -          -        -        -       31,440    1,719     5.47
                           ------------------           ------------------             ------------------
  Total Interest-Bearing
     Liabilities           1,230,036   63,785     5.19  1,270,097   66,017     5.20    1,129,975   48,343     4.28
Other Liabilities            120,501   ------              93,404   ------                79,989   ------

Shareholders' Equity         134,979                      123,058                        117,168
                           ---------                    ---------                      ---------
Total Liabilities and
  Shareholders' Equity    $1,485,516                   $1,486,559                     $1,327,132
                           =========                    =========                      =========
Net Interest
  Income/Spread                       $61,683     3.70%            $58,044     3.60%              $49,229     3.57%
                                       ======     =====             ======     =====               ======     =====
Net Interest Margin                               4.37%                        4.12%                          3.96%
                                                  =====                        =====                          =====

(1) Included in loans receivable are loans held for sale totaling $42,872, $35,953, and $24,086 in 1996, 1995, and 1994, and non-accrual loans.


[This page contains the following bar graph]


Net Interest Income (Dollars in Thousands)
------------------------------------------
1992    $36,858
1993     45,905
1994     49,229
1995     58,044
1996     61,683



        8 10k page 46


Changes in Rate/Volume

     The following table shows the impact on net interest income of changes in interest rates and volume of the Corporation's assets and liabilities.


                                 1996 Compared with 1995             1995 Compared with 1994
                                 ------------------------------------------------------------------------
                                 Increase (Decrease)                 Increase (Decrease)
                                 Due to Change in                    Due to Change in
                                 ------------------------------------------------------------------------
                                                            Net                                 Net
(Dollars in Thousands)           Rate     Volume   Other    Change   Rate     Volume   Other    Change
                                 ------------------------------------------------------------------------
Interest Income
  Loans                            $1,456  $ 3,427   $   45  $ 4,928   $8,793  $17,625   $1,900  $28,318
  Mortgage-Backed Securities         (184)  (1,280)      54   (1,410)     516   (1,456)    (137)  (1,077)
  Investments                        (883)  (1,561)     150   (2,294)     743   (1,251)     (95)    (603)
  Interest-Bearing Deposits            --       --       --       --     (175)    (175)     175     (175)
  Federal Funds Sold                  (53)     258      (22)     183       69      (38)      (5)      26
                                    ---------------------------------   ---------------------------------
                                      336      844      227    1,407    9,946   14,705    1,838   26,489
                                    ---------------------------------   ---------------------------------
Interest Expense
  Deposits
    NOW and Money Market Checking     505     (253)     (55)     197      (10)    (334)       1     (343)
    Passbook and Statement Savings   (201)   2,795      (54)   2,540    1,864      322       73    2,259
    Money Market Savings               13     (165)      (3)    (155)     176     (295)     (57)    (176)
    Jumbo Certificates               (344)     150       (8)    (202)   1,095    2,145    1,012    4,252
    Fixed-Rate Certificates         1,212   (1,970)     (78)    (836)   4,722      402       75    5,199
  Federal Home Loan Bank Advances    (619)  (1,645)      79   (2,185)     402    5,235      302    5,939
  Short-Term Borrowings              (319)  (1,451)     179   (1,591)      59    1,868      336    2,263
  Mortgage-Backed Bonds and
    Floating-Rate Notes                --       --       --       --   (1,719)  (1,719)   1,719   (1,719)
                                    ---------------------------------   ---------------------------------
                                      247   (2,539)      60   (2,232)   6,589    7,624    3,461   17,674
                                    ---------------------------------   ---------------------------------
Net Interest Income                $   89   $3,383     $167   $3,639   $3,357   $7,081  $(1,623)  $8,815
                                    =================================   =================================

Non-Interest Income

     The following table shows First Indiana's non-interest income for the past three years.

                                  Years Ended December 31,
                             ----------------------------------------------------------
(Dollars in Thousands)            Increase (Decrease)         Increase (Decrease)
                             ----------------------------------------------------------
                             1996   Amount   Percent    1995   Amount   Percent    1994
                             -----------------------------------------------------------
Sale of Investments       $   281   $  235    510.9% $    46   $   46    100.0% $     -
Trading Account Activity        -        -        -        -      335    100.0     (335)
Sale of Loans               3,075      326     11.9    2,749    3,455    489.4     (706)
Sale of Subsidiary          1,165    1,165    100.0        -        -        -        -
Sale of Deposits                -   (1,497)  (100.0)   1,497    1,497    100.0        -
Dividends on FHLB Stock     1,033       37      3.7      996      394     65.4      602
Loan Servicing Income       2,908      263      9.9    2,645     (216)    (7.5)   2,861
Loan Fees                   2,302       96      4.4    2,206     (172)    (7.2)   2,378
Insurance Commissions         662     (618)   (48.3)   1,280      544     73.9      736
Accretion of
   Negative Goodwill          948        -        -      948        0      0.0      948
Deposit Product Fee Income  2,593      469     22.1    2,124      214     11.2    1,910
Other                       2,881    1,121     63.7    1,760     (171)    (8.9)   1,931
                          ----------------           ----------------           --------
                          $17,848   $1,597      9.8  $16,251   $5,926     57.4  $10,325
                          ================           ================           ========

       9 10k page 47


     The increase in non-interest income in 1996 arose from a pre-tax gain of $1,165,000 from the sale of the Bank's investment and insurance subsidiaries, One Investment Corporation and One Insurance Agency, a $1,702,000 pre-tax gain on the sale of over $63 million in fixed-rate home equity loans, and gains on the sale of residential mortgage loans in the secondary market as part of the Bank's normal mortgage banking activity throughout the year, net of a pre-tax loss of $898,000 related to the sale of the Bank's indirect automobile portfolio of approximately $33 million.

     Losses in non-interest income in 1994 arose mainly from two sources. First, a sudden, unexpected increase in interest rates in the first quarter led to losses in the Bank's trading account, which consisted primarily of Treasurys and other government securities. That account was immediately closed and the Bank's trading desk disbanded. Second, as often occurs in mortgage banking, losses from the sale of loans arose during the first quarter of 1994, when rates increased quickly and the Bank had committed to deliver loans to the secondary market. The value of these loans fell between the time of their origination and the promised date of delivery. First Indiana has since reduced the maximum amount permitted to be held in its pipeline for sale to the secondary market, and losses of this magnitude are not expected to recur.

Non-Interest Expense

     The following table describes First Indiana's non-interest expense for each of the past three years.

                                   Years Ended December 31,
                            --------------------------------------------------------------
(Dollars in Thousands)          Increase (Decrease)          Increase (Decrease)
                            ---------------------------- ------------------------------------
                              1996    Amount   Percent     1995    Amount   Percent    1994
                            ---------------------------- ------------------------------------
Salaries and Benefits      $24,223  $(2,171)     (8.2)% $26,394   $3,232       14.0% $23,162
Capitalized Salaries
  and Benefits              (6,129)    (625)    (11.4)   (5,504)  (1,807)     (48.9)  (3,697)
Net Occupancy                3,087       18       0.6     3,069       80        2.7    2,989
Deposit Insurance            9,186    6,888     299.7     2,298      (20)      (0.9)   2,318
Real Estate Owned
  Operations - Net             598    3,658     119.5    (3,060)  (3,034) (11,169.2)     (26)
Equipment                    4,508     (128)     (2.8)    4,636      147        3.3    4,489
Office Supplies and Postage  2,069      135       7.0     1,934      208       12.1    1,726
Other                        9,711      831       9.4     8,880    1,339       17.8    7,541
                           ----------------             ----------------             --------
                           $47,253   $8,606      22.3   $38,647   $  145        0.4  $38,502
                           ================             ================             ========


     In 1996, the FDIC levied a special deposit insurance assesment on all savings institutions to recapitalize its Savings Association Insurance
Fund ("SAIF"), which insures the Bank's deposits. First Indiana incurred a one-time pre-tax charge of $6,749,000 to comply with this assessment. This one-time charge will reduce First Indiana's future deposit insurance premiums 72 percent to $.064 per $100 of deposits, compared with the current premium of $.23 per $100 of deposits. Salary expenses were lower in 1996 as a result of the sale of One Insurance Agency, combined with efficiencies achieved as a result of the Corporation's consolidation and centralization of origination and servicing processes. Operating expenses for 1995 include a pre-tax gain of $2,156,000 from the sale of a foreclosed commercial real estate property.

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

        10 10k page 48


Non-Performing Assets.

     First Indiana has managed its loan portfolio to reduce concentration of loan types and to diversify assets geographically. Non-performing assets, which consist of non-accrual, impaired and restructured loans, REO, and other repossessed assets, fell slightly during 1996 to $27.1 million at December 31 from $27.2 million one year earlier.

     The following table sets forth the amounts of First Indiana's non-performing assets. The information pertaining to non-accrual loans and restructured loans is set forth by type of loan. Most of the Bank's non-performing commercial real estate loans consist of apartments and hotels located in Indiana and contiguous states.

Non-Performing Assets                     December 31,
                             ------------------------------------------
(Dollars in Thousands)       1996     1995     1994     1993     1992
                             -------- ---------------------------------
Non-Accrual Loans
  Residential Mortgage       $3,849   $2,399   $1,720   $3,796   $4,310
  Residential Construction    4,573    2,229    2,212    3,029    2,879
  Commercial Real Estate          -    1,514      105      275      118
  Business                      166      428      331      775      387
  Consumer                    6,792    8,120    6,603    3,025    3,269
                             -------- ---------------------------------
    Total Non-Accrual Loans  15,380   14,690   10,971   10,900   10,963
                             -------- ---------------------------------
Impaired Loans                    -    3,306        -        -        -

Restructured Loans
  Residential Mortgage            -        -        -        -      448
  Commercial Real Estate      6,913    5,909   10,730   11,311   16,465
                              -------  --------------------------------
    Total Restructured Loans  6,913    5,909   10,730   11,311   16,913

Real Estate Owned             4,828    2,943    7,012   13,961   11,748
Other Repossessed Assets          -      317      364      302      157
                            -------------------------------------------
Total Non-Performing Assets $27,121  $27,165  $29,077  $36,474  $39,781
                            ===========================================

     Non-Accrual, Impaired, and Restructured Loans. First Indiana places loans on non-accrual status when payments of principal or interest become 90 days or more past due, or earlier when an analysis of a borrower's creditworthiness indicates that payments could become past due. At
December 31, 1995, First Indiana had identified an impaired loan totaling $3,306,000 which had an allocated reserve of $167,000. In the first quarter of 1996, this loan was repaid and the allocated reserve was resorbed into the general loan loss allowance.

     Loan modifications classified as "restructured loans" under Statement of Financial Accounting Standard No. 15 were $6.9 million at
December 31, 1996, compared with $5.9 million at December 31, 1995 and
$10.7 million at December 31, 1994.  Management modified the payment terms, interest rates, and contractual maturities of these loans to improve the
likelihood of recovery of the Bank's investment.   The interest earned on
these loans in 1996 totaled $553,000, only $102,000 below the original interest obligation.

     Real Estate Owned. Real estate owned is generally acquired by deed in lieu of foreclosure, and is carried at the lower of the Bank's book balance in the property or the fair market value of the property, less reasonable costs of disposition. A review of REO properties, including the adequacy of the loss allowance and decisions whether to charge off REO, occurs in conjunction with the review of the loan portfolios described above.
During 1996, the Corporation decreased the allowance for REO losses by $400,000. Because of the sale of many foreclosed commercial real estate properties and the careful review of the remaining REO portfolio, management determined that it was not necessary to maintain an excess REO allowance.

     The following schedule is a summary of REO, net of the allowance for REO losses.


Real Estate Owned
(Dollars in Thousands)                    December 31,
                             ----------------------------------------
                             1996     1995     1994     1993     1992
                             -------  --------------------------------
Residential Mortgage       $  371   $  430   $1,427  $ 1,112  $   781
Residential Construction      915      713      791    1,204    1,405
Commercial Real Estate         95       94    3,503    9,267    9,204
Consumer                    3,447    1,706    1,291    2,378      358
Allowance for REO Losses     (543)  (1,066)  (1,216)  (1,483)  (1,630)
                           -------------------------------------------
Net Real Estate Owned      $4,285   $1,877   $5,796  $12,478  $10,118
                           ===========================================

       11 10k page 49

     Potential Problem Assets.  The Corporation had $9.5 million in potential problem loans at December 31, 1996. Of this amount, $4.1 million consists of loans to residential builders. These loans are currently performing according to their loan agreements, but the borrower's financial operations and condition caused management to question their ability to comply with present repayment terms. The collateral for these loans is one-to-four family dwellings with loan-to-value ratios of 80 percent or less. The remaining $5.4 million represents a business loan which is currently performing; however, if company management's current plans are not achieved, operations have declined to a level that puts the Bank at risk.  In December 1995, the Bank identified a $3 million par value corporate debt security as a potential problem investment because management questioned the issuer's ability to meet the security's
repayment terms.   As a result, the Bank reduced the carrying value of the
available-for-sale security by $818,000 to its estimated recoverable value through a charge to 1995 earnings. This investment was sold during 1996 at a minimal gain.

Summary of Loan Loss Experience.

     The following is a summary of activity in First Indiana's allowance for loan losses for the periods indicated.


Summary of Loan Loss Experience                               Years Ended December 31,
                                             --------------------------------------------------
(Dollars in Thousands)                           1996        1995       1994      1993      1992
                                             -----------------------------------------------------
Balance of Allowance for Loan Losses at
   Beginning of Year                          $16,234     $12,525     $11,506   $ 8,748   $ 7,797
   Charge-Offs
       Residential Mortgage                        (9)        (34)        (82)     (294)     (230)
       Residential Construction                  (360)       (231)       (425)     (279)     (443)
       Commercial Real Estate                       -      (1,139)       (167)      (80)      (33)
       Consumer                                (9,592)     (2,969)     (2,181)     (993)     (904)
       Business                                     -         (61)       (194)     (136)        -
                                               ----------- ---------------------------------------
         Total Charge-Offs                     (9,961)     (4,434)     (3,049)   (1,782)   (1,610)
                                               ----------- ---------------------------------------
     Recoveries
       Residential Mortgage                        26           6           3         -         5
       Residential Construction                    69          16           -        33        18
       Commercial Real Estate                     135          13           -         -         -
       Consumer                                 1,429         190         165       111       129
       Business                                    42          18           -         -         -
                                               ----------- ---------------------------------------
         Total Recoveries                       1,701         243         168       144       152
                                               ----------- ---------------------------------------
     Net Charge-Offs                           (8,260)     (4,191)     (2,881)   (1,638)   (1,458)
Provision for Loan Losses                      11,815       7,900       3,900     4,396     2,250
Recapture of Loan Loss Provision Due to
  Auto Portfolio Sale                          (1,021)          -           -         -         -
Allowance for Loan Losses for Acquisitions          -           -           -         -       159

Balance of Allowance for Loan Losses at        ----------- ---------------------------------------
   End of Year                                 18,768      16,234      12,525    11,506     8,748
                                               ----------- ---------------------------------------
Balance of REO Loss Allowance at
  End of Year                                     543       1,066       1,216     1,483     1,630
                                               ----------- ---------------------------------------
Balance of Loan and REO Loss Allowance
  at End of Year                              $19,311     $17,300     $13,741   $12,989   $10,378
                                              ====================================================
Ratio of Net Charge-Offs to Average Loans
   Outstanding                                   0.67%       0.35%       0.29%     0.17%     0.16%

Ratio of Allowance for Loan Losses to
  Loans Receivable                               1.52%       1.28%       1.15%     1.16%     0.94%

Ratio of Total Loan and REO Loss Allowance to
  Non-Performing Assets                         71.20%      63.68%      47.26%    35.61%    26.09%

Ratio of Allowance for Loan Losses to
  Non-Performing Loans                          84.19%      67.91%      57.72%    51.80%    31.38%

       12 10k page 50


     During 1994, First Indiana decided to discontinue indirect automobile lending, which incurs significant charge-offs as part of normal lending activities. Management had provided for this risk in prior years in expectation of delinquencies that normally occur when the automobile lending portfolio reaches certain points in the maturity cycle. Based on an overall analysis of the risk of loss in the loan portfolio, First Indiana reduced the annual loan loss provision to $3.9 million during 1994.

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

        The increased charge-offs in 1996 are reflective of both the significant increase in home equity loans outstanding and the adoption of a more conservative charge-off policy similar to that of commercial banks. Under its new policy, the Bank now writes down consumer loans at the date of fore-closure and charges off the entire balance of home equity loans greater than 120 days delinquent with loan-to-value ratios above 90 percent. If the loan has a loan-to-value ratio less than 90 percent, the loan is written down to its estimated disposition value after considering any first mortgage position and disposition costs. Indirect automobile loans greater than 120 days delinquent are charged off in full. If collection efforts result in a subsequent recovery of all or a portion of the charged-off amount, the Bank recognizes the recovery at the time of receipt.

        The Bank continued to increase its loan loss provision in 1996 to $11.8 million because of the new charge-off policy discussed above and an increase in delinquencies in the Bank's portfolio of home equity and automobile loans. During 1996, the Bank completed the sale of its indirect automobile portfolio of approximately $32,756,000 at a loss of $898,000, and recaptured $1,021,000 of its loan loss provision as a result of this sale.

Allocation of Loan Loss Allowance.

     The following table presents an allocation of First Indiana's allowance for loan losses at the dates indicated.


Allocation of Loan Loss Allowance
(Dollars in Thousands)                              December 31,
                             -----------------------------------------------------------------------------------------
                                      1996              1995              1994             1993              1992
                             ----------------- -----------------------------------------------------------------------
                                    Percent of        Percent of        Percent of        Percent of        Percent of
                                     Loans in          Loans in          Loans in          Loans in          Loans in
                                       Each              Each              Each              Each              Each
                             Amount  Category  Amount  Category  Amount  Category  Amount  Category  Amount  Category
                             ----------------- -----------------------------------------------------------------------
Balance At End of Period
  Applicable to:
    Residential Mortgage
     Loans                  $   632     34.9% $   426     33.3% $   376     36.4% $   796     40.1%  $  549     45.8%
    Residential
     Construction Loans       3,270     11.2    2,928     11.2    2,110     10.7    1,852     10.9      917     10.5
    Commercial Real
     Estate Loans               777      3.7    1,095      4.4    2,219      5.6    2,681      7.4    2,571     11.9
    Consumer Loans            9,042     42.7    7,808     45.4    5,375     43.5    3,571     38.6    2,173     31.5
    Business Loans            1,809      7.5      820      5.7      519      3.8      505      3.0       75      0.3
    Unallocated               3,238        -    3,157        -    1,926        -    2,101        -    2,463        -
                            ----------------- ----------------- ----------------- -----------------  ---------------
                            $18,768    100.0% $16,234    100.0% $12,525    100.0% $11,506    100.0%  $8,748    100.0%
                            ================= ================= ================= =================  ===============


Capital Resources and Liquidity
Capital.

     At December 31, 1996, First Indiana's shareholders' equity was $138,658,000, or 9.27 percent of total assets, compared with $129,297,000, or 8.39 percent of total assets, at December 31, 1995. Most of the Corporation's equity consists of its investment in the Bank.

     In July 1996, the Corporation's Board of Directors authorized the repurchase from time to time of up to $5,000,000 of the Corporation's outstanding common stock. At December 31, 1996, the Corporation had repurchased 587,666 shares of its common stock, or 5.7 percent of its shares outstanding. The program replaces one previously adopted in August 1994.

[This page contains bar graphs showing the following information]

     Loan and REO Loss Allowances      Loan Loss Allowance to
     (Dollars in Thousands)             Non-Performing Loans
     --------------------------        -----------------------
         1992      $10,378             1992     31.38%
         1993       12,989             1993     51.80
         1994       13,741             1994     57.72
         1995       17,300             1995     67.91
         1996       19,311             1996     84.19


       13 10k page 51



Liquidity.

     First Indiana Corporation conducts its business through subsidiaries. The main source of funds for the Corporation is dividends from the Bank.

     The Bank's primary source of funds is its deposits, which were $1,095,486,000 at December 31, 1996 and $1,136,980,000 at December
31, 1995.

     In recent years, First Indiana has relied on loan payments, loan payoffs, sale of loans, Federal Home Loan Bank advances, repurchase agreements, mortgage-backed bonds, and floating-rate notes as sources of funds. Although the Bank will continue to rely on core retail deposits as its chief source of funds, the use of borrowed funds, including Federal Home
Loan Bank advances, is likely to increase because of expected growth.

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

     Regulations require the director of OTS to set minimum liquidity
levels between four and ten percent of assets.   The Bank's liquidity ratio at
December 31, 1996 was 8.20 percent.


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

     At December 31, 1996, First Indiana's six-month and one-year cumulative gap stood at 2.03 percent and 4.50 percent of total interest-earning assets. This compares with 5.22 percent and 3.70 percent at December 31, 1995. This means that 2.03 percent and 4.50 percent of First Indiana's assets will reprice within six months and one year without a corresponding repricing of the liabilities funding them. Management intends to maintain a similar gap position to reduce the volatility of earnings.

[This page contains bar graphs showing the following information]

Bank Capital/Assets             Checking Deposits (Dollars in Thousands)
-------------------             ----------------------------------------
Actual     Required
------     --------                1992      $138,825
                                   1993       175,476
 8.78%       1.50%                 1994       163,023
 8.78        3.00                  1995       177,804
12.53        8.00                  1996       187,760


       14 10k page 52


Interest-Rate Sensitivity.

     The following table shows First Indiana's interest-rate sensitivity at December 31, 1996 and 1995.


Interest-Rate Sensitivity

(Dollars in Thousands)    Rate Sensitivity by Period of Maturity or Rate Change At December 31, 1996
                          --------------------------------------------------------------------------
                                              Percent                Over 180    Over One      Over
                                                of         Within     Days to    Year to       Five
                           Rate      Balance   Total      180 Days   One Year   Five Years    Years
                          --------------------------------------------------------------------------
Interest-Earning Assets
Investment Securities
 and Other                   5.95%$  148,895    10.49 % $   74,991 $    5,000 $   68,904 $       --
Loans Receivable (1)
  Mortgage-Backed
   Securities                7.69     36,412     2.56        5,913     12,458     12,793      5,248
  Residential Mortgage
   Loans                     7.89    431,063    30.36      184,465     67,839    125,591     53,168
  Residential Construction
   Loans                     8.62    138,135     9.73      124,577         --     13,558         --
  Commercial Real
   Estate Loans             11.12     45,792     3.23       11,400      6,108     14,397     13,887
  Business  Loans            9.69     92,559     6.52       60,902        337     20,477     10,843
  Consumer Loans            10.38    526,769    37.11      204,901     42,725    188,404     90,739
                                  -----------------------------------------------------------------
                             8.90 $1,419,625   100.00 %    667,149    134,467    444,124    173,885
                                  =====================    ----------------------------------------
Interest-Bearing Liabilities

Deposits
  Demand Deposits (2)        2.51 $  104,501     8.31 %         --         --         --    104,501
  Passbook Deposits (3)      2.99     47,005     3.74        9,400      2,262     14,066     21,277
  Money Market Savings       4.71    271,302    21.57      271,302         --         --         --
  Jumbo Certificates         5.74     98,256     7.81       47,268     13,412     37,576         --
  Fixed-Rate Certificates    5.63    491,163    39.05      181,331     63,684    246,148         --
                                   ----------------------------------------------------------------
                             4.95  1,012,227    80.48      509,301     79,358    297,790    125,778
Borrowings
  FHLB Advances              5.60    215,466    17.13       99,000     20,000     94,000      2,466
  Short-Term Borrowings      5.19     30,055     2.39       30,055         --         --         --
                                   ----------------------------------------------------------------
                             5.07  1,257,748   100.00 %    638,356     99,358    391,790    128,244
                                               ========
Net - Other (4)                      161,877                                                161,877
                                  ----------               ----------------------------------------
    Total                         $1,419,625               638,356     99,358    391,790    290,121
                                  ==========            ----------------------------------------
Rate Sensitivity Gap                                    $   28,793 $   35,109 $   52,334 $ (116,236)
                                                        ===========================================
December 31, 1996 Gap
Cumulative Rate-
Sensitivity Gap                                         $   28,793 $   63,902 $  116,236
                                                        ================================
Percent of Total
Interest-Earning Assets                                       2.03%      4.50%      8.19%
                                                        ================================
December 31, 1995 Gap
Cumulative Rate-
Sensitivity Gap                                         $   75,813 $   53,781 $  109,934
                                                        ================================
Percent of Total
Interest-Earning Assets                                       5.22 %     3.70%      7.57%
                                                        ================================

(1)  The distribution of fixed-rate loans is based upon contractual maturity and scheduled contractual repayments adjusted for estimated prepayments.  For adjustable-rate loans, interest rates adjust at intervals of six months to five years.  Included in Residential Mortgage Loans are $18,812 of
     Loans Held for Resale.  Included in Consumer Loans are $4,411 of home equity loans held for resale.
(2)  These deposits have been included in the Over Five Years category to reflect management's assumption that these accounts are not rate-sensitive.  This assumption is based on historic trends of these deposits through periods of significant increases and decreases in interest rates without changes in rates paid on these deposits.  Included in this category are NOW, money market checking, and non-interest bearing deposits.  The rate represents a blended rate on all deposit types in the category.
(3)  A portion of these deposits has been included in the Over Five Years category to reflect management's assumption that these accounts are not rate-sensitive.  This assumption is based upon the historic minimal decay rates on these types of deposits experienced through periods of significant increases and decreases in interest rates without changes in rates paid on these deposits.
(4)  Net-Other is the excess of other non-interest-bearing liabilities and capital over other non-interest-bearing assets.

       15 10k page 53

Financial Condition

     First Indiana's total assets at December 31, 1996 were
$1,496,421,000, compared with $1,541,843,000 at December 31, 1995.
Loans receivable stood at $1,215,550,000 at year-end 1996, compared with $1,250,726,000 one year earlier.

     The composition of the Bank's loan portfolio changed in 1996, as the Bank continued to execute its strategy of adding higher-yielding loans to the balance sheet through the origination of home equity and residential construction loans.

     Residential loans outstanding amounted to $429,427,000 at December 31, 1996, compared with $421,502,000 in 1995. Consumer loans outstanding were $526,769,000 at the end of 1996, compared with $575,009,000 one year earlier. Much of this decrease arose when the Bank sold $32,756,000 of its indirect automobile portfolio. Construction loans outstanding fell to $138,135,000, compared with $142,299,000 at the end of 1995.

     Total loan sales in 1996 amounted to $331,305,000, compared with $264,116,000 in 1995 and $239,851,000 in 1994.

     The Bank's loan servicing portfolio continued to produce fee income in 1996. The portfolio stood at $1,057,731,000 at year-end, compared with $1,130,209,000 and $802,191,000 at December 31, 1995 and 1994. The
servicing portfolio provides a source of fee income, but is subject to fluctuations as rates fall and serviced loans pay off. During the second quarter of 1995, the Bank purchased $310 million in residential mortgage loan servicing rights.


Impact of Accounting Standards Not Yet Adopted

     In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."
FAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The financial components approach focuses on the assets and liabilities that exist after the transfer. In December 1996, the FASB issued statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB No.125," deferring by one year the effective date of certain provisions of FAS 125 which is currently effective for transfers and extinguishments occurring after December 31, 1996. The deferral applies to the provisions that deal with secured borrowing and collateral, as well as to transfers of financial assets for repurchase agreements, dollar rolls, and securities lending. Due to the timing of the issuance of these pronouncements, management is currently reviewing the effect, if any, these pronouncements will have on the financial statements of the Corporation.

[This page contains the bar graphs showing the following information]


                                    Construction Loans Outstanding
Assets (Dollars in Thousands)       (Dollars in Thousands)
-----------------------------       -----------------------------
1992       $1,319,770               1992       $ 94,961
1993        1,322,288               1993        107,695
1994        1,408,629               1994        117,170
1995        1,541,843               1995        142,299
1996        1,496,421               1996        138,135

Home Equity Loans Outstanding       Loan Servicing Portfolio
(Dollars in Thousands)               (Dollars in Thousands)
-----------------------------       ------------------------
1992       $198,557                 1992       $  792,808
1993        227,550                 1993          806,874
1994        328,594                 1994          802,191
1995        485,032                 1995        1,130,209
1996        498,739                 1996        1,057,731

       16 10k page 54


Five Year Summary of Selected Financial Data

First Indiana Corporation and Subsidiaries
                                                         At December 31,
                                       --------------------------------------------------
(Dollars in Thousands,                 1996       1995        1994       1993       1992
   Except Per Share Data)              --------   --------------------------------------------

Selected Financial Condition Data
      Total Assets                  $1,496,421 $1,541,843 $1,408,629 $1,322,288 $1,319,770
      Loans Receivable -- Net        1,215,550  1,250,726  1,078,494    978,053    920,386
      Mortgage-Backed Securities        36,412     49,498     69,597    101,293    179,909
      Investments                      106,895    102,656    149,529    113,165     92,570
      Total Deposits                 1,095,486  1,136,980  1,031,911  1,030,257  1,042,039
      Federal Home Loan Bank Advances  215,466    214,781    201,155    106,877     21,159
      Short-Term Borrowings             30,055     38,642     35,922       -         2,469
      Floating-Rate Notes                 -          -          -          -        70,000
      Mortgage-Backed Bonds               -          -          -        50,000     50,000
      Shareholders' Equity             138,658    129,297    120,712    113,583    100,735

                                                                 Years Ended December 31,
                                              1996       1995       1994     1993         1992
Selected Operations Data
      Interest Income                     $125,468   $124,061    $97,572    $97,084    $95,711
      Interest Expense                      63,785     66,017     48,343     51,179     58,853
      Provision for Losses on Loans and
        Real Estate Owned, Net              10,794      7,900      3,900      4,396      3,219
      Earnings Before Cumulative Effect
        Change in Accounting Principle      13,704     17,267     10,636     15,101      9,484
      Net Earnings                          13,704     17,267     10,636     15,101     11,002
      Net Interest Margin During Year         4.37%      4.12%      3.96%      3.64%     3.28%
      Dividends Declared Per Common Share    $ .45      $ .38      $ .34      $ .24     $ .19
Selected Ratios
      Net Earnings to:
        Average Total Assets                   .92%      1.16%       .80%      1.12%      .92%
        Average Shareholders' Equity         10.15      14.03       9.08      14.05     12.73
      Average Shareholders' Equity to
          Average Total Assets                9.09       8.28       8.83       7.98      7.25
        Dividend Payout Ratio                33.89      22.45      35.23      17.05     16.20



       17 10k page 55


Consolidated Balance Sheets
First Indiana Corporation and Subsidiaries

                                                                                       December 31,
                                                                                  ------------------------
(Dollars in Thousands, Except Share Data)                                          1996              1995
                                                                                  ------------------------
Assets
   Cash                                                                        $   31,618       $   41,894
   Federal Funds Sold                                                              42,000           33,000
                                                                                  -------------------------
   Total Cash and Cash Equivalents                                                 73,618           74,894
   Investments Available For Sale (Note 2)                                        101,356           96,813
   Investments Held to Maturity (Market Value of $5,673 and $5,949)
        (Notes 2, 9, and 12)                                                        5,539            5,843
   Mortgage-Backed Securities Held to Maturity--Net
       (Market Value of $36,984 and $50,426) (Notes 3,9, and 12)                   36,412           49,498
   Loans Held for Sale                                                             23,223           52,733
   Loans Receivable                                                             1,211,095        1,214,227
   Less Allowance for Loan Losses                                                 (18,768)         (16,234)
                                                                                ---------------------------
   Loans Receivable--Net(Notes 4,5,8, and 12)                                   1,215,550        1,250,726
   Premises and Equipment (Note 6)                                                 13,705           13,157
   Accrued Interest Receivable                                                     10,696           11,645
   Real Estate Owned--Net (Note 5)                                                  4,285            1,877
   Prepaid Expenses and Other Assets                                               35,260           37,390
                                                                               ----------------------------
   Total Assets                                                                $1,496,421       $1,541,843
                                                                               ============================
Liabilities and Shareholders' Equity
Liabilities
   Non-Interest-Bearing Deposits                                               $   83,259       $   82,237
   Interest-Bearing Deposits                                                    1,012,227        1,054,743
                                                                                ---------------------------
       Total Deposits (Note 7)                                                  1,095,486        1,136,980

   Federal Home Loan Bank Advances (Note 8)                                       215,466          214,781
   Short-Term Borrowings (Note 9)                                                  30,055           38,642
   Accrued Interest Payable                                                         2,018            2,715
   Advances by Borrowers for Taxes and Insurance                                    1,120            2,107
   Other Liabilities                                                                7,933           10,688
                                                                                ---------------------------
     Total Liabilities                                                          1,352,078        1,405,913
                                                                                ---------------------------
Negative Goodwill                                                                   5,685            6,633
                                                                                ---------------------------
Shareholders' Equity (Notes 11 and 13)
   Preferred Stock, $.01 Par Value: 2,000,000 Shares Authorized; None Issued            -                -
   Common Stock, $.01 Par Value: 16,000,000 Shares Authorized; 10,966,934
     and 10,928,070 Shares Issued and Outstanding, Including Shares in Treasury        88               88
   Paid-In Capital in Excess of Par                                                33,225           32,715
   Retained Earnings                                                              111,767          102,449
   Net Unrealized Gain (Loss) on Securities Available For Sale                        (72)             395
   Treasury Stock - At Cost, 587,666 Shares in 1996 and 1995                       (6,350)          (6,350)
                                                                                 --------------------------
   Total Shareholders' Equity                                                     138,658          129,297
Commitments and Contingencies (Note 12)                                                -                -
                                                                                 --------------------------
Total Liabilities and Shareholders' Equity                                     $1,496,421       $1,541,843
                                                                               ===========================

See Notes to Consolidated Financial Statements

       18 10k page 56


Consolidated Statements of Earnings

First Indiana Corporation and Subsidiaries                                 Years Ended December 31,
                                                                   -------------------------------------
(Dollars in Thousands, Except Per Share Data)                          1996          1995          1994
                                                                   --------------------------------------
Interest Income
Loans                                                               $114,799      $109,871      $ 81,553
Investments                                                            6,887         9,181         9,784
Mortgage-Backed Securities                                             2,986         4,396         5,473
Federal Funds Sold and Interest-Bearing Deposits                         796           613           762
                                                                     ------------------------------------
   Total Interest Income                                             125,468       124,061        97,572
                                                                     ------------------------------------
Interest Expense
Deposits (Note 7)                                                     52,077        50,533        39,342
Federal Home Loan Bank Advances                                       10,706        12,891         6,952
Short-Term Borrowings                                                  1,002         2,593           330
Mortgage-Backed Bonds                                                      -             -         1,719
                                                                     ------------------------------------
   Total Interest Expense                                             63,785        66,017        48,343
                                                                     ------------------------------------
Net Interest Income                                                   61,683        58,044        49,229
Provision for Loan Losses, Net (Note 5)                               10,794         7,900         3,900
                                                                     ------------------------------------
Net Interest Income After Provision for Loan Losses                   50,889        50,144        45,329
                                                                     ------------------------------------
Non-Interest Income
Sale of Investments                                                        -            (7)            -
Trading Account Activity                                                   -             -          (335)
Sale of Investments Available for Sale                                   281            53             -
Sale of Loans                                                          3,075         2,749          (706)
Sale of Subsidiary                                                     1,165             -             -
Sale of Deposits                                                           -         1,497             -
Dividends on FHLB Stock                                                1,033           996           602
Loan Servicing Income                                                  2,908         2,645         2,861
Loan Fees                                                              2,302         2,206         2,378
Insurance Commissions                                                    662         1,280           736
Accretion of Negative Goodwill                                           948           948           948
Deposit Product Fee Income                                             2,593         2,124         1,910
Other                                                                  2,881         1,760         1,931
                                                                     ------------------------------------
   Total Non-Interest Income                                          17,848        16,251        10,325
                                                                     ------------------------------------
Non-Interest Expense
Salaries and Benefits                                                 18,094        20,890        19,465
Net Occupancy                                                          3,087         3,069         2,989
Deposit Insurance                                                      9,186         2,298         2,318
Real Estate Owned Operations--Net                                        598        (3,060)          (26)
Equipment                                                              4,508         4,636         4,489
Office Supplies and Postage                                            2,069         1,934         1,726
Other                                                                  9,711         8,880         7,541
                                                                     ------------------------------------
   Total Non-Interest Expense                                         47,253        38,647        38,502
                                                                     ------------------------------------
Earnings Before Income Taxes                                          21,484        27,748        17,152
Income Taxes (Note 10)                                                 7,780        10,481         6,516
                                                                     ------------------------------------
Net Earnings                                                         $13,704       $17,267       $10,636
                                                                     ====================================
Primary Earnings Per Share                                           $  1.27       $  1.62       $  0.96
                                                                     ====================================
Fully Diluted Earnings Per Share                                     $  1.27       $  1.60       $  0.96
                                                                     ====================================
Dividends Per Common Share                                           $  0.45       $  0.38       $  0.34
                                                                     ====================================

See Notes to Consolidated Financial Statements

       19 10k page 57

Consolidated Statements of Shareholders' Equity
First Indiana Corporation and Subsidiaries

                                                                                                   Net
                                                                                               Unrealized
                                                                         Paid-In               Gain (Loss) on
                                                   Common Stock          Capital               Securities                Total
                                                  --------------------  in Excess    Retained   Available   Treasury  Shareholders'
(Dollars in Thousands, Except Per Share Data)     Shares      Amount      of Par     Earnings   for Sale     Stock       Equity
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 1993                    10,725,611         $87     $31,028    $ 82,468       $  -     $     -    $113,583

   Common Stock Issued Under Restricted
     Stock Plans-Net of Amortization (Note 13)      48,000           -         563        (375)         -           -         188
   Exercise of Stock Options                        54,249           -         326           -          -           -         326
   Unrealized Loss on Securities Available
     for Sale, Net of Income Taxes of $(82)              -           -           -           -       (120)          -        (120)
   Net Earnings for 1994                                 -           -           -      10,636          -           -      10,636
   Dividends -- $.34 Per Share                           -           -           -      (3,748)         -           -      (3,748)
   Payment for Fractional Shares                      (482)          -          (6)          -          -           -          (6)
   Purchase of Treasury Stock                      (15,000)          -           -           -          -        (147)       (147)
                                                 ---------------------------------------------------------------------------------
Balance at December 31, 1994                    10,812,378          87      31,911      88,981       (120)       (147)    120,712

   Common Stock Issued Under Restricted
     Stock Plans-Net of Amortization (Note 13)           -           -         268          99          -           -         367
   Common Stock Issued Under Deferred
     Compensation Plan                                   -           -           -         (21)         -           -         (21)
   Exercise of Stock Options                       100,692           1         536           -          -           -         537
   Unrealized Gain on Securities Available
     for Sale, Net of Income Taxes of $351               -           -           -           -        515           -         515
   Net Earnings for 1995                                 -           -           -      17,267          -           -      17,267
   Dividends -- $.38 Per Share                           -           -           -      (3,877)         -           -      (3,877)
   Purchase of Treasury Stock                     (572,666)          -           -           -          -      (6,203)     (6,203)
                                                 --------------------------------------------------------------------------------
Balance at December 31, 1995                    10,340,404          88      32,715     102,449        395      (6,350)    129,297
   Common Stock Issued Under Restricted
     Stock Plans-Net of Amortization (Note 13)           -           -         195         278          -           -         473
   Common Stock Issued Under Deferred
     Compensation Plan                                   -           -           -         (20)         -           -         (20)
   Exercise of Stock Options                        39,751           -         331           -          -           -         331
   Unrealized Loss on Securities Available
     for Sale, Net of Income Taxes of $(320)             -           -           -           -       (467)          -        (467)
   Net Earnings for 1996                                 -           -           -      13,704          -           -      13,704
   Dividends -- $.45 Per Share                           -           -           -      (4,644)         -           -      (4,644)
   Payment for Fractional Shares                      (887)          -         (16)          -          -           -         (16)
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 1996                    10,379,268         $88     $33,225    $111,767       $(72)    $(6,350)   $138,658
                                                 ==================================================================================

See Notes to Consolidated Financial Statements

       20 10k page 58


Consolidated Statements of Cash Flows

First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
                                                                         Years Ended December 31,
                                                                  -----------------------------------
                                                                  1996          1995          1994
                                                                  ------------------------------------
Cash Flows from Operating Activities
  Net Earnings                                                  $  13,704     $  17,267     $  10,636
Adjustments to Reconcile Net Earnings to Net Cash Provided
    (Used) by Operating Activities
     Loss (Gain) on Sale of Assets and Deposits                    (4,524)       (4,307)        1,051
     Amortization                                                   1,325         2,197         1,609
     Amortization of Restricted Stock Plan                            473           367           188
     Depreciation                                                   1,958         1,909         1,922
     Loan and Mortgage-Backed Securities Net Accretion                (51)         (366)         (202)
     Provision for Loan Losses,Net                                 10,794         7,900         3,900
     Proceeds From Sales of Trading Investments                        --            --       307,539
     Purchase of Trading Investments                                   --            --      (307,874)
     Origination of Mortgage-Backed Securities
      Available for Sale                                             (734)           --            --
     Proceeds From Sale of Mortgage-Backed
      Securities Available for Sale                                   716            --            --
     Origination of Loans Held for Sale
      Net of Principal Collected                                 (262,463)     (179,919)     (177,085)
     Proceeds from Sale of Loans Held for Sale                    295,048       138,803       239,851
     Change In:
       Accrued Interest Receivable                                    949        (1,833)           76
       Other Assets                                                (1,166)       (7,321)        3,132
       Accrued Interest Payable                                      (697)        1,019        (1,411)
       Other Liabilities                                           (2,755)        3,392          (561)
                                                                --------------------------------------
       Net Cash (Used) Provided by Operating Activities            52,577       (20,892)       82,771
                                                                --------------------------------------
Cash Flows From Investing Activities
  Proceeds From Sales of Investment Securities
    Held to Maturity                                                   --         2,993            --
  Proceeds From Sales of Investments Available for Sale            35,703        72,857            --
  Proceeds From Maturities of Investment Securities
    Held to Maturity                                               27,611         6,018        28,525
  Purchase of Investment Securities Held to Maturity                   --       (35,388)      (66,381)
  Purchase of Investment Securities Available for Sale            (68,225)           --            --
  Principal Collected on Mortgage-Backed Securities                13,086        20,099        31,696
  Originations of Loans Net of Principal Collected                (41,050)     (260,919)     (167,336)
  Proceeds From Sale of Indirect Installment Portfolio             32,756            --            --
  Proceeds From Sale of Loans                                       3,501       125,313         1,819
  Purchase of Premises and Equipment                               (2,653)       (1,750)       (1,615)
  Proceeds From Sale of Premises and Equipment                        150            32            10
                                                                --------------------------------------
    Net Cash Provided (Used) by Investing Activities                  879       (70,745)     (173,282)
                                                                --------------------------------------
Cash Flows From Financing Activities
  Net Change in Deposits                                          (41,494)      132,028         1,654
  Proceeds from Sale of Deposits                                       --       (25,462)           --
  Repayments of Federal Home Loan Bank Advances                  (288,025)     (366,024)     (197,822)
  Borrowings of Federal Home Loan Bank Advances                   288,710       379,650       292,100
  Net Change in Short-Term Borrowings                              (8,587)        2,720        35,922
  Maturity of Mortgage-Backed Bond                                     --            --       (50,000)
  Net Change in Advances by Borrowers for Taxes and Insurance        (987)         (249)          277
  Stock Option Proceeds                                               331           537           326
  Common Stock Issued Under Deferred Compensation Plan                (20)          (21)           --
  Payment for Fractional Shares                                       (16)           --            (6)
  Purchase of Treasury Stock                                           --        (6,203)         (147)
  Dividends Paid                                                   (4,644)       (3,877)       (3,748)
                                                                --------------------------------------
    Net Cash Provided (Used) By Financing Activities              (54,732)      113,099        78,556
                                                                --------------------------------------
Net Change in Cash and Cash Equivalents                            (1,276)       21,462       (11,955)
Cash and Cash Equivalents at Beginning of Year                     74,894        53,432        65,387
                                                                --------------------------------------
Cash and Cash Equivalents at End of Year                        $  73,618     $  74,894     $  53,432
                                                                =====================================
See Notes to Consolidated Financial Statements

       21 10k page 59


Notes to Consolidated Financial Statements
First Indiana Corporation and Subsidiaries
Years Ended December 31, 1996, 1995, and 1994

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

     The Bank is engaged primarily in the business of attracting deposits from the general public and originating residential mortgage, commercial and consumer loans. The Bank offers a full range of banking services from 26 banking offices located throughout Metropolitan Indianapolis, Evansville, Franklin, Mooresville, Pendleton, Rushville, and Westfield, Indiana.

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

     The majority of the Bank's assets and liabilities is financial instruments (investments, loans, deposits, and borrowings). Each of these financial instruments earns or pays interest for a given term at a negotiated rate of interest. First Indiana's Asset/Liability Committee manages these financial instruments for the dual objectives of maximizing net interest income (the difference between interest income and interest expense) while limiting interest-rate risk. The Bank manages interest-rate risk by closely matching both the maturities and interest-rate repricing dates of its assets and liabilities. Should this matching objective not be achieved, significant, rapid, and sustained changes in market interest rates will significantly increase or decrease net interest income. Because of this risk, the Committee continuously monitors its financial instruments to ensure that these dual objectives are achieved.

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

     (B)  Investments and Mortgage-Backed Securities.   The Bank
adopted the provisions of Statement of Financial Accounting Standard No.
115, "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994. Under SFAS 115, the Bank classifies investments in debt securities as either trading, held to maturity, or available for sale. In 1995, the Bank reassessed the appropriateness of the classification of all securities in accordance with the provisions of a special report issued by the FASB.

     Investments and debt securities classified as held to maturity are stated at cost, as adjusted for amortization of premiums and accretion of discounts using the level yield method. The Bank has the ability and positive intent to hold these securities to maturity.

     Investments in debt securities classified as available for sale are stated at fair value, based on quoted market prices, with unrealized holding gains and losses excluded from earnings and reported net of related income taxes as a separate component of shareholders' equity until realized. A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

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


       22 10k page 60


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

     Loans held for sale are carried at the lower of cost or estimated market value in the aggregate. The Bank continuously monitors its pipeline and conservatively manages the pipeline through limits on market exposure. Currently, the Bank achieves this objective through the use of forward sales.
In the case of loans sold with servicing retained where the stated servicing fee differs materially from a current, normal servicing fee, the sales price is adjusted for purposes of determining gain or loss on the sale to provide a normal servicing fee in each subsequent year. The resulting deferred balance is amortized in proportion to the related net servicing income over the estimated life of the loans. Commitment fees paid to an investor in connection with the sale of loans are treated as a sales expense and reduce the net sales proceeds.

     Effective January 1, 1996, the Bank adopted Statement of Financial Accounting Standard No. 122, "Accounting for Mortgage Servicing Rights"
("FAS 122"). For servicing retained loan sales, FAS 122 requires capitalization of the cost of mortgage servicing rights, regardless of whether those rights were acquired through purchase or origination. Prior to adoption of FAS 122, only purchased loan servicing rights were capitalized.

     Beginning in 1996, the total cost of mortgage loans originated with the intent to sell is allocated between the loan servicing right and the mortgage loan without servicing based on their relative fair values at the date of sale. The capitalized cost of loan servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenue. For this purpose, estimated servicing revenues include late charges and other ancillary income. Estimated servicing costs include direct costs associated with performing the servicing function and appropriate allocations of other costs.

     Mortgage servicing rights are periodically evaluated for impairment by stratifying them based on predominant risk characteristics of the underlying serviced loans. These risk characteristics include loan type (fixed or adjustable rate), investor type (FHLMC, GNMA, private), term, and note rate. Impairment represents the excess of cost of an individual mortgage servicing rights stratum over its estimated fair value, and is recognized through a valuation allowance.

     Fair values for individual strata are based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors which are subject to change over time. Changes in these underlying assumptions could cause the fair value of loan servicing rights, and the related valuation allowance, to change significantly in the future. As of December 31, 1996, the balance of capitalized loan servicing rights included in other assets was $894,000, with a fair market value of $1,102,000. The amount capitalized in 1996 was $986,000, and the amount amortized to loan servicing income was $92,000. There were no valuation allowances at December 31, 1996, and no activity for the year then ended.

     In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities"
("FAS 125").   FAS 125 provides accounting and reporting standards for
transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The financial components approach focuses on the assets and liabilities that exist after the transfer. In December 1996, the FASB issued Statement of Financial Accounting Standard No. 127, "Deferral of the Effective Date of Certain Provisions of FASB No.125," deferring by one year the effective date of certain provisions of FAS 125 which is currently effective for transfers and extinguishments occurring after December 31, 1996. The deferral applies to the provisions that deal with secured borrowing and collateral, as well as to transfers of financial assets for repurchase agreements, dollar rolls, and securities lending. Due to the timing of the issuance of these pronouncements, management is currently reviewing the effect, if any, these pronouncements will have on the financial statements of the Corporation.

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

       23  10k page 61

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

     (J) Earnings Per Share. Earnings per share for 1996, 1995, and 1994 were computed by dividing net earnings by the primary and fully diluted shares of common stock and common stock equivalents outstanding (10,764,833 and 10,801,611 in 1996, 10,717,756 and 10,791,139 in 1995 and 11,110,554 and
11,116,438 in 1994). Dilution of the per-share calculation relates primarily to stock options.

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

     (M) Reclassification. Certain amounts in the 1995 Financial Statements have been reclassified to conform to the current year presentation.

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

       24 10k page 62

     (2)  Investments and Their Scheduled Maturities

Investments Available for Sale:

                                                    December 31,
                                ----------------------------------------------------------------------
                                                        1996                     1995
                                ----------------------------------------------------------------------
                                         Unreal-  Unreal-                    Unreal-  Unreal-
                                 Book     ized     ized    Market    Book     ized     ized    Market
                                 Value    Gains   Losses    Value    Value    Gains   Losses    Value
(Dollars in Thousands)          ----------------------------------------------------------------------
U.S. Treasury and Government
  Agencies' Obligations         $78,305     $129    $(351) $78,083  $40,353     $115     $(13) $40,455
Corporate Debt Securities        10,394       92      (26)  10,460   36,182      439        -   36,621
Asset-Backed Securities          12,579       22        -   12,601   19,318      106        -   19,424
Other                               200       12        -      212      295       18        -      313
                                ----------------------------------------------------------------------
                               $101,478     $255    $(377)$101,356  $96,148     $678     $(13) $96,813
                                ======================================================================

     Scheduled Maturities:

                                                                December 31, 1996
                           ------------------------------------------------------------------------------
                               U.S Treasury and              Corporate                    Asset-
                              Government Agencies'             Debt                       Backed
                                 Obligations                 Securities                 Securities
                           ------------------------------------------------------------------------------
                           Book    Market             Book    Market             Book    Market
                           Value    Value    Yield    Value    Value    Yield    Value    Value    Yield
                           ------------------------------------------------------------------------------
(Dollars in Thousands)
One Year or Less          $19,995  $19,973     5.13% $     -  $     -        -%  $    -   $    -        -%
After One Year to
    Five Years             58,310   58,110     5.52    7,673    7,676     7.46        -        -        -
After Five Years to
    Ten Years                   -        -        -    2,721    2,784     9.50    2,579    2,585     6.71
After Ten Years                 -        -        -        -        -        -   10,000   10,016     6.90
                          ----------------           ----------------           ----------------
                          $78,305  $78,083           $10,394  $10,460           $12,579  $12,601
                          ================           ================           ================


       25 10k page 63


                         ------------------------------------------------------

                                      Other
                                    Securities        Total Portfolio
                         ------------------------------------------------------
                          Book    Market             Book    Market
                          Value    Value    Yield    Value    Value    Yield
                         ------------------------------------------------------
(Dollars in Thousands)
One Year or Less           $ -      $ -        -%  $19,995  $19,973     5.13%
After One Year to
    Five Years             200      212     6.48    66,183   65,998     5.75
After Five Years to
    Ten Years                -        -        -     5,300    5,369     8.14
After Ten Years              -        -        -    10,000   10,016     6.90
                          -------------            ----------------
                          $200     $212           $101,478 $101,356     5.87
                          =============            ================


     The weighted average yield on investments held for sale was 5.87 percent at December 31, 1996 and 7.16 percent at December 31, 1995.
The asset-backed securities are collateralized by student loan receivables. While the majority of these securities have maturity dates in excess of five years, they are expected to prepay within the next five to seven years.

     At December 31, 1996, all of First Indiana's corporate debt securities were issued by finance companies, with the highest concentration with one issuer at $5,001,000 and the average concentration per issuer at $3,465,000. At December 31, 1995, First Indiana held a $3,000,000 par value corporate debt security which management identified as a potential problem asset. As a result, the Bank reduced the carrying amount of the security by $818,000 to its estimated recoverable value. This security was sold in 1996 at a minimal gain. All corporate debt securities held for sale at December 31, 1996 were rated investment grade or higher by Standard & Poor's or Moody's Investor Services. The Bank's investment policy prohibits invest-ment in subprime issues. In 1996, realized gains (losses) from the sale of investment securities available for sale were $307,000 and $(10,000).
Realized gains (losses) in 1995 from the sale of investment securities available for sale were $961,000 and $(89,000). In 1994, there were no realized gains or losses from the sale of investments available for sale.


     Investments Held to Maturity:
                                                                 December 31,
                              ------------------------------------------------------------------------------
                                               1996                                  1995
                              ------------------------------------------------------------------------------
                                        Unreal-    Unreal-                       Unreal-    Unreal-
                               Book      ized       ized     Market     Book      ized       ized     Market
(Dollars in Thousands)        Value     Gains      Losses     Value    Value     Gains      Losses     Value
                              ---------------------------------------- --------------------------------------
Asset-Backed Securities       $5,539     $134     $    -     $ 5,673  $ 5,843   $  106     $    -     $ 5,949
                             --------------------------------------------------------------------------------
                             $ 5,539   $  134     $    -     $ 5,673  $ 5,843   $  106     $    -     $ 5,949
                             ===============================================================================

     Securities totaling $604,000 with a weighted average yield of 10 percent mature within five to 10 years, while the remaining $4,935,000 of investments held to maturity, yielding 6.69 percent, have maturities in excess of 10 years.

     On December 1, 1995, First Indiana reassessed the appropriateness of the classification of all investments and mortgage-backed securities held as of that date. As a result, the Bank reclassified $126,591,000 investments from held to maturity to available for sale and $89,000 mortgage-backed securities from available for sale to held to maturity.

     The asset-backed securities are collateralized by consumer home equity loans. While these securities have maturity dates in excess of 10 years, they are expected to prepay within the next five to seven years.

     The average yield on investments was 7.05 percent at December 31, 1996 and 7.63 percent at December 31, 1995. In 1996 and 1994, there were no realized gains or losses from the sale of held-to-maturity investment securities. In 1995, realized losses from the sale of held-to-maturity investment securities which experienced a deterioration of credit quality were $7,000.

       26 10k page 64


     (3)  Mortgage-Backed Securities

     Held to Maturity:
                                                           December 31, 1996
                                           ------------------------------------------------
                                                          Unreal-       Unreal-
                                             Book          ized           ized       Market
                                            Value          Gains        Losses       Value
(Dollars in Thousands)                     ------------------------------------------------
FHLMC                                      $ 21,531       $  648       $    (45)   $ 22,134
FNMA                                         13,888          295            (70)     14,113
GNMA                                            159            4              -         163
Participation Certificates                      574            -              -         574
Deferred Income and Net Unearned Discounts      260            -           (260)          -
                                           ------------------------------------------------
                                           $ 36,412       $  947       $   (375)   $ 36,984
                                           ================================================

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
                                           ================================================



     The weighted average yield on mortgage-backed securities was 7.69 percent and 7.76 percent at December 31, 1996 and 1995. Seventy-one percent of the Bank's mortgage-backed securities have maturities in excess of 10 years, with the remaining 29 percent maturing in five to ten years.

     At December 31, 1996 and 1995, First Indiana had no mortgage-backed securities available for sale. In 1996, realized losses on the sale of mortgage-backed securities held for sale were $16,000. In 1995, realized gains on the sale of mortgage-backed securities held for sale were $10,000.

     (4)  Loans Receivable

                                                                                   December 31,
                                                                          ---------------------------
                                                                              1996             1995
(Dollars in Thousands)                                                    ----------------------------
Residential Mortgage Loans
  Loans Held for Sale                                                     $   18,812       $   16,889
  Loans Held in Portfolio                                                    410,615          404,613
Residential Construction Loans                                               214,354          207,975
Commercial Real Estate Loans                                                  45,936           55,789
Business Loans                                                               100,503           78,981
Consumer Loans
  Home Equity Loans Held for Sale                                              4,411           35,844
  Home Equity Loans Held in Portfolio                                        494,328          449,188
  Installment Loans                                                           22,223           83,266
  Other Consumer Loans                                                         5,807            6,711
Undisbursed Portion of Loans
  Residential Construction Loans                                             (76,219)         (65,676)
  Commercial Real Estate Loans                                                   (10)               -
  Business Loans                                                              (7,944)          (6,835)
Deferred Income and Net Unearned Discounts                                     1,502              215
Allowance for Loan Losses                                                    (18,768)         (16,234)
                                                                          ----------------------------
                                                                          $1,215,550       $1,250,726
                                                                          ===========================


       27 10k page 65

     The weighted average yield on loans was 9.29 percent and 9.59 percent at December 31, 1996 and 1995. Loans serviced for others amounted to $1,057,731,000 and $1,130,209,000 at December 31, 1996 and
1995.

     Total restructured loans amounted to $6,913,000 and $5,909,000 at December 31, 1996 and 1995. In 1996, $655,000 in gross interest income would have been recorded if these loans had been current in accordance with their original terms. Actual interest income recognized on these loans was $553,000 in 1996, only $102,000 below the original interest obligation. At December 31, 1995, the Bank had identified an impaired loan totaling $3,306,000 which had an allocated reserve of $167,000. This loan was repaid in the first quarter of 1996 and the allocated reserve was resorbed into the general loan loss allowance.


     Over 75 percent of First Indiana's residential construction and permanent mortgage loans are secured by collateral located in Indiana, with another 15 percent and 19 percent located in North Carolina and Florida. Nearly 66 percent of the Bank's consumer loans are secured by collateral located in Indiana and its contiguous states, with over 44 percent located in Indiana itself. The Bank's commercial real estate and business loans are secured primarily by collateral in Indiana and contiguous states.

     In connection with the Bank's efforts to establish a secondary market for its home equity loan originations, over $63 million in loans were sold in 1996. In addition, at December 31, 1996 and 1995, the Bank has classified $4,411,000 and $35,844,000 of home equity loans as held for sale.

     During the third quarter, the Bank completed the sale of its $32,756,000 indirect installment portfolio at a pre-tax loss of $898,000. The Bank also recaptured $1,021,000 of its loan loss provision in connection with the sale.

     During 1996, 1995, and 1994, the Bank transferred $7,216,000, $4,760,000, and $2,094,000 from loans to real estate owned. During 1995, the Bank transferred $78,506,000 from residential loans receivable to residential loans held for sale.

     (5)  Allowance for Loan and REO Losses


                                                                           December 31,
                                                            -----------------------------------
                                                               1996          1995          1994
(Dollars in Thousands)                                      -------------------------------------
Balance of Allowance for Loan Losses at Beginning of Year    $16,234       $12,525       $11,506
Charge-Offs
   Residential Mortgage                                           (9)          (34)          (82)
   Residential Construction                                     (360)         (231)         (425)
   Commercial Real Estate                                          -        (1,139)         (167)
   Business                                                        -           (61)         (194)
   Consumer                                                   (9,592)       (2,969)       (2,181)
                                                              -----------------------------------
        Total Charge-Offs                                     (9,961)       (4,434)       (3,049)
                                                              -----------------------------------
Recoveries
   Residential Mortgage                                           26             6             3
   Residential Construction                                       69            16             -
   Commercial Real Estate                                        135            13             -
   Business                                                       42            18             -
   Consumer                                                    1,429           190           165
                                                              -----------------------------------
        Total Recoveries                                       1,701           243           168
                                                              -----------------------------------
        Net Charge-Offs                                       (8,260)       (4,191)       (2,881)
                                                              -----------------------------------
Provision for Loan Losses                                     11,815         7,900         3,900
Recapture of Loan Loss Provision
   Due to Auto Portfolio Sale                                 (1,021)            -             -
                                                              -----------------------------------
Balance of Allowance for Loan Losses at End of Year           18,768        16,234        12,525
Balance of REO Loss Allowance at End of Year                     543         1,066         1,216
                                                             ------------------------------------
Balance of Loan and REO Loss Allowance at End of Year        $19,311       $17,300       $13,741
                                                             ====================================

     A summary of activity in the allowance for REO losses for the years ended December 31, 1996, 1995, and 1994 follows.

                                                    December 31,
                                            ------------------------
REO Loss Allowance                          1996      1995      1994
                                            ------------------------
(Dollars in Thousands)
Balance at Beginning of Year                $1,066  $1,216    $1,483
  REO Charge-Offs                             (123)   (150)     (267)
  Recapture of REO Loss Provision             (400)      -         -
                                            ------------------------
Balance at End of Year                      $  543  $1,066    $1,216
                                            ========================


       28 10k page 66

     (6)  Premises and Equipment

                                                      December 31,
                                             --------------------------
                                                1996               1995
(Dollars in Thousands)                       ---------------------------
Land                                        $  2,308           $  2,383
Buildings                                      8,741              7,679
Leasehold Improvements                         1,300                981
Furniture, Fixtures, and Equipment            14,653             13,955
Accumulated Depreciation and Amortization    (13,297)           (11,841)
                                             ------------------ --------
                                             $13,705            $13,157
                                             ==========================


     (7)  Deposits

                                                                        December 31,
                                            ----------------------------------------------------------------
                                                        1996                             1995
                                            ----------------------------------------------------------------
                                                                   Weighted                     Weighted
(Dollars in Thousands)                                              Average                      Average
                                              Amount   Percent        Rate     Amount   Percent   Rate
Type                                        ----------------------------------------------------------------
Non-Interest Bearing                       $   83,259    7.60%        - %  $   82,237    7.23%        - %
NOW Checking                                   93,300    8.52       2.21       82,022    7.21       2.21
Money Market Checking                          11,201    1.02       2.15       13,545    1.19       2.16
Passbook and Statement Savings                303,645   27.72       4.51      248,393   21.85       4.78
Money Market Savings                           14,662    1.34       3.27       19,157    1.68       3.30
Jumbo Certificates of $100 or Greater          97,398    8.89       5.74      120,465   10.60       5.84
Fixed-Rate Certificates                       492,021   44.91       5.63      571,161   50.24       5.70
                                            -----------------               -----------------
                                           $1,095,486  100.00%      4.55   $1,136,980  100.00%      4.77
                                            =========                       =========

Maturity                                      Amount   Percent                Amount   Percent
                                            ------------------             -------------------
Checking                                   $  187,760   17.14%             $  177,804   15.63%
Passbook and Statement Savings                303,645   27.72                 248,393   21.85
Money Market Savings                           14,662    1.34                  19,157    1.68
Certificates Maturing in:
   One Year                                   294,987   26.93                 406,696   35.78
   Two Years                                  193,567   17.67                 126,064   11.09
   Three Years                                 49,667    4.53                  93,678    8.24
   Four Years                                  46,844    4.28                  27,623    2.43
   Five Years                                   4,354    0.39                  37,565    3.30
                                           ------------------              ------------------
                                           $1,095,486  100.00%             $1,136,980  100.00%
                                           ==================              ==================

     Interest expense for the years ended December 31, 1996, 1995, and 1994 was as follows:



(Dollars in Thousands)                                   December 31,
                                            -----------------------------------
                                              1996          1995          1994
                                            -----------------------------------
NOW and Money Market Checking               $ 2,531       $ 2,333       $ 2,677
Passbook, Statement, and
   Money Market Savings                      13,529        11,144         9,061
Certificates of Deposit                      36,017        37,056        27,604
                                            -----------------------------------
                                            $52,077       $50,533       $39,342
                                            ===================================

     Net earnings for 1996 include a one-time pre-tax charge of $6,749,000 to deposit insurance premiums for an industry-wide special assessment by the FDIC to recapitalize SAIF, which insures First Indiana Bank's customers' deposits. As a result of this one-time assessment, the Corporation's deposit insurance premiums will be reduced in the future.

       29 10k page 67


     Cash paid during the year for interest on deposits, advances, and other borrowed money was $64,482,000, $64,998,000, and $49,754,000 for
1996, 1995, and 1994.

     Included in checking deposits at December 31, 1996 and 1995 were $5,321,000 and $6,815,000 of non-interest-bearing escrows held for investors under the terms of various servicing agreements. Official checking accounts at December 31, 1996 and 1995 were $33,157,000 and $18,276,000 respectively.

     (8)  Federal Home Loan Bank Advances

     Each Federal Home Loan Bank ("FHLB") is authorized to make advances to its member institutions, subject to FHLB regulations and limitations. First Indiana's advances outstanding and their stated rates were as follows at the dates shown:

                                                                       December 31,
                                                 -----------------------------------------------------------
(Dollars in Thousands)                                       1996                             1995
                                                 -----------------------------------------------------------
                                                  Interest                           Interest
                                                   Rates           Amount             Rates           Amount
                                                 -----------------------------------------------------------
Maturity
1996                                                  -      %   $      -          5.71 to 6.96%     $65,000
1997                                             5.54 to 7.05      69,000          6.13 to 7.05       24,000
1998                                             4.98 to 5.89      62,000          5.60 to 5.75       74,000
1999                                             5.13 to 5.50      82,000              5.87           50,000
2000                                                  -                 -               -                  -
2001                                                  -                 -               -                  -
Thereafter                                       2.88 to 8.76       2,466           2.79 to 8.76       1,781
                                                                 --------                           --------
                                                                 $215,466                           $214,781
                                                                 ========                           ========



     The weighted average interest rate on advances was 5.60 and 5.97 percent at December 31, 1996 and 1995. Under a security agreement with the FHLB, First Indiana is required to pledge FHLB stock and qualifying first mortgages equal to the sum of 160 percent of FHLB advances and a $5,000,000 line of credit between First Indiana and the FHLB. As of December 31, 1996 and
1995, First Indiana had sufficient collateral under this agreement.

     (9) Other Borrowings

     Short-term borrowings represent federal funds purchased and repurchase agreements. At December 31, 1996 and 1995, short-term borrowings had balances of $30,055,000 and $38,642,000 with weighted average interest rates of 5.19 and 5.81 percent, respectively.

     Repurchase agreements represent an indebtedness of First Indiana secured by investments and mortgage-backed securities issued by (or fully guaranteed as to principal and interest by) the United States or an agency of the United States. All agreements represent obligations to repurchase the same securities at maturity. Repurchase agreements averaged $18,133,000 and $41,963,000 during 1996 and 1995, and the maximum amounts outstanding at the end of any month during 1996 and 1995 were $39,651,000 and $61,982,000. The book value of the underlying securities at December
31, 1996 and 1995 was $30,061,000 and $38,639,000 with market values of
$29,971,000 and $39,191,000. These securities are under the Bank's control.

     First Indiana had $44,000,000 in unused lines of credit available from local financial institutions, the Federal Reserve Bank, and the FHLB of Indianapolis at December 31, 1996 and 1995. There are no fees associated with these lines.

     (10) Income Taxes

     Income tax expense attributable to earnings before income taxes consists of:


  (Dollars in Thousands)                 Current          Deferred         Total
                                      ----------------------------------------
Year Ended December 31, 1996:
     Federal                            $ 5,454           $   668        $ 6,122
     State and Local                      1,481               177          1,658
                                        ----------------------------------------
                                        $ 6,935           $   845        $ 7,780
                                        ========================================
Year Ended December 31, 1995:
     Federal                            $ 8,936           $  (714)       $ 8,222
     State and Local                      2,449              (190)         2,259
                                        ----------------------------------------
                                        $11,385           $  (904)       $10,481
                                        ========================================
Year Ended December 31, 1994:
     Federal                            $ 5,475           $  (382)       $ 5,093
     State and Local                      1,524              (101)         1,423
                                        ----------------------------------------
                                        $ 6,999           $  (483)       $ 6,516
                                        ========================================


       30 10k page 68


     The effective income tax rate differs from the statutory federal corporate tax rate as follows:

                                                   Years Ended December 31,
                                           -------------------------------------
                                           1996            1995            1994
                                           -------------------------------------
Statutory Rate                             35.0%           35.0%           35.0%
      State Income Taxes                    5.1             5.3             5.4
      Negative Goodwill                    (1.4)           (1.1)           (1.8)
      Non-Taxable Interest Income          (0.3)           (0.4)           (0.5)
      Other                                (0.7)           (1.0)           (0.1)
                                           -------------------------------------
Effective Rate                             37.7%           37.8%           38.0%
                                           =====================================


     Internal Revenue Service examinations through December 31, 1991 were completed in 1993.

     Deferred income tax credits result from temporary and timing differences in the recognition of income and expense for income tax and financial reporting purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets included in other assets are presented below:

(Dollars in Thousands)
Deferred Tax Assets                            1996              1995
                                             -------------------------
     Allowance for Loan and REO Losses       $ 7,947           $ 7,132
     Pension and Retirement Benefits           2,497             2,287
     Premises and Equipment                      298               377
     Excess Servicing                             47                67
     Accrued Compensation                          -               543
     Other                                       236               268
                                              ------------------------
                                              11,025            10,674
                                              ----------------- ------
Deferred Tax Liabilities
     Originated Mortgage Servicing Right         370                 -
     FHLB Stock Dividends                        575               575
     Interest on Proposed Tax Deficiency         652               450
     Net Deferred Loan Fees                    2,880             1,984
     Excess Tax Reserves                         405               583
     Unrealized Gain on Investments              (50)              270
     Other                                      (148)              294
                                              ----------------- ------
                                               4,684             4,156
                                              ----------------- ------
    Net Deferred Tax Assets                  $ 6,341           $ 6,518
                                              ========================

     In August 1996, President Clinton signed the Small Business Job
Protection Act (the "Act") into law. One provision of the Act repeals the reserve method of accounting for bad debts for savings institutions, effective for taxable years beginning after 1995. The Bank therefore will be required to use the specific charge-off method on its tax returns for 1996 and thereafter. The Bank will be required to recapture over approximately six years its "applicable excess reserves," which are its federal tax bad debt reserves in excess of the base year reserve amount described in the following paragraph. The Bank has approximately $1,001,000 of applicable excess reserves and has provided a deferred tax liability related to this recapture.

     In accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," a deferred liability has not been established for the Bank's tax bad debt base year reserves of $16,586,000. The base year reserves are generally the balance of reserves as of December 31, 1987, reduced proportionally for reductions in the Bank's loan portfolio since that date. The base year reserves will continue to be subject to recapture and the Bank could be required to recognize a tax liability if:
(1) the Bank fails to qualify as a "bank" for federal income tax purposes;
(2) certain distributions are made with respect to the stock of the Bank;
(3) the bad debt reserves are used for any purpose other than to absorb bad debt losses; or (4) there is a change in tax law. The enactment of this legislation is expected to have no material impact on the Corporation's operations or financial position.

     Cash paid during the year for income taxes was $8,013,000, $12,375,000, and $6,694,000 for 1996, 1995, and 1994.

       31 10k page 69


     (11) Shareholders' Equity

     The Corporation is subject to regulation as a savings and loan holding company by the Office of Thrift Supervision. The Bank, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealings with the Corporation. The Bank is further subject to the regulatory requirements applicable to a federal savings bank.

     Savings institutions are required to have risk-based capital of eight percent of risk-weighted assets. Risk-based capital is defined as the Bank's common equity, less goodwill and investments in non-mortgage-lending-related subsidiaries, plus general allowances for loan and REO losses. Risk weighting of assets is derived from assigning one of five risk-weighted categories to an institution's assets, based on the degree of credit risk associated with the asset. The categories range from zero percent for low-risk assets (such as United States Treasury securities) to 100 percent for high-risk assets (such as real estate owned). The book value of each asset is then multiplied by the risk weighting applicable to the asset category. The sum of the products of the calculation equals total risk-weighted assets. At December 31, 1996, the Bank's risk-based capital exceeded the minimum requirement.

     Savings institutions are also required to maintain a minimum leverage ratio, under which core (Tier One) capital must equal at least three percent of total assets. The components of core capital consist of common equity plus non-cumulative preferred stock and minority interests in consolidated subsidiaries, minus certain intangible assets, including purchased loan servicing. Savings institutions must also maintain minimum tangible capital of one and one-half percent of total assets. Until January 1, 1995, thrifts could deduct a portion of intangible assets, including supervisory goodwill, from their calculation. At December 31, 1996, the Bank exceeded the minimum tangible and core capital requirements.

     OTS has adopted additional minimum capital standards that place savings institutions into one of five categories, from "critically undercapitalized" to "well-capitalized," depending on levels of three measures of capital. A well-capitalized institution as defined by the regulations has a total risk-based capital ratio of at least 10 percent, a Tier One risk-based capital ratio of at least six percent, and a leverage risk-based capital ratio of at least five percent. At December 31, 1996, First Indiana was classified as "well-capitalized."

     OTS has further proposed an interest-rate risk component of the proposed capital regulations. Under this component, an institution with an "above normal" level of interest-rate risk exposure will be subject to an "add-on" to its risk-based capital requirement. "Above normal" interest-rate risk is defined as a reduction in "market value portfolio equity" (as defined) resulting from a 200 basis point increase or decrease in interest rates, if the decline in value exceeds two percent of the institution's assets. Institutions failing to meet this test will be required to add to their risk-based capital. Based on its interest-rate risk at December 31, 1996 and 1995, First Indiana does not expect to be required to add to its risk-based capital under the proposed regulation.

     First Indiana Corporation, the holding company for the Bank, is not required under OTS regulations to meet regulatory capital restrictions. The following table shows First Indiana's strong capital levels and compliance with all capital requirements at December 31, 1996. First Indiana is classified as "well-capitalized" under the OTS regulatory framework for prompt corrective action, its highest classification. To be categorized as "well-capitalized," the Bank must maintain minimum total risk-based, tier one risk-based and tier one leverage ratios as set forth in the table.The table reflects categories of assets includable under OTS regulations. There are no conditions or events since the date of classification that management believes have changed the Bank's category.

                                                        December 31, 1996
(Dollars in Thousands)                                                          To Be Well
                                                                              Capitalized Under
                                                       For Capital            Prompt Corrective
                               Actual                 Adequacy Purposes       Action Provisions
                       ---------------------       ----------------------   ----------------------
                       Amount         Ratio        Amount         Ratio      Amount         Ratio
                       ---------------------       ----------------------   ----------------------

Tangible Capital       $131,322       8.78%        $22,446       1.50%       $    N/A        N/A

Core (Tier One)
  Capital               131,322       8.78          44,892       3.00          74,820       5.00%

Tier One Risk-
  Based Capital         131,322      11.38             N/A        N/A          69,268       6.00

Total Risk-
  Based Capital         144,602      12.53          92,358       8.00         115,447      10.00

Corporate
  Consolidated
  Capital               138,658        N/A             N/A        N/A             N/A        N/A



     Approximately $16,586,000 of First Indiana's retained earnings attributable to the Bank at December 31, 1996 represent appropriations to tax bad debt reserves for which no provision for income taxes has been made. If these amounts are used for any purpose other than to absorb losses, income taxes will be imposed at the then applicable rates. In addition, any dividend or other shareholder distribution by the Bank in excess of current year or accumulated earnings for income tax purposes will be treated as made from the tax bad debt reserves.

       32 10k page 70

     Pursuant to prior OTS regulations, liquidation accounts for the benefit of eligible account holders were established in amounts equal to the net worths of the merged or converted entities. At December 31, 1996, the liquidation accounts relating to all prior transactions aggregated $12,907,000, which amount satisfies the minimum required of each. The Bank is not permitted to pay dividends on its common stock if its shareholders' equity would be reduced below the aggregate amount then required for the liquidation accounts.

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

     First Indiana's stock has split five times since December 31, 1991. In March 1997, the Corporation effected a five-for-four stock split. The Corporation's quarterly cash dividend will be paid on shares outstanding after the stock split, resulting in a seven percent divident increase.
In February 1996, the Corporation effected a six-for-five stock split. All per-share amounts in this Annual Report have been adjusted to reflect the stock splits.

     (12) Commitments and Contingencies

     At December 31, 1996 and 1995, First Indiana had the following outstanding commitments to fund loans:


(Dollars in Thousands)
                                                          December 31,
                                                   -------------------------
                                                      1996             1995
                                                   -------------------------
Commitments to Fund:
  Residential Mortgage Loans                       $227,978         $169,608
  Commercial Real Estate Loans                        5,250            4,500
  Consumer Loans:
    Home Equity Loans                               130,218          119,756
    Other                                             4,802            4,942
                                                   -------------------------
                                                   $368,248         $298,806
                                                   =========================

     Of the commitments to fund loans at December 31, 1996, nearly 90 percent are commitments to fund variable-rate products, while the remaining 10 percent are commitments to fund fixed-rate products. Commitments to sell residential loans at December 31, 1996 and 1995 were $34,178,000 and $47,485,000.

     At December 31, 1996, the Corporation had approximately
$51,415,000 in commitments to repurchase convertible adjustable-rate mortgage loans from third-party investors. If the borrower under any of these loans elects to convert the loan to a fixed rate during the first five years of the loan, the investor has the option to require First Indiana to repurchase it. If the investor exercises this option, First Indiana sets a purchase price for the loan which equals its market value, and immediately sells the loan in the secondary market. Thus, the Bank incurs minimal interest-rate risk upon repurchase because of the immediate resale.

     First Indiana issues lines of credit to residential builders to purchase residential lots to build model or spec homes. The Bank receives a fee upon issuing the lines of credit. At December 31, 1996, First Indiana had outstanding lines of credit totaling $99,238,000, with $68,435,000 disbursed against those lines. First Indiana's collateral policy on these residential construction loans requires a first mortgage on the underlying real estate and improvements.

     In 1985, First Indiana issued a letter of credit to enhance the bond rating of economic development bonds guaranteed by local government authorities for the construction and permanent financing of multi-family apartment buildings. First Indiana receives a fee upon issuing the letter of credit and annual fees throughout the term of the bonds. At
December 31, 1996, First Indiana had a letter of credit outstanding totaling $6,030,000. Should this letter of credit be submitted for payment, First Indiana's collateral policy requires the assignment of the mortgage on the underlying commercial real estate. Evaluation of the credit risk of this property is part of First Indiana's commercial real estate loan review procedures. This letter of credit is not required to be collateralized.

     Rental Obligations. Obligations under non-cancelable operating leases for office space at December 31, 1996 require minimum future payments of $1,868,000 in 1997, $714,000 in 1998, $263,000 in 1999,
$198,000 in 2000, $188,000 in 2001, and $563,000 thereafter.  Minimum future payments have not been reduced by minimum sublease rental income of $176,000 receivable in the future under noncancelable subleases. Rental expense on office buildings was $1,956,000, $1,891,000, and $1,800,000 for 1996, 1995, and 1994.

     Other Contingencies. Other lawsuits and claims are pending in the ordinary course of business on behalf of and against First Indiana. In the opinion of management, adequate provision has been made for these items in the Consolidated Financial Statements.

       33 10k page 71

     (13) Employee Benefit Plans

     Retirement Plans. First Indiana is a participant in a pension fund known as the Financial Institutions Retirement Fund ("FIRF"). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. According to FIRF administrators, the market value of the fund's assets exceeded the value of vested benefits in the aggregate as of June 30, 1996, the date of the latest actuarial valu-ation. Pension expense was $30,000, $36,000 and $14,000 for 1996, 1995, and
1994.

     During 1995, the Bank established a voluntary savings plan for eligible employees which qualifies under Section 401 (k) of the Internal Revenue Code. Employees can participate after twelve months' employment by designating a portion of their salary to purchase appropriate investment options. The Corporation in turn matches the first six percent of the employee contribution at a rate of $.25 for every $1 in employee contributions. First Indiana made matching contributions of $80,000 and $49,000 in 1996 and 1995.

     In addition, First Indiana maintains non-qualified retirement plans for the directors of its Mooresville, Evansville and Rushville Divisions and supplemental pension benefit plans covering certain senior officers of the Bank and its divisions. These supplemental benefit plans provide benefits for some of their participants that normally would be paid under the FIRF or Mooresville pension plans but are precluded from being paid by limitations under the Internal Revenue Code.

Net periodic pension expense for the plans consists of the following:


(Dollars in Thousands)                                          Years Ended December 31,
                                                               -------------------------
                                                               1996      1995      1994
                                                               ------------------------
Service Cost-Benefits Earned During the Year                   $156      $113      $172
Interest Cost on Projected Benefit Obligation                   359       344       392
Net Amortization and Deferral                                    13        12        74
                                                               ------------------------
Net Pension Costs                                              $528      $469      $638
                                                               ========================


The funded status of the plans and the amounts reflected in the accompanying consolidated balance sheets are as follows:


(Dollars in Thousands)                                            December 31,
                                                              -----------------------
                                                              1996             1995
                                                              -----------------------
Projected Benefit Obligation                                 $5,382           $5,140
Fair Value of Plan Assets                                         -                -
                                                              -----------------------
Excess of Projected Benefit Obligation Over
  Fair Value of Plan Assets                                   5,382            5,140
Unrecognized Net Transition Obligation                         (218)            (219)
Unrecognized Loss                                              (180)            (847)
                                                              -----------------------
Accrued Pension Cost                                         $4,984           $4,074
                                                              ======================




     The unrecognized net transition obligation is being amortized over 15 years. The projected benefit obligations were determined using an assumed discount rate of 7.50 percent at December 31, 1996 and seven percent at December 31, 1995. The assumed long-term salary increases were 6.50 percent, compounded annually.

     Post-Retirement Benefits Other Than Pension. The projected benefit obligation for post-retirement medical, dental, and life insurance programs for Board members and certain officers of those institutions relating to merger agreements of prior acquisitions was $700,000 and $692,000, and the accrued liability was $1,021,000 and $993,000 at December 31, 1996 and 1995. Expense under the programs was $28,000 in 1996, $16,000 in 1995 and $88,000 in 1994.

     The accumulated post-retirement benefit obligation was determined using an assumed discount rate of 7.50 percent at December 31, 1996 and seven percent at December 31, 1995. The assumed long-term salary increase was 6.50 percent. The assumed health care cost trend rates used were 15 percent for each of the next four years with an approximate one percent per year decrease from this level for years five through nine. The trend rate for years 10 and thereafter was six percent per year.


       34 10k page 72

     Stock-Based Compensation. First Indiana has four stock-based compensation plans, which are described below. First Indiana applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. The compensation cost that has been charged against income for its performance-based plan was $860,000, $667,000 and $342,000 in 1996, 1995, and 1994. The compensation cost that has been charged against income for the Employees' Stock Purchase Plan was $141,000, $121,000, and $154,000 in 1996, 1995, and 1994. Had compensation cost been determined based on the fair value at the grant date for awards under those plans consistent with the method of Statement of Financial Accounting Standard No. 123, First Indiana's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                             1996               1995
                                        -----------          --------------
Net Income
  As Reported                             $13,704              $17,267
  Pro Forma                                13,360               17,231

Primary Earnings Per Share
  As Reported                             $  1.27              $  1.62
  Pro Forma                                  1.24                 1.61

Fully Diluted Earnings Per Share
  As Reported                             $  1.27              $  1.60
  Pro Forma                                  1.24                 1.60



     The effects of applying FAS No. 123 in this Pro Forma disclosure are not indicative of future amounts. The Statement does not apply to awards prior to 1995, and additional awards in the future are expected.

     Fixed Stock Option Plans. First Indiana has two fixed stock option plans: the 1991 Stock Option and Incentive Plan and the 1992 Directors'
Stock Option Plan. Under the 1991 Plan, First Indiana is authorized to grant options to its employees for up to 468,750 shares of common stock.
Under the 1992 Plan, First Indiana is authorized to grant options to its outside directors (i.e., directors who are not employees of the Corporation or any subsidiary) for up to 218,750 shares. Under both plans, the exercise price of each option equals the market price of the Corporation's stock on the date of grant, the option's maximum term is ten years, and all options fully vest at the end of one year. Similar plans were effected upon completion of the mergers with the Evansville, Rushville and Mooresville divisions, which allow grants for up to approximately 340,000 shares of common stock.
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995: dividend yield of 3.0 percent for both years; expected volatility of 23 percent for both years; weighted average risk-free interest rates of 5.75 percent and 7.00 percent for 1996 and 1995 grants, respectively; and expected lives of seven years for both years.

       35 10k page 73

     A summary of the status of First Indiana's fixed stock option plans as of December 31, 1996, 1995, and 1994, and changes during the years ended on those dates is presented below:

                                     1996                1995                  1994
                               ------------------  ------------------    -------------------
                                         Weighted            Weighted               Weighted
                                          Average             Average                Average
                                         Exercise            Exercise               Exercise
                                Shares     Price    Shares     Price      Shares      Price
                                -------  --------   -------  --------     -------   --------

Outstanding at Beginning
    of Year                     630,433    $ 6.77   717,011    $ 6.47     747,549    $ 6.31
Granted                         130,735     17.32    18,735     11.34      23,711     10.54
Exercised                       (39,751)     8.34  (100,692)     5.32     (54,249)     6.00
Surrendered                          --        --    (4,621)    10.47          --        --
                                -------             -------               -------
Outstanding at End of
    Year                        721,417      8.59   630,433      6.77     717,011      6.47
                                =======             =======               =======
Options Exercisable
    at Year End                 590,685             611,704               693,313
                                =======             =======               =======
Weighted Average Fair
    Value of Options
    Granted During the
    Year                        $  4.42             $  3.22
                                =======             =======



The following table summarizes information about fixed stock options outstanding at December 31, 1996:



                        Options Outstanding                             Options Exercisable
               ----------------------------------------------      ------------------------------
               Weighted Average     Weighted                                        Weighted
Range of          Number            Remaining       Average        Number            Average
Exercise        Outstanding        Contractual      Exercise      Exercisable       Exercise
Prices          At 12/31/96           Life          Price         At 12/31/96         Price
--------------------------------------------------------------------------------------------------
$ 3- $6         287,886             1.72            $ 4.50          287,886          $4.50
$ 6-$12         302,799             6.04              8.72          302,799           8.72
$16-$20         130,732             9.10             17.32               --             --
                ----------------------------------------------------------------------------------
$ 3-$20         721,417             4.87              8.59          590,685           6.66


     In addition to the options outstanding at December 31, 1996, 303,606 shares of common stock were available for future grants or awards.

     Performance-Based Stock Plan. Under the 1991 Stock Option and Incentive Plan, First Indiana may award restricted stock options to executive officers. On January 26, 1994, First Indiana awarded 48,000 shares of stock to each of two executive officers. These shares were subject to recall by First Indiana in the event certain specified employment and performance objectives were not met by December 31, 1996. The employment and performance objectives were met on December 31, 1996, and the restrictions on the shares lapsed.
In connection with these awards, First Indiana expensed $860,000, $667,000, and $342,000 in 1996, 1995, and 1994.

     Employees' Stock Purchase Plan. Under the 1987 Employees' Stock Purchase Plan, all full-time employees and directors are eligible to participate after six months' employment. Approximately 49 percent of eligible employees have participated in the plan in the last three years. Under the terms of the Plan, employees can choose to have up to 10 percent of their annual base earnings withheld to purchase the Corporation's common stock. The Corporation in turn matches the employee contribution at a rate of $1 for every $3 or $4 in employee contributions, depending on whether the Corporation has met specified performance objectives for the previous calendar year. The contributions are then paid to a trustee, who purchases the Corporation's stock each month at the then prevailing market price. A one-to-three contribution was in effect for the 1996 and 1994 plan years, while a one-to-four contribution was in effect for the 1995 plan year. A one-to-three contribution will be in effect for the 1997 plan year. First Indiana's matching contributions for the years ended 1996, 1995, and 1994 were $141,000, $121,000, and $154,000.

       36 10k page 74



     (14) Parent Company Statements

Condensed Balance Sheets
                                                           December 31,
                                                    --------------------------
                                                    1996               1995
(Dollars in Thousands)                              --------------------------
Assets
   Certificate of Deposit and Interest-Bearing
      Checking Account with the Bank               $    501           $    501
   Due from Bank                                      6,284                399
   Investment in the Bank                           131,283            127,881
   Other Assets                                         631                536
                                                   ---------------------------
      Total Assets                                 $138,699           $129,317
                                                   ===========================

Liabilities                                        $     41           $     20
Shareholders' Equity                                138,658            129,297
                                                   ---------------------------
      Total Liabilities and Shareholders' Equity   $138,699           $129,317
                                                   ===========================
Condensed Statements of Earnings
                                                                              Years Ended December 31,
                                                                          --------------------------------
                                                                            1996         1995         1994
(Dollars in Thousands)                                                    ----------------------------------
Cash Dividends from the Bank                                              $ 9,951      $ 3,483      $ 7,207
Interest Income on Certificate of Deposit and Checking Account                 26           29           19
Expenses                                                                     (216)        (211)        (214)
Income Tax Credit                                                              73           71           74
                                                                           ---------------------------------
Earnings Before Equity in Undistributed Net Earnings
    of Subsidiaries                                                         9,834        3,372        7,086
Equity in Undistributed Net Earnings of Subsidiaries                        3,870       13,895        3,550
                                                                          ----------------------------------
Net Earnings                                                              $13,704      $17,267      $10,636
                                                                          ==================================


Condensed Statements of Cash Flows
                                                                               Years Ended December 31,
                                                                          -------------------------------
                                                                            1996         1995         1994
(Dollars in Thousands)                                                    ----------------------------------
Cash Flows from Operating Activities
   Net Earnings                                                           $13,704      $17,267      $10,636
   Adjustments to Reconcile Net Earnings to Net Cash Provided
     by Operating Activities
       Equity in Undistributed Earnings of Subsidiaries                    (3,870)     (13,895)      (3,550)
       Amortization of Restricted Stock Plan                                  473          367          188
       Change in Other Liabilities                                            (21)         (20)           -
       Change in Due from the Bank and Other Assets                        (5,980)       5,806       (3,699)
                                                                           ------------ --------------------
         Net Cash Provided by Operating Activities                          4,306        9,525        3,575
                                                                           ------------ --------------------
Cash Flows from Financing Activities
   Proceeds from Exercise of Stock Options                                    331          537          326
   Stock Issued Under Deferred Compensation Plan                               23           18           -
   Payment for Purchase of Treasury Stock                                       -       (6,203)       (147)
   Payment for Fractional Shares                                              (16)           -          (6)
   Cash Dividends Paid                                                     (4,644)      (3,877)     (3,748)
                                                                            --------------------------------
         Net Cash Provided (Used) by Financing Activities                  (4,306)      (9,525)     (3,575)
                                                                            -------------------------------
Net Decrease in Cash and Cash Equivalents                                       -            -           -
Cash and Cash Equivalents at Beginning of Year                                501          501         501
                                                                           --------------------------------
Cash and Cash Equivalents at End of Year                                   $  501      $   501      $  501
                                                                           ================================


       37 10k page 75

     (15) Interim Quarterly Results (Unaudited)

                                                                     First      Second      Third      Fourth
                                                                    Quarter     Quarter    Quarter     Quarter
 (Dollars in Thousands, Except Per Share Data)                      ------------------------------------------
1996
Total Interest Income                                               $32,235      $30,928     $30,986   $31,319
Net Interest Income                                                  15,740       15,208      15,197    15,538
Provision for Loan Loss                                               1,925        2,450       1,529     4,890
Earnings (Loss) Before Income Taxes                                   7,241        7,725        (506)    7,024
Net Earnings                                                          4,509        4,860          20     4,315
Primary Earnings Per Share                                             0.42         0.45        0.00      0.40
Fully Diluted Earnings Per Share                                       0.42         0.45        0.00      0.40


1995
Total Interest Income                                               $28,652      $31,178     $31,510   $32,721
Net Interest Income                                                  13,525       14,268      14,761    15,490
Provision for Loan Loss                                                 900        1,350       1,600     4,050
Earnings Before Income Taxes                                          7,048        7,833       6,506     6,361
Net Earnings                                                          4,300        4,771       4,174     4,022
Primary Earnings Per Share                                             0.39         0.46        0.39      0.38
Fully Diluted Earnings Per Share                                       0.39         0.45        0.39      0.38


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


                                        December 31, 1996  December 31, 1995
                                       -------------------------------------
                                                Estimated         Estimated
                                       Carrying   Fair   Carrying   Fair
(Dollars in Thousands)                  Amount    Value   Amount    Value
                                       -------------------------------------
Assets
   Cash and Cash Equivalents            $73,618  $73,618  $74,894  $74,894
   Investment Securities and Other      106,895  107,029  102,656  102,762
   Loans Receivable
      Mortgage-Backed Securities         36,412   36,984   49,498   50,426
      Residential Mortgage Loans        430,431  441,804  421,658  432,703
      Residential Construction Loans    134,865  134,858  139,371  139,371
      Commercial Real Estate Loans       45,015   45,092   54,327   55,715
      Business Loans                     90,750   90,134   71,326   71,326
      Consumer Loans                    517,727  526,934  567,201  569,483
      Unallocated Allowance
       for Loan Losses                   (3,238)  (3,238)  (3,157)  (3,157)
  Accrued Interest Receivable            10,696   10,696   11,645   11,645

Liabilities
   Deposits
       Demand Deposits                  187,760  187,760  177,804  177,804
       Passbook and Statement Deposits   47,005   47,005   54,020   54,020
       Money Market Savings             271,302  271,302  213,530  213,530
       Jumbo Certificates                98,256   98,301  122,082  123,170
       Fixed-Rate Certificates          491,163  496,588  569,544  575,680

   Borrowings
      FHLB Advances                     215,466  214,481  214,781  214,966
      Short-Term Borrowings              30,055   30,050   38,642   38,642

   Accrued Interest Payable               2,018    2,018    2,715    2,715
   Advances by Borrowers for
    Taxes and Insurance                   1,120    1,120    2,107    2,107

Off-Balance-Sheet Instruments
 (Unrealized Gains (Losses))
   Interest Rate Swap Agreements, Net         -        -      (32)     (46)
   Commitments to Extend Credit               -      116        -      164
   Letters of Credit                          -     (293)       -     (330)
   Residential Mortgage Loan Servicing    4,424   12,753    4,258   14,128
                                         ----------------  ----------------
                                        103,450 $127,862   98,420 $116,450
                                                ========          ========
Other Non-Financial Assets               48,826            48,166
Other Non-Financial Liabilities          (7,933)          (10,656)
Negative Goodwill                        (5,685)           (6,633)
                                       --------          --------
Shareholders' Equity                   $138,658          $129,297
                                       ========          ========

       38 10k page 76

     Cash and Cash Equivalents. For cash and equivalents, the carrying amount is a reasonable estimate of fair value.

     Investment Securities and Other. For securities held for trading purposes and securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

     Loans Receivable. For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. It was not practicable to estimate fair value of non-performing commercial loans of approximately $6.9 million and $5.9 million in the Bank's portfolio at December 31, 1996 and 1995 because it was not practicable to assess reasonably the credit adjustment that would be applied in the marketplace for such loans. Consequently, the carrying amount of these loans is also shown as their fair value. Interest rates on such loans approximate current lending rates. The fair values of all categories of loans receivable are shown net of their allocated share of the loan loss allowance.

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

     Interest-Rate Swap Agreements. The fair value of interest-rate swaps used for hedging purposes is the estimated amount that the Corporation would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties.

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


(17) Subsequent Event

     On February 20, 1997, the Board of Directors authorized a five-for-four stock split whereby one additional share of common stock will be issued on March 18, 1997 for every four shares owned of record as of March 3, 1997.
The Corporation's quarterly cash dividend will be paid on shares outstanding after the stock split, resulting in a seven percent dividend increase. All common share and per share amounts have been restated to reflect the stock splits. In February 1996, the Corporation effected a six-for-five stock split.


       39 10k page 77


              CORPORATE INFORMATION

     First Indiana Corporation is a holding company whose principal subsidiary is First Indiana Bank. The Bank is engaged primarily in retail banking and lending through 26 banking centers in Metropolitan Indianapolis, Evansville, Franklin, Pendleton, Westfield, Rushville, and Mooresville. In addition, the Bank has mortgage and consumer loan service offices throughout Indiana and in Florida, Georgia, Illinois, North Carolina, and Ohio. One Mortgage Corporation, a subsidiary, operates offices in Orlando, Tampa, and West Palm Beach, Florida and Charlotte and Raleigh, North Carolina.

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

     Annual Meeting of Shareholders. The annual meeting of shareholders will be held on Wednesday, April 16, 1997, at 9:00 a.m. E.S.T., in the Conference Center of First Indiana Plaza, 135 North Pennsylvania Street, Seventh Floor, Indianapolis, Indiana.

     Annual Report on Form 10-K. Upon request, shareholders may receive, without charge, a copy of the Annual Report on Form 10-K filed with the Securities and Exchange Commission. Requests should be directed to First Indiana Corporation, Investor Relations Department, First Indiana Plaza, 135 North Pennsylvania Street, Indianapolis, Indiana 46204, (317) 269-1231.

     Information on Forward-Looking Statements. The statements in the Annual Report that are not historical are forward-looking statements. Although the Corporation believes that its expectations are based upon reasonable assumptions within the bound of its knowledge of its business, there can be no assurance that the Corporation's financial goals will be realized. Numerous factors may affect the Corporation's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Corporation.

     Market Information. The following table sets forth the high and low prices per share and ending book value per share of First
Indiana Corporation's common stock for the periods indicated.


                              1996                      1995
                      ------------------------  -------------------------
                                          Book                       Book
                       High      Low     Value    High      Low     Value
                      ------   ------   ------   ------   ------   ------
First Quarter         $18.50   $15.83   $12.78    $11.34   $10.50   $11.51

Second Quarter         20.10    18.40    13.12     13.66    11.00    11.90

Third Quarter          20.00    16.80    13.04     17.17    13.00    12.18

Fourth Quarter         21.40    19.20    13.36     18.17    16.66    12.50


     At December 31, 1996, there were approximately 2,100 shareholders of record and 10,379,268 shares of common stock outstanding.


       40 10k page 78

              INDEPENDENT AUDITORS' REPORT

[on KPMG letterhead]

KPMG Peat Marwick LLP
Certified Public Accountants
2400 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN  46204-2452



The Board of Directors and Shareholders of First Indiana
Corporation:

     We have audited the accompanying Consolidated Balance
Sheets of First Indiana Corporation and Subsidiaries as of December 31, 1996 and 1995 and the related Consolidated Statements of Earnings, Shareholders' Equity, and Cash Flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Indiana Corporation and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.




/s/KPMG Peat Marwick LLP


January 21, 1997
Except note 17, which is as of February 20, 1997.


Member Firm of Klynveld Peat Marwick Goerdeler

       41 10k page 79


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


January 21, 1997

/s/Robert H. McKinney                   /s/Marni McKinney

Robert H. McKinney                      Marni McKinney
Chairman and Chief Executive Officer    Vice Chairman

/s/Owen B. Melton, Jr.                  /s/David L. Gray

Owen B. Melton, Jr.                     David L. Gray
President and Chief Operating Officer   Treasurer



First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN 46204
317.269.1604 Fax 317.269.1341


       42 10k page 80


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


       43 10k page 81

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

       44  10k page 82

[inside back cover - intentionally blank]

         10k page 83

[back cover]


FIRST INDIANA CORPORATION [and logo]
First Indiana Bank
One Mortgage Corporation
One Property Corporation
First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, Indiana 46204
(317) 269-1200
http://www.FirstIndiana.com

Equal Housing Lender            Member FDIC


       10k page 84