Form 10-K, Exhibit 13
period 1997-12-31
FIRST INDIANA CORP
filed 1998-03-27
CIK 789670

[front cover of annual report]

In a Sea of Mega-Banks, There's Still

       (10k page 157)


First Indiana Corporation
1997 Annual Report

       (10k page 158)


FINANCIAL HIGHLIGHTS
First Indiana Corporation and Subsidiaries
                                                            For the Years Ended
                                                                December 31,
                                                            -------------------
(Dollars in Thousands, Except Per Share Data)               1997           1996
                                                            -------------------
Net Earnings                                               $17,744       $13,704
Basic Earnings Per Share                                      1.40          1.10
Diluted Earnings Per Share                                    1.36          1.06
Dividends Per Common Share                                    0.40          0.38

Return on Average Total Assets                                1.17%         0.92%
Return on Average Shareholders' Equity                       12.16         10.15

Yield on Interest-Earning Assets                              8.81%         8.89%
Cost of Interest-Bearing Liabilities                          5.10          5.19
Net Interest Margin                                           4.36          4.37
Net Interest Spread                                           3.71          3.70

                                                                  December 31,
                                                            -------------------
                                                            1997           1996
                                                            -------------------
Assets                                                  $1,613,405     $1,496,421
Loans Receivable, Net                                    1,348,529      1,215,550
Deposits                                                 1,107,555      1,095,486

Shareholders' Equity                                    $  153,036     $  138,658
Shareholders' Equity/Assets                                   9.49%          9.27%
Book Value Per Share                                    $    12.08     $    11.13
Market Closing Price                                         25.21          17.83
Price/Earnings Multiple                                      18.56x         16.85x

                                                            --------------------
                                                               December 31, 1997
                                                            --------------------
                                                            Actual      Required
Tangible Capital/Total Assets                                 8.37%          1.50%
Core Capital/Total Assets                                     8.37           3.00
Risk-Based Capital/Risk-Weighted Assets                      11.99           8.00

[This page contains bar graphs showing the following information]

Net Earnings (Dollars in Thousands)     Earnings Per Share
-----------------------------------     --------------------------
1993    $15,101                         1993          1.17
1994     10,636                         1994          0.80
1995     17,267                         1995          1.34
1996     13,704                         1996          1.06
1997     17,744                         1997          1.36

                                        Shareholders' Equity
Net Interest Margin                     (Dollars in Thousands)
-------------------                     --------------------
1993      3.64%                         1993      $113,583
1994      3.96                          1994       120,712
1995      4.12                          1995       129,297
1996      4.37                          1996       138,658
1997      4.36                          1997       153,036

Price/Earnings Multiple
-----------------------
1993       8.00x
1994      10.94x
1995      10.73x
1996      16.85x
1997      18.56x


       2 (10k page 159)

LETTER TO SHAREHOLDERS


Dear Shareholders:

Your investment in First Indiana Corporation has profited from another year of solid performance. First Indiana had record earnings of $17.7 million, or $1.36 per share, an increase of 29 percent, compared with $13.7 million, or $1.06 per share, for the year ended December 31, 1996, which included an industry-wide special assessment to recapitalize the Savings Association Insurance Fund.

Our growth has come from successfully differentiating ourselves in a marketplace that is highly competitive. Our strategic direction centers on a passion for understanding our customers so we can provide services and products that are customer-focused, satisfy customer expectations and produce solid returns.

The Board of Directors' confidence in First Indiana's strength and earnings potential was reflected in a six-for-five stock dividend effective for shareholders of record as of February 19, 1998. The Corporation expects to maintain its quarterly cash dividend for 1998 at $.12 per post-dividend share, which is equivalent to a 20 percent cash dividend increase.

The Bank enjoyed steady, substantial growth in its net loans receivable during 1997. At December 31, the 1997 loan balance was $1.35 billion, compared with $1.22 billion in 1996, an increase of 11 percent. This marks the third year out of the last four in which loan growth has exceeded 10 percent.

To help provide a wider range of services for our customers and diversify our balance sheet, the Bank began five years ago to implement strategies for increasing outstandings in product lines typical of commercial banks. These include business, construction, commercial real estate and consumer lending.

These strategies paid off as the Bank benefited from a 33 percent increase in business lending in 1997. Business loans outstanding rose to $124 million at December 31, 1997, from $93 million a year earlier. Construction loans outstanding rose to $156 million at December 31, 1997, from $130 million at year-end 1996, an increase of 13 percent. Consumer loans outstanding rose to $598 million in 1997 from $499 million a year earlier.

These businesses, while highly profitable, bring with them greater risks than First Indiana's traditional first-mortgage lending business. Acknowledging this changing niche profile, the Bank increased its loan loss allowance during 1997. At December 31, 1997, the loan loss allowance had risen to $22.4 million, compared with $18.8 million one year earlier.

The Bank's net interest margin remained stable at 4.36 percent in 1997, compared with 4.37 percent in 1996. Total assets grew to $1.6 billion, up from December 31, 1996 levels of $1.5 billion, and shareholders' equity increased 10 percent to $153 million at December 31, 1997, compared with $139 million at December 31, 1996.

We are pleased to report to you that First Indiana Corporation is in sound financial health with well-defined direction for the future. We remain locally owned and managed, with a staff of dedicated and talented associates who are committed to implementing strategic, market-driven decisions to advance the company so we may continue to deliver earnings growth and appropriate shareholder returns.

We appreciate your continued support and look forward to the years ahead.

Sincerely,


/s/ Robert H. McKinney     /s/Marni McKinney           /s/Owen B. Melton, Jr.

Robert H. McKinney         Marni McKinney               Owen B. Melton, Jr.
Chairman and                Vice Chairman                  President and
Chief Executive Officer                               Chief Operating Officer

[This page contains bar graphs and pie charts showing the following information]


Total Loans Originated (Dollars in Thousands)
---------------------------------------------
  1993      $1,161,519
  1994         982,754
  1995       1,021,753
  1996         985,165
  1997       1,107,311

Composition of Loan Portfolio 1990 vs. 1997
-------------------------------------------

                                 1990           1997
                                 ----           ----
Residential Mortgage              58%            37%
Residential Construction           6             11
Commercial Real Estate            13              3
Consumer                          23             40
Commercial and Industrial          0              9


Non-Performing Assets (Dollars in Thousands)
--------------------------------------------
1993    $36,474
1994     29,077
1995     27,165
1996     27,121
1997     22,822


[This page contains a photograph of the following persons and this caption]


Robert H. McKinney
Chairman and Chief Executive Officer (45 years' service)

Owen B. Melton, Jr.
President and Chief Operating Officer (20 years)

Marni McKinney
Vice Chairman (14 years)

       3 (10k page 160)

YEAR IN REVIEW

Of the many environmental factors affecting the financial services industry, one of the most influential is bank consolidation. In the past few years, we've seen bank mergers reduce the number of competitors. The result has been two-fold. First, the individual customer has gotten lost in the shuffle, and, second, these mega-banks have made competition tougher by putting their extensive resources behind all their efforts.

Operating in this environment taught us that winners in our industry will be those who can effectively maximize their strengths, operate efficiently, and increase profitability.

To accomplish this we had to differentiate ourselves.

That's not an easy assignment for any financial organization since our environment is laden with financial services companies, none of which has a proprietary product. We have often found ourselves competing with a proliferation of brokers and mortgage companies as well as banks and thrifts, all with similar products and services.

In the face of this increasingly competitive climate, First Indiana has chosen to remain independent and run by local management. As a result, we have stayed close to the customer and remained nimble in responding to their banking requirements. This customer-focused approach has allowed us to build strong relationships that provide a foundation for success and growth.
Armed with this in-depth understanding of the people with whom we do business, we are creating a unique experience for customers of First Indiana. We call this building the brand.

Building the Brand

In 1997, we undertook to enlarge the image of our brand in an effort to solidify it in the minds of customers and potential customers. With a clear vision of who we are and what we want people to think about us, we made a concerted effort to promote ourselves so consumers associate our name with personal service and customer-focused products delivered in a helpful, friendly environment.

We have invested in marketing and advertising programs, including television and print advertising and sales materials, to communicate the First Indiana experience. But a brand name is not built by advertising and promotions alone. It is built by living up to the promises we make.

Our Strategic Plan, developed by a group of the Corporation's leaders, outlines how we are delivering this brand. We have developed specific strategies for each of our customer groups, but all are based on a three-part approach:

1. Data-based decisions
2. Putting the customer first
3. Setting expectations for associates to work as one team

Here are our various customers and highlights from the strategies aimed at creating a unique experience for each of them:

Commercial and Industrial Strategies
  Astute awareness of customer needs through a proven information-gathering sales method
  Strengthening the sales force by attracting experienced talent from within our markets
  Local decision-making, fast responses, and flexible answers
  Assisting customers with their strategic growth plans
  A partnership-based approach to commercial and industrial lending

Developer, Builder and Realtor Strategies
  Recognize the importance of the role of business alliances with Realtors, mortgage brokers and mortgage bankers in providing mortgage loan products Thorough understanding of the customer's business
  Focusing on the special needs of small to medium-sized builders and developers, who are often overlooked by the mega-banks and who can lead us to residential customers
  Capitalizing on the Bank's small size to develop products quickly and close to the customer
  Expanding the range of services and types of loans available as the customer's needs grow

Retail Strategies
  An approach that helps customers meet their dreams instead of pushing products at them
  A delivery system that operates with the same attention to customer needs and customer service as offered by the finest retail stores
  Clean, smooth links between the front line and the back room that fortify the customer's confidence in our ability to deliver accurately and consistently
  A system that lets the customers choose the delivery channel that works best for them
  Innovative products designed around how consumers like to bank

Consumer Finance Strategies
  Staying abreast of the market for new products, new methods, and new technology
  Ease of doing business in all respects, including speed, credit approval, loan funding, and customer service
  Forming strong partnerships among sales, operations, credit, and secondary marketing, so that the needs of all stakeholders are acknowledged and kept in balance
  Accessibility from alternative networks with a nationwide geographic reach

       4 (10k page 161)

The market will continue to value companies that sell experiences. Customers will pay for these experiences, and the higher earnings of an experience-creating company will yield greater rewards for the shareholders.

Avenues for Growth

First Indiana's income in 1997 came from three principal businesses serving three distinct market segments:

  Residential mortgage lending focusing on home buyers throughout the Midwest and Southeast

  Construction and commercial and industrial lending that centers on builder lines of credit and loans to small and medium-sized businesses in the Midwest and Southeast

  Home equity lending through a nationwide network of loan originators

Retail banking franchises operate in two Indiana metropolitan markets, Indianapolis and Evansville. A total of 26 branches help deliver our products to the customer. While these branches are important to us and many of our customers as a delivery channel, we are allowing customers to choose the way they prefer to do business with us as outlined in our retail strategies. As evidence of consumers' drive for methods other than the branch to access their bank, our telemarketing area has experienced significant growth. To further serve our alternative access-oriented customers, we also redesigned our web site to allow online banking.

Beyond our retail operations, we have increased our franchise through additional offices for our mortgage and home equity lending in Florida and South Carolina. We also expanded with a new residential construction lending office serving Portland, Oregon and surrounding communities.

Our expansion, however, has not been tied just to investments in personnel and brick and mortar. We have initiated an expansion through an alliance with Peoples Mortgage Co. in Phoenix that did not require a capital investment on our part. And we have expanded our nationwide network of home equity loan originators throughout 1997.

A new niche we have identified and entered centers on the growth of small community banks. While large mega-banks dot the financial services landscape, there remains a group of consumers who prefer the high-touch approach of small community-based banks. As a regional bank with similar strategies relative to providing personal service, First Indiana has an affinity with these banks, but more important, because of our size we can offer them banking services and products they do not have the resources to deliver.

In the latter part of 1997, we initiated our Correspondent Banking Group to service this niche of community banks. We provide these banks private label products and services that allow them to furnish their customers with a wider range of offerings. It is a win-win situation that is just beginning to show rewards.

New Organizational Structure

This past year, First Indiana Bank was organized into a matrix structure. This was done to facilitate working across department lines to help us better serve the customer.

In traditional, hierarchical organizations there is only vertical flow. An associate is responsible to his or her boss, who is responsible to his or her boss, and so on. In a matrix organization, there is a vertical flow and a horizontal flow. Jobs are structured so associates are encouraged to work across departmental lines to resolve problems and complete projects. This new structure encourages Bank associates to see themselves as all one team and work together to make certain the customer has the best service and products possible.

Looking to the Future

From First Indiana's beginnings over 80 years ago, we have actively served as Central Indiana's leading home lender. During our history, we have maintained a vision for asset growth and have developed a healthy base of products, customer-focused service, and delivery channels to expand our presence in our targeted markets.

While we are proud of our accomplishments, we are not complacent with these achievements. The initiatives outlined above will help First Indiana continue to be independent and strong. We look forward to the future and the rewards we will be able to provide all our stakeholders.

       5 (10k page 162)

[This page contains a photograph of the following persons and this caption]

                    BOARD OF DIRECTORS

Front Row

Marni McKinney
(14 years' service) Vice Chairman, First Indiana Corporation; President and Chief Executive Officer, The Somerset Group, Inc.

Robert H. McKinney
(45 years) Chairman and Chief Executive Officer,
First Indiana Corporation

Owen B. Melton, Jr.
(20 years) President and Chief Operating Officer,
First Indiana Corporation


Back Row

Phyllis W. Minott
(22 years) Chairman and Chief Executive Officer, Minott Motion
Pictures, Inc.

Douglas W. Huemme
(4 years) Chairman, President, and Chief Executive Officer,
Lilly Industries, Inc.

John W. Wynne
(8 years) Chairman of the Board, Duke Realty Investments, Inc.

Andrew Jacobs, Jr.
(1 year)
United States Congressional Representative (retired); Adjunct
Professor, IUPUI

Michael L. Smith
(13 years) Chief Operating Officer, American
Health Network, Inc.

H.J. Baker
(31 years) Chairman, BMW Constructors, Inc.

Gerald L. Bepko
(11 years) Vice President for Long-Range Planning, Indiana
University, Chancellor, IUPUI

       6 (10k page 163)


             MANAGEMENT AND ADVISORY BOARDS

FIRST INDIANA BANK
Robert H. McKinney* (45 years' service), Chairman
Marni McKinney* (14 years), Vice Chairman
Owen B. Melton, Jr.* (20 years), President and Chief Executive Officer David J. Fitzgerald (7 years), Vice President
David J. Gunderson (15 years), Vice President and Credit Review Officer Larry F. Meadows (22 years), First Vice President and Underwriting Manager Richard E. Walke (12 years), Director of Internal Audit
David A. Butcher* (15 years), Secretary

Retail Banking Group
Marketing and Strategic Planning Group
Kenneth L. Turchi (13 years), Senior Vice President

Vice Presidents
Deborah L. Apgar (13 years)
Daniel R. Bohn (4 years)
Timothy J. Dell (5 years)
John D. Ehrhart (20 years)
Denise L. Maines (10 years)
John M. Ramsey (7 years)
Freda F. Wampner (18 years)
Michael C. Wise (16 years)

Central Indiana Advisory Boards
Franklin
Gilmore C. Abplanalp (27 years)
Timothy J. Dell (5 years)
Jerry B. Maguire (8 years)
Norbert C. Smith (8 years)

Pendleton
Hugh W. Begley (29 years)
Ralph E. Miller (19 years)
David L. Puckett (19 years)
L. Ann Reeder (6 years)
Phillip R. Shirley, DVM (22 years)

Westfield
Manson E. Church (41 years)
Toni K. Dickover (3 years)
J. Joseph Edwards (5 years)
James Gapenski (5 years)
Jerry C. McMullan (29 years)

Consumer Finance Group
David A. Lindsey (15 years), Senior Vice President

Vice President
Judi L. Cooper (2 years)

Internal Support Services Group
David L. Gray* (16 years), Senior Vice President, Chief Financial Officer, and Treasurer

Vice Presidents
John M. Huter (31 years)
John V. Kirby (2 years)
Michael T. McAninch (15 years), Controller
Thomas M. Ryan (18 years)
Mickey J. Walden (15 years)

Commercial and Mortgage Banking Group
Merrill E. Matlock (14 years), Senior Vice President, and President, One Mortgage Corporation

First Vice Presidents
Larry L. Grubbs (3 years), Executive Vice President, One Mortgage Corporation Gregory P. O'Connor (6 years)

Vice Presidents
Daniel R. Dierlam (6 years)
John H. Goggins (5 years)
Max E. Inglert (26 years)
Michael D. Mathew (3 years)
Michael S. Rigsby (1 year)
Amanda K. St. Clair (2 years)
William H. Shipley (1 year)
Stephen M. Spicer (1 year)

Regional Vice Presidents
N. Jeanne Bowling (14 years)
Victoria H. Duckworth (15 years)
Bonnie J. Fletcher (1 year)
Darrel D. Thornton (26 years)

Market Vice Presidents
William N. Snodgrass (15 years)
Steven R. Waddell (3 years)

One Mortgage Corporation
Vice Presidents
Terry C. Barrett (2 years), Raleigh Office
Wilber L. Harwell (2 years), Charlotte Office
Thomas E. Helms (5 years), Orlando Office

Market Vice Presidents
Brian A. Carlson (4 years)
Cynde G. Emory (9 years)
Melia L. Favorite (1 year)
Salvatore S. Rodriguez (1 year)
Charles E. Roser (5 years)
Sylvia D. Stark (10 years)
Amy F. Watts (1 year)
Joseph A. Winsser (1 year)
Donald R. Witter III (4 years)

Correspondent Banking Group
Timothy J. O'Neill (28 years), Senior Vice President



EVANSVILLE DIVISION
Maurice E. Mobley (45 years), Chairman of the Board
Sherry F. Haynes (3 years), President

Vice Presidents
Sandra K. Potter (10 years)
Wayne R. Stovall (31 years)

Regional Vice President
Patricia L. Griffin (1 year)

Market Vice President
Rick G. McDonald (7 years)

Advisory Directors
James O. Baxter (24 years)
Sherry F. Haynes (3 years)
Maurice E. Mobley (45 years)
Paul G. Mosier (20 years)
Lewis A. Plane (33 years)
Ben M. Redden (26 years)
Dr. David L. Rice (20 years)

MOORESVILLE DIVISION
Boyd C. Head (37 years), Chairman of the Board
Charles D. Swisher (15 years), Vice Chairman of the Board
Norman T. Lloyd (25 years), President

Advisory Directors
Robert S. Gregory (33 years)
Boyd C. Head (37 years)
Russell J. Lockwood (14 years)
Eugene D. Perry (15 years)
Charles F. Quillen (14 years)
Charles D. Swisher (15 years)
George Watson (25 years)

RUSHVILLE DIVISION
W. Richard Waggoner (32 years), Chairman of the Board
E. Eugene Spurlin (28 years), Vice Chairman of the Board
Garry E. Cooley (13 years), President

Advisory Directors
Dr. Frank H. Green (38 years)
Richard K. Levi (10 years)
Marjorie Shoemaker (17 years)
E. Eugene Spurlin (28 years)
W. Richard Waggoner (32 years)

*Officer--First Indiana Corporation

       7 (10k page 164)

FINANCIAL REVIEW

First Indiana Corporation posted yet another year of record earnings in 1997 while enjoying substantial asset growth. Net earnings were $17,744,000 for the year ended December 31, 1997, compared with $13,704,000 for the same period in 1996 and $17,267,000 for the year ended December 31, 1995.
Reported net earnings for 1996 include a one-time after-tax charge of $4,016,000 for an industry-wide special assessment in the third quarter by the Federal Deposit Insurance Corporation to recapitalize the Savings Association Insurance Fund, which insures the Bank's customers' deposits. This one-time charge resulted in an ongoing reduction in deposit premiums beginning in 1997.

Net earnings per share for 1997 were $1.36, compared with $1.06 in 1996 and $1.34 in 1995. Return on average equity for 1997 was 12.16 percent, compared with 10.15 percent in 1996 and 14.03 percent in 1995.

To reflect confidence in the continued earnings potential of the Corporation, the Board of Directors authorized a six-for-five stock dividend effective March 6, 1998 for shareholders of record as of February 19, 1998. The stock dividend will be the sixth in seven years and will be paid on shares outstanding after the dividend. Dividends per common share (adjusted for stock dividends and splits) were $.40 in 1997, $.38 in 1996, and $.32 in 1995. On February 20,
1997, the Corporation announced a five-for-four stock split effective March 18, 1997. All per-share amounts in the 1997 Annual Report have been adjusted for all stock dividends and splits.

First Indiana Corporation is a nondiversified, unitary savings and loan holding company. First Indiana Bank, the principal asset of the Corporation, is a federally chartered stock savings bank insured by the Federal Deposit
Insurance Corporation. First Indiana is the largest publicly held bank based in Indianapolis.

Residential mortgage loan originations amounted to $373 million, compared with $346 million in 1996. During 1997, the Bank opened several offices in the southeastern United States and in Portland, Oregon, which further strengthened its national presence. The Bank continued its efforts to consolidate and centralize origination and servicing processes in its Commercial and Mortgage Banking Group. Additionally, the Bank aggressively pursued alternative delivery channels for its residential loans, such as wholesale outlets and a telemarketing call center.

Originations in home equity lending were $276 million, compared with $231 million in 1996. A national network of originators, coupled with the call center, allowed the Bank to capitalize on alternative delivery channels for orginations. The Bank also aggressively pursued originations of products with loan-to-value ratios greater than
80 percent for sale into the secondary market. Secondary market gains on the sale of both first mortgage and home equity loans are expected to contribute significantly to 1998 earnings.

The Bank continued to develop relationship banking in construction lending, with originations of $334 million, compared with $310 million last year. A variety of unique products and the development of new markets throughout the United States contributed to construction loan growth.

The Bank's strategy of targeting the business-related segments of the market continued to provide asset and earnings growth in 1997. Originations in this segment totaled $117 million in 1997, a 23 percent increase over 1996. Commercial and industrial loans outstanding increased to $124 million at year-end 1997, from $93 million one year earlier.

The significant growth in originations in these four core areas translated into growth on the balance sheet. At December 31, 1997, home equity, construction and residential loans outstanding were $528 million, $156 million and $501 million compared with $499 million, $138 million and $429 million one year earlier.

The net loan loss provision in 1997 was $10,700,000, compared with $10,794,000 in 1996 and $7,900,000 in 1995. By continuing to provide for loan losses in a manner consistent with the higher risk associated with commercial and industrial, construction, and home equity lending, the Bank's loan loss allowance was $22,414,000 at year-end, or 122 percent of non-performing loans, compared with $18,768,000, or 84 percent of non-performing loans, at December 31, 1996.

Total assets increased 7.8 percent to $1,613,405,000 at year-end, compared with $1,496,421,000 at December 31, 1996. Shareholders' equity increased to $153,036,000 at December 31, 1997, a ten percent increase over the December 31, 1996 level of $138,658,000. The tangible and core capital of the Bank was $134,990,000 or 8.37 percent of assets, which exceeded regulatory minimums by $110,806,000 and $86,622,000 at year-end 1997. Average shareholders' equity to average assets equaled 9.66 percent and 9.09 percent for 1997 and 1996.

Net Interest Income

Net interest income is the most critical component of First Indiana's net earnings. It is affected by both the volume and interest rate of interest-earning assets and interest-bearing liabilities.

Net interest income was $62,979,000 in 1997, compared with $61,683,000 in 1996 and $58,044,000 in 1995. The increase in 1997 is the result of continued growth in the Bank's home equity, residential construction, and commercial and industrial loan portfolios. These loans generally have higher yields than a traditional residential mortgage loan portfolio.

[This page contains a photograph of the following persons and this caption]

Timothy J. O'Neill
Correspondent Banking Services Group (28 years' service)

David L. Gray
Internal Support Services Group (16 years)

Kenneth L. Turchi
Retail Banking, Marketing and Strategic Planning Group (13 years)

Merrill E. Matlock
Commercial and Mortgage Banking Group (14 years)

David A. Lindsey
Consumer Finance Group (15 years)


       8 (10k page 165)

Net Interest Margin

First Indiana's net interest margin is the clearest indicator of its ability to generate core earnings. The margin was 4.36 percent for the year ended
December 31, 1997, compared with 4.37 percent in 1996 and 4.12 percent in 1995.

Net interest margin consists of two components: interest-rate spread and the contribution of interest-free funds (primarily shareholders' equity and other non-interest-bearing liabilities). Interest-rate spread is the difference between the return on total earning assets and the cost of total interest-bearing liabilities.

The Corporation's average interest-rate spread for the year ended December 31, 1997 was 3.71 percent, compared with 3.70 percent in 1996 and 3.60 percent in 1995. The increased spread arose when the Bank's interest-earning assets repriced faster than the liabilities funding them during 1996.

The contribution of interest-free funds to First Indiana's net interest margin varies depending on the level of capital and use of interest-free liabilities. Average interest-free funds provided an additional 65 basis points to the margin in 1997, compared with 67 and 52 basis points in 1996 and 1995.

The following table analyzes First Indiana's net interest margin and the components which contributed to it:


                                         1997                       1996                       1995
                             -------------------------------------------------------------------------------------
                             Average                        Average                       Average
(Dollars in Thousands)       Balance Interest   Rate        Balance Interest   Rate       Balance  Interest   Rate
                             -------------------------------------------------------------------------------------
Assets
Earning Assets
  Federal Funds Sold         $12,739     $695     5.46%   $14,782     $796     5.38%    $10,399     $613     5.89%
  Investments                113,037    6,818     6.03    115,836    6,887     5.95     139,569    9,181     6.58
  Mortgage-Backed
     Securities               35,130    2,446     6.96     42,958    2,986     6.95      60,602    4,396     7.25
  Loans Receivable (1)     1,284,212  117,371     9.14  1,237,036  114,799     9.28   1,199,619  109,871     9.16
                           ------------------           ------------------            ------------------
     Total Earning Assets  1,445,118  127,330     8.81  1,410,612  125,468     8.89   1,410,189  124,061     8.80
Other Assets                  65,375  -------              74,904  -------               76,370  -------
                           ---------                    ---------                     ---------
Total Assets              $1,510,493                   $1,485,516                    $1,486,559
                           =========                    =========                     =========

Liabilities and Share-
   holders' Equity

Interest-Bearing
Liabilities
  Deposits:
    NOW and Money
     Market Checking        $ 84,761    1,908     2.25   $ 88,633    2,531     2.86    $ 99,405    2,334     2.35
    Passbook and
     Statement Savings       302,635   13,881     4.59    284,471   12,954     4.55     224,282   10,414     4.64
    Money Market Savings      30,416    1,001     3.29     17,481      575     3.29      22,582      730     3.23
    Jumbo Certificates       113,632    6,583     5.79    111,318    6,370     5.72     108,834    6,572     6.04
    Fixed-Rate
     Certificates            470,853   26,563     5.64    524,064   29,647     5.66     560,279   30,483     5.44
  Federal Home Loan
    Bank Advances            219,685   12,288     5.59    185,551   10,706     5.77     212,696   12,891     6.06
  Short-Term
    Borrowings                39,018    2,127     5.45     18,518    1,002     5.41      42,019    2,593     6.17
                           ------------------           ------------------            ------------------
  Total Interest-Bearing
     Liabilities           1,261,000   64,351     5.10  1,230,036   63,785     5.19   1,270,097   66,017     5.20
Other Liabilities            103,566   ------             120,501   ------               93,404   ------

Shareholders' Equity         145,927                      134,979                       123,058
                           ---------                    ---------                     ---------
Total Liabilities and
  Shareholders' Equity    $1,510,493                   $1,485,516                     1,486,559
                           =========                    =========                     =========
Net Interest
  Income/Spread                       $62,979     3.71%            $61,683     3.70%             $58,044     3.60%
                                       ======     =====             ======     =====              ======     =====
Net Interest Margin                               4.36%                        4.37%                         4.12%
                                                  =====                        =====                         =====

(1) Included in loans receivable are loans held for sale totaling $34,217, $42,872, and $35,953 in 1997, 1996, and 1995, and non-accrual loans.


[This page contains the following bar graph]


Net Interest Income (Dollars in Thousands)
------------------------------------------
1993    $45,905
1994     49,229
1995     58,044
1996     61,683
1997     62,979


       9 (10k page 166)

Changes in Rate/Volume

     The following table shows the impact on net interest income of changes in interest rates and volume of the Corporation's assets and liabilities.

                                 1997 Compared with 1996             1996 Compared with 1995
                                 Increase (Decrease)                 Increase (Decrease)
                                 Due to Change in                    Due to Change in
                                 ------------------------------------------------------------------------
                                                            Net                                 Net
(Dollars in Thousands)           Rate     Volume   Other    Change   Rate     Volume   Other    Change
                                 ------------------------------------------------------------------------
Interest Income
  Loans                            $(1,740)$ 4,378   $  (66) $ 2,572   $1,456  $ 3,427   $   45  $ 4,928
  Mortgage-Backed Securities             5    (544)      (1)    (540)    (184)  (1,280)      54   (1,410)
  Investments                          100    (166)      (3)     (69)    (883)  (1,561)     150   (2,294)
  Federal Funds Sold                    10    (110)      (1)    (101)     (53)     258      (22)     183
                                    ---------------------------------   ---------------------------------
                                    (1,625)  3,558      (71)   1,862      336      844      227    1,407
                                    ---------------------------------   ---------------------------------
Interest Expense
  Deposits
    NOW and Money Market Checking     (536)   (110)      23     (623)     505     (253)     (55)     197
    Passbook and Statement Savings      94     827        6      927     (201)   2,795      (54)   2,540
    Money Market Savings                 0     426        0      426       13     (165)      (3)    (155)
    Jumbo Certificates                  79     132        2      213     (344)     150       (8)    (202)
    Fixed-Rate Certificates            (82) (3,010)       8   (3,084)   1,212   (1,970)     (78)    (836)
  Federal Home Loan Bank Advances     (327)  1,969      (60)   1,582     (619)  (1,645)      79   (2,185)
  Short-Term Borrowings                  7   1,109        9    1,125     (319)  (1,451)     179   (1,591)
                                    ---------------------------------   ---------------------------------
                                      (765)  1,343      (12)     566      247   (2,539)      60   (2,232)
                                    ---------------------------------   ---------------------------------
Net Interest Income                $  (860) $2,215     $(59)  $1,296   $   89   $3,383     $167   $3,639
                                    =================================   =================================


       10 (10k page 167)

Non-Interest Income

     The following table shows First Indiana's non-interest income for the past three years.

                                  Years Ended December 31,
                             ----------------------------------------------------------
(Dollars in Thousands)            Increase (Decrease)         Increase (Decrease)
                             ----------------------------------------------------------
                             1997   Amount   Percent    1996   Amount   Percent    1995
                             -----------------------------------------------------------
Sale of Investments       $   217   $  (64)   (22.8)%$   281   $  235    510.9% $    46
Sale of Loans               4,932    1,857     60.4    3,075      326     11.9    2,749
Sale of Subsidiary              -   (1,165)  (100.0)   1,165    1,165    100.0        -
Sale of Deposits                -        -        -        -   (1,497)  (100.0)   1,497
Dividends on FHLB Stock     1,055       22      2.1    1,033       37      3.7      996
Loan Servicing Income       2,767     (141)    (4.8)   2,908      263      9.9    2,645
Loan Fees                   2,358       56      2.4    2,302       96      4.4    2,206
Insurance Commissions         238     (424)   (64.0)     662     (618)   (48.3)   1,280
Accretion of
   Negative Goodwill          948        -        -      948        -        -      948
Deposit Product Fee Income  2,646       53      2.0    2,593      469     22.1    2,124
Other                       2,844      (37)    (1.3)   2,881    1,121     63.7    1,760
                          ----------------           ----------------           --------
                          $18,005   $  157      0.9  $17,848   $1,597      9.8  $16,251
                          ================           ================           ========

The principal increase in non-interest income in 1997 occurred in the gains realized by the Bank in the sale of residential and home equity loans into the secondary market. Pre-tax gains during 1997 were $3,069,000 on the sale of $72 million of fixed-rate home equity loans, while residential gains amounted to $1,863,000 from sales of $144 million of loans. Insurance commission income decreased from 1996 due to the sale of the Bank's investment and insurance subsidiaries, One Investment Corporation and One Insurance
Agency, to The Somerset Group, Inc., an affiliate of the Bank. This sale resulted in a pre-tax gain of $1,165,000 in 1996.


       11 (10k page 168)

Non-Interest Expense

     The following table describes First Indiana's non-interest expense for each of the past three years.

                                   Years Ended December 31,
                            --------------------------------------------------------------
(Dollars in Thousands)          Increase (Decrease)          Increase (Decrease)
                            ---------------------------- ------------------------------------
                              1997    Amount   Percent     1996    Amount   Percent    1995
                            ---------------------------- ------------------------------------
Salaries and Benefits      $25,936  $ 1,713       7.1 % $24,223  $(2,171)     (8.2)% $26,394
Capitalized Salaries
  and Benefits              (6,020)     109       1.8    (6,129)    (625)    (11.4)   (5,504)
Net Occupancy                2,852     (235)     (7.6)    3,087       18       0.6     3,069
Deposit Insurance              693   (8,493)    (92.5)    9,186    6,888     299.7     2,298
Real Estate Owned
  Operations - Net             652       54       9.0       598    3,658     119.5    (3,060)
Equipment                    4,692      184       4.1     4,508     (128)     (2.8)    4,636
Office Supplies and Postage  1,849     (220)    (10.6)    2,069      135       7.0     1,934
Other                       10,450      739       7.6     9,711      831       9.4     8,880
                           ----------------             ----------------             --------
                           $41,104  $(6,149)    (13.0)  $47,253   $8,606      22.3   $38,647
                           ================             ================             ========


In 1996, the FDIC levied a special deposit insurance assessment on all savings institutions to recapitalize its Savings Association Insurance Fund ("SAIF"), which insures the Bank's deposits. First Indiana incurred a one-time pre-tax charge of $6,749,000 to comply with this assessment. This one-time charge reduced First Indiana's deposit insurance premiums 93 percent in 1997. Salary expenses increased in 1997 in order to maintain pace with the increased loan production levels in the latter half of the year. The Bank renegotiated its lease to occupy First Indiana Plaza in 1997, which resulted in occupancy expense reductions.


       12 (10k page 169)

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

Adequacy of Allowances. Management believes that First Indiana's current loan and REO loss allowances are sufficient to absorb potential future losses. However, there can be no assurance that additional allowances will not be required or that the amount of any such allowances will not be significant. Various regulatory agencies periodically review these allowances and may require First Indiana to recognize additions to them.

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

Non-Performing Assets

First Indiana has managed its loan portfolio to reduce concentration of loan types and to diversify assets geographically. Non-performing assets, which consist of non-accrual, impaired and restructured loans, REO, and other repossessed assets, decreased to $22.8 million at December 31, 1997 from $27.1 million one year earlier.

The table on the following page sets forth the amounts of First Indiana's non-performing assets. The information pertaining to non-accrual loans and restructured loans is set forth by type of loan.

Non-Accrual, Impaired, and Restructured Loans. First Indiana places loans on non-accrual status when payments of principal or interest become 90 days or more past due, or earlier when an analysis of a borrower's creditworthiness indicates that payments could become past due.

Loan modifications classified as "restructured loans" under Statement of Financial Accounting Standard No. 15 were $6.9 million at December 31, 1996. Management modified the payment terms, interest rates, and contractual maturities of these loans to improve the likelihood of recovery of the Bank's investment. These loans were repaid in 1997.

Real Estate Owned. Real estate owned is generally acquired through foreclosure, and is carried at the lower of the Bank's book balance in the property or the fair market value of the property, less reasonable costs of disposition. A review of REO properties, including the adequacy of the loss allowance and decisions whether to charge off REO, occurs in conjunction with the review of the loan portfolios described above. During 1996, the Corporation decreased the allowance for REO losses by $400,000. Because of the sale of many foreclosed commercial real estate properties and the careful review of the remaining REO portfolio, management determined that it was not necessary to maintain an excess REO allowance.

Potential Problem Assets. The Corporation had $11 million in potential problem loans at December 31, 1997. Of this amount, $6.5 million consists of loans to residential builders and $4.5 million represents loans to commercial and industrial borrowers. These loans are currently performing according to their loan agreements, but the borrower's financial operations and condition caused management to question their ability to comply with present repayment terms. The collateral for the builder loans is one-to-four family dwellings with loan-to-value ratios of 80 percent or less. The commercial and industrial loans are also collateralized with real estate.


[This page contains bar graphs showing the following information]

     Loan and REO Loss Allowances      Loan Loss Allowance to
     (Dollars in Thousands)             Non-Performing Loans
     --------------------------        -----------------------
         1993      $12,989             1993     51.80%
         1994       13,741             1994     57.72
         1995       17,300             1995     67.91
         1996       19,311             1996     84.19
         1997       22,897             1997    121.60



       13 (10k page 170)

Non-Performing Assets                     December 31,
                             ------------------------------------------
(Dollars in Thousands)       1997     1996     1995     1994     1993
                             -------- ---------------------------------
Non-Accrual Loans
  Residential Mortgage       $3,718   $3,849   $2,399   $1,720   $3,796
  Residential Construction    6,059    4,573    2,229    2,212    3,029
  Commercial Real Estate         99        -    1,514      105      275
  Commercial and Industrial     254      166      428      331      775
  Consumer                    8,302    6,792    8,120    6,603    3,025
                             -------- ---------------------------------
    Total Non-Accrual Loans  18,432   15,380   14,690   10,971   10,900
                             -------- ---------------------------------
Impaired Loans                    -        -    3,306        -        -

Restructured Loans                -    6,913    5,909   10,730   11,311

Real Estate Owned             4,390    4,828    2,943    7,012   13,961
Other Repossessed Assets          -        -      317      364      302
                            -------------------------------------------
Total Non-Performing Assets $22,822  $27,121  $27,165  $29,077  $36,474
                            ===========================================


     The following schedule is a summary of REO, net of the allowance for REO losses.


Real Estate Owned
(Dollars in Thousands)                    December 31,
                             ----------------------------------------
                             1997     1996     1995     1994     1993
                             -------  --------------------------------
Residential Mortgage       $  858   $  371   $  430  $1,427   $ 1,112
Residential Construction      749      915      713     791     1,204
Commercial Real Estate         95       95       94   3,503     9,267
Consumer                    2,688    3,447    1,706   1,291     2,378
Allowance for REO Losses     (483)    (543)  (1,066) (1,216)   (1,483)
                           -------------------------------------------
Net Real Estate Owned      $3,907   $4,285   $1,877  $5,796   $12,478
                           ===========================================



Summary of Loan Loss Experience.

     The following is a summary of activity in First Indiana's allowance for loan losses for the periods indicated.

The 1995 loan loss provision increased to $7.9 million in response to significant growth in the Bank's targeted portfolios of home equity, residential construction, and


Summary of Loan Loss Experience                               Years Ended December 31,
                                             --------------------------------------------------
(Dollars in Thousands)                           1997        1996       1995      1994      1993
                                             -----------------------------------------------------
Balance of Allowance for Loan Losses at
   Beginning of Year                          $18,768     $16,234     $12,525   $11,506   $ 8,748
   Charge-Offs
       Residential Mortgage                       (83)         (9)        (34)      (82)     (294)
       Residential Construction                (1,190)       (360)       (231)     (425)     (279)
       Commercial Real Estate                     (75)          -      (1,139)     (167)      (80)
       Consumer                                (7,210)     (9,592)     (2,969)   (2,181)     (993)
       Commercial and Industrial                 (528)          -         (61)     (194)     (136)
                                               ----------- ----------- ---------------------------
         Total Charge-Offs                     (9,086)     (9,961)     (4,434)   (3,049)   (1,782)
                                               ----------- ----------- ---------------------------
     Recoveries
       Residential Mortgage                         -          26           6         3         -
       Residential Construction                    40          69          16         -        33
       Commercial Real Estate                     727         135          13         -         -
       Consumer                                 1,261       1,429         190       165       111
       Commercial and Industrial                    4          42          18         -         -
                                               ----------- ----------- ---------------------------
         Total Recoveries                       2,032       1,701         243       168       144
                                               ----------- ----------- ---------------------------
     Net Charge-Offs                           (7,054)     (8,260)     (4,191)   (2,881)   (1,638)
Provision for Loan Losses                      10,700      11,815       7,900     3,900     4,396
Recapture of Loan Loss Provision Due to
  Auto Portfolio Sale                               -      (1,021)          -         -         -
Balance of Allowance for Loan Losses at        ----------- ----------- ---------------------------
   End of Year                                 22,414      18,768      16,234    12,525    11,506
                                               ----------- ----------- ---------------------------
Balance of REO Loss Allowance at
  End of Year                                     483         543       1,066     1,216     1,483
                                               ----------- ----------- ---------------------------
Balance of Loan and REO Loss Allowance
  at End of Year                              $22,897     $19,311     $17,300   $13,741   $12,989
                                              ====================================================

       14 (10k page 171)


Ratio of Net Charge-Offs to Average Loans
   Outstanding                                   0.55%       0.67%       0.35%     0.29%     0.17%

Ratio of Allowance for Loan Losses to
  Loans Receivable                               1.63%       1.52%       1.28%     1.15%     1.16%

Ratio of Total Loan and REO Loss Allowance to
  Non-Performing Assets                        100.33%      71.20%      63.68%    47.26%    35.61%

Ratio of Allowance for Loan Losses to
  Non-Performing Loans                         121.60%      84.19%      67.91%    57.72%    51.80%



commercial and industrial loans. While management believes that these portfolios have strong credit quality, it recognizes the increased risk of such portfolios compared to traditional residential portfolios, and has increased the loan loss provision accordingly.

The net charge-offs of $7.1 million and $8.3 million in 1997 and 1996 reflect both the significant increase in home equity loans outstanding and the adoption of a more conservative charge-off policy similar to that of other banks in 1996. The Bank writes down consumer loans at the date of foreclosure and charges off the entire balance of home equity loans greater than 120 days delinquent with loan-to-value ratios above 90 percent. If the loan has a loan-to-value ratio less than 90 percent, the loan is written down to its estimated disposition value after considering any first mortgage position and disposition costs. Indirect automobile loans greater than 120 days delinquent are charged off in full. If collection efforts result in a subsequent recovery of all or a portion of the charged-off amount, the Bank recognizes the recovery at the time of receipt.

The Bank's loan loss provision of $10.7 million and $11.8 million in 1997 and 1996, respectively, reflects the charge-off policy discussed above and an increase in delinquencies in the Bank's portfolio of home equity and automobile loans. During 1996, the Bank completed the sale of its indirect automobile loan portfolio of approximately $32,756,000 at a loss of $898,000, and recaptured $1,021,000 of its loan loss provision as a result of this sale.

As a result, the allowance for loan losses increased to $22,414,000 at December 31, 1997, or 122 percent of the non-performing loans at year-end.

Allocation of Loan Loss Allowance.

     The following table presents an allocation of First Indiana's allowance for loan losses at the dates indicated.


Allocation of Loan Loss Allowance
(Dollars in Thousands)                              December 31,
                             -----------------------------------------------------------------------------------------
                                      1997              1996              1995             1994              1993
                             ----------------- -----------------------------------------------------------------------
                                    Percent of        Percent of        Percent of        Percent of        Percent of
                                     Loans in          Loans in          Loans in          Loans in          Loans in
                                       Each              Each              Each              Each              Each
                             Amount  Category  Amount  Category  Amount  Category  Amount  Category  Amount  Category
                             ----------------- -----------------------------------------------------------------------
Balance At End of Period
  Applicable to:
    Residential Mortgage
     Loans                  $   588     36.7% $   632     34.9% $   426     33.3% $   376     36.4%  $   796     40.1%
    Residential
     Construction Loans       3,663     11.4    3,270     11.2    2,928     11.2    2,110     10.7     1,852     10.9
    Commercial Real
     Estate Loans               330      2.9      777      3.7    1,095      4.4    2,219      5.6     2,681      7.4
    Consumer Loans            9,706     39.9    9,042     42.7    7,808     45.4    5,375     43.5     3,571     38.6
    Commercial and
      Industrial              2,008      9.1    1,809      7.5      820      5.7      519      3.8       505      3.0
    Unallocated               6,119        -    3,238        -    3,157        -    1,926        -     2,101        -
                            ----------------- ----------------- ----------------- -----------------  -----------------
                            $22,414    100.0% $18,768    100.0% $16,234    100.0% $12,525    100.0%  $11,506    100.0%
                            ================= ================= ================= =================  ===============



       15 (10k page 172)


Capital Resources and Liquidity

Capital

At December 31, 1997, First Indiana's shareholders' equity was $153,036,000, or 9.49 percent of total assets, compared with $138,658,000, or 9.27 percent of total assets, at December 31, 1996.

In July 1996, the Corporation's Board of Directors authorized the repurchase from time to time of up to an additional $5,000,000 of the Corporation's outstanding common stock. At December 31, 1997, the Corporation had repurchased 706,608 shares of its common stock, or 5.6 percent of its shares outstanding.

In November 1997, the Corporation's Board of Directors established a shareholder rights agreement, whereby each common shareholder is entitled to one preferred stock right for each share of common stock held. The rights "flip in" upon the acquisition of 20 percent of the Corporation's outstanding common stock in a takeover attempt, and offer current shareholders a measure of protection of their investment in First Indiana. The complete terms of the rights agreement have been filed on Form 8-A with the Securities and Exchange Commission.

Liquidity

First Indiana Corporation conducts its business through subsidiaries. The main source of funds for the Corporation is dividends from the Bank.

The Bank's primary source of funds is its deposits, which were $1,107,555,000 at December 31, 1997 and $1,095,486,000 at December 31, 1996.

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

Regulations require the director of OTS to set minimum liquidity levels between four and ten percent of assets. In 1997, the regulations were altered to lower the liquidity requirement to four percent of net withdrawable assets, and the definition of net withdrawable assets was simplified. This change did not have a significant impact on the Bank's liquidity position. The Bank's liquidity ratio at December 31, 1997 was 7.30 percent.

Impact of Accounting Standards Not Yet Adopted

In June 1997, FASB issued Statement of Financial Accounting Standard No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("FAS 131"), which introduces new guidance on segment reporting. The Statement is effective for fiscal years beginning after December 15, 1997, with earlier application encouraged. The statement is not expected to have a material impact on the financial condition or results of operations of the Corporation when adopted in 1998.

Year 2000 Compliance

The Bank is required by the Federal Financial Institutions Examination Council ("FFIEC") to assess both the Bank's and its vendors' ability to be Year 2000 compliant by December 31, 1998. The Year 2000 issue refers to shortcomings which exist in some current computer hardware and software that preclude the correct calculation of date-sensitive information from, into, and between the twentieth and twenty-first centuries, including leap year calculations.

The Bank has assembled a team of associates which meets regularly to lead the Bank's Year 2000 compliance efforts. All hardware and software vendors, as well as significant other vendors and borrowers, have been identified and contact has been initiated with these individuals or companies. The Bank has an inventory of known potential Year 2000 compliance issues, and has begun to develop action plans for assessing the impact of each issue. During 1998, the Bank will be validating Year 2000 compliance, upgrading or replacing existing hardware and software, or developing contingency plans in the event the vendor or borrower will not assist the Bank in becoming Year 2000 compliant. The Bank already has plans to upgrade all of its personal computers in 1998 at a cost of $539,000. Although management is confident of the Bank's ability to operate in the 21st century, it is not possible to assess either the financial impact of non-compliance or future expenditures at this time.

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

At December 31, 1997, First Indiana's six-month and one-year cumulative gap stood at a negative 0.68 percent and a negative 0.20 percent of total interest-earning assets. This compares with 2.03 percent and 4.50 percent at December 31, 1996. This means that

[This page contains bar graphs showing the following information]

Bank Capital/Assets             Checking Deposits (Dollars in Thousands)
-------------------             ----------------------------------------
Actual     Required
------     --------                1993      $175,476
                                   1994       163,023
 8.37%       1.50%                 1995       177,804
 8.37        3.00                  1996       187,760
11.99        8.00                  1997       191,996


       16 (10k page 173)

     The following table shows First Indiana's interest-rate sensitivity at December 31, 1997 and 1996.


Interest-Rate Sensitivity

(Dollars in Thousands)    Rate Sensitivity by Period of Maturity or Rate Change At December 31, 1997
                          --------------------------------------------------------------------------
                                              Percent                Over 180    Over One      Over
                                                of         Within     Days to    Year to       Five
                           Rate      Balance   Total      180 Days   One Year   Five Years    Years
                          --------------------------------------------------------------------------
Interest-Earning Assets
Investment Securities
 and Other                   6.14%$  127,400     8.29 % $   58,297 $   15,005 $   54,098 $       --
Loans Receivable (1)
  Mortgage-Backed
   Securities                7.09     38,279     2.49        9,509      5,118     15,140      8,512
  Residential Mortgage
   Loans                     7.37    503,212    32.75      222,684     87,298    163,669     29,561
  Residential Construction
   Loans                     8.77    155,680    10.13      140,261         --     15,419         --
  Commercial Real
   Estate Loans              8.52     39,568     2.58       10,805      6,029     13,555      9,179
  Commercial and
    Industrial Loans        10.01    124,467     8.10       79,858      1,871     26,000     16,738
  Consumer Loans            10.51    548,016    35.66      236,961     52,954    193,903     64,198
                                  -----------------------------------------------------------------
                             8.77 $1,536,622   100.00 %    758,375    168,275    481,784    128,188
                                  =====================    ----------------------------------------
Interest-Bearing Liabilities

Deposits
  Demand Deposits (2)        2.53 $  101,384     7.51 %         --         --         --    101,384
  Passbook Deposits (3)      3.00     42,004     3.11       11,013      6,801     20,030      4,160
  Money Market Savings       4.82    272,333    20.17      272,333         --         --         --
  Jumbo Certificates         5.85    122,825     9.10       67,151     15,955     39,719         --
  Fixed-Rate Certificates    5.70    478,397    35.43      190,550    128,244    159,603         --
                                   ----------------------------------------------------------------
                             5.06  1,016,943    75.32      541,047    151,000    219,352    105,544
Borrowings
  FHLB Advances              5.62    257,458    19.07      152,000     10,000     92,000      3,458
  Short-Term Borrowings      5.48     75,751     5.61       75,751         --         --         --
                                   ----------------------------------------------------------------
                             5.19  1,350,152   100.00 %    768,798    161,000    311,352    109,002
                                               ========
Net - Other (4)                      186,470                                                186,470
                                  ----------               ----------------------------------------
    Total                         $1,536,622               768,798    161,000    311,352    295,472
                                  ==========            ----------------------------------------
Rate Sensitivity Gap                                    $  (10,423)$    7,275 $  170,432 $ (167,284)
                                                        ===========================================
December 31, 1997 Gap
Cumulative Rate-
Sensitivity Gap                                         $  (10,423)$   (3,148)$  167,284
                                                        ================================
Percent of Total
Interest-Earning Assets                                      (0.68)%    (0.20)%    10.89%
                                                        ================================
December 31, 1996 Gap
Cumulative Rate-
Sensitivity Gap                                         $   28,793 $   63,902 $  116,236
                                                        ================================
Percent of Total
Interest-Earning Assets                                       2.03 %     4.50%      8.19%
                                                        ================================

(1)  The distribution of fixed-rate loans is based upon contractual maturity and scheduled contractual repayments adjusted for estimated prepayments.  For adjustable-rate loans, interest rates adjust at intervals of six months to five years.  Included in Residential Mortgage Loans are $32,690 of
     loans held for resale.  Included in Consumer Loans are $24,828 of home equity loans held for resale.
(2)  These deposits have been included in the Over Five Years category to reflect management's assumption that these accounts are not rate-sensitive.  This assumption is based on historic trends of these deposits through periods of significant increases and decreases in interest rates without changes in rates paid on these deposits.  Included in this category are NOW, money market checking, and non-interest bearing deposits.  The rate represents a blended rate on all deposit types in the category.
(3)  A portion of these deposits has been included in the Over Five Years category to reflect management's assumption that these accounts are not rate-sensitive.  This assumption is based upon the historic minimal decay rates on these types of deposits experienced through periods of significant increases and decreases in interest rates without changes in rates paid on these deposits.
(4)  Net-Other is the excess of other non-interest-bearing liabilities and capital over other non-interest-bearing assets.

       17 (10k page 174)


0.68 and 0.20 percent of First Indiana's liabilities will reprice within six months and one year without a corresponding repricing of the assets they are funding. Management intends to maintain a relatively neutral gap position to manage the volatility of earnings.

Financial Condition

First Indiana's total assets at December 31, 1997 were $1,613,405,000, compared with $1,496,421,000 at December 31, 1996. Loans receivable stood at $1,348,529,000 at year-end 1997, compared with $1,215,550,000 one year earlier.

The composition of the Bank's loan portfolio continued to change in 1997, as the Bank added higher-yielding loans to the balance sheet through the origination of home equity and residential construction loans.

Residential loans outstanding amounted to $500,817,000 at December 31, 1997, compared with $429,427,000 in 1996. This growth occurred through the Bank's employment of alternative delivery channels, such as a call center, wholesale lending, and the development of strategic alliances with builders and realtors. Consumer loans outstanding were $548,016,000 at the end of 1997, compared with $526,769,000 one year earlier. This increase primarily represents the Bank's efforts to build a portfolio of loans available for sale to the secondary market. Construction loans outstanding increased to $155,680,000, compared with $138,135,000 at the end of 1996. The Bank focused on offering new products to builders and customers in 1997 in order to develop a multi-faceted relationship.

Total loan sales in 1997 amounted to $217,132,000, compared with $332,021,000 in 1996 and $264,116,000 in 1995.

The Bank's loan servicing portfolio was $969,089,000 at December 31, 1997, compared with $1,057,731,000 and $1,130,209,000 at December 31, 1996 and
1995. The servicing portfolio provides a source of fee income, but is subject to fluctuations as rates fall and serviced loans pay off.

Disclosures About Market Risk

The Corporation's success is largely dependent upon its ability to manage interest-rate risk, which is defined as the exposure of the Corporation's net interest income and net earnings to changes in interest rates. The Bank's Asset/Liability Committee ("ALCO") is responsible for managing interest-rate risk and the Corporation has established acceptable limits for interest-rate exposure, which are reviewed on a monthly basis. The Bank uses a model which measures interest-rate sensitivity to determine the impact on net earnings of immediate and sustained upward and downward movements in interest rates. Incorporated into the model are assumptions regarding the current and anticipated interest rate environment, estimated prepayment rates of certain assets and liabilities, forecasted loan and deposit origina-tions, contractual maturities and renewal rates on certificates of deposits, estimated borrowing needs, anticipated loan loss provision, projected secondary marketing gains and losses, expected repricing spreads on variable-rate products, and contractual maturities and repayments on lending and investment products. The model incorporates interest-rate sensitive instruments which are held to maturity or available for sale. The Bank has no trading assets. Based on the information and assumptions in effect at December 31, 1997, management believes that a 100 basis point increase or decrease in interest rates over a 12 month period would result in a 6.2 percent increase and a 9.3 percent decrease in net earnings, respectively, because of the change in net interest income. Because of the numerous assumptions used in the computation of interest-rate sensitivity, and the fact that the model does not assume any actions the ALCO could take in response to the change in interest rates, the results should not be relied upon as indicative of actual results.

The Bank enters into forward sales contracts for future delivery of residential fixed-rate mortgage loans at a specified yield in order to limit market risk associated with its pipeline of residential mortgage loans held for sale and commitments to fund residential mortgage loans. Market risk arises from the possible inability of either party to comply with the contract terms.

The Bank designates these forward sales contracts as hedges. To qualify as a hedge, the forward sales contract must be effective in reducing the market risk of the identified anticipated residential mortgage loan sale which is probable to occur. Effectiveness is evaluated on an ongoing basis through analysis of the residential mortgage loan pipeline position. Commitments under these forward sales contracts and the underlying residential mortgage loans are valued, and the net position is carried at the lower of cost or market. Unrecognized gains and losses on these forward sales contracts are generally immaterial and are charged to current earnings as an adjustment to the gain or loss on residential mortgage loan sales when realized, when the contract matures, or is terminated.

[This page contains the bar graphs showing the following information]


                                    Construction Loans Outstanding
Assets (Dollars in Thousands)       (Dollars in Thousands)
-----------------------------       -----------------------------
1993       $1,322,288               1993       $107,695
1994        1,408,629               1994        117,170
1995        1,541,843               1995        142,299
1996        1,496,421               1996        138,135
1997        1,613,405               1997        155,680

Home Equity Loans Outstanding       Loan Servicing Portfolio
(Dollars in Thousands)               (Dollars in Thousands)
-----------------------------       ------------------------
1993        227,550                 1993          806,874
1994        328,594                 1994          802,191
1995        485,032                 1995        1,130,209
1996        498,739                 1996        1,057,731
1997        528,185                 1997          969,089


       18 (10k page 175)


Five Year Summary of Selected Financial Data

First Indiana Corporation and Subsidiaries
                                                         At December 31,
                                       --------------------------------------------------
(Dollars in Thousands,                 1997       1996        1995       1994       1993
   Except Per Share Data)              --------   --------------------------------------------

Selected Financial Condition Data
      Total Assets                  $1,613,405 $1,496,421 $1,541,843 $1,408,629 $1,322,288
      Loans Receivable -- Net        1,348,529  1,215,550  1,250,726  1,078,494    978,053
      Mortgage-Backed Securities        38,279     36,412     49,498     69,597    101,293
      Investments                      111,400    106,895    102,656    149,529    113,165
      Total Deposits                 1,107,555  1,095,486  1,136,980  1,031,911  1,030,257
      Federal Home Loan Bank Advances  257,458 s  215,466    214,781    201,155    106,877
      Short-Term Borrowings             75,751     30,055     38,642     35,922       -
      Mortgage-Backed Bonds               -          -          -          -        50,000
      Shareholders' Equity             153,036    138,658    129,297    120,712    113,583

                                                                 Years Ended December 31,
                                              1997       1996       1995     1994         1993
Selected Operations Data
      Interest Income                     $127,330   $125,468    $124,061   $97,572    $97,084
      Interest Expense                      64,351     63,785      66,017    48,343     51,179
      Provision for Losses on Loans and
        Real Estate Owned, Net              10,700     10,794       7,900     3,900      4,396
      Net Earnings                          17,744     13,704      17,267    10,636     15,101
      Net Interest Margin During Year         4.36%      4.37%       4.12%     3.96%      3.64%
      Basic Earnings Per Share            $   1.40   $   1.10    $   1.39   $   .82    $  1.17
      Diluted Earnings Per Share              1.36       1.06        1.34       .80       1.17
      Dividends Declared Per Common Share      .40        .38         .32       .28        .20
Selected Ratios
      Net Earnings to:
        Average Total Assets                  1.17%       .92%       1.16%      .80%      1.12%
        Average Shareholders' Equity         12.16      10.15       14.03      9.08      14.05
      Average Shareholders' Equity to
          Average Total Assets                9.66       9.09        8.28      8.83       7.98
        Dividend Payout Ratio                28.53      33.89       22.45     35.23      17.05


       19 (10k page 176)


Consolidated Balance Sheets
First Indiana Corporation and Subsidiaries

                                                                                       December 31,
                                                                                  ------------------------
(Dollars in Thousands, Except Share Data)                                          1997             1996
                                                                                  --------------   --------
Assets
   Cash                                                                        $   34,231       $   31,618
   Federal Funds Sold                                                              16,000           42,000
                                                                                  --------------   --------
   Total Cash and Cash Equivalents                                                 50,231           73,618
   Investments Available For Sale (Note 2)                                        106,095          101,356
   Investments Held to Maturity (Market Value of $5,419 and $5,673)
        (Notes 2 and 9)                                                             5,305            5,539
   Mortgage-Backed Securities Available for Sale (Notes 3 and 9)                   17,077                -
   Mortgage-Backed Securities Held to Maturity--Net
       (Market Value of $21,549 and $36,984) (Notes 3 and 9)                       21,202           36,412
   Loans Held for Sale                                                             57,518           23,223
   Loans Receivable                                                             1,313,425        1,211,095
   Less Allowance for Loan Losses                                                 (22,414)         (18,768)
                                                                                ---------------- ----------
   Loans Receivable--Net(Notes 4,5,8, and 12)                                   1,348,529        1,215,550
   Premises and Equipment (Note 6)                                                 13,947           13,705
   Accrued Interest Receivable                                                     11,322           10,696
   Real Estate Owned--Net (Note 5)                                                  3,907            4,285
   Prepaid Expenses and Other Assets                                               35,790           35,260
                                                                               ----------------------------
   Total Assets                                                                $1,613,405       $1,496,421
                                                                               ============================
Liabilities and Shareholders' Equity
Liabilities
   Non-Interest-Bearing Deposits                                               $   90,612       $   83,259
   Interest-Bearing Deposits                                                    1,016,943        1,012,227
                                                                                ---------------- ----------
       Total Deposits (Note 7)                                                  1,107,555        1,095,486

   Federal Home Loan Bank Advances (Note 8)                                       257,458          215,466
   Short-Term Borrowings (Note 9)                                                  75,751           30,055
   Accrued Interest Payable                                                         2,715            2,018
   Advances by Borrowers for Taxes and Insurance                                    1,419            1,120
   Other Liabilities                                                               10,733            7,933
                                                                                ---------------- ----------
     Total Liabilities                                                          1,455,631        1,352,078
                                                                                ---------------- ----------
Negative Goodwill                                                                   4,738            5,685
                                                                                ---------------- ----------
Shareholders' Equity (Notes 10, 11, and 13)
   Preferred Stock, $.01 Par Value: 2,000,000 Shares Authorized; None Issued            -                -
   Common Stock, $.01 Par Value: 16,000,000 Shares Authorized; 13,374,799
     and 13,160,321 Shares Issued and Outstanding, Including Shares in Treasury       134              132
   Paid-In Capital in Excess of Par                                                34,662           33,181
   Retained Earnings                                                              123,699          111,767
   Accumulated Other Comprehensive Income                                             981              (72)
   Treasury Stock - At Cost, 706,608 and 705,199 Shares in 1997 and 1996           (6,440)          (6,350)
                                                                                 ---------------  ---------
   Total Shareholders' Equity                                                     153,036          138,658
Commitments and Contingencies (Note 12)                                                -                -
                                                                                 ---------------  ---------
Total Liabilities and Shareholders' Equity                                     $1,613,405       $1,496,421
                                                                               ============================

See Notes to Consolidated Financial Statements

       20 (10k page 177)



Consolidated Statements of Earnings

First Indiana Corporation and Subsidiaries                                 Years Ended December 31,
                                                                   -------------------------------------
(Dollars in Thousands, Except Per Share Data)                          1997          1996          1995
                                                                   --------------------------------------
Interest Income
Loans                                                               $117,371      $114,799      $109,871
Investments                                                            6,818         6,887         9,181
Mortgage-Backed Securities                                             2,446         2,986         4,396
Federal Funds Sold and Interest-Bearing Deposits                         695           796           613
                                                                     ------------- ----------------------
   Total Interest Income                                             127,330       125,468       124,061
                                                                     ------------- ----------------------
Interest Expense
Deposits (Note 7)                                                     49,936        52,077        50,533
Federal Home Loan Bank Advances                                       12,288        10,706        12,891
Short-Term Borrowings                                                  2,127         1,002         2,593
                                                                     ------------- ----------------------
   Total Interest Expense                                             64,351        63,785        66,017
                                                                     ------------- ----------------------
Net Interest Income                                                   62,979        61,683        58,044
Provision for Loan Losses, Net (Note 5)                               10,700        10,794         7,900
                                                                     ------------- ----------------------
Net Interest Income After Provision for Loan Losses                   52,279        50,889        50,144
                                                                     ------------- ----------------------
Non-Interest Income
Sale of Investments                                                        -             -            (7)
Sale of Investments Available for Sale                                   217           281            53
Sale of Loans                                                          4,932         3,075         2,749
Sale of Subsidiary                                                         -         1,165             -
Sale of Deposits                                                           -             -         1,497
Dividends on FHLB Stock                                                1,055         1,033           996
Loan Servicing Income                                                  2,767         2,908         2,645
Loan Fees                                                              2,358         2,302         2,206
Insurance Commissions                                                    238           662         1,280
Accretion of Negative Goodwill                                           948           948           948
Deposit Product Fee Income                                             2,646         2,593         2,124
Other                                                                  2,844         2,881         1,760
                                                                     ------------- ----------------------
   Total Non-Interest Income                                          18,005        17,848        16,251
                                                                     ------------- ----------------------
Non-Interest Expense
Salaries and Benefits                                                 19,916        18,094        20,890
Net Occupancy                                                          2,852         3,087         3,069
Deposit Insurance                                                        693         9,186         2,298
Real Estate Owned Operations--Net                                        652           598        (3,060)
Equipment                                                              4,692         4,508         4,636
Office Supplies and Postage                                            1,849         2,069         1,934
Other                                                                 10,450         9,711         8,880
                                                                     ------------- ----------------------
   Total Non-Interest Expense                                         41,104        47,253        38,647
                                                                     ------------- ----------------------
Earnings Before Income Taxes                                          29,180        21,484        27,748
Income Taxes (Note 10)                                                11,436         7,780        10,481
                                                                     ------------- ----------------------
Net Earnings                                                         $17,744       $13,704       $17,267
                                                                     ====================================
Basic Earnings Per Share                                             $  1.40       $  1.10       $  1.39
                                                                     ====================================
Diluted Earnings Per Share                                           $  1.36       $  1.06       $  1.34
                                                                     ====================================
Dividends Per Common Share                                           $  0.40       $  0.38       $  0.32
                                                                     ====================================

See Notes to Consolidated Financial Statements


       21 (10k page 178)

Consolidated Statements of Shareholders' Equity
First Indiana Corporation and Subsidiaries


                                                                                               Accumulated
                                                                         Paid-In                 Other
                                                   Common Stock          Capital                Compre-                  Total
                                                  --------------------  in Excess    Retained   hensive     Treasury  Shareholders'
(Dollars in Thousands, Except Per Share Data)     Shares      Amount      of Par     Earnings   Income       Stock       Equity
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 1994                    12,974,854         $131    $31,867    $ 88,981       $(120)   $  (147)   $120,712
  Comprehensive Income:
   Net Earnings for 1995                                 -           -           -      17,267          -           -      17,267
   Unrealized Gain on Securities Available
     for Sale, Net of Income Taxes of $351
     and Reclassification Adjustment (Note 2)            -           -           -           -         515          -         515
      Total Comprehensive Income                                                                                           17,782
   Common Stock Issued Under Restricted
     Stock Plans-Net of Amortization (Note 13)           -           -         268          99          -           -         367
   Common Stock Issued Under Deferred
     Compensation Plan                                   -           -           -         (21)         -           -         (21)
   Exercise of Stock Options                       120,830           1         536           -          -           -         537
   Dividends -- $.32 Per Share                           -           -           -      (3,877)         -           -      (3,877)
   Purchase of Treasury Stock                     (687,199)          -           -           -          -        (6,203)   (6,203)
                                                 ---------------------------------------------------------------------------------
Balance at December 31, 1995                    12,408,485         132      32,671     102,449         395       (6,350)  129,297

  Comprehensive Income:
   Net Earnings for 1996                                 -           -           -      13,704          -           -      13,704
   Unrealized Loss on Securities Available
     for Sale, Net of Income Taxes of $(320)
     and Reclassification Adjustment (Note 2)            -           -           -           -       (467)          -        (467)
      Total Comprehensive Income                                                                                           13,237
   Common Stock Issued Under Restricted
     Stock Plans-Net of Amortization (Note 13)           -           -         195         278          -           -         473
   Common Stock Issued Under Deferred
     Compensation Plan                                   -           -           -         (20)         -           -         (20)
   Exercise of Stock Options                        47,701           -         331           -          -           -         331
   Dividends -- $.38 Per Share                           -           -           -      (4,644)         -           -      (4,644)
   Payment for Fractional Shares                    (1,064)          -         (16)          -          -           -         (16)
                                                 --------------------------------------------------------------------------------
Balance at December 31, 1996                    12,455,122         132      33,181     111,767        (72)     (6,350)    138,658
  Comprehensive Income:
   Net Earnings for 1997                                 -           -           -      17,744          -           -      17,744
   Unrealized Gain on Securities Available
     for Sale, Net of Income Taxes of $271
     and Reclassification Adjustment (Note 2)            -           -           -           -        397           -         397
   Tax Benefit of Stock Options Exercised                -           -           -           -        656           -         656
      Total Comprehensive Income                                                                                           18,797
   Common Stock Issued Under Restricted
     Stock Plans-Net of Amortization (Note 13)      43,500           -       1,088        (725)         -           -         363
   Common Stock Issued Under Deferred
     Compensation Plan                                   -           -           -         (24)         -           -         (24)
   Exercise of Stock Options                       201,306           2         866           -          -           -         868
   Dividends -- $.40 Per Share                           -           -           -      (5,063)         -           -      (5,063)
   Redemption of Common Stock                      (29,823)                   (501)          -          -           -        (501)
   Purchase of Treasury Stock                       (6,000)                      -           -          -        (132)       (132)
   Reissuance of Treasury Stock                      4,591                      40           -          -          42          82
   Payment for Fractional Shares                      (505)          -         (12)          -          -           -         (12)
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 1997                    12,668,191         $134    $34,662    $123,699       $981     $(6,440)   $153,036
                                                 ==================================================================================

See Notes to Consolidated Financial Statements

       22 (10k page 179)



Consolidated Statements of Cash Flows

First Indiana Corporation and Subsidiaries
(Dollars in Thousands Except Per Share Data)
                                                                         Years Ended December 31,
                                                                  -----------------------------------
                                                                  1997          1996          1995
                                                                  ------------  ----------------------
Cash Flows from Operating Activities
  Net Earnings                                                  $  17,744     $  13,704     $  17,267
Adjustments to Reconcile Net Earnings to Net Cash Provided
    (Used) by Operating Activities
     Loss (Gain) on Sale of Assets and Deposits                    (5,148)       (4,524)       (4,307)
     Amortization                                                     864         1,325         2,197
     Amortization of Restricted Stock Plan                            363           473           367
     Depreciation                                                   2,022         1,958         1,909
     Loan and Mortgage-Backed Securities Net Accretion                668           (51)         (366)
     Provision for Loan Losses,Net                                 10,700        10,794         7,900
     Origination of Loans Held for Sale
      Net of Principal Collected                                 (240,558)     (263,197)     (179,919)
     Proceeds from Sale of Loans Held for Sale                    211,858       295,764       138,803
     Change In:
       Accrued Interest Receivable                                   (626)          949        (1,833)
       Other Assets                                               (10,181)       (1,166)       (7,321)
       Accrued Interest Payable                                       697          (697)        1,019
       Other Liabilities                                            2,882        (2,755)        3,392
                                                                --------------------------------------
       Net Cash (Used) Provided by Operating Activities            (8,715)       52,577       (20,892)
                                                                --------------------------------------
Cash Flows From Investing Activities
  Proceeds From Sales of Investment Securities
    Held to Maturity                                                   --            --         2,993
  Proceeds From Sales of Investments Available for Sale            14,991        35,703        72,857
  Proceeds From Maturities of Investment Securities
    Held to Maturity                                               20,932        27,611         6,018
  Purchase of Investment Securities Held to Maturity                   --            --       (35,388)
  Purchase of Investment Securities Available for Sale            (39,912)      (68,225)           --
  Purchase of Mortgage-Backed Securities Available for Sale       (17,568)           --            --
  Principal Collected on Mortgage-Backed Securities                 7,903        13,086        20,099
  Originations of Loans Net of Principal Collected               (107,404)      (41,050)     (260,919)
  Proceeds From Sale of Indirect Installment Portfolio                 --        32,756            --
  Proceeds From Sale of Loans                                       5,274         3,501       125,313
  Proceed From Sale of Mortgage-Backed Securities                   7,528            --            --
  Purchase of Premises and Equipment                               (2,291)       (2,653)       (1,750)
  Proceeds From Sale of Premises and Equipment                         27           150            32
                                                                --------------------------------------
    Net Cash (Used) Provided by Investing Activities             (110,520)          879       (70,745)
                                                                --------------------------------------
Cash Flows From Financing Activities
  Net Change in Deposits                                           12,069       (41,494)      132,028
  Proceeds from Sale of Deposits                                       --            --       (25,462)
  Repayments of Federal Home Loan Bank Advances                  (174,028)     (288,025)     (366,024)
  Borrowings of Federal Home Loan Bank Advances                   216,020       288,710       379,650
  Net Change in Short-Term Borrowings                              45,696        (8,587)        2,720
  Net Change in Advances by Borrowers for Taxes and Insurance         299          (987)         (249)
  Stock Option Proceeds                                               367           331           537
  Tax Benefit of Option Compensation                                  656            --            --
  Common Stock Issued Under Deferred Compensation Plan                (24)          (20)          (21)
  Payment for Fractional Shares                                       (12)          (16)           --
  Purchase of Treasury Stock                                         (132)           --        (6,203)
  Dividends Paid                                                   (5,063)       (4,644)       (3,877)
                                                                --------------------------------------
    Net Cash Provided (Used) By Financing Activities               95,848       (54,732)      113,099
                                                                --------------------------------------
Net Change in Cash and Cash Equivalents                           (23,387)       (1,276)       21,462
Cash and Cash Equivalents at Beginning of Year                     73,618        74,894        53,432
                                                                --------------------------------------
Cash and Cash Equivalents at End of Year                        $  50,231     $  73,618     $  74,894
                                                                ======================================
See Notes to Consolidated Financial Statements


       23 (10k page 180)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

First Indiana Corporation and Subsidiaries
Years Ended December 31, 1997, 1996, and 1995

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

The Bank is engaged primarily in the business of attracting deposits from the general public and originating residential mortgage, commercial, and consumer loans. The Bank offers a full range of banking services from 26 banking offices located throughout Metropolitan Indianapolis, Evansville, Franklin, Mooresville, Pendleton, Rushville, and Westfield, Indiana.

The Bank experiences substantial competition in attracting and retaining deposits and in lending funds. The primary factors in competing for deposits are the ability to offer attractive rates and the availability of convenient access. Direct competition for deposits comes from other depository institutions, money market mutual funds, corporate and government securities, and other non-insured investments. The primary factors in competing for loans are interest rates, loan origination fees, and loan product variety. Competition for origination of loans normally comes from other depository institutions, lending brokers, and insurance companies.

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

(D) Mortgage and Home Equity Loan Origination Activities. In general, the Bank originates fixed-rate mortgage loans and selected fixed-rate home equity loans for sale in the secondary market. Adjustable-rate mortgage and home equity loans are orig-

       24 (10k page 181)

inated primarily for investment purposes, with the intention of holding them to maturity. In certain instances, adjustable-rate mortgage loans originated are identified as held for sale. This action is taken primarily to manage effectively the total interest-rate risk levels of the Bank's asset/liability structure.

Loans held for sale are carried at the lower of cost or estimated market value in the aggregate. The Bank continuously monitors its loan pipeline and conservatively manages through limits on market exposure. Currently, the Bank achieves this objective through the use of forward sales contracts. The Bank enters into forward sales contracts for future delivery of residential fixed-rate mortgage loans at a specified yield in order to limit market risk associated with its pipeline of residential mortgage loans held for sale and commitments to fund residential mortgage loans. Market risk arises from the possible inability of either party to comply with the contract terms.

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

Mortgage servicing rights are periodically evaluated for impairment by stratifying them based on predominant risk characteristics of the underlying serviced loans. These risk characteristics include loan type (fixed or adjusta-ble rate), investor type (FHLMC, GNMA, private), term, and note rate. Impairment represents the excess of cost of an individual mortgage servicing rights stratum over its estimated fair value, and is recognized through a valuation allowance.

Fair values for individual strata are based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors which are subject to change over time.
Changes in these underlying assumptions could cause the fair value of loan servicing rights, and the related valuation allowance, to change significantly in the future. As of December 31, 1997, the balance of capitalized loan servi-cing rights included in other assets was $4,522,000, with a fair market value of $5,867,000. The amounts capitalized in 1997 and 1996 were $893,000 and $986,000, and the amounts amortized to loan servicing income were $819,000 and $92,000. There were no valuation allowances at December 31, 1997, and no activity for the year then ended.

Effective January 1, 1997, the Bank adopted Statement of Financial Accounting Standard Nos. 125 and 127, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("FAS 125"). FAS 125, which supersedes FAS 122, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. Since the Corporation had already adopted FAS 122, these pronouncements had no material impact on the financial statements of the Corporation.

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

The recorded investment in impaired loans is periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value

       25 (10k page 182)

of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in recorded investment. Increases or decreases due to changes in estimates of future payments and the passage of time are considered in relation to the overall adequacy of the provision for the allowance for loan losses.

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

(J) Earnings Per Share. In February 1997, the FASB issued Statement of Financial Accounting Standard No. 128, "Earnings Per Share" ("FAS 128").
FAS 128 provides computation, presentation, and disclosure requirements for earnings per share and supersedes Accounting Principles Board Opinion 15. Basic earnings per share for 1997, 1996, and 1995 were computed by dividing net earnings by the weighted average shares of common stock outstanding (12,643,615, 12,433,282, and 12,440,944 in 1997, 1996, and 1995,
respectively). Diluted earnings per share for 1997, 1996, and 1995 were computed by dividing net earnings by the weighted average shares of common stock and common stock that would have been outstanding assuming the issuance of all dilutive potential common shares outstanding (12,643,615, 12,920,510, and 12,869,531 in 1997, 1996 and 1995, respectively). Dilution of the per-share calculation relates to stock options. Diluted earnings per share for 1997, 1996, and 1995 are the same as primary earnings per share calculated and reported under superseded APB 15. Fully diluted earnings per share as previously reported under APB 15 are no longer required.

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

(M) Reclassification. Certain amounts in the 1996 and 1995 Financial Statements have been reclassified to conform to the current year presentation.

(N) Negative Goodwill. Negative goodwill (the excess of assigned value of assets and liabilities acquired over the cost of the acquired enterprises) arises from the Bank's acquisition of Mooresville Savings Bank and First Fed-eral Savings and Loan Association of Rushville in 1992. The gross amount of $9,858,000 is being accreted to earnings over a ten-year period using the straight-line method.

(O) Comprehensive Income. In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("FAS 130"), which establishes standards for reporting and displaying comprehensive income and its components in the financial statements. Comprehensive income is the total of net income and all nonowner changes in equity. The Statement is effective for fiscal years beginning after December 15, 1997 with earlier application permitted. The Corporation elected to adopt FAS 130 as of December 31, 1997, and the statement had no impact on the financial condition or results of operations.

       26 (10k page 183)

     (2)  Investments and Their Scheduled Maturities

Investments Available for Sale:

                                                    December 31,
                                ----------------------------------------------------------------------
                                                        1997                                 1996
                                ------------------------------------ ----------------------------------
                                         Unreal-  Unreal-                     Unreal-  Unreal-
                                 Book     ized     ized    Market     Book     ized     ized    Market
                                 Value    Gains   Losses    Value     Value    Gains   Losses    Value
(Dollars in Thousands)          ------------------------------------ ----------------------------------
U.S. Treasury and Government
  Agencies' Obligations         $83,355     $222    $ (42) $83,535   $78,305     $129    $(351) $78,083
Corporate Debt Securities        10,281      149        -   10,430    10,394       92      (26)  10,460
Asset-Backed Securities          11,884       37        -   11,921    12,579       22        -   12,601
Other                               200        9        -      209       200       12        -      212
                                ------------------------------------ ----------------------------------
                               $105,720     $417    $ (42)$106,095  $101,478     $255    $(377)$101,356
                                ======================================================================

     Scheduled Maturities:

                                                                December 31, 1997
                           ------------------------------------------------------------------------------
                               U.S Treasury and              Corporate                    Asset-
                              Government Agencies'             Debt                       Backed
                                 Obligations                 Securities                 Securities
                           ------------------------------------------------------------------------------
                           Book    Market             Book    Market             Book    Market
                           Value    Value    Yield    Value    Value    Yield    Value    Value    Yield
                           ------------------------------------------------------------------------------
(Dollars in Thousands)
One Year or Less          $34,976  $35,020     5.53% $ 5,000  $ 5,000     6.39%  $    -   $    -        -%
After One Year to
    Five Years             48,379   48,515     5.78    5,281    5,430     9.68        -        -        -
After Five Years to
    Ten Years                   -        -        -        -        -        -    1,884    1,891     6.84
After Ten Years                 -        -        -        -        -        -   10,000   10,030     6.96
                          ----------------           ----------------           ----------------
                          $83,355  $83,535           $10,281  $10,430           $11,884  $11,921
                          ================           ================           ================

       27 (10k page 184)

(2) Investments and Their Scheduled Maturities (continued)


                         ------------------------------------------------------

                                      Other
                                    Securities        Total Portfolio
                         ------------------------------------------------------
                          Book    Market             Book    Market
                          Value    Value    Yield    Value    Value    Yield
                         ------------------------------------------------------
(Dollars in Thousands)
One Year or Less           $55      $55     6.30%  $40,031  $40,075     5.64%
After One Year to
    Five Years             145      154     6.50    53,805   54,099     6.16
After Five Years to
    Ten Years                -        -        -     1,884    1,891     6.84
After Ten Years              -        -        -    10,000   10,030     6.96
                          -------------            ----------------
                          $200     $209           $105,720 $106,095
                          =============            ================


The weighted average yield on investments held for sale was 6.05 percent at December 31, 1997 and 5.87 percent at December 31, 1996. The asset-backed securities are collateralized by student loan receivables. While the majority of these securities have maturity dates in excess of five years, they are expected to prepay within the next five to seven years.

At December 31, 1997, all of First Indiana's corporate debt securities were issued by finance companies and were rated investment grade or higher by Standard & Poor's or Moody's Investor Services. The Bank's investment policy prohibits investment in non-investment grade issues. In 1997, realized gains (losses) from the sale of investment securities available for sale were $12,000 and $(17,000). In 1996, realized gains (losses) from the sale of investment securities available for sale were $307,000 and $(10,000). Realized gains (losses) in 1995 from the sale of investments held for sale were $961,000 and $(89,000).

The following table discloses the reclassification adjustments for Comprehensive Income:

                                                        December 31,
                                                 1997      1996      1995
                                                -----------------------------
Unrealized Holding Gains (Losses)
  Arising During the Period                       $614      $(186)     $568
Reclassification Adjustment for
  Gains Included in Net Earnings                  (217)      (281)      (53)
                                                ------------------------------
Net Unrealized Gain (Loss) on
  Securities Available for Sale                   $397      $(467)     $515
                                                ==============================




     Investments Held to Maturity:
                                                                 December 31,
                              ------------------------------------------------------------------------------
                                               1997                                  1996
                              ------------------------------------------------------------------------------
                                        Unreal-    Unreal-                       Unreal-    Unreal-
                               Book      ized       ized     Market     Book      ized       ized     Market
(Dollars in Thousands)        Value     Gains      Losses     Value    Value     Gains      Losses     Value
                              ---------------------------------------- --------------------------------------
Asset-Backed Securities       $5,305     $114     $    -     $ 5,419  $ 5,539   $  134     $    -     $ 5,673
                             --------------------------------------------------------------------------------
                             $ 5,305   $  114     $    -     $ 5,419  $ 5,539   $  134     $    -     $ 5,673
                             ===============================================================================

Investment securities held to maturity totaling $367,000 with a weighted average yield of 10 percent mature within five to 10 years, while the remaining $4,938,000 of investments held to maturity, yielding 7.38 percent, have maturities in excess of 10 years.

The asset-backed securities are collateralized by consumer home equity loans. While these securities have maturity dates in excess of 10 years, they are expected to prepay within the next five to seven years.

The average yield on investments held to maturity was 7.56 percent at December 31, 1997 and 7.05 percent at December 31, 1996. In 1997 and 1996, there were no realized gains or losses from the sale of held-to-maturity investment securities. In 1995, realized losses from the sale of held-to-maturity investment securities which experienced a deterioration of credit quality were $7,000.

       28 (10k page 185)


     (3)  Mortgage-Backed Securities

     Held to Maturity:
                                                           December 31, 1997
                                           ------------------------------------------------
                                                          Unreal-       Unreal-
                                             Book          ized           ized       Market
                                            Value          Gains        Losses       Value
(Dollars in Thousands)                     ------------------------------------------------
FHLMC                                      $  9,354       $  324       $      -    $  9,678
FNMA                                         11,209          247            (31)     11,425
GNMA                                            116            5              -         121
Participation Certificates                      325            -              -         325
Deferred Income and Net Unearned Discounts      198            -           (198)          -
                                           ------------------------------------------------
                                           $ 21,202       $  576       $   (229)   $ 21,549
                                           ================================================

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
                                           ================================================


The weighted average yield on mortgage-backed securities was 7.19 percent and 7.69 percent at December 31, 1997 and 1996. Seventy-one percent of the Bank's mortgage-backed securities have maturities in excess of 10 years, with the remaining 29 percent maturing in five to 10 years. Realized gains in 1997 on mortgage-backed securities near maturity were $221,000.

At December 31, 1996, First Indiana had no mortgage-backed securities available for sale. The weighted average yield on mortgage-backed securities available for sale was 6.96 percent at December 31, 1997, and the securities have maturities in excess of 10 years.

     Available for Sale:
                                                           December 31, 1997
                                           ------------------------------------------------
                                                          Unreal-       Unreal-
                                             Book          ized           ized       Market
                                            Value          Gains        Losses       Value
(Dollars in Thousands)                     ------------------------------------------------
FHLMC                                      $  9,736       $  152       $      -    $  9,888
FNMA                                          7,083          106              -       7,189
GNMA                                              -            -              -           -
Participation Certificates                        -            -              -           -
Deferred Income and Net Unearned Discounts       87            -            (87)          -
                                           ------------------------------------------------
                                           $ 16,906       $  258       $    (87)   $ 17,077
                                           ================================================



     (4)  Loans Receivable

                                                                                   December 31,
                                                                          ---------------------------
                                                                              1997             1996
(Dollars in Thousands)                                                    ----------------------------
Residential Mortgage Loans
  Loans Held for Sale                                                     $   32,690       $   18,812
  Loans Held in Portfolio                                                    468,128          410,615
Residential Construction Loans                                               253,259          214,354
Commercial Real Estate Loans                                                  39,748           45,936
Commercial and Industrial Loans                                              137,517          100,503
Consumer Loans
  Home Equity Loans Held for Sale                                             24,828            4,411
  Home Equity Loans Held in Portfolio                                        503,357          494,328
  Installment Loans                                                           14,994           22,223
  Other Consumer Loans                                                         4,837            5,807
Undisbursed Portion of Loans
  Residential Construction Loans                                             (97,579)         (76,219)
  Commercial Real Estate Loans                                                     -              (10)
  Commercial and Industrial Loans                                            (13,050)          (7,944)
Deferred Income and Net Unearned Discounts                                     2,214            1,502
Allowance for Loan Losses                                                    (22,414)         (18,768)
                                                                          ----------------------------
                                                                          $1,348,529       $1,215,550
                                                                          ===========================


       29 (10k page 186)

(4) Loans Receivable (continued)

The weighted average yield on loans was 9.06 percent and 9.29 percent at December 31, 1997 and 1996. Loans serviced for others amounted to $969,089,000 and $1,057,731,000 at December 31, 1997 and 1996.

Total restructured loans amounted to $6,913,000 at December 31, 1996. These loans were repaid in 1997.

Nearly 60 percent of First Indiana's residential construction and permanent mortgage loans are secured by collateral located in Indiana, with another 19 percent and 18 percent located in North Carolina and Florida. Over 66 percent of the Bank's consumer loans are secured by collateral located in Indiana and its contiguous states, with over 45 percent located in Indiana itself. The Bank's commercial real estate and business loans are secured primarily by collateral in Indiana and contiguous states.

In connection with the Bank's efforts to establish a secondary market for its home equity loan originations, over $72 million and $63 million in fixed-rate loans were sold in 1997 and 1996. In addition, at December 31, 1997 and 1996, the Bank had classified $24,828,000 and $4,411,000 of home equity loans as held for sale.

During the third quarter of 1996, the Bank completed the sale of its $32,756,000 indirect installment portfolio at a pre-tax loss of $898,000. The Bank also recaptured $1,021,000 of its loan loss provision in connection with the sale.

During 1997, 1996, and 1995, the Bank transferred $7,922,000, $7,216,000 and $4,760,000 from loans to real estate owned. During 1995, the Bank transferred $78,506,000 from residential loans receivable to residential loans held for sale.

     (5)  Allowance for Loan and REO Losses


                                                                           December 31,
                                                            -----------------------------------
                                                               1997          1996          1995
(Dollars in Thousands)                                      -------------------------------------
Balance of Allowance for Loan Losses at Beginning of Year    $18,768       $16,234       $12,525
Charge-Offs
   Residential Mortgage                                          (83)           (9)          (34)
   Residential Construction                                   (1,190)         (360)         (231)
   Commercial Real Estate                                        (75)            -        (1,139)
   Commercial and Industrial                                    (528)            -           (61)
   Consumer                                                   (7,210)       (9,592)       (2,969)
                                                              ------------- ---------------------
        Total Charge-Offs                                     (9,086)       (9,961)       (4,434)
                                                              ------------- ---------------------
Recoveries
   Residential Mortgage                                            -            26             6
   Residential Construction                                       40            69            16
   Commercial Real Estate                                        727           135            13
   Commercial and Industrial                                       4            42            18
   Consumer                                                    1,261         1,429           190
                                                              ------------- ---------------------
        Total Recoveries                                       2,032         1,701           243
                                                              ------------- ---------------------
        Net Charge-Offs                                       (7,054)       (8,260)       (4,191)
                                                              ------------- ---------------------
Provision for Loan Losses                                     10,700        11,815         7,900
Recapture of Loan Loss Provision
   Due to Auto Portfolio Sale                                      -        (1,021)            -
                                                              ------------- ---------------------
Balance of Allowance for Loan Losses at End of Year           22,414        18,768        16,234
Balance of REO Loss Allowance at End of Year                     483           543         1,066
                                                             ------------------------------------
Balance of Loan and REO Loss Allowance at End of Year        $22,897       $19,311       $17,300
                                                             ====================================


     A summary of activity in the allowance for REO losses for the years ended December 31, 1997, 1996, and 1995 follows.

                                                    December 31,
                                            ------------------------
                                            1997      1996     1995
                                            -------------------------
(Dollars in Thousands)
Balance at Beginning of Year                $  543  $1,066    $1,216
  REO Charge-Offs                              (60)   (123)     (150)
  Recapture of REO Loss Provision                -    (400)        -
                                            -------------------------
Balance at End of Year                      $  483  $  543    $1,066
                                            ========================



     (6)  Premises and Equipment

                                                      December 31,
                                             --------------------------
                                                1997               1996
(Dollars in Thousands)                       ------------------ --------
Land                                        $  2,313           $  2,308
Buildings                                      8,769              8,741
Leasehold Improvements                         1,343              1,300
Furniture, Fixtures, and Equipment            16,679             14,653
Accumulated Depreciation and Amortization    (15,157)           (13,297)
                                             ------------------ --------
                                             $13,947            $13,705
                                             ==========================


       30 (10k page 187)

     (7)  Deposits

                                                                        December 31,
                                            ----------------------------------------------------------------
                                                        1997                            1996
                                            ------------------------------- --------------------------------
                                                                   Weighted                        Weighted
(Dollars in Thousands)                                              Average                         Average
                                              Amount   Percent        Rate    Amount   Percent        Rate
Type                                        ------------------------------- --------------------------------
Non-Interest Bearing                       $   90,612    8.18%        - %  $   83,259    7.60%        - %
NOW Checking                                   99,289    8.97       2.53       93,300    8.52       2.21
Money Market Checking                           2,095    0.19       2.39       11,201    1.02       2.15
Passbook and Statement Savings                302,589   27.32       4.63      303,645   27.72       4.51
Money Market Savings                           11,748    1.06       3.27       14,662    1.34       3.27
Jumbo Certificates of $100 or Greater         120,756   10.90       5.85       97,398    8.89       5.74
Fixed-Rate Certificates                       480,466   43.38       5.70      492,021   44.91       5.63
                                            -----------------               -----------------
                                           $1,107,555  100.00%      4.64   $1,095,486  100.00%      4.55
                                            =========                       =========

Maturity                                      Amount   Percent                Amount   Percent
                                            ------------------              ------------------
Checking                                   $  191,996   17.34%             $  187,760   17.14%
Passbook and Statement Savings                302,589   27.32                 303,645   27.72
Money Market Savings                           11,748    1.06                  14,662    1.34
Certificates Maturing in:
   One Year                                   390,051   35.22                 294,987   26.93
   Two Years                                  123,231   11.13                 193,567   17.67
   Three Years                                 80,450    7.26                  49,667    4.53
   Four Years                                   4,553    0.41                  46,844    4.28
   Five Years                                   2,937    0.26                   4,354    0.39
                                           ------------------              ------------------
                                           $1,107,555  100.00%             $1,095,486  100.00%
                                           ==================              ==================

     Interest expense for the years ended December 31, 1997, 1996, and 1995 was as follows:



(Dollars in Thousands)                                   December 31,
                                            -----------------------------------
                                              1997          1996          1995
                                            -----------------------------------
NOW and Money Market Checking               $ 2,473       $ 2,531       $ 2,333
Passbook, Statement, and
   Money Market Savings                      14,317        13,529        11,144
Certificates of Deposit                      33,146        36,017        37,056
                                            -----------------------------------
                                            $49,936       $52,077       $50,533
                                            ===================================

Cash paid during the year for interest on deposits, advances, and other borrowed money was $63,654,000, $64,482,000, and $64,998,000 for 1997, 1996,
and 1995.

Official checking accounts at December 31, 1997 and 1996 were $32,517,000 and $33,157,000 respectively. Included in official checking accounts deposits at December 31, 1997 and 1996 were $4,624,000 and $5,321,000 of non-interest-bearing escrows held for investors under the terms of various servicing agreements.

Net earnings for 1996 include a one-time pre-tax charge of $6,749,000 to deposit insurance premiums for an industry-wide special assessment by the FDIC to recapitalize SAIF, which insures First Indiana Bank's customers' deposits. As a result of this one-time assessment, the Corporation's deposit insurance premiums were reduced for years beginning after 1996.


       31 (10k page 188)


     (8)  Federal Home Loan Bank Advances

     Each Federal Home Loan Bank ("FHLB") is authorized to make advances to its member institutions, subject to FHLB regulations and limitations. First Indiana's advances outstanding and their stated rates were as follows at the dates shown:

                                                                       December 31,
                                                 -----------------------------------------------------------
(Dollars in Thousands)                                       1997                              1996
                                                 --------------------------------- -------------------------
                                                  Interest                          Interest
                                                   Rates           Amount            Rates           Amount
                                                 --------------------------------- -------------------------
Maturity
1997                                                  -      %   $      -          5.54 to 7.05%   $ 69,000
1998                                             4.98 to 5.95      87,000          4.98 to 5.89      62,000
1999                                             5.13 to 6.29      92,000          5.13 to 5.50      82,000
2000                                             5.52 to 6.01      75,000               -                 -
2001                                                  -                 -               -                 -
2002                                                  -                 -               -                 -
Thereafter                                       3.50 to 8.57       3,458          2.88 to 8.76       2,466
                                                                 --------                          ---------
                                                                 $257,458                          $215,466
                                                                 ========                           ========


The weighted average interest rate on advances was 5.62 and 5.60 percent at December 31, 1997 and 1996. Under a security agreement with the FHLB, First Indiana is required to pledge FHLB stock and qualifying first mortgages equal to the sum of 160 percent of FHLB advances and a $5,000,000 line of credit between First Indiana and the FHLB. As of December 31, 1997 and 1996, First Indiana had sufficient collateral under this agreement.

(9) Other Borrowings

Short-term borrowings represent federal funds purchased and repurchase agreements. At December 31, 1997 and 1996, short-term borrowings had balances of $75,751,000 and $30,055,000 with weighted average interest rates of 5.48 and 5.19 percent, respectively.

Repurchase agreements represent an indebtedness of First Indiana secured by investments and mortgage-backed securities issued by (or fully guaranteed as to principal and interest by) the United States or an agency of the United States. All agreements represent obligations to repurchase the same securities at maturity. Repurchase agreements averaged $38,899,000 and $18,133,000 during 1997 and 1996, and the maximum amounts outstanding at the end of any month during 1997 and 1996 were $84,896,000 and $39,651,000. The book value of the underlying securities at December 31, 1997 and 1996 was $76,296,000 and $30,061,000 with market values of $76,741,000 and
$29,971,000. These securities are under the Bank's control.

First Indiana had $48,000,000 and $44,000,000 in unused lines of credit available from local financial institutions, the Federal Reserve Bank, and the FHLB of Indianapolis at December 31, 1997 and 1996. There are no fees associated with these lines.


     (10) Income Taxes

     Income tax expense attributable to earnings before income taxes consists of:


  (Dollars in Thousands)                 Current          Deferred         Total
                                      ----------------------------------------
Year Ended December 31, 1997:
     Federal                            $10,564           $(1,590)       $ 8,974
     State and Local                      2,927              (465)         2,462
                                        ----------------------------------------
                                        $13,491           $(2,055)       $11,436
                                        ========================================
Year Ended December 31, 1996:
     Federal                            $ 5,454           $   668        $ 6,122
     State and Local                      1,481               177          1,658
                                        ----------------------------------------
                                        $ 6,935           $   845        $ 7,780
                                        ========================================
Year Ended December 31, 1995:
     Federal                            $ 8,936           $  (714)       $ 8,222
     State and Local                      2,449              (190)         2,259
                                        ----------------------------------------
                                        $11,385           $  (904)       $10,481
                                        ========================================




     The effective income tax rate differs from the statutory federal corporate tax rate as follows:

                                                   Years Ended December 31,
                                           -------------------------------------
                                           1997            1996            1995
                                           -------------------------------------
Statutory Rate                             35.0%           35.0%           35.0%
      State Income Taxes                    5.5             5.1             5.3
      Negative Goodwill                    (1.0)           (1.4)           (1.1)
      Non-Taxable Interest Income          (0.1)           (0.3)           (0.4)
      Other                                (0.2)           (0.7)           (1.0)
                                           -------------------------------------
Effective Rate                             39.2%           37.7%           37.8%
                                           =====================================


       32 (10k page 189)


     Deferred income tax credits result from temporary and timing differences in the recognition of income and expense for income tax and financial reporting purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets included in other assets are presented below:

(Dollars in Thousands)
Deferred Tax Assets                            1997              1996
                                             --------------------------
     Allowance for Loan and REO Losses       $ 9,400           $ 7,947
     Pension and Retirement Benefits           2,750             2,497
     Interest Credited                           194                 -
     Premises and Equipment                      275               298
     Excess Servicing                             29                47
     Accrued Compensation                        328                 -
     Other                                       328               236
                                              ----------------- -------
                                              13,304            11,025
                                              ----------------- -------
Deferred Tax Liabilities
     Originated Mortgage Servicing Right         641               370
     FHLB Stock Dividends                        574               575
     Interest on Proposed Tax Deficiency          79               652
     Net Deferred Loan Fees                    3,388             2,880
     Excess Tax Reserves                         324               405
     Unrealized Gain (Loss) on Investments       221               (50)
     Other                                       220               120
                                              ----------------- -------
                                               5,447             4,952
                                              ----------------- -------
    Net Deferred Tax Assets                  $ 7,857           $ 6,073
                                              ========================


In August 1996, President Clinton signed the Small Business Job Protection Act (the "Act") into law. One provision of the Act repeals the reserve method of accounting for bad debts for savings institutions, effective for taxable years beginning after 1995. The Bank therefore is required to use the specific charge-off method on its tax returns for 1996 and thereafter. The Bank is required to recapture over approximately six years its "applicable excess reserves," which are its federal tax bad debt reserves in excess of the base year reserve amount described in the following paragraph. The Bank has approximately $1,001,000 of applicable excess reserves and has provided a deferred tax liability related to this recapture.

In accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," a deferred liability has not been established for the Bank's tax bad debt base year reserves of $16,586,000. The base year reserves are generally the balance of reserves as of December 31, 1987, reduced proportionally for reductions in the Bank's loan portfolio since that date. The base year reserves will continue to be subject to recapture and the Bank could be required to recognize a tax liability if: (1) the Bank fails to qualify as a "bank" for federal income tax purposes; (2) certain distributions are made with respect to the stock of the Bank; (3) the bad debt reserves are used for any purpose other than to absorb bad debt losses; or (4) there is a change in tax law. The enactment of this legislation had no material impact on the Corporation's operations or financial position.

Cash paid during the year for income taxes was $11,360,000, $8,013,000, and $12,375,000 for 1997, 1996, and 1995.

(11) Shareholders' Equity

The Corporation is subject to regulation as a savings and loan holding company by the Office of Thrift Supervision. The Bank, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealings with the Corporation. The Bank is further subject to the regulatory requirements applicable to a federal savings bank.

Savings institutions are required to have risk-based capital of eight percent of risk-weighted assets. Risk-based capital is defined as the Bank's common equity, less goodwill and investments in non-mortgage-lending-related subsidiaries, plus general allowances for loan and REO losses. Risk weighting of assets is derived from assigning one of five risk-weighted categories to an institution's assets, based on the degree of credit risk associated with the asset. The categories range from zero percent for low-risk assets (such as United States Treasury securities) to 100 percent for high-risk assets (such as real estate owned). The book value of each asset is then multiplied by the risk weighting applicable to the asset category. The sum of the products of the calculation equals total risk-weighted assets. At December 31, 1997, the Bank's risk-based capital exceeded the minimum requirement.

Savings institutions are also required to maintain a minimum leverage ratio, under which core (Tier One) capital must equal at least three percent of total assets. The components of core capital consist of common equity plus non-cumulative preferred stock

       33 (10k page 190)

and minority interests in consolidated subsidiaries, minus certain intangible assets, including purchased loan servicing. Savings institutions must also maintain minimum tangible capital of one and one-half percent of total assets. At December 31, 1997, the Bank exceeded the minimum tangible and core capital requirements.

OTS has adopted additional minimum capital standards that place savings institutions into one of five categories, from "critically undercapitalized" to "well-capitalized," depending on levels of three measures of capital. A well-capitalized institution as defined by the regulations has a total risk-based capital ratio of at least 10 percent, a Tier One risk-based capital ratio of at least six percent, and a leverage risk-based capital ratio of at least five percent. At December 31, 1997 First Indiana was classified as well-capitalized.

OTS has further proposed an interest-rate risk component of the proposed capital regulations. Under this component, an institution with an "above normal" level of interest-rate risk exposure will be subject to an "add-on" to its risk-based capital requirement. "Above normal" interest-rate risk is defined as a reduction in "market value portfolio equity" (as defined) resulting from a 200 basis point increase or decrease in interest rates, if the decline in value exceeds two percent of the institution's assets. Institutions failing to meet this test will be required to add to their risk-based capital. Based on its interest-rate risk at December 31, 1997 and 1996, First Indiana does not expect to be required to add to its risk-based capital under the proposed regulation.

First Indiana Corporation is not required under OTS regulations to meet regulatory capital restrictions. The following tables show First Indiana Bank's strong capital levels and compliance with all capital requirements at December 31, 1997 and 1996. First Indiana is classified as "well-capitalized" under the OTS regulatory framework for prompt corrective action, its highest classification. To be categorized as "well-capitalized," the Bank must maintain minimum total risk-based, tier one risk-based and tier one leverage ratios as set forth in the table.The table reflects categories of assets inclu-dable under OTS regulations. There are no conditions or events since the date of classification that management believes have changed the Bank's category.

Pursuant to prior OTS regulations, liquidation accounts for the benefit of eligible account holders were established in amounts equal to the net worths of the merged or converted entities. At December 31, 1997, the liquidation accounts relating to all prior transactions aggregated $12,907,000, which amount satisfies the minimum required of each. The Bank is not permitted to pay dividends on its common stock if its shareholders' equity would be reduced below the aggregate amount then required for the liquidation accounts.

The Corporation is not subject to any regulatory restrictions on the payment of div-

                                                        December 31, 1997
(Dollars in Thousands)                                                          To Be Well
                                                                              Capitalized Under
                                                       For Capital            Prompt Corrective
                               Actual                 Adequacy Purposes       Action Provisions
                       ---------------------       ----------------------   ----------------------
                       Amount         Ratio        Amount         Ratio      Amount         Ratio
                       ---------------------       ----------------------   ----------------------

Tangible Capital(1)    $134,990       8.37%        $24,184       1.50%       $    N/A        N/A

Core (Tier One)
  Capital               134,990       8.37          48,368       3.00          80,614       5.00%

Tier One Risk-
  Based Capital         134,990      10.91             N/A        N/A          74,254       6.00

Total Risk-
  Based Capital (2)     148,386      11.99          99,005       8.00         123,756      10.00

First Indiana Bank
  Capital               135,315        N/A             N/A        N/A             N/A        N/A

(1) First Indiana Bank capital differs from tangible capital by the FAS115 equity securities adjustment of $325.
(2) Risk-based capital includes a $15,555 addition for general loan loss reserves and a $2,159 deduction for land loans with loan-to-value ratios in excess of 80 percent.


                                                        December 31, 1996
(Dollars in Thousands)                                                          To Be Well
                                                                              Capitalized Under
                                                       For Capital            Prompt Corrective
                               Actual                 Adequacy Purposes       Action Provisions
                       ---------------------       ----------------------   ----------------------
                       Amount         Ratio        Amount         Ratio      Amount         Ratio
                       ---------------------       ----------------------   ----------------------

Tangible Capital (1)   $131,322       8.78%        $22,446       1.50%       $    N/A        N/A

Core (Tier One)
  Capital               131,322       8.78          44,892       3.00          74,820       5.00%

Tier One Risk-
  Based Capital         131,322      11.38             N/A        N/A          69,268       6.00

Total Risk-
  Based Capital (2)     144,602      12.53          92,358       8.00         115,447      10.00

First Indiana Bank
  Capital               131,283        N/A             N/A        N/A             N/A        N/A


(1) First Indiana Bank capital differs from tangible capital by the FAS115 equity securities adjustment of $(72) and non-qualifying servicing of $33.
(2) Risk-based capital includes a $14,484 addition for general loan loss reserves and a $1,204 deduction for land loans with loan-to-value ratios in excess of 80 percent.


       34 (10k page 191)


idends to its shareholders. However, the Bank may not declare or pay a cash dividend on its stock if, as a result, the Bank's capital would be reduced below the minimum requirements. The Bank is required to give OTS 30 days' advance notice before declaring a dividend. Under OTS regulations, the Bank may, without prior OTS approval, make capital distributions to the Corporation of up to all of the Bank's net earnings over the most recent four-quarter period, less capital distributions made during such four-quarter period.

In November 1997, the Corporation's Board of Directors established a shareholder rights agreement, whereby each common shareholder is entitled to one preferred stock right for each share of common stock owned. The rights "flip in" upon the acquisition of 20 percent of the Corporation's outstanding common stock in a takeover attempt, and offer current shareholders a measure of protection for their investment in First Indiana.

First Indiana's stock has split six times since December 31, 1991. In January 1998, the Corporation announced a six-for-five stock dividend. The Corporation's quarterly cash dividend will be paid on shares outstanding after the stock dividend. In March 1997, the Corporation effected a five-for-four stock split. The corporation effected a six-for-five stock dividend in February 1996. All per-share amounts in this Annual Report have been adjusted to reflect the stock splits.

     (12) Commitments and Contingencies

     At December 31, 1997 and 1996, First Indiana had the following outstanding commitments to fund loans:


(Dollars in Thousands)
                                                          December 31,
                                                   -------------------------
                                                      1997             1996
                                                   -------------------------
Commitments to Fund:
  Residential Mortgage Loans                       $ 83,109         $227,978
  Commercial Real Estate Loans                        8,796            5,250
  Consumer Loans:
    Home Equity Loans                               133,470          130,218
    Other                                             5,492            4,802
                                                   -------------------------
                                                   $230,867         $368,248
                                                   =========================


Of the commitments to fund loans at December 31, 1997, nearly 87 percent are commitments to fund variable-rate products, while the remaining 13 percent are commitments to fund fixed-rate products. Commitments to sell residential loans at December 31, 1997 and 1996 were $45,379,000 and $34,178,000.

At December 31, 1997, the Corporation had approximately $20,505,000 in commitments to repurchase convertible adjustable-rate mortgage loans from third-party investors. If the borrower under any of these loans elects to convert the loan to a fixed rate during the first five years of the loan, the investor has the option to require First Indiana to repurchase it. If the investor exercises this option, First Indiana sets a purchase price for the loan which equals its market value, and immediately sells the loan in the secondary market. Thus, the Bank incurs minimal interest-rate risk upon repurchase because of the immediate resale.

First Indiana issues lines of credit to residential builders to purchase residential lots to build model or spec homes. The Bank receives a fee upon issuing the lines of credit. At December 31, 1997, First Indiana had outstanding lines of credit totaling $109,774,000, with $73,766,000 disbursed against those lines. First Indiana's collateral policy on these residential construction loans requires a first mortgage on the underlying real estate and improvements.

In 1985, First Indiana issued a letter of credit to enhance the bond rating of economic development bonds guaranteed by local government authorities for the construction and permanent financing of multi-family apartment buildings. First Indiana receives a fee upon issuing the letter of credit and annual fees throughout the term of the bonds. At December 31, 1997, First Indiana had a letter of credit outstanding totaling $5,750,000. Should this letter of credit be submitted for payment, First Indiana's collateral policy requires the assignment of the mortgage on the underlying commercial real estate. Evaluation of the credit risk of this property is part of First Indiana's commercial real estate loan review procedures. This letter of credit is not required to be collateralized.

Rental Obligations. Obligations under non-cancelable operating leases for office space at December 31, 1997 require minimum future payments of $1,378,000 in 1998, $1,238,000 in 1999, $1,175,000 in 2000, $1,166,000 in
2001, $1,106,000 in 2002, and $5,250,000 thereafter. Minimum future payments have not been reduced by minimum sublease rental income of $207,000 receivable in the future under non-cancelable subleases. Rental expense on office buildings was $1,616,000, $1,956,000, and $1,891,000 for 1997, 1996, and 1995.

Other Contingencies. Other lawsuits and claims are pending in the ordinary course of business on behalf of and against First Indiana. In the opinion of management, adequate provision has been made for these items in the Consolidated Financial Statements.

       35 (10k page 192)

(13) Employee Benefit Plans

Retirement Plans. First Indiana is a participant in a pension fund known as the Financial Institutions Retirement Fund ("FIRF"). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. According to FIRF administrators, the market value of the fund's assets exceeded the value of vested benefits in the aggregate as of June 30, 1997, the date of the latest actuarial valuation. Pension expense was $59,000, $30,000, and $36,000 for 1997, 1996, and 1995.

During 1995, the Bank established a voluntary savings plan for eligible employees which qualifies under Section 401(k) of the Internal Revenue Code. Employees can participate after twelve months' employment by designating a portion of their salary to purchase appropriate investment options. The Corporation in turn matches the first six percent of the employee contribution at a rate of $.25 for every $1 in employee contributions. First Indiana made matching contributions of $129,000, $80,000, and $49,000 in 1997, 1996,
and 1995.

In addition, First Indiana maintains non-qualified retirement plans for the directors of its Mooresville, Evansville, and Rushville Divisions and supplemental pension benefit plans covering certain senior officers of the Bank and its divisions. These supplemental benefit plans provide benefits for some of their participants that normally would be paid under the FIRF or Mooresville pension plans but are precluded from being paid by limitations under the Internal Revenue Code.

Net periodic pension expense for the plans consists of the following:


(Dollars in Thousands)                                          Years Ended December 31,
                                                               -------------------------
                                                               1997      1996      1995
                                                               ------------------------
Service Cost-Benefits Earned During the Year                   $150      $156      $113
Interest Cost on Projected Benefit Obligation                   440       359       344
Net Amortization and Deferral                                    29        13        12
                                                               ------------------------
Net Pension Costs                                              $619      $528      $469
                                                               ========================


The funded status of the plans and the amounts reflected in the accompanying consolidated balance sheets are as follows:


(Dollars in Thousands)                                            December 31,
                                                              -----------------------
                                                              1997             1996
                                                              -----------------------
Projected Benefit Obligation                                 $6,849           $5,382
Fair Value of Plan Assets                                         -                -
                                                              -----------------------
Excess of Projected Benefit Obligation Over
  Fair Value of Plan Assets                                   6,849            5,382
Unrecognized Net Transition Obligation                         (182)            (218)
Unrecognized Loss                                            (1,097)            (180)
                                                              -----------------------
Accrued Pension Cost                                         $5,570           $4,984
                                                              ======================


The unrecognized net transition obligation is being amortized over 15 years. The projected benefit obligations were determined using an assumed discount rate of 7.50 percent at December 31, 1997 and 1996. The assumed long-term salary increases were 5 percent at December 31, 1997 and 6.50 percent at December 31, 1996, compounded annually.

Post-Retirement Benefits Other Than Pension. The projected benefit obligation for post-retirement medical, dental, and life insurance programs for Board members and certain officers of those institutions relating to merger agreements of prior acquisitions was $714,000 and $700,000, and the accrued liability was $1,056,000 and $1,021,000 at December 31, 1997 and 1996. Expense under the programs was $35,000 in 1997, $28,000 in 1996 and $16,000 in 1995.

       36 (10k page 193)


The accumulated post-retirement benefit obligation was determined using an assumed discount rate of 7.50 percent at December 31, 1997 and 1996. The assumed long-term salary increase was 5.00 percent for 1997 and 6.50 percent for 1996. The assumed health care cost trend rates used were 15 percent for each of the next four years with an approximate one percent per year decrease from this level for years five through nine. The trend rate for years 10 and thereafter was six percent per year.

Stock-Based Compensation. First Indiana has four stock-based compensation plans, which are described below. First Indiana applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. The compensation cost that has been charged against income for its performance-based plan was $660,000, $860,000 and $667,000 in 1997, 1996, and 1995. The compensation cost that has been charged against income for the Employees' Stock Purchase Plan was $153,000, $141,000, and $121,000 in 1997, 1996, and 1995. Had
compensation cost been determined based on the fair value at the grant date for awards under those plans consistent with the method of Statement of Financial Accounting Standard No. 123, First Indiana's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                             1997               1996
                                        -----------          --------------
Net Income
  As Reported                             $17,744              $13,704
  Pro Forma                                17,675               13,360

Basic Earnings Per Share
  As Reported                             $  1.40              $  1.10
  Pro Forma                                  1.40                 1.07

Diluted Earnings Per Share
  As Reported                             $  1.36              $  1.06
  Pro Forma                                  1.35                 1.03




The effects of applying FAS No. 123 in this pro forma disclosure are not indicative of future amounts. The Statement does not apply to awards prior to 1995, and additional awards in the future are expected.

     A summary of the status of First Indiana's fixed stock option plans as of December 31, 1997, 1996, and 1995, and changes during the years ended on those dates is presented below:

                                     1997                1996                  1995
                               ------------------  ------------------    ------------------
                                         Weighted            Weighted              Weighted
                                          Average             Average               Average
                                         Exercise            Exercise              Exercise
                                Shares     Price    Shares     Price      Shares     Price
                                -------  --------   -------  --------     -------  --------

Outstanding at Beginning
    of Year                     863,903    $ 7.16   754,723    $ 5.64     858,616    $ 5.39
Granted                          25,479     16.30   156,881     14.43      22,482      9.45
Exercised                      (201,306)     4.32   (47,701)     6.95    (120,830)     4.43
Surrendered                          --        --        --        --      (5,545)     8.73
                                -------             -------               -------
Outstanding at End of
    Year                        688,076      8.33   863,903      7.16     754,723      5.64
                                =======             =======               =======
Options Exercisable
    at Year End                 662,597             707,022               732,241
                                =======             =======               =======
Weighted Average Fair
    Value of Options
    Granted During the
    Year                        $  4.54             $  3.68               $  2.68
                                =======             =======               =======



       37 (10k page 194)

Fixed Stock Option Plans. First Indiana has two fixed stock option plans: the 1991 Stock Option and Incentive Plan and the 1992 Directors' Stock Option
Plan. Under the 1991 Plan, First Indiana is authorized to grant options to its employees for up to 562,500 shares of common stock. Under the 1992 Plan, First Indiana is authorized to grant options to its outside directors (i.e., directors who are not employees of the Corporation or any subsidiary) for up to 262,500 shares. Under both plans, the exercise price of each option equals the market price of the Corporation's stock on the date of grant, the option's maximum term is ten years, and all options fully vest at the end of one year. Similar plans were effected upon completion of the mergers with the Evansville, Rushville and Mooresville divisions, which allow grants for up to approximately 415,000 shares of common stock. In lieu of cash, some optionees elect to fund their option exercises with stock they currently own. In that event, the Corporation cancels the stock certificates received from the optionee in the stock swap transaction.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997 and 1996: dividend yield of 3.0 percent for both years; expected volatility of 23 percent for both years; weighted average risk-free interest rates of 6.89 percent and 5.75 percent for 1997 and 1996 grants, respectively; and expected lives of seven years for both years.

The following table summarizes information about fixed stock options outstanding at December 31, 1997:



                        Options Outstanding                             Options Exercisable
               ----------------------------------------------      ------------------------------
               Weighted Average     Weighted                                        Weighted
Range of          Number            Remaining       Average        Number            Average
Exercise        Outstanding        Contractual      Exercise      Exercisable       Exercise
Prices          At 12/31/97           Life          Price         At 12/31/97         Price
--------------------------------------------------------------------------------------------------
$ 3- $6         249,661             2.62            $ 4.58          249,661          $4.58
$ 7-$9.49       256,044             5.32              7.49          256,044           7.49
$9.50-$20       182,371             8.22             14.60          156,892          14.32
                ----------------------------------------------------------------------------------
$ 3-$20         688,076             4.93              8.33          662,597           8.01



In addition to the options outstanding at December 31, 1997, 248,502 shares of common stock were available for future grants or awards.

Performance-Based Stock Plan. Under the 1991 Stock Option and Incentive
Plan, First Indiana may award restricted stock to executive officers. On January 26, 1994, First Indiana awarded 57,600 shares of stock to each of two executive officers. These shares were subject to recall by First Indiana in the event certain specified employment and performance objectives were not met by December 31, 1996. The employment and performance objectives were met on December 31, 1996, and the restrictions on the shares lapsed. In connection with these awards, First Indiana expensed $860,000 and $667,000 in 1996 and 1995.

On January 23, 1997, First Indiana awarded 43,500 shares of stock among three executive officers. These shares are subject to recall by First Indiana in the event certain specified performance objectives are not met by December
31, 1999. First Indiana expensed $660,000 in 1997 in connection with these awards.

Employees' Stock Purchase Plan. Under the 1987 Employees' Stock Purchase
Plan, all full-time employees and directors are eligible to participate after six months' employment. Approximately 49 percent of eligible employees have participated in the plan in the last three years. Under the terms of the Plan, employees can choose to have up to 10 percent of their annual base earnings withheld to purchase the Corporation's common stock. The Corporation in turn matches the employee contribution at a rate of $1 for every $3 or $4 in employee contributions, depending on whether the Corporation has met specified performance objectives for the previous calendar year. The contributions are then paid to a trustee, who purchases the Corporation's stock each month at the then prevailing market price. A one-to-three contribution was in effect for the 1997 and 1996 plan years, while a one-to-four contribution was in effect for the 1995 plan year. First Indiana's matching contributions for the years ended 1997, 1996, and 1995 were $153,000, $141,000, and $121,000.


       38 (10k page 195)


     (14) Parent Company Statements

Condensed Balance Sheets
                                                           December 31,
                                                    --------------------------
                                                    1997               1996
(Dollars in Thousands)                              --------------------------
Assets
   Certificate of Deposit and Interest-Bearing
      Checking Account with the Bank               $    501           $    501
   Due from Bank                                     16,595              6,284
   Investment in the Bank                           135,315            131,283
   Other Assets                                         689                631
                                                   ---------------------------
      Total Assets                                 $153,100           $138,699
                                                   ===========================

Liabilities                                        $     64           $     41
Shareholders' Equity                                153,036            138,658
                                                   ---------------------------
      Total Liabilities and Shareholders' Equity   $153,100           $138,699
                                                   ===========================
Condensed Statements of Earnings
                                                                              Years Ended December 31,
                                                                          --------------------------------
                                                                            1997         1996         1995
(Dollars in Thousands)                                                    ----------------------------------
Cash Dividends from the Bank                                              $14,241      $ 9,951      $ 3,483
Interest Income on Certificate of Deposit and Checking Account                 27           26           29
Expenses                                                                     (240)        (216)        (211)
Income Tax Credit                                                              81           73           71
                                                                           ------------ --------------------
Earnings Before Equity in Undistributed Net Earnings
    of Subsidiaries                                                        14,109        9,834        3,372
Equity in Undistributed Net Earnings of Subsidiaries                        3,635        3,870       13,895
                                                                          ----------------------------------
Net Earnings                                                              $17,744      $13,704      $17,267
                                                                          ==================================


Condensed Statements of Cash Flows
                                                                               Years Ended December 31,
                                                                          -------------------------------
                                                                            1997         1996         1995
(Dollars in Thousands)                                                    ----------------------------------
Cash Flows from Operating Activities
   Net Earnings                                                           $17,744      $13,704      $17,267
   Adjustments to Reconcile Net Earnings to Net Cash Provided
     by Operating Activities
       Equity in Undistributed Earnings of Subsidiaries                    (3,635)      (3,870)     (13,895)
       Amortization of Restricted Stock Plan                                  363          473          367
       Change in Other Liabilities                                             45          (21)         (20)
       Change in Due from the Bank and Other Assets                       (10,391)      (5,980)       5,806
                                                                           ------------ ------------ -------
         Net Cash Provided by Operating Activities                          4,126        4,306        9,525
                                                                           ------------ ------------ -------
Cash Flows from Financing Activities
   Proceeds from Exercise of Stock Options                                    367          331          537
   Stock Issued Under Deferred Compensation Plan                              (24)          23           18
   Payment for Purchase of Treasury Stock                                    (132)           -       (6,203)
   Reissuance of Treasury Stock                                                82            -            -
   Payment for Fractional Shares                                              (12)         (16)           -
   Tax Benefit of Option Compensation                                         656            -            -
   Cash Dividends Paid                                                     (5,063)      (4,644)      (3,877)
                                                                            -----------  -------------------
         Net Cash Provided (Used) by Financing Activities                  (4,126)      (4,306)      (9,525)
                                                                            -----------  -------------------
Net Decrease in Cash and Cash Equivalents                                       -            -            -
Cash and Cash Equivalents at Beginning of Year                                501          501          501
                                                                           ------------ --------------------
Cash and Cash Equivalents at End of Year                                   $  501       $  501      $   501
                                                                           ================================


       39 (10k page 196)


     (15) Interim Quarterly Results (Unaudited)

                                                                     First      Second      Third      Fourth
                                                                    Quarter     Quarter    Quarter     Quarter
 (Dollars in Thousands, Except Per Share Data)                      ------------------------------------------
1997
Total Interest Income                                               $30,881      $31,253     $32,518   $32,678
Net Interest Income                                                  15,494       15,517      16,278    15,690
Provision for Loan Loss                                               2,820        2,680       2,600     2,600
Earnings Before Income Taxes                                          6,685        6,512       7,751     8,232
Net Earnings                                                          4,079        3,973       4,706     4,986
Basic Earnings Per Share                                               0.32         0.31        0.37      0.39
Diluted Earnings Per Share                                             0.31         0.31        0.36      0.38


1996
Total Interest Income                                               $32,235      $30,928     $30,986   $31,319
Net Interest Income                                                  15,740       15,208      15,197    15,538
Provision for Loan Loss                                               1,925        2,450       1,529     4,890
Earnings (Loss) Before Income Taxes                                   7,241        7,725        (506)    7,024
Net Earnings                                                          4,509        4,860          20     4,315
Basic Earnings Per Share                                               0.36         0.39        0.00      0.35
Diluted Earnings Per Share                                             0.35         0.37        0.00      0.33


     (16)  Estimated Fair Value of Financial Instruments

The table at the right discloses the estimated fair value of financial instruments and is made in accordance with the requirements of Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Corporation using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amount.

Cash and Cash Equivalents. For cash and equivalents, the carrying amount is a reasonable estimate of fair value.

Investment Securities and Other. For securities held for trading purposes and securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

Loans Receivable. For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. It was not practicable to estimate fair value of non-performing commercial loans of approximately $6.9 million in the Bank's portfolio at December 31, 1996 because it was not practicable to assess reasonably the credit adjustment that would be applied in the marketplace for such loans. Consequently, the carrying amount of these loans is also shown as their fair value. Interest rates on such loans approximate current lending rates. The fair values of all categories of loans receivable are shown net of their allocated share of the loan loss allowance.

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


       40 (10k page 197)



                                        December 31, 1997 December 31, 1996
                                       -------------------------------------
                                                Estimated         Estimated
                                       Carrying   Fair   Carrying   Fair
(Dollars in Thousands)                  Amount    Value   Amount    Value
                                       -------------------------------------
Assets
   Cash and Cash Equivalents            $50,231  $50,231  $73,618  $73,618
   Investment Securities and Other      111,400  111,514  106,895  107,029
   Loans Receivable
      Mortgage-Backed Securities         38,279   38,626   36,412   36,984
      Residential Mortgage Loans        502,624  516,416  430,431  441,804
      Residential Construction Loans    152,017  151,935  134,865  134,858
      Commercial Real Estate Loans       39,238   39,413   45,015   45,092
      Business Loans                    122,459  122,117   90,750   90,134
      Consumer Loans                    538,310  543,490  517,727  526,934
      Unallocated Allowance
       for Loan Losses                   (6,119)  (6,119)  (3,238)  (3,238)
  Accrued Interest Receivable            11,322   11,322   10,696   10,696
  Loan Servicing Rights                   4,522    5,867    4,424    5,315

Liabilities
   Deposits
       Demand Deposits                  191,996  191,996  187,760  187,760
       Passbook and Statement Deposits   42,004   42,004   47,005   47,005
       Money Market Savings             272,333  272,333  271,302  271,302
       Jumbo Certificates               122,825  123,093   98,256   98,301
       Fixed-Rate Certificates          478,397  482,603  491,163  496,588

   Borrowings
      FHLB Advances                     257,458  256,657  215,466  214,481
      Short-Term Borrowings              75,751   75,743   30,055   30,050

   Accrued Interest Payable               2,715    2,715    2,018    2,018
   Advances by Borrowers for
    Taxes and Insurance                   1,419    1,419    1,120    1,120

Off-Balance-Sheet Instruments
 (Unrealized Gains (Losses))
   Commitments to Extend Credit               -      129        -      116
   Letters of Credit                          -     (279)       -     (293)
   Loan Servicing Rights                      -    5,075        -    7,438
                                         ----------------  ----------------
                                        119,385 $141,174  103,450 $127,862
                                                ========          ========
Other Non-Financial Assets               49,122            48,826
Other Non-Financial Liabilities         (10,733)           (7,933)
Negative Goodwill                        (4,738)           (5,685)
                                       --------          --------
Shareholders' Equity                   $153,036          $138,658
                                       ========          ========


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

Loan Servicing Rights. The fair value of residential and consumer loan servicing, purchased servicing rights, and excess servicing is determined based on the estimated discounted net cash flows to be received less the estimated costs of servicing. This estimated fair value approximates the amount for which the servicing could currently be sold.

Accrued Interest Receivable, Accrued Interest Payable, and Advances by Borrowers for Taxes and Insurance. The estimated fair value of these financial instruments approximates their carrying value.

(17) Subsequent Event

On January 22, 1998, the Board of Directors authorized a six-for-five stock dividend whereby one additional share of common stock will be issued on March 6, 1998 for every five shares owned of record as of February 19, 1998
The Corporation's quarterly cash dividend will be paid on shares outstanding after the stock dividend. In March 1997, the Corporation effected a five-for-four stock split, and in February 1996, the Corporation effected a six-for-five stock dividend. All common share and per share amounts have been restated to reflect the stock splits and dividends.

       41 (10k page 198)

              INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders of First Indiana
Corporation:

     We have audited the accompanying Consolidated Balance
Sheets of First Indiana Corporation and Subsidiaries as of December 31, 1997 and 1996 and the related Consolidated Statements of Earnings, Shareholders' Equity, and Cash Flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Indiana Corporation and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.




/s/KPMG Peat Marwick LLP


January 20, 1998
Except note 17, which is as of January 22, 1998.
Indianapolis, Indiana

       42 (10k page 199)

                          CORPORATE INFORMATION


First Indiana Corporation is a holding company whose principal subsidiary is First Indiana Bank. The Bank is engaged primarily in retail banking and lending through 26 banking centers in Metropolitan Indianapolis, Evansville, Franklin, Pendleton, Westfield, Rushville, and Mooresville. In addition, the Bank has mortgage and consumer loan service offices throughout Indiana and in Florida, Georgia, Illinois, North Carolina, Ohio and Oregon. One Mortgage Corporation, a subsidiary, operates offices in Orlando, Tampa, and West Palm Beach, Florida and Charlotte and Raleigh, North Carolina.

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

Annual Meeting of Shareholders. The annual meeting of shareholders will be held on Thursday, April 16, 1998, at 9:00 a.m. E.S.T. in the Conference Center of First Indiana Plaza, 135 North Pennsylvania Street, Seventh Floor, Indianapolis, Indiana.

Annual Report on Form 10-K. Upon request, shareholders may receive, without charge, a copy of the Annual Report on Form 10-K filed with the Securities and Exchange Commission. Requests should be directed to First Indiana
Corporation, Investor Relations Department, First Indiana Plaza, 135 North Pennsylvania Street, Indianapolis, Indiana 46204, (317) 269-1231.

Information on Forward-Looking Statements. The statements in the Annual
Report that are not historical are forward-looking statements. Although the Corporation believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that the Corporation's financial goals will be realized. Numerous factors may affect the Corporation's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Corporation.

Market Information. The following table sets forth the high and low prices per share and ending book value per share of First Indiana Corporation's common stock for the periods indicated.


                              1997                      1996
                      ------------------------  -------------------------
                                          Book                       Book
                       High      Low     Value    High      Low     Value
                      ------   ------   ------   ------   ------   ------
First Quarter         $20.17   $15.31   $11.26    $15.42   $13.19   $10.65

Second Quarter         18.75    14.48    11.48     16.75    15.33    10.93

Third Quarter          20.83    17.08    11.77     16.67    14.00    10.87

Fourth Quarter         26.46    19.58    12.08     17.83    16.00    11.13


At December 31, 1997, there were approximately 2,100 shareholders of record and 12,668,191 shares of common stock outstanding.


AFFIRMATIVE ACTION POLICY

It has been the policy and will continue to be the policy of First Indiana Bank to afford equal-opportunity employment to qualified individuals regardless of race, color, religion, sex, national origin, veteran status, and mental or physical disability.

First Indiana Bank will continue to take affirmative action to ensure that all recruitment, hiring and promotion decisions are based on the principles of equal employment opportunity and that all personnel actions, such as compensation, transfers, layoffs, benefits, educational assistance, and social and recreational programs, will be administered without regard to race, color, religion, sex, national origin, veteran status or mental or physical disability.

The successful achievement of a non-discriminatory employment program requires cooperation between management and employees. In fulfilling its part of this cooperative effort, management will continue to lead the way by establishing and implementing affirmative action procedures and practices which will ensure our objective: equal employment for all.

       43 (10k page 200)


                STATEMENT OF MANAGEMENT RESPONSIBILITY

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

January 20, 1998

/s/Robert H. McKinney                              /s/Marni McKinney

Robert H. McKinney                                    Marni McKinney
Chairman and Chief Executive Officer                   Vice Chairman

/s/Owen B. Melton, Jr.                            /s/David L. Gray

Owen B. Melton, Jr.                                   David L. Gray
President and Chief Operating Officer                   Treasurer


       44 (10k page 201)

Member FDIC
Equal Housing Lender and Logo

design: Young and Laramore Advertising, Indianapolis, Indiana

Table of Contents
Financial Highlights                                          2
Letter to Shareholders                                        3
Year in Review                                                4
Board of Directors                                            6
Management and Advisory Boards                                7
Financial Review                                              8
Five-Year Summary of Selected Financial Data                 19
Consolidated Balance Sheets                                  20
Consolidated Statements of Earnings                          21
Consolidated Statements of Shareholders' Equity              22
Consolidated Statements of Cash Flows                        23
Notes to Consolidated Financial Statements                   24
Independent Auditors' Report                                 42
Corporate Information                                        43
Affirmative Action Policy                                    43
Statement of Management Responsibility                       44


       (10k page 202)

[back cover of annual report]
First Indiana Corporation
First Indiana Bank
One Mortgage Corporation
One Property Corporation

First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN 46204
(317)26-1200
www.FirstIndiana.com

       (10k page 203)