Form 10-K, Exhibit 13
period 1998-12-31
FIRST INDIANA CORP
filed 1999-03-24
CIK 789670

[front cover of 1998 annual report]

FIRST INDIANA CORPORATION

Discovery. Delivery. Dialogue.

1998 Annual Report to Shareholders

[First Indiana Logo]

[inside front cover]

Contents
Letter to Shareholders                                        2
Mission Statement                                             5
Management and Advisory Boards                                6
Board of Directors                                            8
Year in Review                                                8
Financial Review                                             12
Five-Year Summary of Selected Financial Data                 23
Consolidated Balance Sheets                                  24
Consolidated Statements of Earnings                          25
Consolidated Statements of Shareholders' Equity              26
Consolidated Statements of Cash Flows                        27
Notes to Consolidated Financial Statements                   28
Independent Auditors' Report                                 46
Affirmative Action Policy                                    46
Corporate Information                                        47
Statement of Management Responsibility                       48


[This page contains bar graphs showing the following information]

Net Earnings (Dollars in Thousands)     Earnings Per Share
-----------------------------------     --------------------------
1994     10,636                         1994          0.80
1995     17,267                         1995          1.34
1996     13,704                         1996          1.06
1997     17,744                         1997          1.36
1998     19,147                         1998          1.44

                                        Shareholders' Equity
Net Interest Margin                     (Dollars in Thousands)
-------------------                     --------------------
1994      3.96                          1994       120,712
1995      4.12                          1995       129,297
1996      4.37                          1996       138,658
1997      4.36                          1997       153,036
1998      3.85                          1998       165,970

Price/Earnings Multiple
-----------------------
1994      10.94x
1995      10.73x
1996      16.85x
1997      18.56x
1998      13.89x




OUR FINANCIAL HIGHLIGHTS
First Indiana Corporation and Subsidiaries
                                                                Years Ended
                                                                December 31,
                                                            -------------------
(Dollars in Thousands, Except Per Share Data)               1998           1997
                                                            -------------------
Net Earnings                                               $19,147       $17,744
Basic Earnings Per Share                                      1.50          1.40
Diluted Earnings Per Share                                    1.44          1.36
Dividends Per Common Share                                    0.48          0.40

Return on Average Total Assets                                1.12%         1.17%
Return on Average Shareholders' Equity                       11.96         12.16

Yield on Interest-Earning Assets                              8.32%         8.81%
Cost of Interest-Bearing Liabilities                          5.16          5.10
Net Interest Margin                                           3.85          4.36
Net Interest Spread                                           3.16          3.71

                                                                At December 31,
                                                              -------------------
                                                            1998           1997
                                                            -----------------------
Assets                                                  $1,795,990     $1,613,405
Loans Receivable, Net                                    1,518,543      1,348,529
Deposits                                                 1,227,918      1,107,555

Shareholders' Equity                                    $  165,970     $  153,036
Shareholders' Equity/Assets                                   9.24%          9.49%
Book Value Per Share                                    $    13.07     $    12.08
Market Closing Price                                         20.00          25.21
Price/Earnings Multiple                                      13.89x         18.56x

                                                            --------------------
                                                               December 31, 1998
                                                            --------------------
                                                            Actual      Required
Tangible Capital/Total Assets                                 7.80%          1.50%
Core Capital/Total Assets                                     7.80           3.00
Risk-Based Capital/Risk-Weighted Assets                      11.24           8.00

[This page contains photographs of the following persons and these captions]


Robert H. McKinney
Chairman and Chief Executive Officer (46 Years' Service)

Marni McKinney
Vice Chairman (15 Years' Service)

Owen B. Melton, Jr.
President and Chief Operating Officer (21 Years' Service)


[This page contains bar graphs showing the following information]


Total Loans Originated (Dollars in Thousands)
---------------------------------------------
  1994         982,754
  1995       1,021,753
  1996         985,165
  1997       1,107,311
  1998       1,506,789



Non-Performing Assets (Dollars in Thousands)
--------------------------------------------
1994     29,077
1995     27,165
1996     27,121
1997     22,822
1998     19,880


                 LETTER TO THE SHAREHOLDERS

To Our Shareholders:

First Indiana Corporation again announced record earnings in 1998, continuing a positive trend as a locally based, responsive provider of financial services. For the year ended December 31, 1998, First Indiana's net earnings were $19.1 million, or $1.44 per diluted share, an eight percent increase over net earnings of $17.7 million, or $1.36 per diluted share, for the year ended December 31, 1997.

To reflect confidence in the continued earnings potential of the Corporation, the Board of Directors has authorized an eight percent increase in the Corporation's annual cash dividend, to $.52 per share from $.48 per share, beginning with the first quarterly dividend payment on March 16, 1999. This is the seventh such increase in eight years, either through stock dividends and splits or through cash dividends.

Record low interest rates and a strong national economy helped First Indiana achieve its earnings in 1998. In addition, changes in the markets in which First Indiana operates and new strategies for building partnerships with customers helped the Corporation reach its goals.

As successful as 1998 was, however, First Indiana's Board of Directors and management are aware of the pressure always to bring something different to the market, and a set of products and services that customers cannot obtain from a competitor. This is a difficult challenge, given trends toward consolidation and the commoditized nature of the banking industry, but the Corporation made strides in differentiating itself throughout 1998.

In the growing Central Indiana market, where much of First Indiana's business is centered, two superregional banks each announced the acquisition of another bank with a significant presence in Indianapolis. The result has been a major consolidation of processes and decisions, often in markets outside Indianapolis, which places decisions farther away from the customer. First Indiana's local presence gives the Bank an opportunity to form local partnerships with customers and respond to requests quickly and efficiently.

To capitalize on competitors' mergers, First Indiana adopted a comprehensive, detailed strategy for ascertaining the needs of customers, working closely with them to develop their financial goals, and following through with customers during their business or personal life cycle. The chief benefit of this strategy in

1998 was a 13 percent growth in loans outstanding, to $1.52 billion at De-cember 31, 1998 from $1.35 billion at year-end 1997. Total loan originations eclipsed all previous records, amounting to $1.5 billion, a 35 percent increase over 1997's record levels.

The increases in the Bank's loans occurred in all of its targeted portfolios. Loans to businesses increased 44 percent to $179 million from $124 million at year-end 1997. Residential Construction loans grew 19 percent, to $182 million from $153 million; and consumer loans grew 6 percent to $581 million from $548 million at the end of 1997.

Growth in business loans was fueled by First Indiana's relationship-building approach, centering on the needs of small and middle-market business customers. The mergers of large bank competitors create an opportunity for First Indiana to capitalize on the lack of attention that small and middle market customers feel they are receiving from their bank.

Construction loan growth occurred not only in Central Indiana, but also in dynamic markets in North Carolina and Florida through long-standing relationships with builders who are taking advantage of expansion in these popular regions. First Indiana expanded its reach in 1998 with new offices in Phoenix, Arizona, and Portland, Oregon.

The significant growth in the Bank's loan portfolios contributed to net interest income of $62.8 million, a slight decrease from $63.0 million in 1997. The decrease arises from a compressed net interest margin due to lower loan yields in the current interest-rate environment. The net interest margin for 1998 was 3.85 percent, compared with 4.36 percent in 1997. However, net interest margin increased in the fourth quarter of 1998 to 3.84 percent over the 3.77 percent in the third quarter. Compression of margin is not unexpected in a low interest-rate environment, but the improvement in the fourth quarter bodes well for a higher margin in 1999.

First Indiana's strategies for building relationships also led to an 11 percent increase in deposits, which grew to $1.2 billion at December
31, 1998, compared with $1.1 billion at year-end 1997. The increases occurred primarily through higher levels of business deposits, the introduction of nine new consumer checking account products, and a competitively priced liquid savings account that provides temporary shelter for customers waiting for certificate of deposit rates to rebound. All of these products are priced at lower rates than traditional certificates of deposits, which will help alleviate pressure on the Bank's funding costs, support its net interest margin, and reduce reliance on borrowed funds.

Through concentrated marketing and sales efforts, First Indiana's new checking account households grew over 200 percent in 1998.
This growth signifies expansion of the Bank's retail franchise and an excellent opportunity for deepening relationships with new customers through their checking account.

Recognizing the importance of fee income to First Indiana's earnings, the Corporation expanded its production and sale of non-portfolio loans in 1998. Through the sale of residential and consumer loans in the secondary market, First Indiana earned $9.4 million pre-tax in non-interest income, a 92 percent increase over 1997 sales of $4.9 million. Many of the loans sold represent consumer loans originated through First Indiana's national network of loan originators, which services consumer loan brokers in 19 states. Total non-interest income was $23.8 million, a 32 percent increase over $18 million in 1997. The Corporation is exploring opportunities for heightened fee income in 1999.

Again in 1998, the Bank experienced a favorable trend in loan charge-offs. Net loan charge-offs were $6.5 million for the year ended December 31, 1998, compared with $7.1 million in 1997. First Indiana's allowance for losses on loans and real estate owned at year-end 1998 was $26.2 million, or 150 percent of non-performing loans, compared with 122 percent one year earlier. Further enhancements in underwriting, including automated credit scoring and product design enhancements, will continue



[This page contains a pie chart showing the following information]

Composition of Loan Portfolio 1990 vs. 1998
-------------------------------------------

                                 1990           1998
                                 ----           ----
Residential Mortgage              58%            35%
Residential Construction           6             14
Commercial Real Estate            13              2
Consumer                          23             38
Business                           0             11


to keep the Bank's charge-off experience at acceptable levels.

In the fourth quarter of 1998, First Indiana established a new subsidiary, FirstTrust Indiana. An investment advisory and trust fund company, FirstTrust brings together First Indiana's reputation for local decisions and responsive service with the talent of nine experienced former executives of one of Indianapolis' leading bank trust departments. FirstTrust will enable First Indiana to diversify sources of non-interest income while providing a broader spectrum of products to retail and commercial customers.

First Indiana's shareholders' equity amounted to $166 million at December 31, 1998, compared with $153 million one year earlier, well in excess of minimum requirements. Total assets grew to $1.8 billion at year-end 1998, up from $1.6 billion one year earlier.

Of concern in 1998 was the continued growth in First Indiana's operating expenses. Non-interest expense grew 11% in 1998 to $45.8 million from $41.1 million in 1997. Much of the expense arose from higher commissions in connection with loan growth, but the increase was nevertheless disappointing. The entire management team has committed to the control of operating expenses in 1999.

Recognizing the importance of technology in keeping First Indiana competitive while maintaining favorable operating expenses, a new Senior Vice President for Technology and Operations joined First Indiana on January 1, 1999. Edward E. Pollack comes to First
Indiana with many years experience in operations and technology at the nation's largest guarantor of student loans. Ted will be able to add new dimensions to First Indiana's technology and operations, not only in connection with readiness for the Year 2000, but also in Internet banking applications and backroom efficiencies.

The years ahead promise to be challenging, but the marketplace continues to create opportunities for First Indiana to set itself apart. We appreciate the confidence that you, our shareholders, have placed in First Indiana, and we look forward to another productive year.

Sincerely,


/s/Robert H. McKinney

Robert H. McKinney
Chairman and Chief Executive Officer


/s/ Marni McKinney

Marni McKinney
Vice Chairman


/s/Owen B. Melton, Jr.

Owen B. Melton, Jr.
President and Chief Operating Officer



[The following sidebar text appears on this page]

FIRSTTRUST INDIANA LAUNCHED IN 1998

During the fourth quarter of 1998, First Indiana Bank launched FirstTrust Indiana, a full-service investment advisory and trust company, with three lines of business:

1.  Institutional portfolio management
2.  Fiduciary and investment services for high net worth individuals
3.  Estate administration

FirstTrust was founded on the premise that Central Indiana investment management accounts have favored the following five attributes: nationally ranked investment performance, local decision making, local portfolio construction, experienced and highly qualified personnel, and competitive fees. To provide these important services to our customers, we have hired nine former NBD trust professionals with over 168 years' combined experience in this area.

FirstTrust is an example of putting into action the Bank's goal for a holistic approach to our customers. As a bank, our desire is to provide full service financial services to the Indianapolis community, and thereby produce value for our shareholders. FirstTrust, working with our affiliate, The Somerset Group, and our banking centers will allow us to do just that.

                MISSION STATEMENT


First Indiana Bank's mission is to deliver relationship-based service to the individuals and businesses in our community by building and preserving our brand. The First Indiana brand centers on:

Discovery of our customers' needs, by seeking information, forming partnerships, and helping our customers attain their financial goals.

Delivery of innovative products designed around our customers and brought to them efficiently and responsively through superior service.

Dialogue with our customers to give us direction for continuous improvement of the products and services we have designed for them.

We build and preserve the First Indiana brand through six guiding principles:

Local, Hands-on Involvement - Customers want to be called by name, given quick answers, and served by people they know. As a locally owned bank, with a vested interest in the community, we are dedicated to building strong partnerships with our customers and earning their trust.

 Discipline - We keep our eye on the long term by choosing a course and sticking with it. We avoid today's fads in favor of tomorrow's long-lasting solutions.

 Efficiency - There are ways to be efficient other than by being the biggest. We use discipline, organization, and lack of bureaucracy to achieve even greater efficiencies.

 Knowledge-based Marketing - Knowing the customer is the key. By finding out as much as we can about our customers, we will know their long-term goals and can anticipate their needs, add value, and win their loyalty.

Strategic Niches - As a smaller bank in a world of giants, we have an opportunity to be different by meeting the needs of unserved niches. We are able to design products and specialized services and deliver them to our customers quickly and flexibly. Our passion for constructive, customer-driven change has helped us home in on this segment, which has been all but ignored by big banks.

 People - A company is its people. Our goal is to create an environment that fosters creativity and maximizes our associates' potential. We emphasize leadership at all levels in the organization and give our associates the tools to provide customer-focused solutions in all situations. To encourage our associates' ownership of First Indiana's success, we promote their ownership of First Indiana stock.

 These principles serve as our compass for the future of First Indiana Bank. They ensure growth. They ensure the Bank's independence.
And they ensure that First Indiana Bank can give back to the community in which we live.


[The following sidebar text appears on this page]

THE TRIANGLE OF QUALITY

An important symbol of how First Indiana approaches our business is the Joiner Triangle, developed by Brian L. Joiner in his book Fourth
Generation Management. The Joiner Triangle combines three aspects: customer-defined quality, a scientific approach, and all-one-team.

At the top of the triangle is customer defined quality. This requires various methods of gaining input from customer groups before developing products or methods. Next is the scientific approach, which dictates using data to make decisions, not only financial data, but also customer data. In addition, it involves developing effective methodology for determining needs, opportunities, success, and problems associated with product lines and procedures. The all-one-team approach reflects associates working together effectively, particularly between departments and divisions, to use customer and product data to cooperatively make changes and create esprit de corps.

At First Indiana, the Joiner Triangle represents our transition to the true understanding of customer expectations and the scientific approach of meeting those expectations. The Bank has placed great emphasis on developing and utilizing data about our customers. This is critical to our success because it allows us to manage our processes and develop a deeper understanding of our customers and the financial services they need.

             MANAGEMENT AND ADVISORY BOARDS

FIRST INDIANA BANK
Robert H. McKinney* (46 years' service), Chairman, Execuitve Committee of the Board of Directors
Marni McKinney* (15 years), Chairman
Owen B. Melton, Jr.* (21 years), President and Chief Executive Officer David J. Gunderson (16 years), Vice President and Credit Review Officer Richard E. Walke (13 years), Director of Internal Audit
David A. Butcher* (16 years), Secretary

Retail Banking Group
Marketing and Strategic Planning Group
Kenneth L. Turchi (14 years), Senior Vice President

Vice Presidents
Scott E. Baker (1 year)
Timothy J. Dell (6 years)
Toni K. Dickover (4 years)
Paul R. Wainman, Jr. (1 year)
Freda F. Wampner (19 years)

Central Indiana Advisory Boards
Franklin
Gilmore C. Abplanalp (28 years)
Timothy J. Dell (6 years)
Jerry B. Maguire (9 years)

Pendleton
Hugh W. Begley (30 years)
Ralph E. Miller (20 years)
David L. Puckett (20 years)
L. Ann Reeder (7 years)
Phillip R. Shirley, DVM (23 years)

Westfield
Manson E. Church (42 years)
Toni K. Dickover (4 years)
J. Joseph Edwards (6 years)
James Gapenski (6 years)
Jerry C. McMullan (30 years)

Consumer Finance Group
David A. Lindsey (16 years), Senior Vice President

Vice Presidents
Judi L. Cooper (3 years)
J. Michael B. MacDonald (1 year)
Connie L. Nelson (2 years)
Michael W. Olsen (1 year)

Market Vice Presidents
Stephen E. Buchanan (5 years)
Craig S. Hagen (1 year)
Hector X. Morris (1 year)
Toni R. Santo (5 years)
J. Tracy Whitaker (11 years)

Financial Management Group
David L. Gray* (17 years), Senior Vice President, Chief Financial Officer, and Treasurer

Vice President
Michael T. McAninch (16 years), Controller

Commercial and Mortgage Banking Group
Merrill E. Matlock (15 years), Senior Vice President, and President, One Mortgage Corporation

First Vice Presidents
Larry L. Grubbs (4 years), Executive Vice President, One Mortgage Corporation Gregory P. O'Connor (7 years)

Vice Presidents
Daniel R. Dierlam (7 years)
David J. Fitzgerald (8 years)
Teresa E. Gray (1 year)
Max E. Inglert (27 years)
Beth A. Kouns (7 years)
Charles B. Lauck (1 year)
Michael D. Mathew (4 years)
Larry J. Northenor (1 year)
Michael S. Rigsby (2 years)
Susan Kaiser-Rohr (4 years)
Amanda K. St. Clair (3 years)
Anthony P. Schlicte (1 year)
William H. Shipley, Jr. (2 years)
Stephen M. Spicer (2 years)

Regional Vice Presidents
N. Jeanne Bowling (15 years)
Victoria H. Duckworth (16 years)
Bonnie J. Fletcher (2 years)
Darrel D. Thornton (27 years)


*Officer--First Indiana Corporation

             MANAGEMENT AND ADVISORY BOARDS


Market Vice Presidents
William N. Snodgrass (16 years)
Steven R. Waddell (4 years)


Correspondent Banking Services Group
Timothy J. O'Neill (29 years), Senior Vice President

Technology and Operations Group
Edward E. Pollack (1 year), Senior Vice President

Vice Presidents
John D. Ehrhart (21 years)
John M. Huter (32 years)
John V. Kirby (3 years)
Denise L. Maines (11 years)
Thomas M. Ryan (19 years)
Mickey J. Walden (16 years)

One Mortgage Corporation
Vice Presidents
Terry C. Barrett (3 years), Raleigh Office
Wilber L. Harwell (3 years), Charlotte Office
Thomas E. Helms (6 years), Orlando Office

Market Vice Presidents
Brian A. Carlson (5 years)
Cynde G. Emory (10 years)
Melia L. Favorite (2 years)
Salvatore S. Rodriguez (2 years)
Sylvia D. Stark (11 years)
Amy F. Watts (2 years)
Joseph A. Winsser (2 years)
Donald R. Witter III (5 years)

FIRSTTRUST INDIANA
Ralph G. Nowak, President and Chief Investment Officer
David G. King, Executive Vice President and Chief Operating Officer Robert H. Everitt, Executive Vice President and Trust Counsel
James H. Hernandez, Senior Vice President, Estate Administration
Christian L. Rieddle, Senior Vice President, Institutional Portfolio
    Management
Robert Todd Musser, Senior Vice President, Personal Portfolio Management Mary Anne Smith, Vice President, Client Services and Technology

EVANSVILLE DIVISION
Maurice E. Mobley (46 years), Chairman of the Board
Sherry F. Haynes (4 years), President

Vice Presidents
Sandra K. Potter (11 years)
Wayne R. Stovall (32 years)

Regional Vice President
Patricia L. Griffin (2 years)

Market Vice President
Rick G. McDonald (8 years)

Advisory Directors
James O. Baxter (25 years)
Sherry F. Haynes (4 years)
Maurice E. Mobley (46 years)
Paul G. Mosier (21 years)
Lewis A. Plane (34 years)
Ben M. Redden (27 years)
Dr. David L. Rice (21 years)

MOORESVILLE DIVISION
Boyd C. Head (38 years), Chairman of the Board
Charles D. Swisher (16 years), Vice Chairman of the Board
Norman T. Lloyd (26 years), President

Advisory Directors
Robert S. Gregory (34 years)
Boyd C. Head (38 years)
Russell J. Lockwood (15 years)
Eugene D. Perry (16 years)
Charles F. Quillen (15 years)
Charles D. Swisher (16 years)
George Watson (26 years)

RUSHVILLE DIVISION
W. Richard Waggoner (33 years), Chairman of the Board
E. Eugene Spurlin (29 years), Vice Chairman of the Board
Garry E. Cooley (14 years), President

Advisory Directors
Dr. Frank H. Green (39 years)
Richard K. Levi (11 years)
Marjorie Shoemaker (18 years)
E. Eugene Spurlin (29 years)
W. Richard Waggoner (33 years)

                OUR YEAR IN REVIEW


Nineteen ninety-eight was a year of extremes in the financial services industry. Interest rates fell to the lowest point in this half of the century. Mergers between mega-banks intensified, transforming big banks into giants. Financial services companies glutted the market, escalating competition for customers. The
Internet assumed greater importance in the sale of financial services.

Complicating the situation are the facts that financial services companies are alike in fundamental ways and that we are a relatively small player in a field of giants.

Despite all that, we have demonstrated the vision and resolve to compete and win in this aggressive environment.

This winning strategy revolves around several initiatives. First, we have chosen to fill specific niches as opposed to trying to provide all the services larger banks do. Second, we have chosen a path that emphasizes the collection of data about our customers and providing the experience and products they need based upon that data. Finally, we have made a conscious effort to remain independent and run by local management, with local decisions.

As a result, we have stayed close to our customers and remained nimble in responding to them. This customer-focused approach allows us to build strong relationships that provide a foundation for success and growth.

                        The Three "D's"

In 1998, First Indiana articulated our guiding principles in a new Mission Statement printed at the beginning of this report. Central to the statement are the concepts of discovery, delivery, and dialogue. These are not platitudes, but concrete representations of how we approach our customers.

Consistently, we spend time researching our customers to discover what they require from their financial services provider. This information allows us to develop innovative products and dictates the type of service used to deliver these products. But our customer-focused approach doesn't stop there. We have continual dialogue with our customers to determine adjustments or changes that are inevitable with changing consumer expectations.

Each of our business units has built its strategies upon this customer-focused approach. Here are highlights of their accomplishments during 1998 as a result:

                        Retail Banking Group

In retail banking, our goal is to create a different experience for our customers from what they can get at another bank. In addition to our exemplary customer service, we take time to identify our customers' current and future needs, so that we can offer them the right products at the right time. This is done through



[This page contains photographs of the following persons and these captions]

                    BOARD OF DIRECTORS


Robert H. McKinney
Chairman and Chief Executive Officer,
First Indiana Corporation (46 Years' Service)

Marni McKinney
Vice Chairman, First Indiana Corporation; President and
Chief Executive Officer, The Somerset Group, Inc.(15 Years)

Owen B. Melton, Jr.
President and Chief Operating Officer,
First Indiana Corporation (21 Years)

H.J. Baker
Chairman Emeritus, BMW Constructors, Inc. (32 Years)

Gerald L. Bepko
Vice President for Long-Range Planning, Indiana
University, Chancellor, IUPUI (12 Years) face-to-face consultations that we call profiling, which helps us anticipate our customers' needs and follow up with them at the right time. The strategic use of customer data in direct mail campaigns further helps us broaden relationships by putting additional products in front of customers when they need them.

We have found that deposit products - especially checking accounts
- are the gateway to building share of customer. And as we develop relationships through consumer and business checking and savings products, we have the opportunity to determine other ways in which we can meet customers' needs.

Our research shows that many consumers want a financial partner who will help them reach their goals. By focusing on customer needs rather than product sales, we have set ourselves apart from mass-market competitors who compete on volume and price.

Guiding us in the selection of products and services we offer is the idea that if we can't build share of customer and do it profitably, we shouldn't do it. The addition of customer profitability measures in the second half of 1999 will help us make informed decisions about pricing and product strategies that build share of customer.

These strategies produced strong results in retail banking in 1998. Checking accounts grew 20 percent, introducing the First Indiana experience to thousands of new customers. We look forward to deepening our relationships with these customers in the years ahead.


                        Business Consumer Group

Mergers in the Indianapolis market continue to present opportunities for this group. In particular, the merger of Bank One and First Chicago NBD created a window of opportunity for capitalizing on the current confusion in the minds of customers regarding the impact of these changes. These competitors have transferred small business accounts out of state, resulting in borrowers doing business via an 800 number. This has led to dissatisfaction with the level of service.

We are keenly aware, however, that we are not the only institution trying to take advantage of this opportunity. Over 30 other bank and non-bank competitors in the market are looking for relationships in our market niche. Our challenge is to create value for the consumer through our understanding of their needs, so that we act as a financial partner as our customers' businesses grow.

There are several main strategies we have used to overcome pricing wars and the myriad of competition. First, many customers perceive value beyond pricing and want to do business with a locally owned financial institution that responds quickly and efficiently with minimal bureaucracy. Second, our sales force is expert at the partnership-based approach to business lending. Third, we take the time to understand the customer's business through a proven information-gathering sales method and provide customers with solutions, not cookie-cutter products.


                        Mortgage Banking Group

Several environmental forces were at work in this line of business during 1998. Continued consolidations gave the giants more pricing power with investors who buy mortgage loans for sale in the secondary market. These large financial institutions spend heavily on technology, the benefits of which they extend to brokers as a strategy to capture more wholesale business. Brokers, on the other hand, increased pricing pressure on traditional lenders, even in specific niche products.

Technology was an important factor in the Mortgage Banking
Group's success in meeting these challenges. During 1998, First Indiana Bank invested in new technology to streamline processes for both retail and wholesale channels, and the operations area became proficient users of automated underwriting to approve more loans, faster. Although it is not First Indiana's goal to become the lowest cost provider, efficiencies gained from technology and continuous improvement helped maintain our competitive edge.

Our competitors continued to compete on features and


[This page contains photographs of the following persons and these captions]


                    BOARD OF DIRECTORS


Andrew Jacobs, Jr.
United States Congressional Representative (retired); Adjunct
Professor, IUPUI (2 Years)

Phyllis W. Minott
Chairman and Chief Executive Officer, Minott Motion
Pictures, Inc. (23 Years)

Michael L. Smith
Senior Vice President, Finance, Anthem, Inc. (14 Years)

John W. Wynne
Director, Duke Realty Investments, Inc. (9 Years) prices that First Indiana can't or won't match and still maintain appropriate profitability. As a result, the competition has driven pricing lower in established markets. While combating this environment with strategies to maintain our presence in these markets, we countered by seeking additional opportunities in new markets where better pricing was available. For example, we opened offices in Portland, Oregon, and Phoenix, Arizona. These offices brought with them quality outstandings with fees and margins well above average.


                        Consumer Finance Group

In 1998, First Indiana's Consumer Finance Group relied upon several strategies to grow in this highly competitive market. Our two key strategies were aggressively marketing to our broker network throughout the country and the enlargement of our network. The addition of WestNet, which operates home equity offices in three states, was a major factor in network growth.

With falling interest rates, we've seen many competitors and brokers pricing for survival in this tough market. First Indiana combated the pricing situation in two main ways. First, we instituted a line of credit recapture fee and capped waived closing costs to prevent consumers from jumping from teaser rate to teaser rate. Second, we offered first lien products redesigned for investor sales offering various rates and prepay penalty options.

Internally, several changes helped this group prosper. Operations hours were increased to 7:00 p.m. for better service, particularly on the West Coast. Underwriter callbacks on all final turndowns were initiated. The use of e-mailing closing documents was greatly expanded to help us drive down costs. In addition, a re-engineering project was initiated in the fourth quarter to further improve our level of service.


                        Correspondent Banking Services Group

First Indiana's new Correspondent Banking Services Group was launched in 1998. The initial challenge was to take the time to listen to correspondent customers and determine the products and delivery channels they required. As a result of this, the unit enjoyed a profitable first year.

Achievements included the sale of $125 million in residential loans while retaining the servicing. Sales and servicing is an excellent method for First Indiana to establish a relationship with these banks.

We also formed an alliance with EDS for image processing of checks to broaden our offering to community banks.

Correspondent Banking Services allows the Bank to leverage our investment in products, people, and technology through a customer group that has goals compatible with ours. The sale of residential and consumer loans allows us to maximize our origination capacity and efficiency. It also allows us to generate servicing income and utilize availability of investment funds of correspondents, while fulfilling their investment needs.


                        Looking to the Future

The real test of any organization comes not when the wind is at its back, but when times get tough. We believe the next several years will be challenging for First Indiana and our entire industry. Companies that stay on top will be forward-thinking, disciplined, and customer-focused. First Indiana is determined to be one of those companies.

It is with pride and confidence that we look to the future and the rewards we will be able to provide all our stakeholders.



[The following sidebar text appears on this page]

SHARE OF CUSTOMER

If we could summarize our guiding strategy into one idea, it would be to bring something different to our customers-something they can't get across the street. This is not an easy goal in the highly competitive environ-ment in which we operate. That's why we have developed a holistic approach to serving our customers.

In other words, we work toward building share of customer. To build share of customer, we must look at the sum of our customers' financial needs and offer the products that will help them reach their goals.

This can only be accomplished through dialogue with individuals and the development of relationships based on what we learn from them. Therefore, it is critical for us to form partnerships with our customers and work with them one-to-one.

By adopting this strategy, we are able to add value to our shareholders without relying so much on market share or being the biggest. We also believe that putting the customer first will lead to greater profitability.

Our goal is simple: earn 100% of every profitable customer's business.

FINANCIALS
First Indiana Corporation and Subsidiaries

                FINANCIAL REVIEW

First Indiana Corporation posted yet another year of record earnings in 1998 while enjoying substantial asset growth. Net earnings were $19,147,000 for the year ended December 31, 1998, compared with $17,744,000 for the same period in 1997 and $13,704,000 for the year ended December 31, 1996. Reported net earnings for 1996 include a one-time after-tax charge of $4,016,000 for an industry-wide special assessment in the third quarter by the Federal Deposit Insurance Corporation to recapitalize the Savings Association Insurance Fund, which insures the Bank's customers' deposits. This one-time charge resulted in an ongoing reduction in deposit premiums beginning in 1997.

Net earnings per share for 1998 were $1.44, compared with $1.36 in 1997 and $1.06 in 1996. Return on average equity for 1998 was
11.96 percent, compared with 12.16 percent in 1997 and 10.15 percent in 1996.

To reflect confidence in the continued earnings potential of the Corporation, the Board of Directors authorized an 8 percent increase in the Corporation's annual cash dividend, to $.52 per share from $.48 per share, beginning with the first quarterly dividend payment on March 6, 1999. The Board authorized a six-for-five stock dividend effective March 6, 1998 for shareholders of record as of February 19, 1998. Dividends per common share (adjusted for stock dividends and splits) were $.48 in 1998, $.40 in 1997 and $.38 in 1996. All per-share amounts in the 1998 Annual Report have been adjusted for all stock dividends and splits.

First Indiana Corporation is a nondiversified, unitary savings and loan holding company. First Indiana Bank, the principal asset of the Corporation, is a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation. First Indiana is the largest publicly held bank based in Indianapolis.

Residential mortgage loan originations amounted to $744 million, compared with $373 million in 1997. The Bank continued its efforts to consolidate and centralize origination and servicing processes in its Commercial and Mortgage Banking Group. Additionally, the Bank aggressively pursued alternative delivery channels for its residential loans, such as wholesale outlets and a telemarketing call center.

Originations in home equity lending were $450 million, compared with $276 million in 1997. A national network of originators, coupled with the call center, allowed the Bank to capitalize on alternative delivery channels for orginations. The Bank also aggressively pursued originations of products with loan-to-value ratios greater than 80 percent for sale into the secondary market. Secondary market gains on the sale of both first mortgage and home equity loans contributed significantly to 1998 earnings.

The Bank continued to develop relationship banking in construction lending, with originations of $182 million, compared with $153 million last year. A variety of unique products and the development of new markets throughout the United States contributed to construction loan growth.

The Bank's strategy of targeting the business-related segments of the market continued to provide asset and earnings growth in 1998.
Originations in this segment totaled $126 million in 1998. Business loans outstanding increased to $179 million at year-end 1998 from $124 million one year earlier.

The significant growth in originations in these four core areas translated into growth on the balance sheet. At December 31, 1998, home equity, construction, and residential loans outstanding were $532 million, $216 million and $566 million, compared with $528 million, $156 million and $501 million one year earlier.

The net loan loss provision in 1998 was $9,780,000, compared with $10,700,000 in 1997 and $10,794,000 in 1996. By continuing to provide for loan losses in a manner consistent with the higher risk associated with, and losses inherent in, business, construction, and home equity lending, the Bank's loan loss allowance was $25,700,000 at year-end, or 150 percent of non-performing loans, compared with $22,414,000, or 122 percent of non-performing loans, at December 31, 1997.

Total assets increased 11.3 percent to $1,795,990,000 at year-end, compared with $1,613,405,000 at December 31, 1997. Shareholders' equity increased to $165,970,000 at December 31, 1998, an eight percent increase over the December 31, 1997 level of $153,036,000. The tangible and core capital of the Bank was $139,992,000 or 7.80 percent of assets, which exceeded regulatory minimums by $113,077,000 and $86,161,000 at year-end 1998. Average shareholders' equity to average assets equaled 9.33 percent and 9.66 percent for 1998 and 1997.



[This page contains photographs of the following persons and these captions]


David L. Gray
Senior Vice President
Financial Management Group
(17 Years' Service)

David A. Lindsey
Senior Vice President
Consumer Finance Group
(16 Years)

Merrill E. Matlock
Senior Vice President
Commercial and Mortgage Banking Group
(15 Years)

Timothy J. O'Neill
Senior Vice President
Correspondent Banking Services Group
(29 Years)

Edward E. Pollack
Senior Vice President
Technology and Operations Group
(1 Year)

Kenneth L. Turchi
Senior Vice President
Retail Banking, Marketing and Strategic Planning Group
(14 Years)

Net Interest Income

Net interest income is the most critical component of First Indiana's net earnings. It is affected by both the volume and interest rate of interest-earning assets and interest-bearing liabilities.

Net interest income was $62,754,000 in 1998, compared with $62,979,000 in 1997 and $61,683,000 in 1996.

Net Interest Margin

First Indiana's net interest margin is the clearest indicator of its ability to generate core earnings. The margin was 3.85 percent for the year ended December 31, 1998, compared with 4.36 percent in 1997 and
4.37 percent in 1996. Net interest margin consists of two components: interest-rate spread and the contribution of interest-free funds (primarily shareholders' equity and other non-interest-bearing liabilities).

Interest-rate spread is the difference between the return on total earning assets and the cost of total interest-bearing liabilities.

The Corporation's average interest-rate spread for the year ended
December 31, 1998 was 3.16 percent, compared with 3.71 percent in 1997 and 3.70 percent in 1996.

The contribution of interest-free funds to First Indiana's net interest margin varies depending on the level of capital and use of interest-free liabilities. Average interest-free funds provided an additional 69 basis points to the margin in 1998, compared with 65 and 67 basis points in 1997 and 1996.

The following table analyzes First Indiana's net interest margin and the components which contributed to it:



                                         1998                       1997                       1996
                             -------------------------------------------------------------------------------------
                             Average                        Average                       Average
(Dollars in Thousands)       Balance Interest   Rate        Balance Interest   Rate       Balance  Interest   Rate
                             -------------------------------------------------------------------------------------
Assets
Earning Assets
  Federal Funds Sold         $ 9,469     $521     5.50%    $12,739     $695     5.46%   $14,782     $796     5.38%
  Investments                124,756    7,465     5.98     113,037    6,818     6.03    115,836    6,887     5.95
  Mortgage-Backed
     Securities               32,446    2,065     6.36      35,130    2,446     6.96     42,958    2,986     6.95
  Loans Receivable (1)     1,465,288  125,783     8.58   1,284,212  117,371     9.14  1,237,036  114,799     9.28
                           ------------------            ------------------           ------------------
     Total Earning Assets  1,631,959  135,834     8.32   1,445,118  127,330     8.81  1,410,612  125,468     8.89
Other Assets                  83,056  -------               65,375  -------              74,904  -------
                           ---------                     ---------                    ---------
Total Assets              $1,715,015                    $1,510,493                   $1,485,516
                           =========                     =========                    =========

Liabilities and Share-
   holders' Equity

Interest-Bearing
Liabilities
  Deposits:
    NOW and Money
     Market Checking        $ 84,891    1,951     2.30    $ 84,761    1,908     2.25   $ 88,633    2,531     2.86
    Passbook and
     Statement Savings       330,917   15,225     4.60     302,635   13,881     4.59    284,471   12,954     4.55
    Money Market Savings      28,819      990     3.44      30,416    1,001     3.29     17,481      575     3.29
    Jumbo Certificates       184,332   10,771     5.84     113,632    6,583     5.79    111,318    6,370     5.72
    Fixed-Rate
     Certificates            464,839   25,998     5.59     470,853   26,563     5.64    524,064   29,647     5.66
  Federal Home Loan
    Bank Advances            270,491   15,348     5.67     219,685   12,288     5.59    185,551   10,706     5.77
  Short-Term
    Borrowings                52,922    2,797     5.29      39,018    2,127     5.45     18,518    1,002     5.41
                           ------------------            ------------------           ------------------
  Total Interest-Bearing
     Liabilities           1,417,211   73,080     5.16   1,261,000   64,351     5.10  1,230,036   63,785     5.19
Other Liabilities            137,737   ------              103,566   ------             120,501   ------

Shareholders' Equity         160,067                       145,927                      134,979
                           ---------                     ---------                    ---------
Total Liabilities and
  Shareholders' Equity    $1,715,015                    $1,510,493                   $1,485,516
                           =========                     =========                    =========
Net Interest
  Income/Spread                       $62,754     3.16%             $62,979     3.71%            $61,683     3.70%
                                       ======     =====              ======     =====             ======     =====
Net Interest Margin                               3.85%                         4.36%                        4.37%
                                                  =====                        =====                         =====

(1) Included in loans receivable are loans held for sale totaling $98,588, $34,217, and $42,872 in 1998, 1997, and 1996, and non-accrual loans.


[This page contains the following bar graph]


Net Interest Income (Dollars in Thousands)
------------------------------------------
1994     49,229
1995     58,044
1996     61,683
1997     62,979
1998     62,754


Changes in Rate/Volume

     The following table shows the impact on net interest income of changes in interest rates and volume of the Corporation's assets and liabilities.

                                 1998 Compared with 1997             1997 Compared with 1996
                                 Increase (Decrease)                 Increase (Decrease)
                                 Due to Change in                    Due to Change in
                                 ------------------------------------------------------------------------
                                                            Net                                 Net
(Dollars in Thousands)           Rate     Volume   Other    Change   Rate     Volume   Other    Change
                                 ------------------------------------------------------------------------
Interest Income
  Loans                            $(7,132)$16,550  $(1,006) $ 8,412   $(1,740)$ 4,378   $  (66) $ 2,572
  Investments                          (54)    707       (6)     647       100    (166)      (3)     (69)
  Mortgage-Backed Securities          (210)   (187)      16     (381)        5    (544)      (1)    (540)
  Federal Funds Sold                     6    (178)      (2)    (174)       10    (110)      (1)    (101)
                                    ---------------------------------   ---------------------------------
                                    (7,390) 16,892     (998)   8,504    (1,625)  3,558      (71)   1,862
                                    ---------------------------------   ---------------------------------
Interest Expense
  Deposits
    NOW and Money Market Checking       40       3        -       43      (536)   (110)      23     (623)
    Passbook and Statement Savings      43   1,297        4    1,344        94     827        6      927
    Money Market Savings                44     (53)      (2)     (11)        0     426        0      426
    Jumbo Certificates                  57   4,096       35    4,188        79     132        2      213
    Fixed-Rate Certificates           (229)   (339)       3     (565)      (82) (3,010)       8   (3,084)
  Federal Home Loan Bank Advances      177   2,842       41    3,060      (327)  1,969      (60)   1,582
  Short-Term Borrowings                (65)    758      (23)     670         7   1,109        9    1,125
                                    ---------------------------------   ---------------------------------
                                        67   8,604       58    8,729      (765)  1,343      (12)     566
                                    ---------------------------------   ---------------------------------
Net Interest Income                $(7,457) $8,288  $(1,056)  $ (225)  $  (860) $2,215     $(59)  $1,296
                                    =================================   =================================

Non-Interest Income

     The following table shows First Indiana's non-interest income for the past three years.

                                  Years Ended December 31,
                             ----------------------------------------------------------
(Dollars in Thousands)            Increase (Decrease)         Increase (Decrease)
                             ----------------------------------------------------------
                             1998   Amount   Percent    1997   Amount   Percent    1996
                             -----------------------------------------------------------
Sale of Investments       $   395   $  178     82.1% $   217   $  (64)   (22.8)%$   281
Sale of Loans               9,786    4,854     98.4    4,932    1,857     60.4    3,075
Sale of Subsidiary              -        -        -        -   (1,165)  (100.0)   1,165
Dividends on FHLB Stock     1,097       42      4.0    1,055       22      2.1    1,033
Loan Servicing Income       1,635   (1,132)   (40.9)   2,767     (141)    (4.8)   2,908
Loan Fees                   3,092      734     31.1    2,358       56      2.4    2,302
Insurance Commissions         106     (132)   (55.5)     238     (424)   (64.0)     662
Accretion of
   Negative Goodwill          948        -        -      948        -        -      948
Deposit Product Fee Income  3,075      429     16.2    2,646       53      2.0    2,593
Other                       3,639      795     28.0    2,844      (37)    (1.3)   2,881
                          ----------------           ----------------           --------
                          $23,773   $5,768     32.0  $18,005   $  157      0.9  $17,848
                          ================           ================           ========


The principal increase in non-interest income in 1998 occurred in the gains realized by the Bank in the sale of residential and home equity loans into the secondary market. Pre-tax gains during 1998 were $6,388,000 on the sale of $168 million of fixed-rate home equity loans, while residential gains amounted to $3,031,000 from sales of $434 million of loans. During 1998, the Bank identified and sold
$187 million in out-of-market loan servicing at a gain of $1,438,000, a component of other non-interest income. Loan servicing income declined in 1998 as a result of accelerated amortization of mortgage servicing rights. The accelerated amortization resulted from higher than anticipated prepayments on the underlying residential mortgage loans. Insurance commission income decreased from 1997 and 1996 due to the sale of the Bank's investment and insurance subsidiaries, One Investment Corporation and One Insurance Agency, to The
Somerset Group, Inc., an affiliate of the Bank. This sale resulted in a pre-tax gain of $1,165,000 in 1996.

Non-Interest Expense

     The following table describes First Indiana's non-interest expense for each of the past three years.

                                   Years Ended December 31,
                            --------------------------------------------------------------
(Dollars in Thousands)          Increase (Decrease)          Increase (Decrease)
                            ---------------------------- ------------------------------------
                              1998    Amount   Percent     1997    Amount   Percent    1996
                            ---------------------------- ------------------------------------
Salaries and Benefits      $33,378  $ 7,442      28.7 % $25,936  $ 1,713       7.1 % $24,223
Capitalized Salaries
  and Benefits             (10,677)  (4,657)    (77.4)   (6,020)     109       1.8    (6,129)
Net Occupancy                2,893       41       1.4     2,852     (235)     (7.6)    3,087
Deposit Insurance              691       (2)     (0.3)      693   (8,493)    (92.5)    9,186
Real Estate Owned
  Operations - Net             858      206      31.6       652       54       9.0       598
Equipment                    5,042      350       7.5     4,692      184       4.1     4,508
Office Supplies and Postage  2,032      183       9.9     1,849     (220)    (10.6)    2,069
Other                       11,539    1,089      10.4    10,450      739       7.6     9,711
                           ----------------             ----------------             --------
                           $45,756  $ 4,652      11.3   $41,104  $(6,149)    (13.0)  $47,253
                           ================             ================             ========


In 1996, the FDIC levied a special deposit insurance assessment on all savings institutions to recapitalize its Savings Association Insurance Fund ("SAIF"), which insures the Bank's deposits. First Indiana incurred a one-time pre-tax charge of $6,749,000 to comply with this assessment. This one-time charge reduced First Indiana's deposit insurance premiums 93 percent in 1997. Salary expenses increased in 1998 in order to maintain pace with the increased loan production levels.

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

Non-Performing Assets

First Indiana has managed its loan portfolio to reduce concentration of loan types and to diversify assets geographically. Non-performing assets, which consist of non-accrual, impaired and restructured loans, REO, and other repossessed assets, decreased to $19.9 million at December 31, 1998 from $22.8 million one year earlier.

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

Potential Problem Assets. The Corporation had $10.5 million in potential problem loans at December 31, 1998. Of this amount, $8 million consisted of loans to residential builders and $2.5 million represented loans to business borrowers. These loans are currently performing according to their loan agreements, but the borrower's financial operations and condition caused management to question their ability to comply with present repayment terms. The collateral for the builder loans is one-to-four family dwellings with loan-to-value ratios of 80 percent or less. The business loans are also collateralized with real estate.



[This page contains bar graphs showing the following information]

     Loan and REO Loss Allowances      Loan Loss Allowance to
     (Dollars in Thousands)             Non-Performing Loans
     --------------------------        -----------------------
         1994       13,741             1994     57.72
         1995       17,300             1995     67.91
         1996       19,311             1996     84.19
         1997       22,897             1997    121.60
         1998       26,200             1998    149.63



Bank Capital/Assets             Checking Deposits (Dollars in Thousands)
-------------------             ----------------------------------------
Actual     Required
------     --------                1994       163,023
                                   1995       177,804
 7.80%       1.50%                 1996       187,760
 7.80        3.00                  1997       191,996
11.24        8.00                  1998       231,348


Non-Performing Assets                     December 31,
                             ------------------------------------------
(Dollars in Thousands)       1998     1997     1996     1995     1994
                             -------- -------- ------------------------
Non-Accrual Loans
  Residential Mortgage       $4,268   $3,718   $3,849   $2,399   $1,720
  Residential Construction    4,714    6,059    4,573    2,229    2,212
  Commercial Real Estate          -       99        -    1,514      105
  Business                    1,019      254      166      428      331
  Consumer                    7,175    8,302    6,792    8,120    6,603
                             -------- -------- ------------------------
    Total Non-Accrual Loans  17,176   18,432   15,380   14,690   10,971
                             -------- -------- ------------------------
Other Impaired Loans              -        -        -    3,306        -

Restructured Loans                -        -    6,913    5,909   10,730

Real Estate Owned             2,704    4,390    4,828    2,943    7,012
Other Repossessed Assets          -        -        -      317      364
                            -------------------------------------------
Total Non-Performing Assets $19,880  $22,822  $27,121  $27,165  $29,077
                            ===========================================


     The following schedule is a summary of REO, net of the allowance for REO losses.


Real Estate Owned
(Dollars in Thousands)                    December 31,
                             ----------------------------------------
                             1998     1997     1996     1995     1994
                             -------  -------  -----------------------
Residential Mortgage       $  291   $  858   $  371   $  430  $1,427
Residential Construction      563      749      915      713     791
Commercial Real Estate        154       95       95       94   3,503
Consumer                    1,696    2,688    3,447    1,706   1,291
Allowance for REO Losses     (500)    (483)    (543)  (1,066) (1,216)
                           -------------------------------------------
Real Estate Owned-Net      $2,204   $3,907   $4,285   $1,877  $5,796
                           ===========================================


Summary of Loan Loss Experience


The following is a summary of activity in First Indiana's allowance for loan losses for the periods indicated.

The loan loss provision since 1996 has increased in response to significant growth in the Bank's targeted portfolios of home equity, residential construction, and business loans. While management believes that these portfolios have strong credit quality, it recognizes the increased risk of such portfolios compared to traditional residential portfolios, and has increased the loan loss provision accordingly.



Summary of Loan Loss Experience                               Years Ended December 31,
                                             --------------------------------------------------
(Dollars in Thousands)                           1998        1997       1996      1995      1994
                                             -----------------------------------------------------
Balance of Allowance for Loan Losses at
   Beginning of Year                          $22,414     $18,768     $16,234     $12,525   $11,506
   Charge-Offs
       Residential Mortgage                       (91)        (83)         (9)        (34)      (82)
       Residential Construction                  (658)     (1,190)       (360)       (231)     (425)
       Commercial Real Estate                     (93)        (75)          -      (1,139)     (167)
       Consumer                                (6,934)     (7,210)     (9,592)     (2,969)   (2,181)
       Business                                   (15)       (528)          -         (61)     (194)
                                               ----------- ----------- ----------- -----------------
         Total Charge-Offs                     (7,791)     (9,086)     (9,961)     (4,434)   (3,049)
                                               ----------- ----------- ----------- -----------------
     Recoveries
       Residential Mortgage                         2           -          26           6         3
       Residential Construction                   270          40          69          16         -
       Commercial Real Estate                       -         727         135          13         -
       Consumer                                   986       1,261       1,429         190       165
       Business                                    39           4          42          18         -
                                               ----------- ----------- ----------- -----------------
         Total Recoveries                       1,297       2,032       1,701         243       168
                                               ----------- ----------- ----------- -----------------
     Net Charge-Offs                           (6,494)     (7,054)     (8,260)     (4,191)   (2,881)
Provision for Loan Losses                       9,780      10,700      11,815       7,900     3,900
Recapture of Loan Loss Provision Due to
  Auto Portfolio Sale                               -           -      (1,021)          -         -
Balance of Allowance for Loan Losses at        ----------- ----------- ----------- -----------------
   End of Year                                 25,700      22,414      18,768      16,234    12,525
                                               ----------- ----------- ----------- -----------------
Balance of REO Loss Allowance at
  End of Year                                     500         483         543       1,066     1,216
                                               ----------- ----------- ----------- -----------------
Balance of Loan and REO Loss Allowance
  at End of Year                              $26,200     $22,897     $19,311     $17,300   $13,741
                                              ======================================================



The net charge-offs of $6.5 million, $7.1 million, and $8.3 million in 1998, 1997, and 1996, respectively, reflect both the significant increase in home equity loans outstanding and the adoption of a more conservative charge-off policy. The Bank writes down consumer loans at the date of foreclosure and charges off the entire balance of home equity loans greater than 120 days delinquent


Summary of Loan Loss Experience (continued)

Ratio of Net Charge-Offs to Average Loans
   Outstanding                                   0.44%       0.55%       0.67%       0.35%     0.29%

Ratio of Allowance for Loan Losses to
  Loans Receivable                               1.66%       1.63%       1.52%       1.28%     1.15%

Ratio of Total Loan and REO Loss Allowance to
  Non-Performing Assets                        131.79%     100.33%      71.20%      63.68%    47.26%

Ratio of Allowance for Loan Losses to
  Non-Performing Loans                         149.63%     121.60%      84.19%      67.91%    57.72%




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

The Bank's loan loss provision of $9.8 million and $10.7 million in 1998 and 1997, respectively, reflects the charge-off policy discussed above and a decrease in delinquencies in the Bank's portfolio of home equity and automobile loans. During 1996, the Bank completed the sale of its indirect automobile loan portfolio of approximately $32,756,000 at a loss of $898,000, and recaptured $1,021,000 of its loan loss provision as a result of this sale.

The allowance for loan losses increased to $25,700,000 at December 31, 1998, or 150 percent of the non-performing loans at year-end.



Capital Resources and Liquidity Capital

At December 31, 1998, First Indiana's shareholders' equity was
$165,970,000, or 9.24 percent of total assets, compared with $153,036,000, or 9.49 percent of total assets, at December 31, 1997.

In July 1996, the Corporation's Board of Directors authorized the repurchase from time to time of up to an additional $5,000,000 of the Corporation's outstanding common stock. At December 31, 1998, the Corporation had repurchased 809,608 shares of its common stock, at a cost of $8,682,000, or six percent of its shares outstanding.

Allocation of Loan Loss Allowance

The following table presents an allocation of First Indiana's allowance for loan losses at the dates indicated.


Allocation of Loan Loss Allowance
(Dollars in Thousands)                              December 31,
                             -----------------------------------------------------------------------------------------
                                      1998              1997              1996             1995              1994
                             ----------------- -----------------------------------------------------------------------
                                    Percent of        Percent of        Percent of        Percent of        Percent of
                                     Loans in          Loans in          Loans in          Loans in          Loans in
                                       Each              Each              Each              Each              Each
                             Amount  Category  Amount  Category  Amount  Category  Amount  Category  Amount  Category
                             ----------------- -----------------------------------------------------------------------
Balance At End of Period
  Applicable to:
    Residential Mortgage
     Loans                  $   609     34.6% $   588     36.7% $   632     34.9% $   426     33.3% $   376     36.4%
    Residential
     Construction Loans       4,613     14.0    3,663     11.4    3,270     11.2    2,928     11.2    2,110     10.7
    Commercial Real
     Estate Loans               298      2.1      330      2.9      777      3.7    1,095      4.4    2,219      5.6
    Consumer Loans            9,508     37.7    9,706     39.9    9,042     42.7    7,808     45.4    5,375     43.5
    Business Loans            2,727     11.6    2,008      9.1    1,809      7.5      820      5.7      519      3.8
    Unallocated               7,945        -    6,119        -    3,238        -    3,157        -    1,926        -
                            ----------------- ----------------- ----------------- ----------------- ------------------
                            $25,700    100.0% $22,414    100.0% $18,768    100.0% $16,234    100.0% $12,525    100.0%
                            ================= ================= ================= =================  ===============


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

The Bank's primary source of funds is its deposits, which were $1,227,918,000 at December 31, 1998 and $1,107,555,000 at
December 31, 1997.

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

Regulations require the director of OTS to set minimum liquidity levels between four and ten percent of assets. In 1997, the regulations were altered to lower the liquidity requirement to four percent of net withdrawable assets, and the definition of net withdrawable assets was simplified. This change did not have a significant impact on the Bank's liquidity position. The Bank's liquidity ratio at December 31, 1998 was 8.00 percent.

Impact of Accounting Standards Not Yet Adopted

In June 1998, FASB issued Statement of Financial Accounting
Standard No. 133, "Accounting for Derivative Instruments and
Hedging Activities". The Statement is effective for fiscal years beginning after June 15, 1999, with earlier application allowed. Management is currently assessing the impact of this Statement on the financial condition and results of operations of the Corporation upon adoption.

In October 1998, FASB issued Statement of Financial Accounting
Standard No. 134, "Accounting for Mortgage-Backed Securities
Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This Statement is effective for fiscal quarters beginning after December 15, 1998, with earlier application permitted. Management has determined the impact of this Statement on the financial condition and results of operations of the Corporation to be immaterial.

Year 2000 Compliance

The Bank is required by the Federal Financial Institutions Examination Council ("FFIEC") to assess both the Bank's and its vendors' ability to be Year 2000 ready by December 31, 1998 for all mission critical systems. The Year 2000 issue refers to shortcomings which exist in some current computer hardware and software that preclude the correct calculation of date-sensitive information from, into, and between the years 1999 and 2000, including leap year calculations. Because the Bank relies heavily on technology for transaction processing and interest calculation, preparing for the Year 2000 is a critical focus of the Bank's resources. In addition to testing the technology, the Bank also has embedded systems in elevators, alarm systems, and HVAC units which must be checked for Year 2000 readiness.

The Bank has assembled a team of associates which meets regularly to lead the Bank's Year 2000 readiness efforts. All hardware and software vendors, as well as significant other vendors and borrowers, have been identified and contact has been initiated with these individuals or companies. The Bank has an inventory of known potential Year
2000 readiness issues, and has developed action plans and contingency plans for each issue. During 1998, the Bank tested systems for the purpose of validating Year 2000 readiness, began upgrading or replacing existing hardware, software, or embedded systems, and implementing contingency plans in the event a particular vendor or borrower will not assist the Bank in its Year 2000 efforts.
The team is monitoring significant vendor and borrower relationships to ensure that no issues arise which cause management to question the ability of the vendor or borrower to adequately prepare for the Year 2000, and thus possibly affect the Bank's own ability to conduct business beyond the century change.

The OTS is conducting quarterly audits of all financial institutions to assess Year 2000 readiness in accordance with FFIEC guidelines. The Bank uses an external data services bureau which provides most of the automated processing of First Indiana's customer transactions. Proxy testing is being conducted with the service bureau. The service bureau is also being examined by the OTS.

The Bank completed an upgrade of all personal computers in the fourth quarter at a cost approximating $550,000. Although management sees no internal impact or risk to the Bank's ability to operate in the 21st Century, it is not possible to assess the financial impact of lost revenue due to Year 2000 issues or future expenditures due to external factors at this time.

As the June 1999 compliance date approaches for non-mission critical applications, First Indiana will maintain the Year 2000 situation as a priority to provide a smooth transition for customers and prevent unnecessary risk to its shareholders.

Interest-Rate Sensitivity

     The following table shows First Indiana's interest-rate sensitivity at December 31, 1998 and 1997.



(Dollars in Thousands)    Rate Sensitivity by Period of Maturity or Rate Change At December 31, 1998
                          --------------------------------------------------------------------------
                                              Percent                Over 180    Over One      Over
                                                of         Within     Days to    Year to       Five
                           Rate      Balance   Total      180 Days   One Year   Five Years    Years
                          --------------------------------------------------------------------------
Interest-Earning Assets
Investment Securities
 and Other                   6.04%$  125,791     7.40 % $   47,373 $   12,621 $   65,797 $       --
Loans Receivable (1)
  Mortgage-Backed
   Securities                4.95     29,680     1.75        6,751      4,782     18,147         --
  Residential Mortgage
   Loans                     7.24    536,124    31.54      293,454     74,743    150,609     17,318
  Residential Construction
   Loans                     8.48    216,059    12.71      194,695     10,816     10,548         --
  Commercial Real
   Estate Loans              8.93     32,602     1.92        9,396      4,738     14,463      4,005
  Business Loans             8.87    178,933    10.53      113,419      2,373     35,728     27,413
  Consumer Loans             9.49    580,525    34.15      250,081     55,429    231,478     43,537
                                  -----------------------------------------------------------------
                             8.24 $1,699,714   100.00 %    915,169    165,502    526,770     92,273
                                  =====================    ----------------------------------------
Interest-Bearing Liabilities

Deposits
  Demand Deposits (2)        1.64 $   86,414     5.84 %         --         --         --     86,414
  Passbook Deposits (3)      3.00     41,233     2.78        2,241      1,008      8,064     29,920
  Money Market Savings       4.54    351,387    23.74      351,387         --         --         --
  Jumbo Certificates         5.49    171,171    11.56       86,388     43,076     41,707         --
  Fixed-Rate Certificates    5.40    448,670    30.31      146,066    126,216    176,388         --
                                   ----------------------------------------------------------------
                             4.76  1,098,875    74.23      586,082    170,300    226,159    116,334
Borrowings
  FHLB Advances              5.44    327,247    22.11      142,000     10,000    170,000      5,247
  Short-Term Borrowings      4.81     54,219     3.66       54,219         --         --         --
                                   ----------------------------------------------------------------
                             4.91  1,480,341   100.00 %    782,301    180,300    396,159    121,581
                                               ========
Net - Other (4)                      219,373                                                219,373
                                  ----------               ----------------------------------------
    Total                         $1,699,714               782,301    180,300    396,159    340,954
                                  ==========            ----------------------------------------
Rate Sensitivity Gap                                    $  132,868 $  (14,798)$  130,611 $ (248,681)
                                                        ===========================================
December 31, 1998 Gap
Cumulative Rate-
Sensitivity Gap                                         $  132,868    118,070 $  248,681
                                                        ================================
Percent of Total
Interest-Earning Assets                                       7.82 %     6.95 %    14.63%
                                                        ================================
December 31, 1997 Gap
Cumulative Rate-
Sensitivity Gap                                         $  (10,423)$   (3,148)$  167,284
                                                        ================================
Percent of Total
Interest-Earning Assets                                      (0.68)%    (0.20)%    10.89%
                                                        ================================

(1)  The distribution of fixed-rate loans is based upon contractual maturity and scheduled contractual repayments adjusted for estimated prepayments.  For adjustable-rate loans, interest rates adjust at intervals of six months to five years.  Included in Residential Mortgage Loans are $66,469 of
     loans held for sale.  Included in Consumer Loans are $45,929 of home equity loans held for sale.
(2)  These deposits have been included in the Over Five Years category to reflect management's assumption that these accounts are not rate-sensitive.  This assumption is based on historic trends of these deposits through periods of significant increases and decreases in interest rates without changes in rates paid on these deposits.  Included in this category are NOW, money market checking, and non-interest bearing deposits.  The rate represents a blended rate on all deposit types in the category.
(3)  A portion of these deposits has been included in the Over Five Years category to reflect management's assumption that these accounts are not rate-sensitive.  This assumption is based upon the historic minimal decay rates on these types of deposits experienced through periods of significant increases and decreases in interest rates without changes in rates paid on these deposits.
(4)  Net-Other is the excess of other non-interest-bearing liabilities and capital over other non-interest-bearing assets.

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

At December 31, 1998, First Indiana's six-month and one-year cumulative gap stood at 7.82 percent and 6.95 percent of total interest-earning assets. This compares with a negative 0.68 percent and a negative 0.20 percent at December 31, 1997. This means that
7.82 and 6.95 percent of First Indiana's assets will reprice within six months and one year without a corresponding repricing of the liabilities funding them. The 1998 gap position represents funding choices made by the Bank late in the year and is not indicative of future anticipated gap position. Management intends to maintain a relatively neutral gap position to manage the volatility of earnings.


Financial Condition

First Indiana's total assets at December 31, 1998 were
$1,795,990,000, compared with $1,613,405,000 at December 31,
1997. Loans receivable stood at $1,518,543,000 at year-end 1998, compared with $1,348,529,000 one year earlier.

The composition of the Bank's loan portfolio continued to change in 1998, as the Bank added higher-yielding loans to the balance sheet through the origination of home equity and residential construction, and business loans.

Residential loans outstanding amounted to $532,123,000 at December 31, 1998, compared with $500,818,000 in 1997. This growth occurred through the Bank's employment of alternative delivery channels, such as a call center, wholesale lending, and the development of strategic alliances with builders and realtors. Consumer loans outstanding were $580,525,000 at the end of 1998, compared with $548,016,000 one year earlier. This increase primarily represents the Bank's efforts to build a portfolio of loans available for sale to the secondary market. Construction loans outstanding increased to $216,059,000, compared with $155,680,000 at the end of 1997. The
Bank focused on offering new products to builders and customers in 1998 in order to develop a multi-faceted relationship.

Total loan sales in 1998 amounted to $608,243,000, compared with $217,132,000 in 1997 and $332,021,000 in 1996.

The Bank's loan servicing portfolio was $908,582,000 at December
31, 1998, compared with $969,089,000 and $1,057,731,000 at
December 31, 1997 and 1996. The servicing portfolio provides a source of fee income, but is subject to fluctuations as rates fall and serviced loans pay off.


Disclosures About Market Risk

The Corporation's success is largely dependent upon its ability to manage interest-rate risk, which is defined as the exposure of the Corporation's net interest income and net earnings to changes in interest rates. The Bank's Asset/Liability Committee ("ALCO") is responsible for managing interest-rate risk, and the Corporation has established acceptable limits for interest-rate exposure, which are reviewed on a monthly basis. The Bank uses a model which measures interest-rate sensitivity to determine the impact on net earnings of immediate and sustained upward and downward movements in interest rates. Incorporated into the model are assumptions regarding the current and anticipated interest rate environment, estimated prepayment rates of certain assets and liabilities, forecasted loan and deposit originations, contractual maturities and renewal rates on certificates of deposits, estimated borrowing needs, anticipated loan loss provision, projected secondary marketing gains and losses, expected repricing spreads on variable-rate products, and contractual maturities and repayments on lending and investment products. The model incorporates interest-rate sensitive instruments which are held to maturity or available for sale. The Bank has no trading assets. Based on the information and assumptions in effect at December 31, 1998, management believes that a 100 basis point increase or decrease in interest rates over a 12 month period would result in a
9.8 percent increase and a 9.5 percent decrease in net earnings, respectively, because of the change in net interest income. Because of the numerous assumptions used in the computation of interest-rate sensitivity, and the fact that the model does not assume any actions ALCO could take in response to the change in interest rates, the results should not be relied upon as indicative of actual results.

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

Five Year Summary of Selected Financial Data

First Indiana Corporation and Subsidiaries
                                                         At December 31,
                                       --------------------------------------------------
(Dollars in Thousands,                 1998       1997        1996       1995       1994
   Except Per Share Data)              --------   --------------------------------------------

Selected Financial Condition Data
      Total Assets                  $1,795,990 $1,613,405 $1,496,421 $1,541,843 $1,408,629
      Loans Receivable -- Net        1,518,543  1,348,529  1,215,550  1,250,726  1,078,494
      Mortgage-Backed Securities        29,680     38,279     36,412     49,498     69,597
      Investments                      113,291    111,400    106,895    102,656    149,529
      Total Deposits                 1,227,918  1,107,555  1,095,486  1,136,980  1,031,911
      Federal Home Loan Bank Advances  327,247 s  257,458 s  215,466    214,781    201,155
      Short-Term Borrowings             54,219     75,751     30,055     38,642     35,922
      Shareholders' Equity             165,970    153,036    138,658    129,297    120,712

                                                  For the Year Ended December 31,
                                              1998       1997       1996     1995         1994
Selected Operations Data
      Interest Income                     $135,834   $127,330   $125,468    $124,061   $97,572
      Interest Expense                      73,080     64,351     63,785      66,017    48,343
      Provision for Losses on Loans and
        Real Estate Owned, Net               9,780     10,700     10,794       7,900     3,900
      Net Earnings                          19,147     17,744     13,704      17,267    10,636
      Net Interest Margin During Year         3.85%      4.36%      4.37%       4.12%     3.96%
      Basic Earnings Per Common Share     $   1.50   $   1.40   $   1.10    $   1.39   $   .82
      Diluted Earnings Per Common Share       1.44       1.36       1.06        1.34       .80
      Dividends Declared Per Common Share      .48        .40        .38         .32       .28
Selected Ratios
      Net Earnings to:
        Average Total Assets                  1.12%      1.17%       .92%       1.16%      .80%
        Average Shareholders' Equity         11.96      12.16      10.15       14.03      9.08
      Average Shareholders' Equity to
          Average Total Assets                9.33       9.66       9.09        8.28      8.83
        Dividend Payout Ratio                31.99      28.53      33.89       22.45     35.23




[This page contains the bar graphs showing the following information]


                                    Construction Loans Outstanding
Assets (Dollars in Thousands)       (Dollars in Thousands)
-----------------------------       -----------------------------
1994        1,408,629               1994        117,170
1995        1,541,843               1995        142,299
1996        1,496,421               1996        138,135
1997        1,613,405               1997        155,680
1998        1,795,990               1998        216,059

Home Equity Loans Outstanding       Loan Servicing Portfolio
(Dollars in Thousands)               (Dollars in Thousands)
-----------------------------       ------------------------
1994        328,594                 1994          802,191
1995        485,032                 1995        1,130,209
1996        498,739                 1996        1,057,731
1997        528,185                 1997          969,089
1998        565,932                 1998          908,582


Consolidated Balance Sheets
First Indiana Corporation and Subsidiaries

                                                                                       December 31,
                                                                                  ------------------------
(Dollars in Thousands, Except Share Data)                                          1998             1997
                                                                                  --------------   -----------
Assets
   Cash                                                                        $   45,153       $   34,231
   Federal Funds Sold                                                              12,500           16,000
                                                                                  --------------   -----------
   Total Cash and Cash Equivalents                                                 57,653           50,231
   Investments Available For Sale (Notes 2 and 9)                                 113,291          106,095
   Investments Held to Maturity (Market Value of $5,419)
        (Notes 2 and 9)                                                                --            5,305
   Mortgage-Backed Securities Available for Sale (Notes 3 and 9)                   29,680           17,077
   Mortgage-Backed Securities Held to Maturity--Net
       (Market Value of $21,549) (Notes 3 and 9)                                       --           21,202
   Loans Held for Sale                                                            112,398           57,518
   Loans Receivable                                                             1,431,845        1,313,425
   Less Allowance for Loan Losses                                                 (25,700)         (22,414)
                                                                                ---------------- -------------
   Loans Receivable--Net(Notes 4,5,8, and 12)                                   1,518,543        1,348,529
   Premises and Equipment (Note 6)                                                 18,546           13,947
   Accrued Interest Receivable                                                     11,680           11,322
   Real Estate Owned--Net (Note 5)                                                  2,204            3,907
   Prepaid Expenses and Other Assets (Note 10)                                     44,393           35,790
                                                                               -------------------------------
   Total Assets                                                                $1,795,990       $1,613,405
                                                                               ===============================
Liabilities and Shareholders' Equity
Liabilities
   Non-Interest-Bearing Deposits                                               $  129,043       $   90,612
   Interest-Bearing Deposits                                                    1,098,875        1,016,943
                                                                                ---------------- -------------
       Total Deposits (Note 7)                                                  1,227,918        1,107,555

   Federal Home Loan Bank Advances (Note 8)                                       327,247          257,458
   Short-Term Borrowings (Note 9)                                                  54,219           75,751
   Accrued Interest Payable                                                         2,646            2,715
   Advances by Borrowers for Taxes and Insurance                                    1,958            1,419
   Other Liabilities                                                               12,242           10,733
                                                                                ---------------- -------------
     Total Liabilities                                                          1,626,230        1,455,631
                                                                                ---------------- -------------
Negative Goodwill                                                                   3,790            4,738
                                                                                ---------------- -------------
Shareholders' Equity (Notes 10, 11, and 13)
   Preferred Stock, $.01 Par Value: 2,000,000 Shares Authorized; None Issued            -                -
   Common Stock, $.01 Par Value: 33,000,000 Shares Authorized; 13,512,902
     and 13,374,799 Shares Issued and Outstanding, Including Shares in Treasury       135              134
   Paid-In Capital in Excess of Par                                                37,029           35,318
   Retained Earnings                                                              137,063          123,699
   Accumulated Other Comprehensive Income                                             425              325
   Treasury Stock - At Cost, 809,608 and 706,608 Shares in 1998 and 1997           (8,682)          (6,440)
                                                                                 ---------------  ------------
   Total Shareholders' Equity                                                     165,970          153,036
Commitments and Contingencies (Note 12)                                                -                -
                                                                                 ---------------  ------------
Total Liabilities and Shareholders' Equity                                     $1,795,990       $1,613,405
                                                                               ===============================

See Notes to Consolidated Financial Statements


Consolidated Statements of Earnings

First Indiana Corporation and Subsidiaries                                 Years Ended December 31,
                                                                   -------------------------------------
(Dollars in Thousands, Except Per Share Data)                          1998          1997          1996
                                                                   --------------------------------------
Interest Income
Loans                                                               $125,783      $117,371      $114,799
Investments                                                            7,465         6,818         6,887
Mortgage-Backed Securities                                             2,065         2,446         2,986
Federal Funds Sold and Interest-Bearing Deposits                         521           695           796
                                                                     ------------- ------------- --------
   Total Interest Income                                             135,834       127,330       125,468
                                                                     ------------- ------------- --------
Interest Expense
Deposits (Note 7)                                                     54,935        49,936        52,077
Federal Home Loan Bank Advances                                       15,348        12,288        10,706
Short-Term Borrowings                                                  2,797         2,127         1,002
                                                                     ------------- ------------- --------
   Total Interest Expense                                             73,080        64,351        63,785
                                                                     ------------- ------------- --------
Net Interest Income                                                   62,754        62,979        61,683
Provision for Loan Losses, Net (Note 5)                                9,780        10,700        10,794
                                                                     ------------- ------------- --------
Net Interest Income After Provision for Loan Losses                   52,974        52,279        50,889
                                                                     ------------- ------------- --------
Non-Interest Income
Sale of Investments Available for Sale                                   395           217           281
Sale of Mortgage-Backed Securities Available for Sale                    368             -             -
Sale of Loans                                                          9,418         4,932         3,075
Sale of Subsidiary                                                         -             -         1,165
Dividends on FHLB Stock                                                1,097         1,055         1,033
Loan Servicing Income                                                  1,635         2,767         2,908
Loan Fees                                                              3,092         2,358         2,302
Insurance Commissions                                                    106           238           662
Accretion of Negative Goodwill                                           948           948           948
Deposit Product Fee Income                                             3,075         2,646         2,593
Other                                                                  3,639         2,844         2,881
                                                                     ------------- ------------- --------
   Total Non-Interest Income                                          23,773        18,005        17,848
                                                                     ------------- ------------- --------
Non-Interest Expense
Salaries and Benefits                                                 22,701        19,916        18,094
Net Occupancy                                                          2,893         2,852         3,087
Equipment                                                              5,042         4,692         4,508
Deposit Insurance                                                        691           693         9,186
Real Estate Owned Operations--Net                                        858           652           598
Office Supplies and Postage                                            2,032         1,849         2,069
Other                                                                 11,539        10,450         9,711
                                                                     ------------- ------------- --------
   Total Non-Interest Expense                                         45,756        41,104        47,253
                                                                     ------------- ------------- --------
Earnings Before Income Taxes                                          30,991        29,180        21,484
Income Taxes (Note 10)                                                11,844        11,436         7,780
                                                                     ------------- ------------- --------
Net Earnings                                                         $19,147       $17,744       $13,704
                                                                     ============= ======================
Basic Earnings Per Share                                             $  1.50       $  1.40       $  1.10
                                                                     ============= ======================
Diluted Earnings Per Share                                           $  1.44       $  1.36       $  1.06
                                                                     ============= ======================
Dividends Per Common Share                                           $  0.48       $  0.40       $  0.38
                                                                     ====================================

See Notes to Consolidated Financial Statements

Consolidated Statements of Shareholders' Equity
First Indiana Corporation and Subsidiaries


                                                                                               Accumulated
                                                                         Paid-In                 Other
                                                   Common Stock          Capital                Compre-                  Total
                                                  --------------------  in Excess    Retained   hensive     Treasury  Shareholders'
(Dollars in Thousands, Except Per Share Data)     Shares      Amount      of Par     Earnings   Income       Stock       Equity
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 1995                    12,408,485         $132    $32,671    $102,449       $ 395    $  (6,350) $129,297

  Comprehensive Income:
   Net Earnings for 1996                                 -           -           -      13,704          -           -      13,704
   Unrealized Loss on Securities Available
     for Sale, Net of Income Taxes of $(320)
     and Reclassification Adjustment (Note 2)            -           -           -           -       (467)          -        (467)
      Total Comprehensive Income                                                                                           13,237
   Common Stock Issued Under Restricted
     Stock Plans-Net of Amortization (Note 13)           -           -         195         278          -           -         473
   Common Stock Issued Under Deferred
     Compensation Plan                                   -           -           -         (20)         -           -         (20)
   Exercise of Stock Options                        47,701           -         331           -          -           -         331
   Dividends -- $.38 Per Share                           -           -           -      (4,644)         -           -      (4,644)
   Payment for Fractional Shares                    (1,064)          -         (16)          -          -           -         (16)
                                                 --------------------------------------------------------------------------------
Balance at December 31, 1996                    12,455,122         $132     33,181     111,767        (72)     (6,350)    138,658
  Comprehensive Income:
   Net Earnings for 1997                                 -           -           -      17,744          -           -      17,744
   Unrealized Gain on Securities Available
     for Sale, Net of Income Taxes of $271
     and Reclassification Adjustment (Note 2)            -           -           -           -        397           -         397
      Total Comprehensive Income                                                                                           18,141
   Tax Benefit of Stock Options Exercised                -           -         656           -          -           -         656
   Common Stock Issued Under Restricted
     Stock Plans-Net of Amortization (Note 13)      43,500           -       1,088        (725)         -           -         363
   Common Stock Issued Under Deferred
     Compensation Plan                                   -           -           -         (24)         -           -         (24)
   Exercise of Stock Options                       201,306           2         866           -          -           -         868
   Dividends -- $.40 Per Share                           -           -           -      (5,063)         -           -      (5,063)
   Redemption of Common Stock                      (29,823)                   (501)          -          -           -        (501)
   Purchase of Treasury Stock                       (6,000)                      -           -          -        (132)       (132)
   Reissuance of Treasury Stock                      4,591                      40           -          -          42          82
   Payment for Fractional Shares                      (505)          -         (12)          -          -           -         (12)
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 1997                    12,668,191         $134    $35,318    $123,699       $325     $(6,440)   $153,036
  Comprehensive Income:
   Net Earnings for 1998                                 -           -           -      19,147          -           -      19,147
   Unrealized Gain on Securities Available
     for Sale, Net of Income Taxes of $68
     and Reclassification Adjustment (Note 2)            -           -           -           -        100           -         100
      Total Comprehensive Income                                                                                           19,247
   Tax Benefit of Stock Options Exercised                -           -         870           -          -           -         870
   Common Stock Issued Under Restricted
     Stock Plans-Net of Amortization (Note 13)       6,000           -         150         277          -           -         427
   Common Stock Issued Under Deferred
     Compensation Plan                                   -           -           -          65          -           -          65
   Exercise of Stock Options                       139,147           1         885           -          -           -         886
   Dividends -- $.48 Per Share                           -           -           -      (6,125)         -           -      (6,125)
   Redemption of Common Stock                       (6,695)                   (184)          -          -           -        (184)
   Purchase of Treasury Stock                     (103,000)                      -           -          -      (2,242)     (2,242)
   Payment for Fractional Shares                      (349)          -         (10)          -          -           -         (10)
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 1998                    12,703,294         $135    $37,029    $137,063       $425     $(8,682)   $165,970

See Notes to Consolidated Financial Statements


Consolidated Statements of Cash Flows

First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
                                                                         Years Ended December 31,
                                                                  -----------------------------------
                                                                  1998          1997          1996
                                                                  ------------  ------------  --------
Cash Flows from Operating Activities
  Net Earnings                                                  $  19,147     $  17,744     $  13,704
Adjustments to Reconcile Net Earnings to Net Cash Provided
    (Used) by Operating Activities
     Loss (Gain) on Sale of Assets                                (10,181)       (5,149)       (4,521)
     Amortization                                                   1,941           864         1,325
     Amortization of Restricted Stock Plan                            427           363           473
     Depreciation                                                   2,211         2,022         1,958
     Loan and Mortgage-Backed Securities Net Accretion                490           668           (51)
     Provision for Loan Losses,Net                                  9,780        10,700        10,794
     Origination of Loans Held for Sale
      Net of Principal Collected                                 (630,620)     (240,558)     (263,197)
     Proceeds from Sale of Loans Held for Sale                    598,676       211,858       295,764
     Change In:
       Accrued Interest Receivable                                   (358)         (626)          949
       Other Assets                                               (19,337)      (10,180)       (1,169)
       Accrued Interest Payable                                       (69)          697          (697)
       Other Liabilities                                            1,509         2,882        (2,755)
                                                                --------------------------------------
       Net Cash Provided (Used) by Operating Activities           (26,384)       (8,715)       52,577
                                                                --------------------------------------
Cash Flows From Investing Activities
  Proceeds From Sales of Investments Available for Sale            20,399        14,991        35,703
  Proceeds from Sales of Mortgage-Backed Securities
    Available for Sale                                             23,483            --            --
  Proceeds from Maturities of Investment Securities
    Held to Maturity                                                   99           237           306
  Proceed From Sale of Mortgage-Backed Securities                      --         7,528            --
  Proceeds From Maturities of Investment Securities
    Available for Sale                                             25,756        20,695        27,305
  Purchase of Investment Securities Available for Sale            (47,375)      (39,912)      (68,225)
  Purchase of Mortgage-Backed Securities Available for Sale       (30,261)      (17,568)           --
  Principal Collected on Mortgage-Backed Securities                 1,928         7,903        13,086
  Originations of Loans Net of Principal Collected               (125,399)     (107,404)      (41,050)
  Proceeds From Sale of Indirect Installment Portfolio                 --            --        32,756
  Proceeds From Sale of Loans                                       9,567         5,274         3,501
  Purchase of Premises and Equipment                               (6,810)       (2,291)       (2,653)
  Proceeds From Sale of Premises and Equipment                         --            27           150
                                                                --------------------------------------
    Net Cash Provided (Used) by Investing Activities             (128,613)     (110,520)          879
                                                                --------------------------------------
Cash Flows From Financing Activities
  Net Change in Deposits                                          120,363        12,069       (41,494)
  Repayments of Federal Home Loan Bank Advances                  (344,048)     (174,028)     (288,025)
  Borrowings of Federal Home Loan Bank Advances                   413,837       216,020       288,710
  Net Change in Short-Term Borrowings                             (21,532)       45,696        (8,587)
  Net Change in Advances by Borrowers for Taxes and Insurance         539           299          (987)
  Stock Option Proceeds                                               702           367           331
  Tax Benefit of Option Compensation                                  870           656            --
  Common Stock Issued Under Deferred Compensation Plan                 65           (24)          (20)
  Payment for Fractional Shares                                       (10)          (12)          (16)
  Purchase of Treasury Stock                                       (2,242)         (132)           --
  Dividends Paid                                                   (6,125)       (5,063)       (4,644)
                                                                --------------------------------------
    Net Cash Provided (Used) By Financing Activities              162,419        95,848       (54,732)
                                                                --------------------------------------
Net Change in Cash and Cash Equivalents                             7,422       (23,387)       (1,276)
Cash and Cash Equivalents at Beginning of Year                     50,231        73,618        74,894
                                                                --------------------------------------
Cash and Cash Equivalents at End of Year                        $  57,653     $  50,231     $  73,618
                                                                ======================================
See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
First Indiana Corporation and Subsidiaries

Years Ended December 31, 1998, 1997, and 1996

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

The Bank is engaged primarily in the business of attracting deposits from the general public and originating residential mortgage, commercial, and consumer loans. The Bank offers a full range of banking services from 27 banking offices located throughout Metropolitan Indianapolis, Evansville, Franklin, Mooresville, Pendleton, Rushville, and Westfield, Indiana. In addition, the Bank has mortgage and consumer loan service offices throughout Indiana and in Florida, Georgia, Illinois, North Carolina, Ohio, and Oregon. One Mortgage Corporation, a subsidiary, operates offices in Orlando, Tampa, and West Palm Beach, Florida, and Charlotte and Raleigh, North Carolina.

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

(A) Basis of Financial Statement Presentation. The Consolidated Financial Statements include the accounts of the Corporation and of the Bank. All significant intercompany balances and transactions have been eliminated in consolidation. In preparing the Consolidated Financial Statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of allowances for loan and real estate owned losses.

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

Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

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

Loans held for sale are carried at the lower of cost or estimated market value in the aggregate. The Bank continuously monitors its loan pipeline and conservatively manages it through limits on market exposure. Currently, the Bank achieves this objective through the use of forward sales contracts. The Bank enters into forward sales contracts for future delivery of residential fixed-rate mortgage loans at a specified yield in order to limit market risk associated with its pipeline of residential mortgage loans held for sale and commitments to fund residential mortgage loans. Market risk arises from the possible inability of either party to comply with the contract terms.

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

Fair values for individual strata are based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors which are subject to change over time. Changes in these underlying assumptions could cause the fair value of loan servicing rights, and the related valuation allowance, to change significantly in the future. As of December 31, 1998 and 1997, the balance of capitalized loan servicing rights included in other assets was $5,815,000 and $4,522,000, with a fair market value of $6,865,000 and $5,867,000.
The amounts capitalized in 1998, 1997, and 1996 were $3,891,000, $893,000, and $986,000 and the amounts amortized to loan servicing income were $1,823,000, $819,000, and $92,000. There was a valuation allowance of $45,000 at December 31, 1998, all of which was provided during 1998.

(E) Loan Fees. Non-refundable loan fees and certain direct costs are deferred and the net amount amortized over the contractual life of the related loan as an adjustment of the yield.

(F) Discounts, Premiums, and Prepaid Dealer Fees. Discounts and premiums on the purchase of loans and prepaid dealer fees are amortized to interest income on a level-yield basis.

(G) Real Estate Owned. Real estate owned ("REO") generally is acquired by deed in lieu of foreclosure and is carried at the lower of cost or fair market value.

(H) Loss Allowances. Allowances have been established for possible loan and REO losses. The provisions for losses charged to operations are based on management's judgment of current economic conditions and the credit risk of the loan portfolio and REO. Management believes that these allowances are adequate. While management uses available information to recognize losses on loans and REO, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review these allowances and may require the Corporation to recognize additions to the allowances based on their judgment about information available to them at the time of their examination.

Loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral by allocating a portion of the allowance for loan losses to such loans. Allocations on impaired loans are considered in relation to the overall adequacy of the allowance for loan losses and adjustments are made to the provision for loan losses as deemed necessary.

The recorded investment in impaired loans is periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in recorded investment. Increases or decreases due to changes in estimates of future payments and the passage of time are considered in relation to the overall adequacy of the allowance for loan losses.

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

(J) Earnings Per Share. Basic earnings per share for 1998, 1997, and 1996 were computed by dividing net earnings by the weighted average shares of common stock outstanding (12,735,570, 12,643,615 and 12,433,282, in 1998, 1997, and 1996, respectively).
Diluted earnings per share for 1998, 1997, and 1996 were computed by dividing net earnings by the weighted average shares of common stock and common stock that would have been outstanding assuming the issuance of all dilutive potential common shares outstanding (13,256,972, 13,050,746, and 12,920,510 in 1998, 1997 and 1996,
respectively). Dilution of the per-share calculation relates to stock options.

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

(M) Reclassification. Certain amounts in the 1997 and 1996
Consolidated Financial Statements have been reclassified to conform to the current year presentation.

(N) Negative Goodwill. Negative goodwill (the excess of assigned value of assets and liabilities acquired over the cost of the acquired enterprises) arises from the Bank's acquisition of Mooresville Savings Bank and First Federal Savings and Loan Association of Rushville in 1992. The gross amount of $9,858,000 is being accreted to earnings over a ten-year period using the straight-line method.

(O) Comprehensive Income. Comprehensive income is the total of net income and all nonowner changes in equity as required by FAS
130 which was adopted as of December 31, 1997.

     (2)  Investments and Their Scheduled Maturities

Investments Available for Sale:

                                                    December 31,
                                ----------------------------------------------------------------------
                                                        1998                                 1997
                                ------------------------------------ ----------------------------------
                                         Unreal-  Unreal-                     Unreal-  Unreal-
                                 Book     ized     ized    Market     Book     ized     ized    Market
                                 Value    Gains   Losses    Value     Value    Gains   Losses    Value
(Dollars in Thousands)          ------------------------------------ ----------------------------------
U.S. Treasury and Government
  Agencies' Obligations         $73,497     $632    $   -  $74,129   $83,355     $222    $ (42) $83,535
Corporate Debt Securities        22,416      259        -   22,675    10,281      149        -   10,430
Asset-Backed Securities          16,392        -      (57)  16,335    11,884       37        -   11,921
Other                               145        7        -      152       200        9        -      209
                                ------------------------------------ ----------------------------------
                               $112,450     $898    $ (57)$113,291  $105,720     $417    $ (42)$106,095
                                ==================================== ==================================

     Scheduled Maturities:

                                                                December 31, 1998
                           ------------------------------------------------------------------------------
                               U.S Treasury and              Corporate                    Asset-
                              Government Agencies'             Debt                       Backed
                                 Obligations                 Securities                 Securities
                           ------------------------------------------------------------------------------
                           Book    Market             Book    Market             Book    Market
                           Value    Value    Yield    Value    Value    Yield    Value    Value    Yield
                           ------------------------------------------------------------------------------
(Dollars in Thousands)
One Year or Less          $28,485  $28,607     5.89% $ 2,534  $ 2,552     9.88%  $    -   $    -        -%
After One Year to
    Five Years             45,012   45,522     5.72   19,882   20,123     6.74        -        -        -
After Five Years to
    Ten Years                   -        -        -        -        -        -   11,452   11,452     6.57
After Ten Years                 -        -        -        -        -        -    4,940    4,883     6.63
                          ----------------           ----------------           ----------------
                          $73,497  $74,129           $22,416  $22,675           $16,392  $16,335
                          ================           ================           ================




As required by SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, First Indiana continually reassesses the classification of securities as either available-for-sale or held-to-maturity. During the third quarter of 1998, management changed its positive intent to hold held-to-maturity investments and mortgage-backed securities. Accordingly, the entire portfolios of mortgage-backed securities with an amortized cost of $19,274,000 and investment securities with an amortized cost of $5,243,000 were transferred from held-to-maturity to available-for-sale. At the time of the transfer, these mortgage-backed securities and investment securities had unrecognized gains of $374,000 and $86,000, respectively, which were recognized as a separate component of accumulated other comprehensive income. Management elected to transfer these securities which had been previously designated as held-to-maturity.


(2) Investments and Their Scheduled Maturities (continued)


                         ------------------------------------------------------

                                      Other
                                    Securities        Total Portfolio
                         ------------------------------------------------------
                          Book    Market             Book    Market
                          Value    Value    Yield    Value    Value    Yield
                         ------------------------------------------------------
(Dollars in Thousands)
One Year or Less           $ -      $ -        -%  $31,019  $31,159     6.22%
After One Year to
    Five Years             145      152     6.50    65,039   65,797     6.04
After Five Years to
    Ten Years                -        -        -    11,452   11,452     6.57
After Ten Years              -        -        -     4,940    4,883     6.63
                          -------------            ----------------
                          $145     $152           $112,450 $113,291
                          =============            ================




The weighted average yield on investments available for sale was 6.17 percent at December 31, 1998 and 6.05 percent at December 31, 1997.

At December 31, 1998, all of First Indiana's corporate debt securities were issued by finance companies and were rated investment grade or higher by Standard & Poor's or Moody's Investor Services. The
Bank's investment policy prohibits investment in non-investment grade issues. The asset-backed securities are collateralized by student loan receivables. While the majority of these securities have maturity dates in excess of five years, they are expected to prepay within the next five to seven years.

In 1998, realized gains (losses) from the sale of investment securities available for sale were $401,000 and $(6,000). In 1997, realized gains (losses) from the sale of investment securities available for sale were $12,000 and $(17,000). In 1996, realized gains (losses) from the sale of investment securities available for sale were $307,000 and $(10,000).

The following table discloses the reclassification adjustments, net of tax, for Comprehensive Income:

                                                        December 31,
                                                 1998      1997      1996
                                                -----------------------------
Unrealized Holding Gains (Losses)
  Arising During the Period                       $335      $ 526      $(300)
Reclassification Adjustment for
  Gains Included in Net Earnings                  (235)      (129)      (167)
                                                ------------------------------
Net Unrealized Gain (Loss) on
  Securities Available for Sale                   $100      $ 397      $(467)
                                                ==============================




     Investments Held to Maturity:
                                           December 31,
                              ----------------------------------------
                                               1997
                              ----------------------------------------
                                        Unreal-    Unreal-
                               Book      ized       ized     Market
(Dollars in Thousands)        Value     Gains      Losses     Value
                              ----------------------------------------
Asset-Backed Securities       $5,305     $114     $    -     $ 5,419
                             -----------------------------------------
                             $ 5,305   $  114     $    -     $ 5,419
                             =========================================


There were no held-to-maturity investment securities at December 31, 1998.

The average yield on investments held to maturity was 7.56 percent at December 31, 1997. In 1997 and 1996, there were no realized gains or losses from the sale of held-to-maturity investment securities.

     (3)  Mortgage-Backed Securities

     Available for Sale:
                                                           December 31, 1998
                                           ------------------------------------------------
                                                          Unreal-       Unreal-
                                             Book          ized           ized       Market
                                            Value          Gains        Losses       Value
(Dollars in Thousands)                     ------------------------------------------------
FHLMC                                      $  8,085       $  132       $      -    $  8,217
FNMA                                          6,501          132              -       6,633
Participation Certificates                   14,789          105            (64)     14,830
Deferred Income and Net Unearned Discounts      432            -           (432)          -
                                           ------------------------------------------------
                                           $ 29,807       $  369       $   (496)   $ 29,680
                                           ================================================


     Available for Sale:
                                                           December 31, 1997
                                           ------------------------------------------------
                                                          Unreal-       Unreal-
                                             Book          ized           ized       Market
                                            Value          Gains        Losses       Value
(Dollars in Thousands)                     ------------------------------------------------
FHLMC                                      $  9,736       $  152       $      -    $  9,888
FNMA                                          7,083          106              -       7,189
Deferred Income and Net Unearned Discounts       87            -            (87)          -
                                           ------------------------------------------------
                                           $ 16,906       $  258       $    (87)   $ 17,077
                                           ================================================


The weighted average yield on mortgage-backed securities available for sale was 4.95 and 6.96 percent at December 31, 1998 and 1997, and the majority of the securities have maturities in excess of 10 years. Realized gains on the sale of mortgage-backed securities available for sale in 1998 were $368,000.


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
                                           ================================================




There were no held-to-maturity mortgage-backed securities at December 31, 1998. The weighted average yield on mortgage-backed securities held to maturity was 7.19 percent at December 31, 1997. Seventy-one percent of the Bank's mortgage-backed securities have maturities in excess of 10 years, with the remaining 29 percent maturing in five to 10 years. Realized gains in 1997 on the sale of mortgage-backed securities near maturity were $221,000.


     (4)  Loans Receivable

                                                                                   December 31,
                                                                          ---------------------------
                                                                              1998             1997
(Dollars in Thousands)                                                    ----------------------------
Residential Mortgage Loans
  Loans Held for Sale                                                     $   66,469       $   32,690
  Loans Held in Portfolio                                                    465,654          468,128
Residential Construction Loans                                               406,650          253,259
Commercial Real Estate Loans                                                  32,813           39,748
Business Loans                                                               189,074          137,517
Consumer Loans
  Home Equity Loans Held for Sale                                             45,929           24,828
  Home Equity Loans Held in Portfolio                                        520,003          503,357
  Installment Loans                                                           10,334           14,994
  Other Consumer Loans                                                         4,259            4,837
Undisbursed Portion of Loans
  Residential Construction Loans                                            (190,591)         (97,579)
  Business Loans                                                             (10,141)         (13,050)
Deferred Income and Net Unearned Discounts                                     3,790            2,214
Allowance for Loan Losses                                                    (25,700)         (22,414)
                                                                          ----------------------------
                                                                          $1,518,543       $1,348,529
                                                                          ===========================


The weighted average yield on loans was 8.48 percent and 9.06 percent at December 31, 1998 and 1997. Loans serviced for others amounted to $908,582,000 and $969,089,000 at December 31, 1998 and 1997.

Over 70 percent of First Indiana's residential construction and permanent mortgage loans are secured by collateral located in Indiana, with another 12 percent and 10 percent located in North Carolina and Florida. Over 58 percent of the Bank's consumer loans are secured by collateral located in Indiana and its contiguous states, with 36 percent located in Indiana itself. The Bank's commercial real estate and business loans are secured primarily by collateral in Indiana and contiguous states.

In connection with the Bank's efforts to establish a secondary market for its home equity loan originations, over $168 million, $72 million, and $63 million in fixed-rate loans were sold in 1998, 1997, and 1996. In addition, at December 31, 1998 and 1997, the Bank had classified $45,929,000 and $24,828,000 of home equity loans as held for sale.

During 1998, 1997, and 1996, the Bank transferred $9,572,000,
$7,922,000 and $7,216,000 from loans to real estate owned.

(5) Allowance for Loan and REO Losses

A summary of activity in the allowance for loan and REO losses for the years ended December 31, 1998, 1997, and 1996 follows:



                                                                           December 31,
                                                            -----------------------------------
                                                               1998          1997          1996
(Dollars in Thousands)                                      -------------------------------------
Balance of Allowance for Loan Losses at Beginning of Year    $22,414       $18,768       $16,234
Charge-Offs
   Residential Mortgage                                          (91)          (83)           (9)
   Residential Construction                                     (658)       (1,190)         (360)
   Commercial Real Estate                                        (93)          (75)            -
   Consumer                                                   (6,934)       (7,210)       (9,592)
   Business                                                      (15)         (528)            -
                                                              ------------- ------------- -------
        Total Charge-Offs                                     (7,791)       (9,086)       (9,961)
                                                              ------------- ------------- -------
Recoveries
   Residential Mortgage                                            2             -            26
   Residential Construction                                      270            40            69
   Commercial Real Estate                                          -           727           135
   Consumer                                                      986         1,261         1,429
   Business                                                       39             4            42
                                                              ------------- ------------- -------
        Total Recoveries                                       1,297         2,032         1,701
                                                              ------------- ------------- -------
        Net Charge-Offs                                       (6,494)       (7,054)       (8,260)
                                                              ------------- ------------- -------
Provision for Loan Losses                                      9,780        10,700        11,815
Recapture of Loan Loss Provision
   Due to Auto Portfolio Sale                                      -             -        (1,021)
                                                              ------------- ------------- -------
Balance of Allowance for Loan Losses at End of Year           25,700        22,414        18,768
Balance of REO Loss Allowance at End of Year                     500           483           543
                                                             ------------------------------------
Balance of Loan and REO Loss Allowance at End of Year        $26,200       $22,897       $19,311
                                                             ====================================


     A summary of activity in the allowance for REO losses for the years ended December 31, 1998, 1997, and 1996 follows.

                                                    December 31,
                                            -------------------------
                                            1998      1997     1996
                                            -------------------------
(Dollars in Thousands)
Balance at Beginning of Year                $  483  $  543    $1,066
  REO Recoveries (Charge-Offs)                 179     (60)     (123)
  Recapture of REO Loss Provision             (162)      -      (400)
                                            -------------------------
Balance at End of Year                      $  500  $  483    $  543
                                            =========================



     (6)  Premises and Equipment

                                                      December 31,
                                             --------------------------
                                                1998               1997
(Dollars in Thousands)                       ---------------------------
Land                                        $  2,710           $  2,313
Buildings                                      8,800              8,769
Leasehold Improvements                         1,373              1,343
Furniture, Fixtures, and Equipment            22,822             16,679
Accumulated Depreciation and Amortization    (17,159)           (15,157)
                                             ---------------------------
                                             $18,546            $13,947
                                             ==========================

     (7)  Deposits

                                                                        December 31,
                                            ----------------------------------------------------------------
                                                        1998                            1997
                                            ------------------------------- --------------------------------
                                                                   Weighted                        Weighted
(Dollars in Thousands)                                              Average                         Average
                                              Amount   Percent        Rate    Amount   Percent        Rate
Type                                        ------------------------------- --------------------------------
Non-Interest Bearing Checking              $  129,043   10.51%        - %  $   90,612    8.18%        - %
NOW Checking                                  102,068    8.31       1.87       99,289    8.97       2.53
Money Market Checking                             237    0.02       1.30        2,095    0.19       2.39
Passbook and Statement Savings                365,641   29.78       4.48      302,589   27.32       4.63
Money Market Savings                           11,087    0.90       2.61       11,748    1.06       3.27
Jumbo Certificates of Deposit
   of $100 or Greater                         169,988   13.84       5.49      120,756   10.90       5.85
Fixed-Rate Certificates of Deposit            449,854   36.64       5.40      480,466   43.38       5.70
                                            -----------------               -----------------
                                           $1,227,918  100.00%      4.25   $1,107,555  100.00%      4.64
                                            =========                       =========

Maturity                                      Amount   Percent                Amount   Percent
                                            ------------------              ------------------
Checking                                   $  231,348   18.85%             $  191,996   17.34%
Passbook and Statement Savings                365,641   29.78                 302,589   27.32
Money Market Savings                           11,087    0.90                  11,748    1.06
Certificates of Deposit Maturing in
   One Year                                   377,656   30.76                 390,051   35.22
   Two Years                                  183,256   14.92                 123,231   11.13
   Three Years                                 33,264    2.71                  80,450    7.26
   Four Years                                  21,771    1.77                   4,553    0.41
   Five Years                                   3,895    0.31                   2,937    0.26
                                           ------------------              ------------------
                                           $1,227,918  100.00%             $1,107,555  100.00%
                                           ==================              ==================

     Interest expense for the years ended December 31, 1998, 1997, and 1996 was as follows:



(Dollars in Thousands)                                   December 31,
                                            -----------------------------------
                                              1998          1997          1996
                                            -----------------------------------
NOW and Money Market Checking               $ 2,570       $ 2,473       $ 2,531
Passbook, Statement, and
   Money Market Savings                      15,596        14,317        13,529
Certificates of Deposit                      36,769        33,146        36,017
                                            -----------------------------------
                                            $54,935       $49,936       $52,077
                                            ===================================

Official checking accounts at December 31, 1998 and 1997 were $51,293,000 and $32,517,000, respectively. Included in official checking accounts at December 31, 1998 and 1997 were $4,285,000 and $4,624,000 of non-interest-bearing escrows held for investors under the terms of various servicing agreements.

Net earnings for 1996 include a one-time pre-tax charge of $6,749,000 to deposit insurance premiums for an industry-wide special assessment by the FDIC to recapitalize SAIF, which insures the Bank's customers' deposits. As a result of this one-time assessment, the Corporation's deposit insurance premiums were reduced for years after 1996. Cash paid during the year for interest on deposits, advances, and other borrowed money was $73,149,000, $63,654,000 and $64,482,000 for 1998, 1997, and 1996.

(8) Federal Home Loan Bank Advances

Each Federal Home Loan Bank ("FHLB") is authorized to make advances to its member institutions, subject to FHLB regulations and limitations. First Indiana's advances outstanding and their stated rates were as follows at the dates shown:


                                                                       December 31,
                                                 -----------------------------------------------------------
(Dollars in Thousands)                                       1998                              1997
                                                 --------------------------------- -------------------------
                                                  Interest                          Interest
                                                   Rates           Amount            Rates           Amount
                                                 --------------------------------- -------------------------
Maturity
1998                                                  -%         $      -          4.98 to 5.95%   $ 87,000
1999                                             5.00 to 6.29     152,000          5.13 to 6.29      92,000
2000                                             5.52 to 6.01     100,000          5.52 to 6.01      75,000
2001                                             4.99 to 5.61      35,000               -                 -
2002                                                  -                 -               -                 -
2003                                             5.24 to 5.74      25,000               -                 -
Thereafter                                       2.75 to 8.57      15,247          3.50 to 8.57       3,458
                                                                 --------                          ---------
                                                                 $327,247                          $257,458
                                                                 ========                           ========


The weighted average interest rate on advances was 5.44 and 5.62 percent at December 31, 1998 and 1997. Under a security agreement with the FHLB, First Indiana is required to pledge FHLB stock and qualifying first mortgages equal to the sum of 160 percent of FHLB advances. Additionally, First Indiana maintains a $5,000,000 line of credit with the FHLB. As of December 31, 1998 and 1997, First Indiana had sufficient collateral under this agreement.

(9) Other Borrowings

Short-term borrowings represent federal funds purchased and repurchase agreements. At December 31, 1998 and 1997, short-term borrowings had balances of $54,219,000 and $75,751,000 with weighted average interest rates of 4.81 and 5.48 percent, respectively.

Repurchase agreements represent an indebtedness of First Indiana secured by investments and mortgage-backed securities issued by (or fully guaranteed as to principal and interest by) the United States or an agency of the United States. All agreements represent obligations to repurchase the same securities at maturity. Repurchase agreements averaged $51,166,000 and $38,899,000 during 1998 and 1997, and the maximum amounts outstanding at the end of any month during 1998 and 1997 were $62,620,000 and $84,896,000. The carrying value of the underlying securities at December 31, 1998 and 1997 was $53,866,000 and $76,296,000 with market values of $53,866,000 and $76,741,000. These securities are under the Bank's control.

First Indiana had $38,000,000 and $48,000,000 in unused lines of credit available from local financial institutions, the Federal Reserve Bank, and the FHLB of Indianapolis at December 31, 1998 and
1997. There are no fees associated with these lines.

(10) Income Taxes

Income tax expense attributable to earnings before income taxes consists of:



  (Dollars in Thousands)                 Current          Deferred         Total
                                      ----------------------------------------
Year Ended December 31, 1998:
     Federal                            $ 9,611           $  (374)       $ 9,237
     State and Local                      2,706               (99)         2,607
                                        ----------------------------------------
                                        $12,317           $  (473)       $11,844
                                        ========================================
Year Ended December 31, 1997:
     Federal                            $10,564           $(1,590)       $ 8,974
     State and Local                      2,927              (465)         2,462
                                        ----------------------------------------
                                        $13,491           $(2,055)       $11,436
                                        ========================================
Year Ended December 31, 1996:
     Federal                            $ 5,454           $   668        $ 6,122
     State and Local                      1,481               177          1,658
                                        ----------------------------------------
                                        $ 6,935           $   845        $ 7,780
                                        ========================================




     The effective income tax rate differs from the statutory federal corporate tax rate as follows:

                                                   Years Ended December 31,
                                           -------------------------------------
                                           1998            1997            1996
                                           -------------------------------------
Statutory Rate                             35.0%           35.0%           35.0%
      State Income Taxes                    5.5             5.5             5.1
      Negative Goodwill                    (0.9)           (1.0)           (1.4)
      Non-Taxable Interest Income          (0.1)           (0.1)           (0.3)
      Other                                (0.1)           (0.2)           (0.7)
                                           -------------------------------------
Effective Rate                             39.4%           39.2%           37.7%
                                           =====================================


Deferred income tax assets and liabilities result from temporary and timing differences in the recognition of income and expense for income tax and financial reporting purposes. The tax effects of temporary differences that give rise to significant portions of net deferred tax assets included in other assets are presented below:


(Dollars in Thousands)
Deferred Tax Assets                            1998              1997
                                             --------------------------
     Allowance for Loan and REO Losses       $10,738           $ 9,400
     Pension and Retirement Benefits           3,012             2,750
     Interest Credited                           205               194
     Premises and Equipment                      273               275
     Excess Servicing                             11                29
     Accrued Compensation                        679               328
     Other                                       577               328
                                              -------------------------
                                              15,495            13,304
                                              -------------------------
Deferred Tax Liabilities
     Loan Servicing Rights                     1,589               641
     FHLB Stock Dividends                        574               574
     Interest on Proposed Tax Deficiency           -                79
     Net Deferred Loan Fees                    4,487             3,388
     Excess Tax Reserves                         243               324
     Unrealized Gain on Investments              289               221
     Other                                        51               220
                                              -------------------------
                                               7,233             5,447
                                              -------------------------
    Net Deferred Tax Assets                  $ 8,262           $ 7,857
                                              =========================

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

Cash paid during the year for income taxes was $11,187,000, $11,360,000 and $8,013,000 for 1998, 1997, and 1996.

(11) Shareholders' Equity

The Corporation is subject to regulation as a savings and loan holding company by the Office of Thrift Supervision. The Bank, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealings with the Corporation. The Bank is further subject to the regulatory requirements applicable to a federal savings bank.

Savings institutions are required to have risk-based capital of eight percent of risk-weighted assets. Risk-based capital is defined as the Bank's common equity, less goodwill and investments in non-mortgage-lending-related subsidiaries, plus general allowances for loan and REO losses. Risk weighting of assets is derived from assigning one of five risk-weighted categories to an institution's assets, based on the degree of credit risk associated with the asset. The categories range from zero percent for low-risk assets (such as United States Treasury securities) to 100 percent for high-risk assets (such as real estate owned). The book value of each asset is then multiplied by the risk weighting applicable to the asset category. The sum of the products of the calculation equals total risk-weighted assets. At December 31, 1998, the Bank's risk-based capital exceeded the minimum requirement.

Savings institutions are also required to maintain a minimum leverage ratio, under which core (Tier One) capital must equal at least three percent of total assets. The components of core capital consist of common equity plus non-cumulative preferred stock and minority interests in consolidated subsidiaries, minus certain intangible assets, including purchased loan servicing. Savings institutions must also maintain minimum tangible capital of one and one-half percent of total assets. At December 31, 1998, the Bank exceeded the minimum tangible and core capital requirements.

OTS has adopted additional minimum capital standards that place savings institutions into one of five categories, from "critically undercapitalized" to

"well-capitalized," depending on levels of three measures of capital. A well-capitalized institution as defined by the regulations has a total risk-based capital ratio of at least 10 percent, a Tier One risk-based capital ratio of at least six percent, and a leverage risk-based capital ratio of at least five percent. At December 31, 1998 First Indiana was classified as well-capitalized.

OTS has further proposed an interest-rate risk component of the proposed capital regulations. Under this component, an institution with an "above normal" level of interest-rate risk exposure will be subject to an "add-on" to its risk-based capital requirement. "Above normal" interest-rate risk is defined as a reduction in "market value portfolio equity" (as defined) resulting from a 200 basis point increase or decrease in interest rates, if the decline in value exceeds two percent of the institution's assets. Institutions failing to meet this test will be required to add to their risk-based capital. Based on its interest-rate risk at December 31, 1998, First Indiana does not expect to be required to add to its risk-based capital under the proposed regulations.

First Indiana Corporation is not required under OTS regulations to meet regulatory capital restrictions. The following tables show First Indiana Bank's strong capital levels and compliance with all capital requirements at December 31, 1998 and 1997. First Indiana is classified as "well-capitalized" under the OTS regulatory framework for prompt corrective action, its highest classification. To be categorized as "well-capitalized," the Bank must maintain minimum total risk-based, tier one risk-based and tier one leverage ratios as set forth in the table.The table reflects categories of assets includable under OTS regulations. There are no conditions or events since the date of classification that management believes have changed the Bank's category.

Pursuant to prior OTS regulations, liquidation accounts for the benefit of eligible account holders were established in amounts equal to the net worths of the merged or converted entities. At December 31, 1998, the liquidation accounts relating to all prior transactions aggregated $12,907,000, which amount satisfies the minimum required of each. The Bank is not permitted to pay dividends on its common stock if its shareholders' equity would be reduced below the aggregate amount then required for the liquidation accounts.

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

In November 1997, the Corporation's Board of Directors established a share-



                                                        December 31, 1998
(Dollars in Thousands)                                                          To Be Well
                                                                              Capitalized Under
                                                       For Capital            Prompt Corrective
                               Actual                 Adequacy Purposes       Action Provisions
                       ---------------------       ----------------------   ----------------------
                       Amount         Ratio        Amount         Ratio      Amount         Ratio
                       ---------------------       ----------------------   ----------------------

Tangible Capital(1)    $139,992       7.80%        $26,915       1.50%       $    N/A        N/A

Core (Tier One)
  Capital               139,992       7.80          53,831       3.00          89,718       5.00%

Tier One Risk-
  Based Capital         139,992      10.10             N/A        N/A          83,190       6.00

Total Risk-
  Based Capital (2)     155,839      11.24         110,919       8.00         138,649      10.00

First Indiana Bank
  Capital               140,417        N/A             N/A        N/A             N/A        N/A

(1) First Indiana Bank capital differs from tangible capital by the FAS115 equity securities adjustment of $425.
(2) Risk-based capital includes a $17,434 addition for general loan loss reserves and a $1,587 deduction for land loans with loan-to-value ratios in excess of 80 percent.


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


holder rights agreement, whereby each common shareholder is entitled to one preferred stock right for each share of common stock owned. The rights "flip in" upon the acquisition of 20 percent of the Corporation's outstanding common stock in a takeover attempt, and offer current shareholders a measure of protection for their investment in First Indiana.

First Indiana's stock has split six times since December 31, 1991.
In March 1998, the Corporation paid a six-for-five stock dividend. In March 1997, the Corporation effected a five-for-four stock split. All per-share amounts in this Annual Report have been adjusted to reflect the stock dividend and split.

(12) Commitments and Contingencies

At December 31, 1998 and 1997, First Indiana had the following outstanding commitments to fund loans:



(Dollars in Thousands)
                                                          December 31,
                                                   -------------------------
                                                      1998             1997
                                                   -------------------------
Commitments to Fund:
  Residential Mortgage Loans                       $252,576         $ 83,109
  Commercial Real Estate Loans                       16,422            8,796
  Consumer Loans:
    Home Equity Loans                               155,447          133,470
    Other                                             7,226            5,492
                                                   -------------------------
                                                   $431,671         $230,867
                                                   =========================

Of the commitments to fund loans at December 31, 1998, nearly 90 percent are commitments to fund variable-rate products, while the remaining 10 percent are commitments to fund fixed-rate products. Commitments to sell loans at December 31, 1998 and 1997 were $134,198,000 and $45,379,000.

At December 31, 1998, the Corporation had approximately
$5,822,000 in commitments to repurchase convertible adjustable-rate mortgage loans from third-party investors. If the borrower under any of these loans elects to convert the loan to a fixed rate during the first five years of the loan, the investor has the option to require First Indiana to repurchase the loan. If the investor exercises this option, First Indiana sets a purchase price for the loan which equals its market value, and immediately sells the loan in the secondary market. Thus, the Bank incurs minimal interest-rate risk upon repurchase because of the immediate resale.

First Indiana issues lines of credit to residential builders to purchase residential lots to build model or speculative homes. The Bank receives a fee upon issuing the lines of credit. At December 31, 1998, First Indiana had outstanding lines of credit totaling $152,730,000, with $87,552,000 disbursed against those lines. First Indiana's collateral policy on these residential construction loans requires a first mortgage on the underlying real estate and improvements.

In 1985, First Indiana issued a letter of credit to enhance the bond rating of economic development bonds guaranteed by local government authorities for the construction and permanent financing of multi-family apartment buildings. First Indiana receives a fee upon issuing the letter of credit and annual fees throughout the term of the bonds. At December 31, 1998, First Indiana had a letter of credit outstanding totaling $5,762,000. Should this letter of credit be submitted for payment, First Indiana's collateral policy requires the assignment of the mortgage on the underlying commercial real estate. Evaluation of the credit risk of this property is part of First Indiana's commercial real estate loan review procedures. This letter of credit is not required to be collateralized.

Rental Obligations. Obligations under non-cancelable operating leases for office space at December 31, 1998 require minimum future payments of $1,671,000 in 1999, $1,565,000 in 2000, $1,474,000 in
2001, $1,363,000 in 2002, $1,126,000 in 2003, and $4,330,000
thereafter. Minimum future payments have not been reduced by minimum sublease rental income of $348,000 receivable in the future under non-cancelable subleases. Rental expense on office buildings was $1,637,000, $1,616,000 and $1,956,000, for 1998, 1997, and
1996.

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

Net periodic pension expense for the plan consists of the following:


(Dollars in Thousands)                                          Years Ended December 31,
                                                               -------------------------
                                                               1998      1997      1996
                                                               ------------------------
Service Cost-Benefits Earned During the Year                   $198      $150      $156
Interest Cost on Projected Benefit Obligation                   486       440       359
Net Amortization and Deferral                                    60        29        13
                                                               ------------------------
Net Pension Costs                                              $744      $619      $528
                                                               ========================


The funded status of the plan and the amounts reflected in the accompanying consolidated balance sheets are as follows:



(Dollars in Thousands)                                            December 31,
                                                              -----------------------
                                                              1998             1997
                                                              -----------------------
Projected Benefit Obligation                                 $7,861           $6,849
Fair Value of Plan Assets                                         -                -
                                                              -----------------------
Excess of Projected Benefit Obligation Over
  Fair Value of Plan Assets                                   7,861            6,849
Unrecognized Net Transition Obligation                         (182)            (182)
Unrecognized Loss                                            (1,403)          (1,097)
                                                              -----------------------
Accrued Pension Cost                                         $6,276           $5,570
                                                              =======================


The unrecognized net transition obligation is being amortized over 15 years. The projected benefit obligations were determined using an assumed discount rate of 6.75 percent and 7.00 percent at December 31, 1998 and 1997. The assumed long-term salary increases were 5 percent at December 31, 1998 and December 31, 1997, compounded annually.

Additionally, First Indiana is a participant in a pension fund known as the Financial Institutions Retirement Fund ("FIRF"). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. According to FIRF administrators, the market value of the fund's assets exceeded the value of vested benefits in the aggregate as of June 30, 1998, the date of the latest actuarial valuation. Pension expense was $12,000, $59,000 and $30,000 for 1998, 1997, and 1996.

During 1995, the Bank established a voluntary savings plan for eligible employees which qualifies under Section 401(k) of the Internal Revenue Code. Employees can participate after twelve months' employment by designating a portion of their salary to purchase appropriate investment options. The Corporation in turn matches the first six percent of the employee contribution at a rate of $.25 for every $1 in employee contributions. First Indiana made matching contributions of $172,000, $129,000 and $80,000 in 1998,
1997, and 1996.

Post-Retirement Benefits Other Than Pension. The projected benefit obligation for post-retirement medical, dental, and life insurance programs for Board members and certain officers of those institutions relating to merger agreements of prior acquisitions was $752,000 and $714,000, and the accrued liability was $1,094,000 and $1,056,000 at December 31, 1998 and 1997. Expense under the programs was $38,000 in 1998, $35,000 in 1997 and $28,000 in
1996.

The accumulated post-retirement benefit obligation was determined using an assumed discount rate of 7.00 percent and 7.50 percent at December 31, 1998 and 1997. The assumed long-term salary increase was 5.00 percent for 1998 and 1997. The assumed health care cost trend rates used were 7 percent for 1998, 6 percent for 1999 and 5.50 percent for 2000 and later years. The trend rate for years 10 and thereafter was six percent per year.

Stock-Based Compensation. First Indiana has four stock-based compensation plans, which are described below. First Indiana applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. The compensation cost that has been charged against income for its performance-based plan was $777,000, $660,000, and $860,000 in 1998, 1997, and 1996. The compensation cost that has been charged against income for the Employees' Stock Purchase Plan was $184,000, $153,000 and $141,000 in 1998, 1997,
and 1996. Had compensation cost been determined based on the fair value at the grant date for awards under those plans consistent with the method of Statement of Financial Accounting Standard No. 123, First Indiana's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:


                                             1998               1997               1996
                                        -----------          --------------      ----------
Net Earnings
  As Reported                             $19,147              $17,744              $13,704
  Pro Forma                                18,704               17,675               13,360

Basic Earnings Per Share
  As Reported                             $  1.50              $  1.40              $  1.10
  Pro Forma                                  1.46                 1.40                 1.07

Diluted Earnings Per Share
  As Reported                             $  1.44              $  1.36              $  1.06
  Pro Forma                                  1.41                 1.35                 1.03



The effects of applying FAS No. 123 in this pro forma disclosure are not indicative of future amounts.

A summary of the status of First Indiana's fixed stock option plans as of December 31, 1998, 1997, and 1996, and changes during the years ended on those dates is presented below:

                                     1998                 1997                1996
                               ------------------  -------------------  -------------------
                                         Weighted             Weighted            Weighted
                                          Average              Average             Average
                                         Exercise             Exercise            Exercise
                                Shares     Price     Shares     Price    Shares     Price
                                -------  --------    -------  --------   -------  ---------

Outstanding at Beginning
    of Year                     688,076    $ 8.33    863,903    $ 7.16   754,723    $ 5.64
Granted                         119,316     23.52     25,479     16.30   156,881     14.43
Exercised                      (139,147)     6.37   (201,306)     4.32   (47,701)     6.95
Surrendered                      (6,347)    24.67         --        --        --        --
                                -------              -------             -------
Outstanding at End of
    Year                        661,898     11.32    688,076      8.33   863,903      7.16
                                =======              =======             =======
Options Exercisable
    at Year End                 548,902              662,597             707,022
                                =======              =======             =======
Weighted Average Fair
    Value of Options
    Granted During the
    Year                        $  6.25              $  4.54             $  3.68
                                =======             =======               =======



Fixed Stock Option Plans. First Indiana has three fixed stock option plans: the 1991 Stock Option and Incentive Plan, the 1992 Directors' Stock Option Plan, and the 1998 Stock Option and Incentive Plan.
Under the 1991 and 1998 Plans, First Indiana is authorized to grant options to its employees for up to 562,500 and 630,000 shares of common stock, respectively. Under the 1992 Plan, First Indiana is authorized to grant options to its outside directors (i.e., directors who are not employees of the Corporation or any subsidiary) for up to 262,500 shares. Under all plans, the exercise price of each option equals the market price of the Corporation's stock on the date of grant, the option's maximum term is ten years, and all options fully vest at the end of one year. Similar plans were effected upon completion of the mergers with the Evansville, Rushville and Mooresville divisions, which allow grants for up to approximately 415,000 shares of common stock. In lieu of cash, some optionees elect to fund their option exercises with stock they currently own. In that event, the Corporation cancels the stock certificates received from the optionee in the stock swap transaction.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998, 1997, and 1996: dividend yield of 3.0 percent for all years; expected volatility of 23 percent for all years; weighted average risk-free interest rates of 5.66 percent, 6.89 percent, and 5.75 percent respectively; and expected lives of seven years for all years.

The following table summarizes information about fixed stock options outstanding at December 31, 1998:



                        Options Outstanding                             Options Exercisable
               ----------------------------------------------      ------------------------------
               Weighted Average     Weighted                                        Weighted
Range of          Number            Remaining       Average        Number            Average
Exercise        Outstanding        Contractual      Exercise      Exercisable       Exercise
Prices          At 12/31/98           Life          Price         At 12/31/98         Price
--------------------------------------------------------------------------------------------------
$ 3 -$7         276,290             2.84            $ 5.87          276,290          $5.87
$7.01-$15       229,152             5.81             10.93          229,152          10.93
$ 15 -$28       156,456             8.76             22.49           43,460          16.26
                ----------------------------------------------------------------------------------
$ 3-$28         661,898             4.97             11.32          548,902           8.80


In addition to the options outstanding at December 31, 1998, 759,545 shares of common stock were available for future grants or awards.

Performance-Based Stock Plan. Under the 1991 Stock Option and
Incentive Plan, First Indiana may award restricted stock to executive officers. On January 26, 1994, First Indiana awarded 57,600 shares of stock to each of two executive officers. These shares were subject to recall by First Indiana in the event certain specified employment and performance objectives were not met by December 31, 1996.
The employment and performance objectives were met on December 31, 1996, and the restrictions on the shares lapsed. In connection with these awards, First Indiana expensed $860,000 in 1996.

On January 23, 1997, First Indiana awarded 43,500 shares of stock among three executive officers. On April 15, 1998, First Indiana awarded 6,000 shares of stock to an executive officer. All of these shares are subject to recall by First Indiana in the event certain specified performance objectives are not met by December 31, 1999. First Indiana expensed $777,000 and $660,000 in 1998 and 1997 in connection with these awards.

Employees' Stock Purchase Plan. Under the 1987 Employees' Stock
Purchase Plan, all full-time employees and directors are eligible to participate after six months' employment. Approximately 38 percent of eligible employees have participated in the plan in the last three years. Under the terms of the Plan, employees can choose to have up to 10 percent of their annual base earnings withheld to purchase the Corporation's common stock. The Corporation in turn matches the employee contribution at a rate of $1 for every $3 or $4 in employee contributions, depending on whether the Corporation has met specified performance objectives for the previous calendar year. The contributions are then paid to a trustee, who purchases the Corporation's stock each month at the then prevailing market price.
A one-to-three contribution was in effect for the 1998, 1997 and 1996 plan years. First Indiana's matching contributions for the years ended 1998, 1997, and 1996 were $184,000, $153,000 and
$141,000.


(14) Parent Company Statements

Condensed Balance Sheets
                                                           December 31,
                                                    --------------------------
                                                    1998               1997
(Dollars in Thousands)                              ------------------ -------
Assets
   Certificate of Deposit and Interest-Bearing
      Checking Account with the Bank               $    501           $    501
   Due from Bank                                     23,575             16,595
   Investment in the Bank                           140,418            135,315
   Other Assets                                       1,476                689
                                                   ---------------------------
      Total Assets                                 $165,970           $153,100
                                                   ===========================

Liabilities                                        $      -           $     64
Shareholders' Equity                                165,970            153,036
                                                   ---------------------------
      Total Liabilities and Shareholders' Equity   $165,970           $153,100
                                                   ===========================
Condensed Statements of Earnings
                                                                              Years Ended December 31,
                                                                          --------------------------------
                                                                            1998         1997         1996
(Dollars in Thousands)                                                    ----------------------------------
Cash Dividends from the Bank                                              $15,295      $14,241      $ 9,951
Interest Income on Certificate of Deposit and Checking Account                 28           27           26
Expenses                                                                   (1,965)        (240)        (216)
Income Tax Credit                                                             786           81           73
                                                                           ------------ ------------ -------
Earnings Before Equity in Undistributed Net Earnings
    of the Bank                                                            14,144       14,109        9,834
Equity in Undistributed Net Earnings of the Bank                            5,003        3,635        3,870
                                                                          ----------------------------------
Net Earnings                                                              $19,147      $17,744      $13,704
                                                                          ==================================




Condensed Statements of Cash Flows
                                                                               Years Ended December 31,
                                                                          ----------------------------------
                                                                            1998         1997         1996
(Dollars in Thousands)                                                    ----------------------------------
Cash Flows from Operating Activities
   Net Earnings                                                           $19,147      $17,744      $13,704
   Adjustments to Reconcile Net Earnings to Net Cash Provided
     by Operating Activities
       Equity in Undistributed Earnings of the Bank                        (5,003)      (3,635)      (3,870)
       Amortization of Restricted Stock Plan                                  427          363          473
       Change in Other Liabilities                                            (64)         127           22
       Change in Due from the Bank and Other Assets                        (7,767)     (10,391)      (5,980)
                                                                           ---------------------------------
         Net Cash Provided by Operating Activities                          6,740        4,208        4,349
                                                                           ---------------------------------
Cash Flows from Financing Activities
   Stock Option Proceeds                                                      702          367          331
   Common Stock Issued Under Deferred Compensation Plan                        65          (24)         (20)
   Purchase of Treasury Stock                                              (2,242)        (132)           -
   Payment for Fractional Shares                                              (10)         (12)         (16)
   Tax Benefit of Option Compensation                                         870          656            -
   Dividends Paid                                                          (6,125)      (5,063)      (4,644)
                                                                            --------------------------------
         Net Cash Used by Financing Activities                             (6,740)      (4,208)      (4,349)
                                                                            --------------------------------
Net Change in Cash and Cash Equivalents                                         -            -            -
Cash and Cash Equivalents at Beginning of Year                                501          501          501
                                                                           ---------------------------------
Cash and Cash Equivalents at End of Year                                   $  501       $  501       $  501
                                                                           ================================




     (15) Interim Quarterly Results (Unaudited)

                                                                     First      Second      Third      Fourth
                                                                    Quarter     Quarter    Quarter     Quarter
 (Dollars in Thousands, Except Per Share Data)                      ------------------------------------------
1998
Total Interest Income                                               $32,868      $33,991     $34,551   $34,424
Net Interest Income                                                  15,431       15,562      15,646    16,115
Provision for Loan Loss                                               2,820        2,320       2,320     2,320
Earnings Before Income Taxes                                          7,278        7,524       8,174     8,015
Net Earnings                                                          4,418        4,617       5,003     5,109
Basic Earnings Per Share                                               0.35         0.36        0.39      0.40
Diluted Earnings Per Share                                             0.33         0.35        0.38      0.39


1997
Total Interest Income                                               $30,881      $31,253     $32,518   $32,678
Net Interest Income                                                  15,494       15,517      16,278    15,690
Provision for Loan Loss                                               2,820        2,680       2,600     2,600
Earnings Before Income Taxes                                          6,685        6,512       7,751     8,232
Net Earnings                                                          4,079        3,973       4,706     4,986
Basic Earnings Per Share                                               0.32         0.31        0.37      0.39
Diluted Earnings Per Share                                             0.31         0.31        0.36      0.38


(16) Estimated Fair Value of Financial Instruments

The table on the next page discloses the estimated fair value of financial instruments and is made in accordance with the requirements of Statement of Financial Accounting Standard No.
107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Corporation using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amount.

Cash and Cash Equivalents. For cash and equivalents, the carrying amount is a reasonable estimate of fair value.

Investment Securities. For securities held for trading purposes and securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

Mortgage-Backed Securities. Estimated fair value for mortgage-backed securities issued by quasi-governmental agencies is based on quoted market prices. The fair value of mortgage-backed securities issued by non-quasi-gov-ernmental agencies is estimated based on similar securities with quoted market prices and adjusted for any differences in credit ratings or maturities.

Loans Receivable. For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Interest rates on such loans approximate current lending rates.

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

Loan Servicing Rights. The fair value of residential and consumer loan servicing rights is determined based on the estimated discounted net cash flows to be received less the estimated costs of servicing. This estimated fair value approximates the amount for which the servicing could currently be sold.

Accrued Interest Receivable, Accrued Interest Payable, and
Advances by Borrowers for Taxes and Insurance. The estimated fair value of these financial instruments approximates their carrying value.

(17) Segment Reporting

The Corporation's business units are primarily organized to operate in the banking industry, and are determined by the products and services offered. The consumer segment includes the origination, sale and portfolio activities of both home equity and installment loans, and the residential segment encompasses the portfolio of both residential first mortgage and Community Reinvestment Act loans.
The business segment originates construction, commercial and commercial real estate loans, and provides traditional cash management services to business customers. Investment portfolio management is included in the treasury segment. Mortgage banking activities include the orig-



                                        December 31, 1998 December 31, 1997
                                       -------------------------------------
                                                Estimated         Estimated
                                       Carrying   Fair   Carrying   Fair
(Dollars in Thousands)                  Amount    Value   Amount    Value
                                       -------------------------------------
Assets
   Cash and Cash Equivalents            $57,653  $57,653  $50,231  $50,231
   Investment Securities                113,291  113,291  111,400  111,514
   Mortgage-Backed Securities            29,680   29,680   38,279   38,626
   Loans Receivable
      Residential Mortgage Loans        535,515  542,035  502,624  516,416
      Residential Construction Loans    211,446  211,012  152,017  151,935
      Commercial Real Estate Loans       32,304   33,402   39,238   39,413
      Business Loans                    176,206  177,522  122,459  122,117
      Consumer Loans                    571,017  585,212  538,310  543,490
  Accrued Interest Receivable            11,680   11,680   11,322   11,322

Liabilities
   Deposits
       Demand Deposits                  215,457  215,457  191,996  191,996
       Passbook Deposits                 41,233   41,233   42,004   42,004
       Money Market Savings             351,387  351,387  272,333  272,333
       Jumbo Certificates               171,171  171,579  122,825  123,093
       Fixed-Rate Certificates          448,670  454,845  478,397  482,603

   Borrowings
      FHLB Advances                     327,247  328,936  257,458  256,657
      Short-Term Borrowings              54,219   54,228   75,751   75,743

   Accrued Interest Payable               2,646    2,646    2,715    2,715
   Advances by Borrowers for
    Taxes and Insurance                   1,958    1,958    1,419    1,419

Off-Balance-Sheet Instruments
 (Unrealized Gains (Losses))
   Commitments to Extend Credit               -      137        -      129
   Letters of Credit                          -       (2)       -     (279)
   Loan Servicing Rights (Unaudited)          -    2,589        -    5,075


ination, sale and servicing of residential loans. The retail segment includes the Bank's 27-branch network, as well as the relatively newer virtual banking services. One Insurance Agency offered insurance products and services to the Bank's customers until it was sold in 1996.
Revenues in the Corporation's segments are generated from loans, deposits, investments, servicing fees and loan sales. There are no foreign operations.

The segment financial information provided below is based on the internal management reporting software used by the Corporation's
Executive Committee to monitor and manage the financial performance of the Corporation. The Corporation evaluates segment performance based on average assets and profit or loss before income taxes and indirect expenses. Indirect expenses include the Corporation's overhead and support expenses. The Corporation attempts to match fund each business unit by reviewing the earning assets and costing liabilities held by each unit and assigning an appropriate expense or income offset based on the Treasury yield curve. The Corporation accounts for intersegment revenues, expenses and transfers based on estimates of the actual costs to perform the intersegment services.


                                                                                                                        1998
                                     Resi-                     Mortgage                  Segment    Intersegment   Consolidated
                           Consumer  dential Business  Treasury Banking   Retail          Totals     Eliminations      Totals


Average Segment Assets     $557,676 $464,118 $352,883  $183,107 $120,109  $46,939         $1,724,832 $(9,817) (1)   $1,715,015
Net Interest Income          14,663    3,051   13,486     1,003    2,233    9,927             44,364  18,390  (2)       62,753
Other Revenue from
  External Customers          6,399      113    3,661     1,917    4,955    3,259             20,305   3,468  (3)       23,773
Intersegment Revenues         5,369   (1,678)  (1,551)        0    8,662    2,666             13,468 (13,468) (4)            0
Significant noncash items:
  Provision for Loan Losses   7,076      136    2,568         0        0        0              9,780       0             9,780
Segment Direct Profit (Loss) 16,384    1,350   10,697     2,576   10,569    2,871             44,448 (13,456) (3)       30,991


                                                                                                                        1997
                                     Resi-                     Mortgage                  Segment    Intersegment   Consolidated
                           Consumer  dential Business  Treasury Banking   Retail          Totals     Eliminations      Totals


Average Segment Assets     $542,438 $433,857 $296,966  $177,659 $ 27,673  $38,404         $1,516,997 $(6,504) (1)   $1,510,493
Net Interest Income          18,399    4,153   11,056       365      270   18,375             52,618  10,361  (2)       62,979
Other Revenue from
  External Customers          3,109      118    2,783     1,418    4,883    2,664             14,975   3,030  (3)       18,005
Intersegment Revenues          (312)  (1,061)      76         0    5,222      475              4,400  (4,400) (4)            0
Significant noncash items:
  Provision for Loan Losses   9,281      152    1,267         0        0        0             10,700       0            10,700
Segment Direct Profit (Loss)  9,444    3,058    9,867     1,590    5,735    9,796             39,490 (10,310) (3)       29,180


                                                                                 One                                    1996
                                     Resi-                     Mortgage          Insur-  Segment    Intersegment   Consolidated
                           Consumer  dential Business  Treasury Banking   Retail ance     Totals     Eliminations      Totals


Average Segment Assets     $550,136 $411,591 $264,945  $189,672 $ 23,852  $43,522 $  248  $1,483,966 $ 1,550  (1)   $1,485,516
Net Interest Income          20,417    4,456   10,477      (400)     206   17,886      0      53,040   8,643  (2)       61,683
Other Revenue from
  External Customers          1,249      101    2,943     1,333    5,194    2,477  1,770      15,068   2,780  (3)       17,848
Intersegment Revenues          (281)    (997)      94         0    5,193      274    (35)      4,248  (4,248) (4)            0
Significant noncash items:
  Provision for Loan Losses  10,559      112      123         0        0        0      0      10,794       0            10,794
Segment Direct Profit (Loss)  8,261    3,448   12,020       759    6,066    7,325  1,455      39,334 (17,850) (3)       21,484

(1) Segment assets differ from consolidated assets due to reclassification adjustments (primarily related to income tax assets)
    that are not reflected in the management reporting system.
(2) The net interest income amounts in the segment results reflect not only the actual interest income and expense from segment activities, but also amounts for transfer income and expense to match fund each segment.  Transfer income and expense is assigned to each asset and liability based on the treasury yield curve.  These match funding entries are not made to the Corporation's actual results.
(3) Represents income and expense items which are allocated to Corporate overhead departments.  These amounts are included in the Corporation's overall results, but are not part of the managment reporting system.
(4) Intersegment revenues are received by one segment for performing a service for another segment.  In the case of residential and consumer portfolios, an amount is paid to the origination office which is capitalized in the portfolio and amortized over a four-year period.  These charges are similar to premiums paid for the purchase of loans, and are treated as such for management reporting.  These entries are not made to the Corporation's actual results.


              INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders of First Indiana
Corporation:

     We have audited the accompanying Consolidated Balance
Sheets of First Indiana Corporation and Subsidiaries as of December 31, 1998 and 1997 and the related Consolidated Statements of Earnings, Shareholders' Equity, and Cash Flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Indiana Corporation and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.




/s/KPMG LLP

Indianapolis, Indiana
January 19, 1999




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

                          CORPORATE INFORMATION


First Indiana Corporation is a holding company whose principal subsidiary is First Indiana Bank. The Bank is engaged primarily in retail banking and lending through 27 banking centers in Metropolitan Indianapolis, Evansville, Franklin, Pendleton, Westfield, Rushville, and Mooresville. In addition, the Bank has mortgage and consumer loan service offices throughout Indiana and in Florida, Georgia, Illinois, North Carolina, Ohio and Oregon. One Mortgage Corporation, a subsidiary, operates offices in Orlando, Tampa, and West Palm Beach, Florida and Charlotte and Raleigh, North Carolina.

Stock Trading Information. First Indiana Corporation's common stock is traded on the National Association of Securities Dealers' Automated Quotations (NASDAQ) National Market System under the symbol FISB.
The abbreviations often used in newspaper listings are "FstInd" and "Fst Indiana."

Transfer Agent and Registrar. Harris Trust and Savings Bank, Attention:
Shareholder Services, P.O. Box A3504, Chicago, Illinois 60690-3504, 1-800-573-4048.

Annual Meeting of Shareholders. The annual meeting of shareholders will be held on Thursday, April 15, 1999, at 9:00 a.m. E.S.T. in the Conference Center of First Indiana Plaza, 135 North Pennsylvania Street, Seventh Floor, Indianapolis, Indiana.

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


                              1998                        1997
                      ------------------------  --------------------------
                                          Book                        Book
                       High      Low     Value     High      Low     Value
                      ------   ------   ------   -------   ------   ------
First Quarter         $30.00   $22.92   $12.27    $20.17   $15.31   $11.26

Second Quarter         27.38    23.75    12.54     18.75    14.48    11.48

Third Quarter          27.75    19.13    12.83     20.83    17.08    11.77

Fourth Quarter         22.13    17.38    13.07     26.46    19.58    12.08


At December 31, 1998, there were approximately 1,600 shareholders of record and 12,703,294 shares of common stock outstanding.

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

The Corporation engaged the firm of KPMG LLP, independent certified public accountants, to render an opinion on the financial statements. The accountants have advised management that they were provided with access to all information and records necessary to render their opinion.

The Board of Directors exercises its responsibility for the financial statements and related information through the Audit Committee, which is composed entirely of outside directors. The Audit Committee meets regularly with management, the auditor of the Corporation, and KPMG LLP to assess the scope of the annual audit plan, to review the status and results of audits, to review the Annual Report and Form 10-K, including major changes in accounting policies and reporting practices, and to approve non-audit services rendered by the independent auditors.

KPMG LLP also meets with the Audit Committee, without management present, to afford the Committee the opportunity to express its opinion on the adequacy of compliance with established corporate policies and procedures and the quality of financial reporting.

January 19, 1999

/s/Robert H. McKinney                              /s/Marni McKinney

Robert H. McKinney                                    Marni McKinney
Chairman and Chief Executive Officer                   Vice Chairman

/s/Owen B. Melton, Jr.                            /s/David L. Gray

Owen B. Melton, Jr.                                   David L. Gray
President and Chief Operating Officer                   Treasurer

[inside back cover of annual report]

[back cover of annual report]

First Indiana Corporation [logo]


First Indiana Bank
One Mortgage Corporation
FirstTrust Indiana

First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, IN 46204
(317)269-1200
www.FirstIndiana.com