Form 10-K, Exhibit 13
period 1999-12-31
FIRST INDIANA CORP
filed 2000-03-20
CIK 789670

[front cover of 1999 annual report]

[First Indiana Logo]

FIRST INDIANA CORPORATION

[inside front cover]

[First Indiana Logo]

FIRST INDIANA CORPORATION

1999 ANNUAL REPORT

[blank page]

[First Indiana Logo]

FIRST INDIANA CORPORATION

First Indiana Plaza     135 North Pennsylvania Street
Indianapolis, IN 46204  (317) 269-1200   www.firstindiana.com

ANOTHER YEAR OF SERVING THE COMMUNITY AND BUILDING RELATIONSHIPS.


Contents

Financial Highlights                                          3
Letter to Shareholders                                        4
Mission Statement                                             7
Board of Directors and Management                             8
Financial Review                                             11
Five-Year Summary of Selected Financial Data                 23
Consolidated Balance Sheets                                  24
Consolidated Statements of Earnings                          25
Consolidated Statements of Shareholders' Equity              26
Consolidated Statements of Cash Flows                        27
Notes to Consolidated Financial Statements                   28
Independent Auditors' Report                                 44
Affirmative Action Policy                                    44
Statement of Management Responsibility                       45
Corporate Information                                        46


1999 Annual Report                              Page Three

[This page contains bar graphs showing the following information]

* 1996 earnings include a one-time SAIF special assessment of $4,016 or $0.31 per share after taxes


NET EARNINGS (Dollars in Thousands)     DILUTED EARNINGS PER SHARE
-----------------------------------     --------------------------
1995     17,267                         1995          1.34
1996     13,704                         1996          1.06
1996     17,720*                        1996          1.37*
1997     17,744                         1997          1.36
1998     19,147                         1998          1.44
1999     22,733                         1999          1.77

                                        SHAREHOLDERS' EQUITY
NET INTEREST MARGIN                     (Dollars in Thousands)
-------------------                     --------------------
1995      4.15                          1995       129,297
1996      4.40                          1996       138,658
1997      4.39                          1997       153,036
1998      3.88                          1998       165,970
1999      3.92                          1999       177,103


FINANCIAL HIGHLIGHTS
First Indiana Corporation and Subsidiaries

                                                       YEARS ENDED DECEMBER 31,
                                                       ------------------------
(Dollars in Thousands, Except Per Share Data)              1999        1998
                                                       ------------------------
Net Earnings                                             $22,733     $19,147
Basic Earnings Per Share                                    1.81        1.50
Diluted Earnings Per Share                                  1.77        1.44
Dividends Per Common Share                                  0.52        0.48

Return on Average Total Assets                              1.20%       1.12%
Return on Average Shareholders' Equity                     13.37       11.96

Yield on Interest-Earning Assets                            8.11%       8.32%
Cost of Interest-Bearing Liabilities                        4.83        5.16
Net Interest Margin                                         3.92        3.88
Net Interest Spread                                         3.28        3.16

                                                           AT DECEMBER 31,
                                                     -------------------------
                                                         1999           1998
                                                     -------------------------
Assets                                               $1,979,774     $1,795,990
Loans Receivable, Net                                 1,673,422      1,518,543
Deposits                                              1,312,115      1,227,918

Shareholders' Equity                                 $  177,103     $  165,970
Shareholders' Equity/Assets                                8.95%          9.24%
Book Value Per Share                                      14.14          13.07
Market Closing Price                                      21.75          20.00
Price/Earnings Multiple                                   12.29x         13.89x

                                                          DECEMBER 31, 1999
                                                     --------------------------
                                                         Actual      Required
                                                     --------------------------
Tangible Capital/Total Assets                              7.98%          1.50%
Core Capital/Total Assets                                  7.98           4.00
Risk-Based Capital/Risk-Weighted Assets                   11.11           8.00


Page Four                              First Indiana Corporation

[This page contains bar graphs showing the following information]


TOTAL LOANS ORIGINATED (Dollars in Thousands)
---------------------------------------------
1995      1,021,753
1996        985,165
1997      1,107,331
1998      1,790,722
1999      1,714,123


NON-PERFORMING ASSETS (Dollars in Thousands)
--------------------------------------------
1995     27,165
1996     27,121
1997     22,822
1998     19,880
1999     19,399


                       LETTER TO THE SHAREHOLDERS

To Our Shareholders:

   First Indiana Corporation completed another year of record earnings in 1999, while we continued to develop our niche as a relationship-based provider of comprehensive financial services. For the year ended December 31, 1999, First Indiana's net earnings were $22.7 million, or $1.81 per basic share, a 19 percent increase over net earnings of $19.1 million, or $1.50 per basic share, for the year ended December 31, 1998.

   Net earnings for 1999 reflect a net after-tax gain of $995,000, or $.08 per share, from the sale of First Indiana's Evansville Division and related transactions in August. Excluding this one-time event, our 1999 earnings of $21.7 million, or $1.73 per basic share, a 14 percent increase, were also a record. Diluted earnings per share were $1.77, compared with $1.44 in 1998, and $1.69 excluding the gain from the Evansville sale.

   Our 1999 earnings reflect the culmination of a ten-year upward trend. Net earnings have grown 352 percent since 1990, from $5.0 million in 1990, to $22.7 million in 1999.

   As a vote of confidence in the ongoing earnings potential of the Corporation, the Board of Directors has authorized an eight percent increase in First Indiana's annual cash dividend, to $.56 per share from $.52 per share, beginning with the first quarterly dividend payment on March 15, 2000. This dividend increase is the ninth in as many years.

   Competitive conditions in Central Indiana continued to provide opportunities for First Indiana throughout 1999. Two superregional banks with a significant presence in Indianapolis completed their merger, with the sale of some of the merged entity's branches to a Tennessee-based bank. In November 1999, the largest remaining locally owned bank was sold to an Ohio-based competitor. These events highlighted First Indiana's local ownership and decision making, enabling us to form additional partnerships with customers who value responsive service and relationship banking that offers comprehensive solutions.

   These mergers created opportunities, but the real challenge is just beginning. We must continually strive to bring a different experience to the many thousands of Central Indiana businesses and families who have chosen First Indiana Bank. We recognize that unless we provide a value-added service, these customers will move to another bank if we fail to meet their expectations. If we can't create a unique experience for our customers, we don't deserve to exist as an independent entity.

   Accordingly, much of our current effort centers on creating a value-added experience for First Indiana's customers by building relationships that provide comprehensive financial solutions. Our strategy for achieving this goal comes from our three-part mission:

      - Discovery of our customers' needs by seeking information and forming partnerships;

      - Delivery of products that lets our customers choose the banking channel they want (whether it's a branch or the Internet); and

      - An ongoing dialogue with our customers, so that we can continually improve the experience based on ever-increasing knowledge of their needs.

   By delivering on this mission, we seek to attain our vision for First Indiana as a community bank:

      - We want to be the bank of choice for customers who value the services of a financial consultant.

      - We want to be the bank that not only transacts today's business, but that also learns its customers' needs for tomorrow.

      - We want to be experts at offering our customers the right products at the right time in their business and personal lives.

      - We want to earn 100 percent of every customer's business across all product lines, if doing so is in the best interest of the Bank and the customer.

   This vision guided First Indiana as we worked to differentiate ourselves from our competitors and create a meaningful experience through discovery, delivery, and dialogue.

   In furtherance of our goal to provide a holistic, relationship-based experience for our customers, First Indiana announced two significant strategic changes in 1999. As previously reported, we sold our Evansville Division to another bank in August. While our ten-year presence in the Evansville market reaped many rewards, we determined that our resources would be more effectively deployed in Central Indiana, the fastest-growing region of the state.

1999 Annual Report                              Page Five

   An even more fundamental change took shape at First Indiana in the third quarter of 1999, when we exited the traditional mortgage banking business in favor of originating mortgages for our relationship customers. As part of our quest to provide only products and services where we can add value for the customer, we recognized that mortgage lending has become a commodity business, where the only differentiating factor for most customers is a low rate. Rather than trying to compete with the giants of the industry, we decided to focus on products and services where we can add value in ways other than the lowest price.

   At the same time, to accommodate the needs of our relationship-oriented customers, we still offer mortgage loans through a team of sales consultants who place the loan with a variety of investors. This strategy gives our customers an even wider array of loan products than when we were the sole supplier. This shift away from the traditional mortgage banking business completes our transition to a community bank in all respects except our legal charter.

   FirstTrust Indiana, the Bank's investment advisory and trust division, continued to provide relationship opportunities for customers throughout 1999. With its local decision-making and experienced team of veteran trust officers, FirstTrust offers our customers yet another way to deepen their relationship with First Indiana.

   At December 31, FirstTrust's assets under management were $450 million, representing account relationships in three principal lines of business: institutional investment management, personal trust administration, and estate and guardianship administration. During the year, assets under management approached $1 billion, including the temporary investment management assignment of a state retirement plan that was reassigned to out-of-state investment managers.

   Our holistic strategies yielded positive financial results in 1999. Loans outstanding grew $155 million, or 10 percent, during the year, bringing total loans outstanding to $1.7 billion, compared with $1.5 billion at the end of 1998. Business loans grew 32 percent, to $236 million, from $179 million one year earlier. This growth reflects significant investments in people and technology that have helped us capitalize on our relationship-based, local approach. Our business banking strategies extend not only to small- and medium-sized businesses themselves, but also to the needs of the businesses' owners and their employees.

   Our national network of consumer lending offices expanded to 45 states and produced $526 million in home equity loans in 1999, a 21 percent increase over 1998 production of $433 million. Consumer loans outstanding at December 31, 1999 were $676 million, compared with $581 million one year earlier, a 16 percent increase. First Indiana's consumer lending network is unique: Our agents offer a wide variety of consumer loan products to loan brokers without the overhead of fixed offices, while capitalizing on prosperous markets throughout the United States and diversifying geographic risk.

   First Indiana remains involved in construction lending in the Southeast and Northwest, where our relationships with builders, quick responses, and market insights give us a competitive edge. In addition, in Central Indiana, superregional bank mergers provided opportunities for expanded relationships with the top residential builders in the market. Residential construction loans outstanding at December 31, 1999 stood at $274 million, a 27 percent increase from $216 million at the end of 1998. First Indiana operates construction lending offices in several growing markets in North Carolina, Florida, and Oregon.

   We took major steps toward the restructuring of our funding sources in 1999. We expanded our base of checking accounts in an effort to reduce long-term dependency on costly borrowed funds and volatile certificates of deposit. Adjusted for the sale of the Evansville Division's deposits, checking accounts grew 15 percent, to $239 million from $208 million at December 31, 1998. This was accomplished through a combination of marketing strategies aimed at businesses and consumers, fallout from the superregional bank mergers, and an advertising campaign to build brand awareness.

   Excluding Evansville and jumbo deposits, total deposits grew 12 percent during 1999 to $1.0 billion from $904 million. This growth gives us opportunities for expanding relationships through lending and investment products, as well as through the wealth management services of our affiliate, Somerset

[This page contains a pie chart showing the following information]


-----------------------------
Composition of Loan Portfolio
-----------------------------
                                  1990           1999
                                  ====           ====
Residential Mortgage              58%            27%
Residential Construction           6             16
Commercial Real Estate            13              2
Consumer                          23             41
Business                           0             14


Page Six                              First Indiana Corporation

Financial Services, and FirstTrust Indiana, our investment advisory and trust division.

   Expansion of the Bank's checking account base also led to dramatic growth in deposit fees, which helped boost overall fee income. Total fee income in 1999 was $5.3 million, compared with $4.1 million in 1998, an increase of 29 percent.

   Loan sales further contributed to First Indiana's non-interest income in 1999. The sale of home equity loans originated through our national network contributed to gain-on-sale income of $7.4 million. Total non-interest income increased 19 percent in 1999, to $27.0 million from $22.7 million in 1998.

   Growth in loans and lower-cost deposits helped improve First Indiana's net interest margin, which increased to 3.92 percent for 1999, compared with 3.88 percent in 1998. Our goal of returning to our net interest margin above four percent appears attainable for the year 2000.

   Non-interest expense grew in 1999 to $52.3 million from $45.8 million. Although we are concerned by this increase, approximately 45% of it arose from record loan originations. Other factors that led to the increase were Year 2000 preparedness planning; one-time expenses in connection with the Evansville Division sale and our departure from the mortgage banking business; and start-up expenses of FirstTrust. Salaries and benefits for the fourth quarter of 1999 were below those of the same quarter in 1998, reflecting our restructuring and indicating a positive trend. The management team at First Indiana remains committed to controlling operating expenses in 2000.

   Shareholders' equity at December 31, 1999 was $177 million, compared with $166 million at the end of 1998. Total assets were $2.0 billion, compared with $1.8 billion one year ago.

   First Indiana is making significant changes in technology and delivery systems for our customers in the coming year. Under the direction of a special committee of our Board of Directors, the Bank's Technology and Operations Division is implementing several changes in First Indiana's infrastructure that will make delivery of customer and product information easier and more efficient. This will be especially helpful in the recently restructured consumer lending department, as technology becomes more and more crucial to the immediate delivery of product information, closing packages, and funding for our broker customers.

   Much has been said and written about the role of technology in banking:
Should banks expand their Internet presence, build new branches, or both? Our philosophy is simple: Let the customer choose the channel. And no matter what channel the customer chooses, our mission of discovery, delivery, and dialogue should be delivered, whether electronically or in person.

   Toward that end, we are upgrading both the electronic and physical delivery systems of the Bank in 2000. Several enhancements to First Indiana's website are under way. Customers can already obtain account information and pay bills over the Internet. Enhancements in 2000 will include Internet account opening and an improved look and feel.

   To expand our physical presence in the rapidly growing Central Indiana market, First Indiana is building or relocating seven branches in 2000. Three of these branches will take the Bank into new markets on the west, northwest, and south sides of Metropolitan Indianapolis. They will offer a full range of high-tech services that today's customers have come to expect, along with the traditional, in-person consultation that is central to our mission.

   Our commitment to Central Indiana as a community bank is illustrated by our ongoing support of charitable organizations. In 1999, First Indiana donated one percent of its net earnings to a variety of not-for-profit entities, with special emphasis on education through grants to the Kelley School of Business Indianapolis at Indiana University and the Butler University College of Business Administration. We believe that higher education in business is absolutely essential to attracting and retaining talent in Central Indiana in the years to come. In addition, First Indiana lent over $14 million to individuals, community development corporations, and businesses in emerging neighborhoods in Indianapolis.

   We honor H. J. Baker, who retired from First Indiana's Board of Directors in 1999 after 33 years of service. Jack was instrumental in First Indiana's transformation from a small savings and loan association to a dynamic community bank. We thank Jack for his four decades of wise counsel and wish him well in his retirement.

   In January 2000, the Board of Directors elected Marni McKinney Chief Executive Officer of First Indiana Corporation, in addition to her existing duties as Vice Chairman of the Corporation and Chairman of First Indiana Bank. Robert H. McKinney, the Corporation's previous CEO, will remain Chairman of First Indiana Corporation and Chairman of the Executive Committee of the Bank's Board of Directors. Marni represents the third generation of McKinney family involvement in First Indiana and its predecessors.

   First Indiana remains committed to Central Indiana as a community bank, but not for the sake of the status quo. Our mission centers on the belief that we can and do offer something different to the communities that we serve by taking a holistic approach and being a locally based provider interested in growing with our customers and helping them craft long-term financial solutions. Our success in 1999 illustrates the community's acceptance of our strategies, as we work to earn the support of you, our loyal shareholders. We appreciate your support and look forward to reporting to you about another successful year in 2000.

Sincerely,

/s/ Robert H. McKinney

Robert H. McKinney
Chairman

/s/ Marni McKinney

Marni McKinney
Vice Chairman and
Chief Executive Officer

/s/ Owen B. Melton, Jr.

Owen B. Melton, Jr.
President and
Chief Operating Officer

1999 Annual Report                              Page Seven

[This page contains a bar graph showing the following information]


NET EARNINGS (Dollars in Thousands)
-----------------------------------
1990         $ 5,029
1991           8,970
1992           9,484
1993          15,101
1994          10,636
1995          17,267
1996          13,704
1996          17,720*
1997          17,744
1998          19,147
1999          22,733

* 1996 earnings include a one-time SAIF special assessment of $4,016 after taxes


                           MISSION STATEMENT


   First Indiana Bank's mission is to deliver high-quality, relationship-based products and services to the individuals and businesses in our communities. This is the First Indiana brand, and it centers on:

   Discovery of our customers' needs, by seeking information, forming partnerships, and helping our customers attain their financial goals.

   Delivery of innovative products designed around our customers' needs and brought to them efficiently and responsively through superior service.

   Dialogue with our customers, so that we can meet or exceed their expectations and continuously improve the products and services we have designed for them.

   We build and preserve the First Indiana brand and enhance shareholder value through five guiding principles:

   People. A company is its people. Our goal is to create an environment that fosters entrepreneurial creativity and maximizes our associates' potential. We emphasize leadership at all levels in the organization and give our associates the tools to provide customer-focused solutions in all
situations.   To encourage our associates' ownership of First Indiana's
success, we promote their ownership of First Indiana stock.

   Community-Based, Hands-on Involvement. Customers want quick answers and
responsive service from people they know.   As a locally owned bank with a
vested interest in the community, we are dedicated to building strong partnerships with our customers and earning their trust.

   Knowledge-Based Marketing. First Indiana is customer-driven, not product-driven. Knowing the customer is the key to success in a customer-driven company. By finding out as much as we can about our customers, we can anticipate their needs, add value, and win their loyalty. By seeking feedback from our customers every time we interact with them, we can improve and deepen our relationship.

   Focus. We keep our eye on the long term by choosing a course that concentrates our efforts in those areas where we bring special value to the marketplace. We avoid today's fads in favor of tomorrow's long-lasting solutions.

   Efficiency.   We use data to implement customer-driven change.  We structure our business units around similar customer groups to maximize responsiveness. We move quickly and with discipline to improve delivery of products continuously. We aim for share of customer, not share of market. And we strive to deliver the right product to our customers at the right time, at the lowest possible cost.

   These principles serve as our compass for the future of First Indiana Bank. They ensure growth. They ensure the Bank's independence. And they ensure that First Indiana Bank can give back to the communities we serve.

Page Eight                              First Indiana Corporation

                    BOARD OF DIRECTORS AND MANAGEMENT

BOARD OF DIRECTORS

Robert H. McKinney (47 years' service)
  Chairman, First Indiana Corporation

Marni McKinney (16 years)
  Vice Chairman and Chief Executive Officer, First Indiana Corporation; Vice Chairman and Chief Executive Officer, The Somerset Group, Inc.

Owen B. Melton, Jr. (22 years)
  President and Chief Operating Officer, First Indiana Corporation

Gerald L. Bepco (13 years)
  Vice President for Long-Range Planning, Indiana University;
  Chancellor, IUPUI

Andrew Jacobs, Jr. (3 years)
  United States Congressional Representative (retired);
  Adjunct Professor, IUPUI

Robert J. Laikin (one year)
  Chairman and Chief Executive Officer, Brightpoint, Inc.

Phyllis W. Minott (24 years)
  Chairman and Chief Executive Officer, Minnott Motion Pictures, Inc.

Michael L. Smith (15 years)
  Executive Vice President and Chief Financial Officer, Anthem, Inc.

John W. Wynne (10 years)
  Director Emeritus, Duke Realty Investments, Inc.

FIRST INDIANA BANK

Robert H. McKinney* (47 years' service)
  Chairman, Executive Committee of the Board of Directors
Marni McKinney* (16 years)
  Chairman
Owen B. Melton, Jr.* (22 years)
  President and Chief Executive Officer
David J. Gunderson (17 years)
  Vice President and Credit Review Officer
Richard E. Walke (14 years)
  Vice President and Director of Internal Audit
David A. Butcher* (17 years)
  Secretary

RETAIL BANKING, MARKETING & STRATEGIC PLANNING GROUP

Kenneth L. Turchi (15 years)
  Senior Vice President

First Vice President
Scott E. Baker (2 years)

Vice Presidents
Timothy J. Dell (7 years)
Toni K. Dickover (5 years)
Paul R. Wainman, Jr. (2 years)
Freda F. Wampner (20 years)

CONSUMER FINANCE GROUP
David A. Lindsey (17 years)
  Senior Vice President

Vice Presidents
Deborah L. Apgar (16 years)
Judi L. Cooper (4 years)
J. Greg Gibbs (20 years)
Kim D. LaSota (4 years)
J. Michael B. MacDonald (2 years)
Andrea L. McIlwraith (10 years)
Connie L. Nelson (3 years)
Michael W. Olsen (2 years)

Market Vice Presidents
Stephen E. Buchanan (6 years)
Thomas M. Koesters (18 years)
Toni R. Santo (6 years)
Lisa M. Straziota (4 years)
J. Tracy Whitaker (12 years)

FINANCIAL MANAGEMENT GROUP
David L. Gray* (18 years)
  Senior Vice President, Chief Financial Officer

Vice Presidents
Michael T. McAninch (17 years)
  Controller
Barton L. Shroyer (9 years)
  Treasurer

COMMERCIAL AND MORTGAGE BANKING GROUP
Merrill E. Matlock (16 years)
  Senior Vice President, and President, One Mortgage Corporation

First Vice President
Gregory P. O'Connor (8 years)

Vice Presidents
Elizabeth A. Amy (one year)
Daniel R. Dierlam (8 years)
Victoria H. Duckworth (17 years)
Kristin K. Guy (one year)
Max E. Inglert (28 years)
Julie C. Kitcoff (one year)
Charles B. Lauck (2 years)
Michael D. Mathew (5 years)
Kevin P. Murphy (one year)
Joel J. Pruis (2 years)
Michael S. Rigsby (3 years)
Susan Kaiser-Rohr (5 years)
Amanda K. St. Clair (4 years)
Anthony P. Schlicte (2 years)
Stephen M. Spicer (3 years)
James A. Woodward (one year)

*Officer, First Indiana Corporation

1999 Annual Report                              Page Nine

                    BOARD OF DIRECTORS AND MANAGEMENT

Regional Vice Presidents
Vilbur L. Harwell (3 years)
William C. Hewitt (3 years)
Robert N. McFall (16 years)

Market Vice Presidents
Brian A. Carlson (7 years)
Cynde G. Emory (11 years)
Tracy N. Galloway (2 years)
Kevin P. Riley (2 years)
Amy F. Watts (3 years)

COORESPONDENT BANKING SERVICES AND SECONDARY MARKETING GROUP
Timothy J. O'Neill (30 years)
  Senior Vice President

Technology and Operations Group
Edward E. Pollack (2 years)
  Senior Vice President

Vice Presidents
John D. Ehrhart (22 years)
John M. Huter (33 years)
John V. Kirby (4 years)
Denise L. Maines (12 years)
Thomas M. Ryan (20 years)
Morteza M. Semnani (one year)
Mickey J. Walden (17 years)

FIRSTTRUST INDIANA
Ralph G. Nowak (2 years)
  President and Chief Investment Officer
David G. King (2 years)
  Executive Vice President and Chief Operating Officer
Robert H. Everitt (2 years)
  Executive Vice President and Trust Counsel
James H. Hernandez (2 years)
  Senior Vice President
Christian L. Rieddle (2 years)
  Senior Vice President
R. Todd Musser (2 years)
  Senior Vice President
Mary Anne Smith (2 years)
  Vice President

MOORESVILLE DIVISION
Boyd C. Head (39 years)
  Chairman of the Board
Charles D. Swisher (17 years)
  Vice Chairman of the Board
Norman T. Lloyd (27 years)
  President

Advisory Directors
Robert S. Gregory (35 years)
Boyd C. Head (39 years)
Russell J. Lockwood (16 years)
Eugene D. Perry (17 years)
Charles F. Quillen (16 years)
Charles D. Swisher (17 years)
George Watson (27 years)

RUSHVILLE DIVISION
W. Richard Waggoner (34 years)
  Chairman of the Board
E. Eugene Spurlin (30 years)
  Vice Chairman of the Board
Garry E. Cooley (15 years)
  President

Advisory Directors
Richard K. Levi (12 years)
Marjorie Shoemaker (19 years)
E. Eugene Spurlin (30 years)
W. Richard Waggoner (34 years)

Central Indiana Advisory Boards
Franklin
Gilmore C. Abplanalp (29 years)
Timothy J. Dell (7 years)
Jerry B. Maguire (10 years)

Pendleton
Hugh W. Begley (31 years)
Ralph E. Miller (21 years)
David L. Puckett (21 years)
L. Ann Reeder (8 years)
Phillip R. Shirley, DVM (24 years)

Westfield
Manson E. Church (43 years)
Toni K. Dickover (5 years)
J. Joseph Edwards (7 years)
James Gapenski (7 years)
Jerry C. McMullan (31 years)

Page Ten                              First Indiana Corporation

1999 Annual Report                              Page Eleven

            FINANCIAL REVIEW
First Indiana Corporation and Subsidiaries

Page Twelve                              First Indiana Corporation

                           FINANCIAL REVIEW

   First Indiana Corporation posted another year of record earnings in 1999. Net earnings were $22,733,000, or $1.81 per basic share, for the year ended December 31, 1999, including a gain from the sale of the deposits of the Evansville Division of First Indiana Bank, the Corporation's principal subsidiary. This represents a 19 percent increase over 1998 earnings of $19,147,000, or $1.50 per basic share. Earnings for the year ended December 31, 1997, were $17,744,000, or $1.40 per basic share. Excluding the gain from the Evansville sale, 1999 earnings were $21,738,000, or $1.73 per basic share, a 14 percent increase, which is also a record.

   Diluted earnings per share, including the Evansville sale, were $1.77 for the year, compared to $1.44 for the year ended December 31, 1998, and $1.69 excluding the Evansville sale.

   Return on average equity for 1999 was 13.37 percent, compared with 11.96 percent in 1998 and 12.16 percent in 1997.

   To reflect confidence in the continued earnings potential of the Corporation, the Board of Directors authorized an 8 percent increase in the Corporation's annual cash dividend, to $.56 per share from $.52 per share, beginning with the first quarterly dividend payment on March 15, 2000. Dividends per common share (adjusted for stock dividends and splits) were $.52 in 1999, $.48 in 1998, and $.40 in 1997. All per-share amounts in the 1999 Annual Report have been adjusted for all stock dividends and splits.

   During the third quarter of 1999, First Indiana completed two significant events that affected earnings. These were the sale of $120 million of deposits of the Bank's five Evansville, Indiana-area branches and changes in the Bank's mortgage banking strategy.

   In August, First Indiana sold its Evansville Division to another bank. This action reflects the Bank's relationship-based strategy as it allowed the Bank to focus resources in Central Indiana, the fastest-growing region of the state.

   Also in the third quarter, the Bank exited the traditional mortgage banking business in favor of originating mortgages for relationship customers.
Mortgage lending has become a commodity business, where the only differentiating factor for most customers is a low rate; consequently, First Indiana shifted its emphasis onto products and services where the Bank can add value in other ways. First Indiana continues to offer consumer loan products, which allows the Bank to capitalize on prosperous markets throughout the United States and diversify geographic risk, without the overhead of fixed offices. The initial result of this change in strategy was a decrease in residential loan originations. Residential mortgage loan originations amounted to $494 million in 1999, compared with $744 million in 1998.

   Originations in home equity lending were $526 million, compared with $433 million in 1998. This significant increase was a result of several factors. First, the Bank continued to expand its distribution network and currently provides loans in 45 states. Much of the expansion concentrated in the western United States, where growth potential is strong. Second, the Bank diversified its product offering and began pursuing larger first lien loans more aggressively. Third, the environment of 1999 produced difficulties for some competitors and gave First Indiana the opportunity to secure more business. Last, in keeping with the Bank's overall strategy of deepening relationships, plans were implemented to concentrate on loan originations through a smaller number of larger producers. This resulted in operational efficiencies as well as larger sales.

   Relationship building was a key in construction lending, and resulted in originations of $521 million, compared with $481 million the previous year. In addition, new markets were added, and a variety of unique products were developed to take advantage of growing markets.

   Another area of asset growth in 1999 was the business-related segments of the market. Business loans outstanding increased to $236 million at year-end 1999 from $179 million one year earlier.

   The significant growth in originations in these core assets areas translated into growth on the balance sheet. At December 31, 1999, home equity, construction, and business loans outstanding were $665 million, $274 million, and $236 million, compared with $566 million, $216 million, and $179 million one year earlier.

   The provision for loan losses in 1999 was $9,410,000, compared with $9,780,000 in 1998 and $10,700,000 in 1997. By continuing to provide for loan losses in a manner consistent with the higher risk associated with and losses inherent in home equity, construction, and business lending, the Bank's loan loss allowance was $28,759,000 at year-end, or 163 percent of non-performing loans, compared with $25,700,000, or 150 percent of non-performing loans, at December 31, 1998.

   FirstTrust Indiana, the Bank's trust and investment advisory division, completed its first year of operation since receiving trust powers on December 31, 1998. Account relationships have been accepted in three product lines: personal trust, institutional investment management, and estate and guardianship administration. Assets under management stood at approximately $450 million at year-end 1999, approaching $1 billion during the year, including a short-term institutional assignment.

   The Corporation's total assets increased 10.2 percent to $1,979,774,000 at year-end, compared with $1,795,990,000 at December 31, 1998. Shareholders' equity increased to $177,103,000 at December 31, 1999, a 6.7 percent increase over the December 31, 1998 level of $165,970,000. The tangible and core capital of the Bank was $157,725,000, or 7.98 percent of assets, which exceeded regulatory minimums by $128,090,000 and $78,699,000 at year-end 1999. Average shareholders' equity to average assets equaled 9.00 percent and 9.33 percent for 1999 and 1998.

   First Indiana Corporation is a non-diversified, unitary savings and loan holding company. First Indiana Bank is a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation. First Indiana is the largest publicly held bank based in Indianapolis.

1999 Annual Report                              Page Thirteen

NET INTEREST INCOME

   Net interest income is the most critical component of First Indiana's net earnings. It is affected by both the volume and interest rate of interest-earning assets and interest-bearing liabilities.

   Net interest income was $70,851,000 in 1999, compared with $63,851,000 in 1998 and $64,034,000 in 1997. This increase is primarily due to growth in earning assets, with 1999 levels at ten percent over 1998.

NET INTEREST MARGIN

   First Indiana's net interest margin is the clearest indicator of its ability to generate core earnings. The margin was 3.92 percent for the year ended December 31, 1999, compared with 3.88 percent in 1998 and 4.39 percent in 1997. Net interest margin consists of two components: interest-rate spread and the contribution of interest-free funds (primarily shareholders' equity and other non-interest-bearing liabilities). Interest-rate spread is the difference between the return on total earning assets and the cost of total interest-bearing liabilities.

   The Corporation's average interest-rate spread for the year ended December 31, 1999 was 3.28 percent, compared with 3.16 percent in 1998 and 3.70 percent in 1997.

   The contribution of interest-free funds to First Indiana's net interest margin varies depending on the level of capital and use of interest-free liabilities. Average interest-free funds provided an additional 64 basis points to the margin in 1999, compared with 72 and 69 basis points in 1998 and 1997.

[This page contains the following bar graph]


NET INTEREST INCOME (Dollars in Thousands)
------------------------------------------
1995     59,040
1996     62,716
1997     64,034
1998     63,851
1999     70,851



                                      1999                          1998                          1997
                          ----------------------------------------------------------------------------------------
                            Average                       Average                       Average
(Dollars in Thousands)      Balance   Interest  Rate      Balance   Interest  Rate      Balance   Interest  Rate
                          ----------------------------------------------------------------------------------------
Assets
Earning Assets
  Federal Funds Sold      $    8,572  $    411  4.79%   $    9,469  $    521  5.50%   $   12,739  $    695  5.46%
  Investments                103,551     6,247  6.03       124,756     7,465  5.98       113,037     6,818  6.03
  Mortgage-Backed
     Securities               17,977     1,476  8.21        32,446     2,065  6.36        35,130     2,446  6.96
  Loans Receivable (1)     1,625,666   135,037  8.31     1,465,288   125,783  8.58     1,284,212   117,371  9.14
                          --------------------          --------------------          --------------------
    Total Earning Assets   1,805,921   146,426  8.11     1,631,959   135,834  8.32     1,445,118   127,330  8.81
                          --------------------          --------------------          --------------------
Other Assets                  82,917                        83,056                        65,375
                          ----------                    ----------                    ----------
Total Assets              $1,888,838                    $1,715,015                    $1,510,493
                          ==========                    ==========                    ==========

Liabilities and Share-
   holders' Equity

Interest-Bearing
Liabilities
  Deposits:
    NOW and Money
     Market Checking      $   98,515  $  1,611  1.64%   $   84,891  $  1,951  2.30%   $   84,761  $  1,908  2.25
    Passbook and
     Statement Savings       375,684    15,381  4.09       330,917    15,225  4.60       302,635    13,881  4.59
    Money Market Savings      24,603       764  3.11        28,819       990  3.44        30,416     1,001  3.29
    Jumbo Certificates       235,320    13,208  5.61       184,332    10,771  5.84       113,632     6,583  5.79
    Fixed-Rate
     Certificates            446,610    23,509  5.26       464,839    25,998  5.59       470,853    26,563  5.64
  Federal Home Loan
    Bank Advances            328,470    18,309  5.57       270,491    15,348  5.67       219,685    12,288  5.59
  Short-Term
    Borrowings                56,348     2,793  4.96        52,922     2,797  5.29        39,018     2,127  5.45
                          --------------------          --------------------          --------------------
  Total Interest-Bearing
     Liabilities           1,565,550    75,575  4.83     1,417,211    73,080  5.16     1,261,000    64,351  5.10
                          --------------------          --------------------          --------------------
Other Liabilities            153,249                       137,737                       103,566
Shareholders' Equity         170,039                       160,067                       145,927
                          ----------                    ----------                    ----------
Total Liabilities and
  Shareholders' Equity    $1,888,838                    $1,715,015                    $1,510,493
                          ==========                    ==========                    ==========
Net Interest
  Income/Spread                       $ 70,851  3.28%               $ 62,754  3.16%               $ 62,979  3.71%
                                       =======  =====                =======  =====               ========  =====
Net Interest Margin                             3.85%                         4.36%                         4.37%
                                                =====                         =====                         =====

(1) Included in loans receivable are loans held for sale totaling $32,567, $98,588, and $34,217 in 1999, 1998, and 1997, and non-accrual loans.


Page Fourteen                              First Indiana Corporation

Changes in Rate/Volume

     The following table shows the impact on net interest income of changes in interest rates and volume of the Corporation's assets and liabilities.

                                        1999 Compared with 1998           1998 Compared with 1997
                                          Increase (Decrease)               Increase (Decrease)
                                           Due to Change in                  Due to Change in
                                    -----------------------------------------------------------------------
                                                               Net                                   Net
(Dollars in Thousands)              Rate     Volume   Other  Change   Rate      Volume    Other     Change
                                    -----------------------------------------------------------------------
Interest Income
  Federal Funds Sold                $  (67)  $  (40)  $  6   $ (110)  $     6   $  (178)  $    (2)    (174)
  Investments                           61   (1,269)   (10)  (1,218)      (54)      707        (6)     647
  Federal Home Loan Bank Stock          68      294     17      379       (78)      129        (9)      42
  Mortgage-Backed Securities            41    1,127     22    1,190      (210)     (187)       16     (381)
  Loans Receivable                  (4,068)  13,767   (445)   9,454    (7,132)   16,550    (1,006)   8,412
                                    --------------------------------  -------------------------------------
                                    (3,965)  13,870   (410)   9,495    (7,468)   17,021    (1,007)   8,546
                                    --------------------------------  -------------------------------------
Interest Expense
  Deposits
    NOW and Money Market Checking     (563)     313    (90)    (340)       40         3         -       43
    Passbook and Statement Savings  (1,677)   2,060   (277)     156        43     1,297         4    1,344
    Money Market Savings               (95)    (145)    14     (226)       44       (53)       (2)     (11)
    Jumbo Certificates                (425)   2,979   (117)   2,437        57     4,096        35    4,188
    Fixed-Rate Certificates         (1,530)  (1,019)    60   (2,489)     (229)     (339)        3     (565)
  Federal Home Loan Bank Advances     (271)   3,290    (58)   2,961       177     2,842        41    3,060
  Short-Term Borrowings               (174)     181    (11)      (4)      (65)      758       (23)     670
                                    --------------------------------  -------------------------------------
                                    (4,735)   7,659   (429)   2,495        67     8,604        58    8,729
                                    --------------------------------  -------------------------------------
Net Interest Income                 $  770   $6,211   $ 19   $7,000   $(7,535)  $ 8,417   $(1,065)  $ (183)
                                    ================================  =====================================


1999 Annual Report                              Page Fifteen


Non-Interest Income

   The following table shows First Indiana's non-interest income for the past three years.

                                                   YEARS ENDED DECEMBER 31,
                               -----------------------------------------------------------------
                                            Increase                     Increase
                                           (Decrease)                   (Decrease)
                               -----------------------------------------------------------------
(Dollars in Thousands)            1999   Amount    Percent   1998      Amount    Percent  1997
                               -----------------------------------------------------------------
Sale of Investments            $  (886)  $(1,281)  (324.3%)  $   395   $  178    82.1%   $   217
Sale of Loans and
  Mortgage Backed Securities     5,288    (4,498)   (46.0)     9,786    4,854    98.4      4,932
Sale of Deposits                 7,590     7,590    100.0          -        -       -          -
Loan Servicing Income            1,220      (415)   (25.4)     1,635   (1,132)  (40.9)     2,767
Loan Fees                        3,626       534     17.3      3,092      734    31.1      2,358
Insurance Commissions              108         2      1.9        106     (132)  (55.5)       238
Trust Fees                       1,080     1,080    100.0          -        -       -          -
Customer Fee Income              5,296     1,189     29.0      4,107      403    10.9      3,704
Other                            3,636        81      2.3      3,555      821    30.0      2,734
                               ------------------            -----------------           --------
                               $26,958   $ 4,282     18.9    $22,676   $5,726    33.8    $16,950
                               ==================            =================           ========

NON-INTEREST INCOME

   The increase in non-interest income was due to several important factors. FirstTrust completed its first full year of operation, which produced a significant increase in trust fees. Customer fee income grew substantially as a benefit of a significant increase in the number of consumer and business checking accounts during 1999. This growth was due to marketing efforts and the fallout of mergers by other banks in the market. These increases were offset by decreases in the gains on sales of investments and loans. During the third quarter of 1999, the Bank recognized a $7.6 million gain on the sale of deposits at its Evansville, Indiana-area branches. The Bank also elected to sell certain loans and investment securities available for sale, which resulted in a $4.4 million loss. In addition, approximately $1.6 million in various non-interest expenses related to the Evansville and mortgage restructuring were recognized during the quarter.

Page Sixteen                              First Indiana Corporation


NON-INTEREST EXPENSE

   The following table describes First Indiana's non-interest expense for each of the past three years.

                                   YEARS ENDED DECEMBER 31,
                             ------------------------------------------------------------------
(Dollars in Thousands)          Increase (Decrease)          Increase (Decrease)
                             ------------------------------------------------------------------
                             1999       Amount   Percent  1998      Amount    Percent  1997
                             ------------------------------------------------------------------
Salaries and Benefits        $ 39,343   $5,965    17.9%   $33,378   $ 7,442    28.7 %  $25,936
Capitalized Salaries
  and Benefits                (11,191)    (514)    4.8    (10,677)   (4,657)  (77.4)    (6,020)
Net Occupancy                   2,942       49     1.7      2,893        41     1.4      2,852
Deposit Insurance                 712       21     3.0        691        (2)   (0.3)       693
Real Estate Owned
  Operations - Net                537     (321)  (37.4)       858       206    31.6        652
Equipment                       5,825      783    15.5      5,042       350     7.5      4,692
Office Supplies and Postage     2,059       27     1.3      2,032       183     9.9      1,849
Other                          12,119      580     5.0     11,539     1,089    10.4     10,450
                             ------------------           ------------------           --------
                             $52,346    $6,590    14.4%   $45,756   $ 4,652    11.3%   $41,104
                             ==================           ==================           ========


NON-INTEREST EXPENSE

   Non-interest expense increased in 1999, in support of several long-term strategies; however, the majority of the increase was reflected in salaries and benefits. Approximately $3.0 million, or 45%, of the increase in non-interest expense can be attributed to record loan originations. Also, in connection with the sale of the Evansville Division and the restructuring of the Bank's mortgage lending business, appropriate severance packages were provided for a number of employees, primarily in the third quarter. Furthermore, the first full year of operation of the Bank's FirstTrust Division added salaries and benefits for 11 employees. Even though salaries and benefits increased compared to those of 1998, the fourth quarter saw a decrease of 8 percent over the prior fourth quarter. In addition, expenses rose due to Year 2000 preparedness planning. The "other" category increased as a consequence of marketing and expenses related to the Bank's increase in the number of checking accounts.

1999 Annual Report                              Page Seventeen

ASSET QUALITY

   First Indiana's asset quality is directly affected by the credit risk of the assets on its balance sheet. The procedures for reviewing the quality of First Indiana's loans, the appropriateness of loan and real estate owned ("REO") classifications, and the adequacy of loan and REO loss allowances are reviewed by First Indiana's Board of Directors.

   General Allowances - First Indiana establishes general allowances as percentages of loans outstanding. The percentages are based on the Bank's risk model, which incorporates empirical data about loss experience, credit risk, geographic diversity, general economic trends, and other factors.

   Adequacy of Allowances - Management believes that First Indiana's current loan and REO loss allowances are sufficient to absorb future losses inherent in the current loan and REO portfolio. However, there can be no assurance that additional allowances will not be required or that the amount of any such allowances will not be significant. Various regulatory agencies periodically review these allowances and may require First Indiana to recognize additions to them.

   The Investment Committee of First Indiana's Board of Directors is responsible for monitoring and reviewing investment quality and liquidity. This committee approves investment policies and meets quarterly to review investment transactions. Credit risk is controlled by limiting the number and size of investments and by approving the brokers and dealers through which investments are made.

NON-PERFORMING ASSETS

   First Indiana has managed its loan portfolio to reduce concentration of loan types and to diversify assets geographically. Non-performing assets, which consist of non-accrual, impaired and restructured loans, REO, and other repossessed assets, decreased to $19.4 million at December 31, 1999 from $19.9 million one year earlier.

   The table on the following page sets forth the amounts of First Indiana's non-performing assets. The information pertaining to non-accrual loans and restructured loans is set forth by type of loan.

   Non-Accrual, Impaired, and Restructured Loans - First Indiana places loans on non-accrual status when payments of principal or interest become 90 days or more past due, or earlier when an analysis of a borrower's creditworthiness indicates that payments could become past due. A loan is considered impaired when it is probable that all principal and interest amounts due will not be collected in accordance with the loan's contractual terms. Impairment is recognized by allocating a portion of the allowance for loan losses to such a loan to the extent that the recorded investment of an impaired loan exceeds its value. A loan's value is based on the loan's underlying collateral or the calculated present value of projected cash flows discounted at the contractual interest rate.

   Real Estate Owned - Real estate owned is generally acquired through foreclosure, and is carried at the lower of the Bank's book balance in the property or the fair market value of the property, less reasonable costs of disposition. A review of REO properties, including the adequacy of the loss allowance and decisions whether to charge off REO, occurs in conjunction with the review of the loan portfolios described above.

   Potential Problem Assets - The Corporation had $21.0 million in potential problem loans at December 31, 1999. Of this amount, $16.8 million consisted of loans to residential builders, $2.9 million represented loans to business borrowers, and $1.3 million represented loans to commercial real estate/land development borrowers. These loans are currently performing according to their loan agreements, but the borrower's financial operations and condition caused management to question their ability to comply with present repayment terms. The collateral for the builder loans is one-to-four family dwellings and fully developed lots. The business loans are also collateralized with non-residential real estate and other assets. The land development loans are collateralized with developed lots or development in progress and raw land.

[This page contains bar graphs showing the following information]


BANK CAPITAL/ASSETS
-------------------
Actual     Required
------     --------
 7.98%     1.50%
 7.98      4.00
11.10      8.00


LOAN AND REO LOSS ALLOWANCES    LOAN LOSS ALLOWANCE TO
   (Dollars in Thousands)        NON-PERFORMING LOANS
----------------------------    -----------------------
1995      $17,300                1995       $ 67.91
1996       19,311                1996         84.19
1997       22,897                1997        121.60
1998       26,200                1998        149.63
1999       29,259                1999        162.73


Page Eightteen                              First Indiana Corporation


Non-Performing Assets                        DECEMBER 31,
                             --------------------------------------------
(Dollars in Thousands)         1999       1998     1997     1996     1995
                             --------------------------------------------
Non-Accrual Loans
  Residential Mortgage       $ 3,564    $4,268   $3,718   $3,849   $2,399
  Residential Construction     4,090     4,714    6,059    4,573    2,229
  Commercial Real Estate           -         -       99        -    1,514
  Business                       806     1,019      254      166      428
  Consumer                     7,493     7,175    8,302    6,792    8,120
                             --------------------------------------------
    Total Non-Accrual Loans   15,953    17,176   18,432   15,380   14,690
                             --------------------------------------------
Other Impaired Loans           1,719         -        -        -    3,306
Restructured Loans                 -         -        -    6,913    5,909
Real Estate Owned              1,727     2,704    4,390    4,828    2,943
Other Repossessed Assets           -         -        -        -      317
                             --------------------------------------------
Total Non-Performing Assets   $19,399  $19,880  $22,822  $27,121  $27,165
                             ============================================



   The following schedule is a summary of REO, net of the allowance for REO losses.

Real Estate Owned
(Dollars in Thousands)                    DECEMBER 31,
                           -----------------------------------------
                             1999    1998     1997     1996    1995
                           -----------------------------------------
Residential Mortgage       $  214   $  291   $  858   $  371  $  430
Residential Construction      633      563      749      915     713
Commercial Real Estate          -      154       95       95      94
Consumer                      880    1,696    2,688    3,447   1,706
Allowance for REO Losses     (500)    (500)    (483)    (543) (1,066)
                           ------------------------------------------
Real Estate Owned-Net      $1,227   $2,204   $3,907   $4,285  $1,877
                           ==========================================


Summary of Loan Loss Experience                 YEARS ENDED DECEMBER 31,
                                   ------------------------------------------------
(Dollars in Thousands)               1999      1998      1997      1996      1995
                                   ------------------------------------------------
Balance of Allowance for Loan
  Losses at Beginning of Year      $25,700   $22,414   $18,768   $16,234   $12,525
  Charge-Offs
    Residential Mortgage               (30)      (91)      (83)       (9)      (34)
    Residential Construction          (412)     (658)   (1,190)     (360)     (231)
    Commercial Real Estate               -       (93)      (75)        -    (1,139)
    Consumer                        (5,114)   (6,934)   (7,210)   (9,592)   (2,969)
    Business                        (2,015)      (15)     (528)        -       (61)
                                   ------------------------------------------------
      Total Charge-Offs             (7,571)   (7,791)   (9,086)   (9,961)   (4,434)
                                   ------------------------------------------------
  Recoveries
    Residential Mortgage                 -         2         -        26         6
    Residential Construction           235       270        40        69        16
    Commercial Real Estate               -         -       727       135        13
    Consumer                           963       986     1,261     1,429       190
    Business                            22        39         4        42        18
                                   ------------------------------------------------
      Total Recoveries               1,220     1,297     2,032     1,701       243
                                   ------------------------------------------------
Net Charge-Offs                     (6,351)   (6,494)   (7,054)   (8,260)   (4,191)
Provision for Loan Losses            9,410     9,780    10,700    11,815     7,900
Recapture of Loan Loss Provision
  Due to Auto Portfolio Sale             -         -         -    (1,021)        -
Balance of Allowance for
  Loan Losses at End of Year        28,759    25,700    22,414    18,768    16,234
                                   ------------------------------------------------
Balance of REO Loss
  Allowance at End of Year             500       500       483       543     1,066
                                   ------------------------------------------------
Balance of Loan and REO Loss
  Allowance at End of Year         $29,259   $26,200   $22,897   $19,311   $17,300
                                   ================================================


SUMMARY OF LOAN LOSS EXPERIENCE

   Loan losses decreased primarily due to reduced consumer and construction loan charge-offs. The net charge-offs of $6.4 million, $6.5 million, and $7.1 million in 1999, 1998, and 1997, respectively, reflect both the significant increase in home equity loans outstanding and the adoption of a more conservative charge-off policy. The Bank now writes down consumer loans at the date of foreclosure and charges off the entire balance of home equity loans greater than 120 days delinquent with loan-to-value ratios above 90 percent. If the loan has a loan-to-value ratio less than 90 percent, the loan is written down to its estimated disposition value after considering any first mortgage position and disposition costs.

   The Bank's loan loss provision of $9.4 million and $9.8 million in 1999 and 1998, respectively, reflects the improved charge-off experience and a decrease in delinquencies in the Bank's portfolio of home equity loans.

   The allowance for loan losses increased to $28,759,000 at December 31, 1999, or 163 percent of the non-performing loans at year-end.

1999 Annual Report                              Page Nineteen


Summary of Loan Loss Experience (continued)
YEARS ENDED DECEMBER 31,
-------------------------------
1999     1998     1997     1996     1995
-----------------------------------------

Ratio of Net Charge-Offs to
  Average Loans Outstanding       0.39%     0.44%     0.55%     0.67%     0.35%

Ratio of Allowance for
  Loan Losses to
  Loans Receivable                1.69%     1.66%     1.63%     1.52%     1.28%

Ratio of Total Loan and
  REO Loss Allowance to
  Non-Performing Assets         150.73%   131.79%   100.33%    71.20%    63.68%

Ratio of Allowance for
  Loan Losses to
  Non-Performing Loans          162.73%   149.63%   121.60%    84.19%    67.91%


CAPITAL RESOURCES AND LIQUIDITY

CAPITAL

   At December 31, 1999, First Indiana's shareholders' equity was $177,103,000, or 8.95 percent of total assets, compared with $165,970,000, or 9.24 percent of total assets, at December 31, 1998.

   In April 1999, the Corporation's Board of Directors authorized the repurchase from time to time of up to an additional $10,000,000 of the Corporation's outstanding common stock. Of the additional $10,000,000 authorized, $3,679,000 has been repurchased. Through December 31, 1999, the Corporation had repurchased a total of 1,088,813 shares of its common stock, at a cost of $13,981,000, or 9 percent of its shares outstanding.

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

   The Bank's primary source of funds is its deposits, which were $1,312,115,000 at December 31, 1999 and $1,227,918,000 at December 31, 1998.

   In recent years, First Indiana has relied on loan payments, loan payoffs, sale of loans, Federal Home Loan Bank advances, repurchase agreements, mortgage-backed bonds, and floating-rate notes as sources of funds. Although the Bank will continue to rely on core retail deposits as its chief source of funds, the use of borrowed funds, including Federal Home Loan Bank advances, continues to be an important component of the Bank's liquidity.

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

   Regulations require the Bank's primary regulator, the Office of Thrift Supervision ("OTS") to set minimum liquidity levels between four and ten percent of assets. In 1997, the regulations were altered to lower the liquidity requirement to four percent of net withdrawable assets, and the definition of net withdrawable assets was simplified. This change did not have a significant impact on the Bank's liquidity position. The Bank's liquidity ratio for the fourth quarter of 1999 was 6.80 percent.


ALLOCATION OF LOAN LOSS ALLOWANCE

   The following table presents an allocation of First Indiana's allowance for loan losses at the dates indicated.

                              DECEMBER 31,
                             ---------------------------------------------------------------------------------------------
                                      1999               1998               1997               1996               1995
                             ---------------------------------------------------------------------------------------------
                                    Percent of         Percent of         Percent of         Percent of         Percent of
                                     Loans in           Loans in           Loans in           Loans in           Loans in
                                       Each               Each               Each               Each               Each
                             Amount  Category  Amount   Category  Amount   Category  Amount   Category  Amount   Category
(Dollars in Thousands)      ----------------------------------------------------------------------------------------------
Balance At End of Period
  Applicable to:
    Residential Mortgage
     Loans                  $   673   27.0%    $   609   34.6%    $   588   36.7%    $   632   34.9%    $   426   33.3%
    Residential
     Construction Loans       5,464   16.4       4,613   14.0       3,663   11.4       3,270   11.2       2,928   11.2
    Commercial Real
     Estate Loans               323    2.1         298    2.1         330    2.9         777    3.7       1,095    4.4
    Consumer Loans           10,665   40.4       9,508   37.7       9,706   39.9       9,042   42.7       7,808   45.4
    Business Loans            4,350   14.1       2,727   11.6       2,008    9.1       1,809    7.5         820    5.7
    Unallocated               7,285      -       7,945      -       6,119      -       3,238      -       3,157      -
                            ----------------------------------------------------------------------------------------------
                            $28,759  100.0%    $25,700  100.0%    $22,414  100.0%    $18,768  100.0%    $16,234  100.0%
                            ==============================================================================================


Page Twenty                              First Indiana Corporation

IMPACT OF ACCOUNTING STANDARDS NOT YET ADOPTED

   FASB Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, an Amendment of FASB Statement No. 133," was issued in June 1999. Statement No. 137 defers the effective date of Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" for one year. Statement No. 133, as amended, is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

   FASB Statement No. 133 generally requires that derivatives embedded in hybrid instruments be separated from their host contracts and be accounted for separately as derivative contracts. For instruments existing at the date of adoption, Statement No. 133 provides an entity the option of not applying this provision to such hybrid instruments entered into before January 1, 1998 and not substantially modified thereafter. Consistent with the deferral of the effective date for one year, Statement No. 137 also provides an entity the option of not applying this provision to the hybrid instruments entered into before January 1, 1998 or 1999 and not substantially modified thereafter. Management is currently assessing the impact of this statement on the financial condition and results of operations of the Corporation in the year of adoption.

YEAR 2000 COMPLIANCE

   The Bank was required by the Federal Financial Institutions Examination Council ("FFIEC") to assess both the Bank's and its vendors' ability to be Year 2000 ready by June 30, 1999. Because the Bank relies heavily on technology for transaction processing and interest calculation, preparing for the Year 2000 was a critical focus of the Bank's resources. In addition to testing the technology, the Bank also made plans to ensure the availability of funds in order to meet potentially high liquidity needs during December 1999.

   Risks of Year 2000 Issues - The Bank faced two primary risks regarding Year 2000 issues: technical and liquidity risks. Technical risk refers to possible disruption of the Bank's operations because of computer failure at the Bank or third parties. The most serious effect on the operations of the Bank could have resulted if basic services provided by the Bank's external service bureau were disrupted; however, disruption in services such as telecommunications and electric power could have also had a serious effect on the business, operations, and/or financial condition of the Bank. Liquidity risk refers to the concern that Bank customers would withdraw substantial amounts of currency in response to fears about the Year 2000. The Bank took several steps to address this possibility.

   State of Readiness -The Bank assembled a team of associates to lead the Bank's Year 2000 readiness efforts. All hardware and software vendors, as well as other significant vendors and borrowers, were identified and contacted to determine their readiness. The Bank developed action plans and contingency plans for known potential Year 2000 readiness issues. This included completing integrated testing of interdependent systems, testing date interfaces with third parties, and developing Bank-wide contingency plans which were tested during the latter half of the year. The OTS conducted regular examinations of all financial institutions to assess Year 2000 readiness in accordance with FFIEC guidelines. The Bank's external data services bureau, which provides most of the automated processing of First Indiana's customer transactions, was also examined by the OTS.

   Costs to Address Year 2000 Issues - The Bank's expenditures associated with the Year 2000 as of December 31, 1999 totaled $4.7 million. These costs included major system renovations, an upgrade of all desktop personal computers throughout the Bank, implementation of an independent location for Year 2000 testing, and fees related to third-party vendor testing. The Bank expensed $774,000 of these expenditures in 1999. The remaining expenditures relating to system and equipment purchases were capitalized in accordance with generally accepted accounting principles. While these costs are fairly self-evident, it is not possible to assess the financial impact of lost revenue due to Year 2000 issues attributable to external factors, although management foresees no internal impact or risk to the Bank's ability to operate in the 21st century.

   Contingency Plans - Even though the Bank made significant efforts to assess, remediate, and test its technical systems to address Year 2000 processing issues, contingency plans were also developed. These plans were intended to provide alternative processes and actions in the event of systems malfunctions or failure due to Year 2000 issues. The Bank was required to follow FFIEC guidance advising two levels of contingency planning: remediation and business resumption. Remediation contingency plans addressed the actions to be taken if the remediation efforts fell behind schedule or appeared in jeopardy of not delivering a Year 2000 ready system when required.

   The Bank defined remediation contingency plan requirements that were intended to provide alternative processes and actions to address failed or unsuccessful remediation efforts. The first priority was core processes and mission-critical systems. Business resumption contingency plans addressed the actions that would be taken if key business processes could not be performed in the normal manner due to Year 2000 related system or third party failures. The Bank developed business resumption contingency plans for each of its key business processes and completed testing of them in November 1999. The business resumption plans of the Bank include the four phases cited in the FFIEC contingency planning process. These four phases are (1) establishment of organization planning guidelines; (2) completion of a business impact analysis, including the definition of Year 2000 failure scenarios; (3) development of a contingency plan for core systems including contingency trigger dates; and (4) review and periodic testing of plan viability.

   Throughout the rollover period into Year 2000 and the first month of the New Year, there were no significant Year 2000-related system issues; however, the Bank will continue to monitor these issues.

1999 Annual Report                              Page Twenty-one


INTEREST-RATE SENSITIVITY

   The following table shows First Indiana's interest-rate sensitivity at December 31, 1999 and 1998.



                                   RATE SENSITIVITY BY PERIOD OF MATURITY OR RATE CHANGE AT DECEMBER 31, 1999
                                   ---------------------------------------------------------------------------
                                                      Percent              Over 180      Over One   Over
                                                        of      Within     Days to       Year to    Five
(Dollars in Thousands)             Rate   Balance      Total   180 Days    One Year     Five Years  Years
                                   ---------------------------------------------------------------------------
Interest-Earning Assets
Investment Securities and Other    6.53%  $  154,012    8.06%  $  48,390   $       -    $ 85,279    $  20,343
Loans Receivable (1)
  Mortgage-Backed Securities       7.03       54,734    2.86       5,380       5,572      43,781            -
  Residential Mortgage Loans       7.49      481,034   25.17     115,618      78,291     229,333       51,793
  Commercial Real Estate Loans     8.51       35,434    1.85       6,029       6,741      16,595        6,070
  Business Loans                   8.92      235,941   12.35     168,735      11,540      46,463        9,202
  Consumer Loans                   9.43      675,762   35.37     273,518      49,895     251,875      100,474
  Residential Construction Loans   8.51      274,010   14.34     246,711      13,706      13,593            -
                                          --------------------------------------------------------------------
                                   8.43   $1,910,927  100.00%    864,381     165,745     686,919      193,882
                                          ===================    ---------------------------------------------
Interest-Bearing Liabilities

Deposits
  Demand Deposits (2)              1.07   $   97,253    5.85%  $       -   $       -    $      -    $  97,253
  Passbook Deposits (3)            3.85       37,201    2.24       2,108         907       7,258       26,928
  Money Market Savings             4.23      343,822   20.67     343,822           -           -            -
  Jumbo Certificates               5.72      308,088   18.52     140,550      40,291     127,247            -
  Fixed-Rate Certificates          5.29      411,395   24.73     155,812     135,403     120,180            -
                                          --------------------------------------------------------------------
                                   4.71    1,197,759   72.01     642,292     176,601     254,685      124,181
Borrowings
  FHLB Advances                    5.75      366,854   22.05     225,000      50,000      85,000        6,854
  Short-Term Borrowings            5.35       98,754    5.94      98,754           -           -            -
                                          --------------------------------------------------------------------
                                   4.97    1,663,367  100.00%    966,046     226,601     339,685      131,035
Net - Other (4)                              247,560                                                  247,560
                                          ----------           -----------------------------------------------
    Total                                 $1,910,927             966,046     226,601     339,685      378,595
                                          ==========           -----------------------------------------------
Rate Sensitivity Gap                                           $(101,665)  $ (60,856)   $347,234    $(184,713)
                                                               ===============================================
December 31, 1999                                              $(101,665)  $(162,521)   $184,713
                                                               =================================
Percent of Total
Interest-Earning Assets                                           (5.32%)     (8.50%)      9.67%
                                                               =================================
December 31, 1998                                              $ 132,868     118,070    $248,681
                                                               =================================
Percent of Total
Interest-Earning Assets                                           7.82 %      6.95 %      14.63%
                                                               =================================

(1)  The distribution of fixed-rate loans is based upon contractual maturity and scheduled contractual repayments adjusted for estimated prepayments.  For adjustable-rate loans, interest rates adjust at intervals of six months to five years.  Included in Residential Mortgage Loans are $5,995,797 of
     loans held for sale.  Included in Consumer Loans are $26,571,869 of home equity loans held for sale.
 (2) These deposits have been included in the Over Five Years category to reflect management's assumption that these accounts are not rate-sensitive.  This assumption is based on historic trends of these deposits through periods of significant increases and decreases in interest rates without changes in rates paid on these deposits.  Included in this category are NOW, money market checking, and non-interest bearing deposits.  The rate represents a blended rate on all deposit types in the category.
(3)  A portion of these deposits has been included in the Over Five Years category to reflect management's assumption that these accounts are not rate-sensitive.  This assumption is based upon the historic minimal decay rates on these types of deposits experienced through periods of significant increases and decreases in interest rates without changes in rates paid on these deposits.
(4)  Net-Other is the excess of other non-interest-bearing liabilities and capital over other non-interest-bearing assets.


Page Twenty-two                              First Indiana Corporation

FINANCIAL CONDITION

   First Indiana's total assets at December 31, 1999 were $1,979,774,000, compared with $1,795,990,000 at December 31, 1998. Loans receivable stood at $1,673,422,000 at year-end 1999, compared with $1,518,543,000 one year earlier.

   The composition of the Bank's loan portfolio continued to change in 1999, as the Bank added higher-yielding loans to the balance sheet through the origination of home equity, residential construction, and business loans.

   Consumer loans outstanding were $675,763,000 at the end of 1999, compared with $580,525,000 one year earlier. Construction loans outstanding increased to $274,010,000, compared with $216,059,000 at the end of 1998. The Bank focused on offering new products to builders and customers in 1999 in order to develop a multi-faceted relationship. Business loans outstanding increased to $235,941,000, compared with $178,933,000 at the end of 1998. Residential loans outstanding amounted to $481,034,000 at December 31, 1999, compared with $536,124,000 in 1998. This is due to the Bank's departure from the traditional mortgage banking business.

   Total loan sales in 1999 amounted to $718,028,000, compared with $608,243,000 in 1998 and $217,132,000 in 1997.

   The Bank's residential loan servicing portfolio was $843,443,000 at December 31, 1999, compared with $908,582,000 and $969,089,000 at December
31, 1998 and 1997. The decrease in residential loan servicing is due to two factors. First, the Bank sold $148 million in residential loan servicing during the first quarter of 1999. Second, with the mortgage restructuring, the Bank is originating fewer residential mortgage loans. The Bank's consumer loan servicing portfolio was $260,223,000 at December 31, 1999, compared with $106,243,000 and $53,645,,000 at December 31, 1998 and 1997. The strategy of the Bank is to continue to build the consumer loan servicing portfolio. The servicing portfolio as a whole provides a source of fee income, but is subject to fluctuations as rates fall and serviced loans pay off.

   To fund asset growth, First Indiana emphasized lower cost demand and savings deposits. As a result of this strategy, average balances of NOW and Money Market accounts increased to $99 million in 1999, from $85 million in 1998. A similar increase occurred in Passbook and Savings Statement accounts, with average balances rising to $376 million in 1999, from $331 million in 1998. In the fourth quarter of 1999, First Indiana introduced an Indexed Money Market account as further evidence of this strategy. In addition, the Bank continues to use borrowed fund and jumbo certificates of deposit for funding.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

   First Indiana engages in rigorous, formal asset/liability management, the objectives of which are to manage interest-rate risk, ensure adequate liquidity, and coordinate sources and uses of funds.

   The management of interest-rate risk entails the control, within acceptable limits, of the impact on earnings caused by fluctuating interest rates and changing rate relationships. In this process, management uses an internal earnings simulation model to identify and measure interest-rate sensitivity. The Asset/Liability Committee ("ALCO") and the Board of Directors review the earnings impact of various changes in interest rates each month and manage the risk to maintain an acceptable level of change to net interest income. The Bank also monitors interest rate sensitivity using GAP analysis. This method recognizes the dynamics of the balance sheet and the effect of changing interest rates on First Indiana's net earnings.

   The cumulative rate-sensitivity gap reflects First Indiana's sensitivity to interest-rate changes over time. It is a static indicator and does not attempt to predict the net interest income of a dynamic business in a rapidly changing environment. Significant adjustments are made when the rate outlook changes.

   At December 31, 1999, First Indiana's six-month and one-year cumulative gap stood at a negative 5.32 percent and a negative 8.50 percent of total interest-earning assets. This compares with a positive 7.74 percent and a positive 6.88 percent at December 31, 1998. This means that 5.32 and 8.50 percent of First Indiana's liabilities will reprice within six months and one year without a corresponding repricing of the assets they are funding.
The 1999 gap position represents funding choices made by the Bank late in the year and is not indicative of future anticipated gap positions. Management intends to maintain a relatively neutral gap position to manage the volatility of earnings.

   The Corporation's success is largely dependent upon its ability to manage interest-rate risk, which is defined as the exposure of the Corporation's net interest income and net earnings to changes in interest rates. ALCO is responsible for managing interest-rate risk, and the Corporation has established acceptable limits for interest-rate exposure, which are reviewed monthly. The Bank uses a model that measures interest-rate sensitivity to determine the impact on net earnings of immediate and sustained upward and downward movements in interest rates. Incorporated into the model are assumptions regarding the current and anticipated interest rate environment, estimated prepayment rates of certain assets and liabilities, forecasted loan and deposit originations, contractual maturities and renewal rates on certificates of deposits, estimated borrowing needs, anticipated loan loss provision, projected secondary marketing gains and losses, expected repricing spreads on variable-rate products, and contractual maturities and repayments on lending and investment products. The model incorporates interest-rate sensitive instruments that are held to maturity or available for sale. The Bank has no trading assets.

   Based on the information and assumptions in effect at December 31, 1999, management believes that a 100 basis point increase or decrease in interest rates over a 12 month period would result in a .2 percent decrease and a 5.9 percent decrease in net earnings, respectively, because of the change in net interest income. Because of the numerous assumptions used in the computation of interest-rate sensitivity, and the fact that the model does not assume any actions ALCO could take in response to the change in interest rates, the results should not be relied upon as indicative of actual results.

   The Bank enters into forward sales contracts for future delivery of loans at a specified yield in order to limit market risk associated with its pipeline of loans held for sale and commitments to fund loans. Market risk arises from the possible inability of either party to comply with the contract terms.

   These forward sales contracts are designated as hedges by the Bank. To qualify as a hedge, the forward sales contract must be effective in reducing the market risk of the identified anticipated loan sale that is probable to occur. Effectiveness is evaluated on an ongoing basis through analysis of the loan pipeline position. Commitments under these forward sales contracts and the underlying loans are valued, and the net position is carried at the lower of cost or market. Unrecognized gains and losses on these forward sales contracts are generally immaterial and are charged to current earnings as an adjustment to the gain or loss on loan sales when realized, when the contract matures, or is terminated.

1999 Annual Report                              Page Twenty-three


FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA
 First Indiana Corporation and Subsidiaries


                                                                       AT DECEMBER 31,
                                               ---------------------------------------------------------------
(Dollars in Thousands, Except Per Share Data)     1999         1998         1997         1996         1995
                                               ---------------------------------------------------------------

Selected Financial Condition Data
Total Assets                                   $1,979,774   $1,795,990   $1,613,405   $1,496,421   $1,541,843
Loans Receivable - Net                          1,673,422    1,518,543    1,348,529    1,215,550    1,250,726
  Mortgage-Backed Securities                       54,734       29,680       38,279       36,412       49,498
  Investments                                     103,169      113,291      111,400      106,895      102,656
  Total Deposits                                1,312,115    1,227,918    1,107,555    1,095,486    1,136,980
  Federal Home Loan Bank Advances                 366,854      327,247      257,458      215,466      214,781
  Short-Term Borrowings                            98,754       54,219       75,751       30,055       38,642
  Shareholders' Equity                            177,103      165,970      153,036      138,658      129,297


                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------------------------
                                                  1999         1998         1997         1996         1995
                                               ---------------------------------------------------------------
Selected Operations Data
  Interest Income                              $  146,426   $  136,931   $  128,385   $  126,501   $  125,057
  Interest Expense                                 75,575       73,080       64,351       63,785       66,017
  Provision for Losses on Loans and
   Real Estate Owned, Net                           9,410        9,780       10,700       10,794        7,900
  Net Earnings                                     22,733       19,147       17,744       13,704       17,267
  Net Interest Margin During Year                    3.92%        3.85%        4.36%        4.37%        4.12%
  Basic Earnings Per Common Share               $    1.81   $     1.50   $     1.40   $     1.10   $     1.39
  Diluted Earnings Per Common Share                  1.77         1.44         1.36         1.06         1.34
  Dividends Declared Per Common Share                0.52         0.48         0.40         0.38         0.32
Selected Ratios
  Net Earnings to:
    Average Total Assets                            1.20%         1.12%        1.17%       0.92%         1.16%
    Average Shareholders' Equity                   13.37         11.96        12.16       10.15         14.03
  Average Shareholders' Equity to
   Average Total Assets                             9.00          9.33         9.66        9.09          8.28
  Dividend Payout Ratio                            28.73         32.00        28.57       34.55         23.02


[This page contains the bar graphs showing the following information]



ASSETS                              CONSTRUCTION LOANS OUTSTANDING
(Dollars in Thousands)              (Dollars in Thousands)
-----------------------------       ------------------------------
1995       $1,541,843               1995       $142,299
1996        1,496,421               1996        138,135
1997        1,613,405               1997        155,680
1998        1,795,990               1998        216,059
1999        1,979,774               1999        274,010


HOME EQUITY LOANS OUTSTANDING       LOAN SERVICING PORTFOLIO
(Dollars in Thousands)              (Dollars in Thousands)
-----------------------------       ------------------------------
1995       $485,032                 1995       $1,130,209
1996        498,739                 1996        1,057,731
1997        528,185                 1997        1,022,734
1998        565,932                 1998        1,014,825
1999        664,174                 1999        1,103,666


Page Twenty-four                              First Indiana Corporation

       CONSOLIDATED BALANCE SHEETS
First Indiana Corporation and Subsidiaries



                                                                                    DECEMBER 31,
                                                                              -------------------------
(Dollars in Thousands)                                                          1999        1998
                                                                              -------------------------
Assets
Cash                                                                          $   30,941    $   45,153
Federal Funds Sold                                                                30,500        12,500
                                                                              -------------------------
Total Cash and Cash Equivalents                                                   61,441        57,653
Investments Available For Sale (Notes 2 and 9)                                   103,169       113,291
Mortgage-Backed Securities Available for Sale (Notes 3 and 9)                     54,734        29,680
Loans Held for Sale                                                               32,567       112,398
Loans Receivable                                                               1,669,614     1,431,845
Less Allowance for Loan Losses                                                   (28,759)      (25,700)
                                                                              -------------------------
Loans Receivable - Net(Notes 4, 5, 8, and 12)                                  1,673,422     1,518,543
Premises and Equipment (Note 6)                                                   17,071        18,546
Accrued Interest Receivable                                                       13,554        11,680
Real Estate Owned - Net (Note 5)                                                   1,227         2,204
Prepaid Expenses and Other Assets (Note 10)                                       55,156        44,393
                                                                              -------------------------
Total Assets                                                                  $1,979,774    $1,795,990
                                                                              =========================
Liabilities and Shareholders' Equity
Liabilities
  Non-Interest-Bearing Deposits                                               $  114,356    $  129,043
  Interest-Bearing Deposits                                                    1,197,759     1,098,875
                                                                              -------------------------
    Total Deposits (Note 7)                                                    1,312,115     1,227,918

  Federal Home Loan Bank Advances (Note 8)                                       366,854       327,247
  Short-Term Borrowings (Note 9)                                                  98,754        54,219
  Accrued Interest Payable                                                         5,605         2,646
  Advances by Borrowers for Taxes and Insurance                                    1,377         1,958
  Other Liabilities                                                               17,966        12,242
                                                                              -------------------------
    Total Liabilities                                                          1,802,671     1,626,230
                                                                              -------------------------
Shareholders' Equity (Notes 10, 11, and 13)
  Preferred Stock, $.01 Par Value: 2,000,000 Shares Authorized; None Issued            -             -
  Common Stock, $.01 Par Value: 33,000,000 Shares Authorized; 13,611,965 and
   13,512,902 Shares Issued and Outstanding, Including Shares in Treasury            136           135
  Paid-In Capital in Excess of Par                                                37,962        37,029
  Retained Earnings                                                              153,710       137,063
  Accumulated Other Comprehensive Income                                            (724)          425
  Treasury Stock - At Cost, 1,088,813 and 809,608 Shares                         (13,981)       (8,682)
                                                                              -------------------------
    Total Shareholders' Equity                                                   177,103       165,970
Commitments and Contingencies (Note 12)                                                -             -
                                                                              -------------------------
Total Liabilities and Shareholders' Equity                                    $1,979,774    $1,795,990
                                                                              =========================

See Notes to Consolidated Financial Statements


1999 Annual Report                              Page Twenty-five

   CONSOLIDATED STATEMENTS OF EARNINGS
First Indiana Corporation and Subsidiaries


                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
(Dollars in Thousands, Except Per Share Data)            1999       1998       1997
                                                       ------------------------------
Interest Income
Loans (Note 4)                                         $135,037   $125,783   $117,371
Investments                                               6,247      7,465      6,818
Mortgage-Backed Securities                                3,255      2,065      2,446
Federal Funds Sold and Interest-Bearing Deposits          1,476        521        695
                                                       ------------------------------
  Total Interest Income                                 146,426    135,834    127,330
                                                       ------------------------------
Interest Expense
Deposits (Note 7)                                        54,473     54,935     49,936
Federal Home Loan Bank Advances                          18,309     15,348     12,288
Short-Term Borrowings                                     2,793      2,797      2,127
                                                       ------------------------------
  Total Interest Expense                                 75,575     73,080     64,351
                                                       ------------------------------
Net Interest Income                                      70,851     62,754     62,979
Provision for Loan Losses (Note 5)                        9,410      9,780     10,700
                                                       ------------------------------
Net Interest Income After Provision for Loan Losses      61,441     52,974     52,279
                                                       ------------------------------
Non-Interest Income
Sale of Investments Available for Sale                     (886)       395        217
Sale of Mortgage-Backed Securities Available for Sale    (2,129)       368          -
Sale of Loans                                             7,417      9,418      4,932
Sale of Deposits                                          7,590          -          -
Loan Servicing Income                                     1,220      1,635      2,767
Loan Fees                                                 3,626      3,092      2,358
Insurance Commissions                                       108        106        238
Trust Fees                                                1,080          -          -
Customer Fee Income                                       5,296      4,107      3,704
Other                                                     3,636      3,555      2,734
                                                       ------------------------------
  Total Non-Interest Income                              26,958     22,676     16,950
                                                       ------------------------------
Non-Interest Expense
Salaries and Benefits                                    28,152     22,701     19,916
Net Occupancy                                             2,942      2,893      2,852
Equipment                                                 5,825      5,042      4,692
Deposit Insurance                                           712        691        693
Real Estate Owned Operations - Net                          537        858        652
Office Supplies and Postage                               2,059      2,032      1,849
Other                                                    12,119     11,539     10,450
                                                       ------------------------------
  Total Non-Interest Expense                             52,346     45,756     41,104
                                                       ------------------------------
Earnings Before Income Taxes                             36,053     30,991     29,180
Income Taxes (Note 10)                                   13,320     11,844     11,436
                                                       ------------------------------
Net Earnings                                           $ 22,733   $ 19,147   $ 17,744
                                                       ==============================
Basic Earnings Per Share                               $   1.81   $   1.50   $   1.40
                                                       ==============================
Diluted Earnings Per Share                             $   1.77   $   1.44   $   1.36
                                                       ==============================
Dividends Per Common Share                             $   0.52   $   0.48   $   0.40
                                                       ==============================

See Notes to Consolidated Financial Statements


Page Twenty-six                              First Indiana Corporation

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  First Indiana Corpoartion and Subsidiaries



                                                                                        Accumulated
                                                                   Paid-In              Other Com-
                                                Common Stock       Capital              prehensive                 Total
                                             -------------------  in Excess Retained    Income      Treasury   Shareholders'
(Dollars in Thousands, Except Per Share Data)  Shares     Amount   of Par   Earnings    (Loss)       Stock        Equity
                                             -------------------------------------------------------------------------------
Balance at December 31, 1996                 12,455,122   $132    $33,181   $111,767    $   (72)    $ (6,350)  $138,658
 Comprehensive Income:
  Net Earnings for 1997                               -      -          -     17,744          -            -     17,744
  Unrealized Gain on Securities Available
   for Sale, Net of Income Taxes of $271
   and Reclassification Adjustment (Note 2)           -      -          -          -        397            -        397
 Total Comprehensive Income                                                                                      18,141
 Tax Benefit of Stock Options Exercised               -      -        656          -          -            -        656
 Common Stock Issued Under Restricted
  Stock Plans-Net of Amortization (Note 13)      43,500      -      1,088       (725)         -            -        363
 Common Stock Issued Under Deferred
  Compensation Plan                                   -      -          -        (24)         -            -        (24)
 Exercise of Stock Options                      201,306      2        866          -          -            -        868
 Dividends - $.40 Per Share                           -      -          -     (5,063)         -            -     (5,063)
 Redemption of Common Stock                     (29,823)     -       (501)         -          -            -       (501)
 Purchase of Treasury Stock                      (6,000)     -          -          -          -         (132)      (132)
 Reissuance of Treasury Stock                     4,591      -         40          -          -           42         82
 Payment for Fractional Shares                     (505)     -        (12)         -          -            -        (12)
                                              ------------------------------------------------------------------------------
Balance at December 31, 1997                  12,668,191  $134    $35,318    $123,699   $   325     $ (6,440)  $153,036
 Comprehensive Income:
  Net Earnings for 1998                                -     -          -      19,147         -            -     19,147
  Unrealized Gain on Securities Available
   for Sale, Net of Income Taxes of $68
   and Reclassification Adjustment (Note 2)            -     -          -           -       100            -        100
 Total Comprehensive Income                                                                                      19,247
 Tax Benefit of Stock Options Exercised                -     -        870           -         -            -        870
 Common Stock Issued Under Restricted
  Stock Plans-Net of Amortization (Note 13)        6,000     -        150         277         -            -        427
 Common Stock Issued Under Deferred
  Compensation Plan                                    -     -          -          65         -            -         65
 Exercise of Stock Options                       139,147     1        885           -         -            -        886
 Dividends - $.48 Per Share                            -     -          -      (6,125)        -            -     (6,125)
 Redemption of Common Stock                       (6,695)    -       (184)          -         -            -       (184)
 Purchase of Treasury Stock                     (103,000)    -          -           -         -       (2,242)    (2,242)
 Payment for Fractional Shares                      (349)    -        (10)          -         -            -        (10)
                                              ------------------------------------------------------------------------------
Balance at December 31, 1998                  12,703,294  $135    $37,029    $137,063   $   425     $ (8,682)  $165,970
Comprehensive Income:
  Net Earnings for 1999                                -                -      22,733         -            -     22,733
  Unrealized Gain on Securities Available
   for Sale, Net of Income Taxes of $861
   and Reclassification Adjustment (Note 2)            -                -           -    (1,149)           -     (1,149)
 Total Comprehensive Income                                                                                      21,584
 Tax Benefit of Stock Options Exercised                -              468           -         -            -        468
 Common Stock Issued Under Restricted
  Stock Plans-Net of Amortization (Note 13)            -             (160)        446         -            -        286
 Exercise of Stock Options                       102,147              682           -         -            -        683
 Dividends - $.52 Per Share                            -                -      (6,532)        -            -     (6,532)
 Redemption of Common Stock                       (3,084)             (57)          -         -            -        (57)
 Purchase of Treasury Stock                     (279,205)               -           -         -            -     (5,299)
                                              ------------------------------------------------------------------------------
Balance at December 31, 1999                  12,523,152          $37,962    $153,710   $  (724)    $(13,981)  $177,103
                                              ==============================================================================

See Notes to Consolidated Financial Statements


1999 Annual Report                              Page Twenty-seven

  CONSOLIDATED STATEMENST OF CASH FLOWS
First Indiana Corporation and Subsidiaries

                                                                            YEARS ENDED DECEMBER 31,
                                                                       ----------------------------------
(Dollars in Thousands)                                                   1999        1998        1997
                                                                       ----------------------------------
Cash Flows from Operating Activities
 Net Earnings                                                          $  22,733   $  19,147   $  17,744
Adjustments to Reconcile Net Earnings to Net
  Cash Provided (Used) by Operating Activities
 Gain on Sale of Assets                                                  (11,992)    (10,181)     (5,149)
 Amortization                                                              1,818       1,941         864
 Amortization of Restricted Stock Plan                                       286         427         363
 Depreciation                                                              2,524       2,211       2,022
 Loan and Mortgage-Backed Securities Net Accretion                          (240)        490         668
 Provision for Loan Losses                                                 9,410       9,780      10,700
 Origination of Loans Held for Sale Net of Principal Collected          (558,535)   (630,620)   (240,558)
 Proceeds from Sale of Loans Held for Sale                               647,113     598,676     211,858
 Change In:
  Accrued Interest Receivable                                             (1,874)       (358)       (626)
  Other Assets                                                           (17,789)    (19,337)    (10,180)
  Accrued Interest Payable                                                 2,959         (69)        697
  Other Liabilities                                                        1,934       1,509       2,882
                                                                       ----------------------------------
  Net Cash Provided (Used) by Operating Activities                        98,347     (26,384)     (8,715)
                                                                       ----------------------------------
Cash Flows From Investing Activities
 Proceeds From Sales of Investments Available for Sale                   147,486      20,399      14,991
 Proceeds from Sales of Mortgage-Backed Securities Available for Sale     55,752      23,483           -
 Proceeds from Maturities of Investment Securities Held to Maturity            -          99         237
 Proceed From Sale of Mortgage-Backed Securities Held to Maturity              -           -       7,528
 Proceeds From Maturities of Investment Securities Available for Sale      3,143      25,756      20,695
 Purchase of Investment Securities Available for Sale                   (144,898)    (47,375)    (39,912)
 Purchase of Mortgage-Backed Securities Available for Sale               (89,604)    (30,261)    (17,568)
 Principal Collected on Mortgage-Backed Securities                         6,343       1,928       7,903
 Originations of Loans Net of Principal Collected                       (306,488)   (125,399)   (107,404)
 Proceeds From Sale of Loans                                              70,195       9,567       5,274
 Purchase of Premises and Equipment                                       (2,965)    (6,810)      (2,291)
 Proceeds From Sale of Premises and Equipment                              1,146          -           27
                                                                       ----------------------------------
  Net Cash Used by Investing Activities                                 (259,170)  (128,613)    (110,520)
                                                                       ----------------------------------
Cash Flows From Financing Activities
 Net Change in Deposits                                                  204,137    120,363       12,069
 Sale of Deposits                                                       (112,350)         -            -
 Repayments of Federal Home Loan Bank Advances                          (662,087)  (344,048)    (174,028)
 Borrowings of Federal Home Loan Bank Advances                           701,694    413,837      216,020
 Net Change in Short-Term Borrowings                                      44,535    (21,532)      45,696
 Net Change in Advances by Borrowers
   for Taxes and Insurance                                                  (581)       539          299
 Stock Option Proceeds                                                       626        702          367
 Tax Benefit of Option Compensation                                          468        870          656
 Common Stock Issued Under Deferred
   Compensation Plan                                                           -         65          (24)
 Payment for Fractional Shares                                                 -        (10)         (12)
 Purchase of Treasury Stock                                               (5,299)    (2,242)        (132)
 Dividends Paid                                                           (6,632)    (6,125)      (5,063)
                                                                       ----------------------------------
  Net Cash Provided by Financing Activities                              164,611    162,419       95,848
                                                                       ----------------------------------
Net Change in Cash and Cash Equivalents                                    3,788      7,422      (23,387)
Cash and Cash Equivalents at Beginning of Year                            57,653     50,231       73,618
                                                                       ----------------------------------
Cash and Cash Equivalents at End of Year                               $  61,441  $  57,653    $  50,231
                                                                       ==================================
See Notes to Consolidated Financial Statements


Page Twenty-eight                              First Indiana Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
First Indiana Corporation and Subsidiaries

YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

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

   The Bank is engaged primarily in the business of attracting deposits from the general public and originating commercial, consumer, and construction loans. The Bank offers a full range of banking services from 23 banking centers located throughout Metropolitan Indianapolis, Franklin, Mooresville, Pendleton, Rushville, and Westfield, Indiana. In the third quarter of 1999, the Bank sold the deposits and branch facilities of its Evansville banking centers. In addition, the Bank has construction and consumer loan offices throughout Indiana and in Florida, Georgia, Illinois, North Carolina, Ohio, and Oregon.

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

   (A) Basis of Financial Statement Presentation - The Consolidated Financial Statements include the accounts of the Corporation and of the Bank. All significant intercompany balances and transactions have been eliminated in consolidation. In preparing the Consolidated Financial Statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

   Material estimates that are particularly susceptible to significant change in the near term relate to the determination of allowances for loan and real estate owned losses.

   (B) Investments and Mortgage-Backed Securities - The Bank classifies investments in debt securities as either trading, held to maturity, or available for sale. Investments and debt securities classified as held to maturity are stated at cost, as adjusted for amortization of premiums and accretion of discounts using the level yield method. The Bank has the ability and positive intent to hold these securities to maturity.

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

   (C) Loans - Loans originated for portfolio are recorded at cost, with any discount or premium amortized to maturity using the level-yield method. Loans are placed on non-accrual status when payments of principal or interest become 90 days or more past due or earlier when an analysis of a borrower's creditworthiness indicates that payments could become past due. Interest income on such loans is recognized only to the extent that cash is received and where future collection is probable. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the opinion of management, the loans are estimated to be fully collectible.

   (D) Mortgage and Home Equity Loan Origination Activities - In general, the Bank originates fixed-rate residential mortgage loans and selected fixed-rate home equity loans for sale in the secondary market. Adjustable-rate residential mortgage and other home equity loans are originated primarily for investment purposes, with the intention of holding them to maturity. In certain instances, adjustable-rate mortgage loans originated are identified as held for sale. This action is taken primarily to effectively manage the total interest-rate risk levels of the Bank's asset/liability structure.

   Loans held for sale are carried at the lower of cost or estimated market value in the aggregate. The Bank continuously monitors its loan pipeline and conservatively manages it through limits on market exposure. Currently, the Bank achieves this objective through the use of forward sales contracts. The Bank enters into forward sales contracts for future delivery of loans at a specified yield in order to limit market risk associated with its pipeline of loans held for sale and commitments to fund loans. Market risk arises from the possible inability of either party to comply with the contract terms. The total cost of residential mortgage and home equity loans originated with the intent to sell is allocated between the loan servicing right and the loan without servicing based on their relative fair values at the date of sale. The capitalized cost of loan servicing rights is

1999 Annual Report                              Page Twenty-nine

amortized in proportion to, and over the period of, estimated net servicing revenue. For this purpose, estimated servicing revenues include late charges and other ancillary income. Estimated servicing costs include direct costs associated with performing the servicing function and appropriate allocations of other costs.

   Loan servicing rights are periodically evaluated for impairment by stratifying them based on predominant risk characteristics of the underlying serviced loans. These risk characteristics include loan type (fixed or adjustable rate), investor type (FHLMC, GNMA, private), term, and note rate. Impairment represents the excess of cost of an individual loan servicing rights stratum over its estimated fair value, and is recognized through a valuation allowance.

   Fair values for individual strata are based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors that are subject to change over time. Changes in these underlying assumptions could cause the fair value of loan servicing rights, and the related valuation allowance, to change significantly in the future. As of December 31, 1999 and 1998, the balance of capitalized loan servicing rights included in other assets was $8,759,000 and $5,770,000, with a fair market value of $11,405,000 and $6,865,000. The amounts capitalized in 1999, 1998, and 1997 were $6,040,000, $3,891,000, and
$893,000 and the amounts amortized to loan servicing income were $1,919,000, $1,823,000, and $819,000.

   (E) Loan Fees - Non-refundable loan fees and certain direct costs are deferred and the net amount amortized over the contractual life of the related loan as an adjustment of the yield.

   (F) Discounts, Premiums, and Prepaid Fees - Discounts and premiums on the purchase of loans and prepaid fees are amortized to interest income on a level-yield basis.

   (G) Real Estate Owned - Real estate owned ("REO") generally is acquired by deed in lieu of foreclosure and is carried at the lower of cost or fair market value.

   (H) Loss Allowances - Allowances have been established for possible loan and REO losses. The provisions for losses charged to operations are based on management's judgment of current economic conditions and the credit risk of the loan portfolio and REO. Management believes that these allowances are adequate for loan losses inherent in the loan and REO portfolios. While management uses available information to recognize losses on loans and REO, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review these allowances and may require the Corporation to recognize additions to the allowances based on their judgment about information available to them at the time of their examination.

   A loan is considered impaired when it is probable that all principal and interest amounts due will not be collected in accordance with the loan's contractual terms. Impairment is recognized by allocating a portion of the allowance for loan losses to such a loan to the extent that the recorded investment of an impaired loan exceeds its value. A loan's value is based on the loan's underlying collateral or the calculated present value of projected cash flows discounted at the contractual interest rate. Allocations on impaired loans are considered in relation to the overall adequacy of the allowance for loan losses and adjustments are made to the provision for loan losses as deemed necessary.

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

   (I) Income Taxes - The Corporation uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. First Indiana files a consolidated income tax return.

   (J) Earnings Per Share - Basic earnings per share for 1999, 1998, and 1997 were computed by dividing net earnings by the weighted average shares of common stock outstanding (12,578,145, 12,735,570, and 12,643,615, in 1999,
1998, and 1997, respectively). Diluted earnings per share for 1999, 1998, and 1997 were computed by dividing net earnings by the weighted average shares of common stock and common stock that would have been outstanding assuming the issuance of all dilutive potential common shares outstanding (12,839,678, 13,256,972, and 13,050,746 in 1999, 1998 and 1997, respectively). Dilution of the per-share calculation relates to stock options.

   (K) Premises and Equipment - Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the various classes of assets.

   (L) Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks, and federal funds sold. Generally, federal funds are sold for one-day periods. All cash and cash equivalents mature within 90 days.

   (M) Reclassification - Certain amounts in the 1998 and 1997 Consolidated Financial Statements have been reclassified to conform to the current year presentation.

   (N) Comprehensive Income - Comprehensive income is the total of net income and all nonowner changes in shareholders' equity.

Page Thirty                              First Indiana Corporation

(2)  INVESTMENTS AND THEIR SCHEDULED MATURITIES


Investments Available for Sale:

                                                               DECEMBER 31,
                               ---------------------------------------------------------------------------
                                               1999                                  1998
                               ---------------------------------------------------------------------------
                                         Unreal-  Unreal-                       Unreal-  Unreal-
                                Book     ized     ized     Market     Book      ized     ized     Market
                                Value    Gains    Losses   Value      Value     Gains    Losses   Value
(Dollars in Thousands)         ---------------------------------------------------------------------------
U.S. Treasury and Government
  Agencies' Obligations        $ 68,610  $ -      $(661)   $ 67,949   $ 73,497  $632     $  -     $ 74,129
Corporate Debt Securities        19,557   27       (230)     19,354     22,416   259        -       22,675
Asset-Backed Securities          15,717   26        (24)     15,719     16,392     -      (57)      16,335
Other                               145    2          -         147        145     7        -          152
                               ---------------------------------------------------------------------------
                               $104,029  $55      $(915)   $103,169   $112,450  $898    $ (57)    $113,291
                               ===========================================================================



Scheduled Maturities:

                                                            DECEMBER 31, 1999
                               ---------------------------------------------------------------------------
                                   U.S Treasury and
                                 Government Agencies'        Corporate Debt              Asset-Backed
                                     Obligations               Securities                 Securities
                               ---------------------------------------------------------------------------
                               Book     Market           Book    Market            Book     Market
                               Value    Value    Yield   Value    Value    Yield   Value    Value    Yield
(Dollars in Thousands)         ---------------------------------------------------------------------------
One Year or Less               $     -  $     -     -    $ 2,101  $ 2,101  5.78%   $     -  $     -     -
After One Year to Five Years    68,610   67,949  6.29%    17,456   17,253  6.73          -        -     -
After Five Years to Ten Years        -        -     -          -        -     -     10,774   10,751  7.48%
After Ten Years                      -        -     -          -        -     -      4,943    4,968  7.47
                               ----------------          ----------------          ----------------
                               $68,610  $67,949          $19,557  $19,354          $15,717  $15,719
                               ================          ================          ================


Scheduled Maturities (continued)


                                 Other Securities          Total Portfolio
                               ------------------------------------------------
                               Book   Market          Book      Market
                               Value  Value   Yield   Value     Value     Yield
(Dollars in Thousands)         ------------------------------------------------
One Year or Less               $145   $147    6.50%   $  2,246  $  2,248  5.83%
After One Year to Five Years      -      -       -      86,066    85,202  6.33
After Five Years to Ten Years     -      -       -      10,774    10,751  7.48
After Ten Years                   -      -       -       4,943     4,968  7.47
                               -----------            ------------------
                               $145   $147            $104,029  $103,169
                               ===========            ==================


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

1999 Annual Report                              Page Thirty-one

   The weighted average yield on investments available for sale was 6.52 percent and 6.17 at December 31, 1999 and 1998.

   At December 31, 1999, all of First Indiana's corporate debt securities were issued by banks and finance companies and were rated investment grade or higher by Standard & Poor's or Moody's Investor Services. The Bank's investment policy prohibits investment in non-investment grade issues. The asset-backed securities are collateralized by home equity and student loan receivables.

   In 1999, realized gains (losses) from the sale of investment securities available for sale were $218,000 and $(1,104,000). In 1998, realized gains (losses) from the sale of investment securities available for sale were $401,000 and $(6,000). In 1997, realized gains (losses) from the sale of investment securities available for sale were $234,000 and $(17,000).

(2) INVESTMENTS AND THEIR SCHEDULED MATURITIES (continued)



The following table discloses the reclassification adjustments, net of tax, for Comprehensive Income:

                                                    DECEMBER 31,
                                            --------------------------
                                              1999     1998      1997
                                            --------------------------
Unrealized Holding Gains (Losses)
  Arising During the Period                 $  (617)  $ 335     $ 526
Reclassification Adjustment for
  Gains (Losses) Included in Net Earnings      (532)   (235)     (129)
                                            --------------------------
Net Unrealized Gains (Losses) on
  Securities Available for Sale             $(1,149)  $ 100     $ 397
                                            ==========================


Page Thirty-two                              First Indiana Corporation

(3) MORTGAGE-BACKED SECURITIES


                                                     DECEMBER 31, 1999
                                             ----------------------------------
Available for Sale:                                   Unreal-  Unreal-
                                             Book     ized     ized     Market
                                             Value    Gains    Losses   Value
(Dollars in Thousands)                       ----------------------------------
FHLMC                                        $34,364  $ 11     $(223)   $34,152
FNMA                                          20,720     7      (151)    20,576
Participation Certificates                         6     -         -          6
Deferred Income and Net Unearned Discounts        23     -       (23)         -
                                             ----------------------------------
                                             $55,113  $ 18     $(397)   $54,734
                                             ==================================


                                                     DECEMBER 31, 1998
                                             ----------------------------------
Available for Sale:                                   Unreal-  Unreal-
                                             Book     ized     ized     Market
                                             Value    Gains    Losses   Value
(Dollars in Thousands)                       ----------------------------------
FHLMC                                        $ 8,085  $132     $   -    $ 8,217
FNMA                                           6,501   132         -      6,633
Participation Certificates                    14,789   105       (64)    14,830
Deferred Income and Net Unearned Discounts       432     -      (432)         -
                                             ----------------------------------
                                             $29,807  $369     $(496)   $29,680
                                             ==================================


   The weighted average yield on mortgage-backed securities available for sale was 7.03 and 6.76 percent at December 31, 1999 and 1998. The majority of the securities have maturities in excess of 10 years. Realized losses on the sale of mortgage-backed securities available for sale were $2,129,000 in 1999. Realized gains on sale of mortgage-backed securities were $368,000 in 1998.

(4) LOANS RECEIVABLE


                                                    DECEMBER 31,
                                             -------------------------
                                                 1999         1998
(Dollars in Thousands)                       -------------------------
Residential Mortgage Loans
  Loans Held for Sale                        $    5,996   $   66,469
  Loans Held in Portfolio                       470,824      465,654
Residential Construction Loans                  453,384      406,650
Commercial Real Estate Loans                     35,697       32,813
Business Loans                                  255,199      189,074
Consumer Loans
  Home Equity Loans Held for Sale                26,571       45,929
  Home Equity Loans Held in Portfolio           638,606      520,003
  Installment Loans                               7,424       10,334
  Other Consumer Loans                            3,162        4,259
Undisbursed Portion of Loans
  Residential Construction Loans               (179,374)    (190,591)
  Business Loans                                (19,258)     (10,141)
Deferred Income and Net Unearned Discounts        3,950        3,790
Allowance for Loan Losses                       (28,759)     (25,700)
                                             -------------------------
                                             $1,673,422    $1,518,543
                                             =========================


   The weighted average yield on loans was 8.64 percent and 8.48 percent at December 31, 1999 and 1998. Residential loans serviced for others amounted to $843,443,000 and $908,582,000 at December 31, 1999 and 1998. Consumer
loans serviced for others amounted to $260,223,000 and $106,243,000 at December 31, 1999 and 1998.

   Over 45 percent of First Indiana's residential construction and permanent mortgage loans are secured by collateral located in Indiana, with another 20 percent and 19 percent located in North Carolina and Florida. Over 54 percent of the Bank's consumer loans are secured by collateral located in Indiana and its contiguous states, with 35 percent located in Indiana. The Bank's commercial real estate and business loans are secured primarily by collateral in Indiana and contiguous states.

   In connection with the Bank's efforts to establish a secondary market for its home equity loan originations, over $297 million, $168 million, and $72 million in fixed-rate loans were sold in 1999, 1998, and 1997. In addition, at December 31, 1999 and 1998, the Bank had classified $26,571,000 and $45,929,000 of home equity loans as held for sale.

   During 1999, 1998, and 1997, the Bank transferred $9,542,000, $9,572,000, and $7,922,000 from loans to real estate owned.

   At December 31, 1999, First Indiana had identified one impaired loan, totaling $1,719,000, which had an allocated reserve of $71,000.

1999 Annual Report                              Page Thirty-three

(5) ALLOWANCE FOR LOAN AND REO LOSSES


   A summary of activity in the allowance for loan and REO losses for the years ended
December 31, 1999, 1998, and 1997 follows:



                                                DECEMBER 31,
                                       ----------------------------
                                         1999      1998      1997
(Dollars in Thousands)                 ----------------------------
Balance of Allowance for Loan
  Losses at Beginning of Year          $25,700   $22,414   $18,768
Charge-Offs
  Residential Mortgage                     (30)      (91)      (83)
  Residential Construction                (412)     (658)   (1,190)
  Commercial Real Estate                     -       (93)      (75)
  Consumer                              (5,114)   (6,934)   (7,210)
  Business                              (2,015)      (15)     (528)
                                       ----------------------------
       Total Charge-Offs                (7,571)   (7,791)   (9,086)
                                       ----------------------------
Recoveries
  Residential Mortgage                       -         2         -
  Residential Construction                 235       270        40
  Commercial Real Estate                     -         -       727
  Consumer                                 963       986     1,261
  Business                                  22        39         4
                                       ----------------------------
       Total Recoveries                  1,220     1,297     2,032
                                       ----------------------------
       Net Charge-Offs                  (6,351)   (6,494)   (7,054)
                                       ----------------------------
Provision for Loan Losses                9,410     9,780    10,700
                                       ----------------------------
Balance of Allowance for Loan Losses
  at End of Year                       $28,759    25,700    22,414
                                       ============================


   A summary of activity in the allowance for REO losses for the years ended December 31, 1999, 1998, and 1997 follows.

                                             DECEMBER 31,
                                       ----------------------
                                        1999    1998    1997
(Dollars in Thousands)                 ----------------------
Balance at Beginning of Year           $ 500   $ 483   $ 543
  REO Recoveries (Charge-Offs)           617     179     (60)
  Recapture of REO Loss Provision       (617)   (162)      -
                                       ----------------------
Balance at End of Year                 $ 500    $ 500  $ 483
                                       ======================


(6)  PREMISES AND EQUIPMENT

                                               DECEMBER 31,
                                           --------------------
                                              1999       1998
(Dollars in Thousands)                     --------------------
Land                                       $  3,485   $  2,710
Buildings                                     5,492      8,800
Leasehold Improvements                        1,513      1,373
Furniture, Fixtures, and Equipment           21,648     22,822
Accumulated Depreciation and Amortization   (15,067)   (17,159)
                                           --------------------
                                           $ 17,071   $ 18,546
                                           ====================


Page Thirty-four                              First Indiana Corporation

(7)  DEPOSITS

                                                             DECEMBER 31,
                                     -------------------------------------------------------------
                                                 1999                            1998
                                     -------------------------------------------------------------
                                                          Weighted                        Weighted
(Dollars in Thousands)                                    Average                         Average
                                       Amount    Percent  Rate       Amount      Percent  Rate
Type                                 -------------------------------------------------------------
Non-Interest Bearing Checking        $  114,356    8.72%     -       $  129,043   10.51%     -
NOW Checking                            108,041    8.23   1.23%         102,068    8.31   1.87%
Money Market Checking                       188    0.01   0.99              237    0.02   1.30
Passbook and Statement Savings          343,848   26.21   4.15          365,641   29.78   4.48
Money Market Savings                     26,200    2.00   3.85           11,087    0.90   2.61
Jumbo Certificates of Deposit
  of $100 or Greater                    306,914   23.29   5.72          169,988   13.84   5.49
Fixed-Rate Certificates of Deposit      412,568   31.44   5.29          449,854   36.64   5.40
                                     -------------------             -------------------
                                     $1,312,115  100.00%  4.27%      $1,227,918  100.00%  4.25
                                     ===================             ===================

                                     -------------------             -------------------
                                       Amount    Percent               Amount    Percent
Maturity                             -------------------             -------------------
Checking                             $  222,585   16.96%             $  231,348   18.85%
Passbook and Statement Savings          343,848   26.21                 365,641   29.78
Money Market Savings                     26,200    2.00                  11,087    0.90
Certificates of Deposit Maturing in
   One Year                             466,804   35.58                 377,656   30.76
   Two Years                            189,193   14.42                 183,256   14.92
   Three Years                           49,783    3.79                  33,264    2.71
   Four Years                            12,200    0.93                  21,771    1.77
   Five Years                             1,502    0.11                   3,895    0.31
                                     -------------------             -------------------
                                     $1,312,115  100.00%             $1,227,918  100.00%
                                     ===================             ===================


Interest expense for the years ended December 31, 1999, 1998, and 1997 was as follows:


(Dollars in Thousands)                                 DECEMBER 31,
                                                --------------------------
                                                1999      1998      1997
                                               ---------------------------
NOW and Money Market Checking                  $ 2,072   $ 2,570   $ 2,473
Passbook, Statement, and Money Market Savings   15,684    15,596    14,317
Certificates of Deposit                         36,717    36,769    33,146
                                               ---------------------------
                                               $54,473   $54,935   $49,936
                                               ===========================


   Official checking accounts at December 31, 1999 and 1998 were $26,111,000 and $51,293,000, respectively. Included in official checking accounts at December 31, 1999 and 1998 were $3,407,000 and $4,285,000 of non-interest-bearing escrows held for investors under the terms of various servicing agreements.

   Cash paid during the year for interest on deposits, advances, and other borrowed money was $72,616,000, $73,149,000, and $63,654,000 for 1999, 1998,
and 1997.

   During the third quarter of 1999, the Bank recognized a $7,590,000 gain on the sale of deposits at the Evansville, Indiana-area branches. The Bank also elected to sell certain loans and investment securities available for sale, which resulted in a $4,400,000 loss. In addition, approximately $1,600,000 in various non-interest expenses related to the Evansville sale and mortgage restructuring were recognized during the quarter.

1999 Annual Report                              Page Thirty-five

(8) FEDERAL HOME LOAN BANK ADVANCES

   Each Federal Home Loan Bank ("FHLB") is authorized to make advances to its member institutions, subject to FHLB regulations and limitations. First Indiana's advances outstanding and their stated rates were as follows at the dates shown:

                                             DECEMBER 31,
                         -------------------------------------------------
                                    1999                      1998
                         -------------------------------------------------
(Dollars in Thousands)     Interest                  Interest
                            Rates        Amount       Rates        Amount
Maturity                 -------------------------------------------------
1999                                -   $      -   5.00 to 6.29%  $152,000
2000                     5.60 to 6.01%   205,000   5.52 to 6.01    100,000
2001                     4.99 to 5.61     35,000   4.99 to 5.61     35,000
2002                             5.54     25,000              -          -
2003                     5.24 to 6.04     85,000   5.24 to 5.74     25,000
2004                                -          -              -          -
Thereafter               2.75 to 8.57     16,854   2.75 to 8.57     15,247
                                        --------                  --------
                                        $366,854                  $327,247
                                        =========                 ========


   The weighted average interest rate on advances was 5.75 and 5.44 percent at December 31, 1999 and 1998. Under a security agreement with the FHLB, First Indiana is required to pledge FHLB stock and qualifying first mortgages equal to the sum of 160 percent of FHLB advances. Additionally, First Indiana maintains an unused $10,000,000 line of credit with the FHLB. As of December 31, 1999 and 1998, First Indiana had sufficient collateral under this agreement.

(9) OTHER BORROWINGS

   Short-term borrowings represent federal funds purchased and repurchase agreements. At December 31, 1999 and 1998, short-term borrowings had balances of $98,754,000 and $54,219,000 with weighted average interest rates of 5.35 and 4.81 percent, respectively.

   Repurchase agreements represent an indebtedness of First Indiana secured by investments and mortgage-backed securities issued by (or fully guaranteed as to principal and interest by) the United States or an agency of the United States. All agreements represent obligations to repurchase the same securities at maturity. Repurchase agreements averaged $54,578,000 and $51,166,000 during 1999 and 1998, and the maximum amounts outstanding at the end of any month during 1999 and 1998 were $98,754,000 and $62,620,000. The carrying value of the underlying securities at December 31, 1999 and 1998 was $98,370,000 and $53,673,000 with market values of $97,818,000 and $53,866,000. These securities are under the Bank's control.

   First Indiana had $68,000,000 and $28,000,000 in unused lines of credit available from local financial institutions, and the FHLB of Indianapolis at December 31, 1999 and 1998. There are no fees associated with these lines.

(10) INCOME TAXES

Income tax expense attributable to earnings before income taxes consists of:


  (Dollars in Thousands)        Current   Deferred   Total
                                ----------------------------

Year Ended December 31, 1999:
Federal                         $10,371   $   353    $10,724
State and Local                   2,160       436      2,596
                                ----------------------------
                                $12,531   $   789    $13,320
                                ============================
Year Ended December 31, 1998:
Federal                         $ 9,611   $  (374)   $ 9,237
State and Local                   2,706       (99)     2,607
                                ----------------------------
                                $12,317   $  (473)   $11,844
                                ============================
Year Ended December 31, 1997:
Federal                         $10,564   $(1,590)   $ 8,974
State and Local                   2,927      (465)     2,462
                                ----------------------------
                                $13,491   $(2,055)   $11,436
                                ============================


   The effective income tax rate differs from the statutory federal corporate tax rate as follows:

                                  YEARS ENDED DECEMBER 31,
                                ----------------------------
                                1999      1998       1997
                                ----------------------------
Statutory Rate                  35.0%     35.0%      35.0%
   State Income Taxes            4.2       5.5        5.5
   Negative Goodwill            (1.8)     (0.9)      (1.0)
   Non-Taxable Interest Income  (0.1)     (0.1)      (0.1)
   Other                        (0.4)     (1.3)      (0.2)
                                ----------------------------
Effective Rate                  36.9%     38.2%      39.2%
                                ============================


Page Thirty-six                              First Indiana Corporation

   Deferred income tax assets and liabilities result from temporary and timing differences in the recognition of income and expense for income tax and financial reporting purposes. The tax effects of temporary differences that give rise to significant portions of net deferred tax assets included in other assets are presented below:


(Dollars in Thousands)
                                        -----------------
Deferred Tax Assets                      1999      1998
                                        -----------------
  Allowance for Loan and REO Losses     $11,671   $10,738
  Pension and Retirement Benefits         3,308     3,012
  Interest Credited                         479       205
  Premises and Equipment                    449       273
  Excess Servicing                            -        11
  Accrued Compensation                        -       679
  Unrealized Loss on Investments            493         -
  Other                                     717       577
                                        -----------------
                                         17,117    15,495
                                        -----------------
Deferred Tax Liabilities
  Loan Servicing Rights                   3,014     1,589
  FHLB Stock Dividends                      559       574
  Net Deferred Loan Fees                  5,079     4,487
  Excess Tax Reserves                       158       243
  Unrealized Gain on Investments              -       289
  Excess Servicing                            7         -
  Other                                      45        51
                                        -----------------
                                          8,862     7,233
                                        -----------------
  Net Deferred Tax Assets               $ 8,255   $ 8,262
                                        =================


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

   Cash paid during the year for income taxes was $14,869,000, $11,187,000, and $11,360,000 for 1999, 1998, and 1997.

(11) SHAREHOLDERS' EQUITY

   The Corporation is subject to regulation as a savings and loan holding company by the Office of Thrift Supervision ("OTS"). The Bank, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealings with the Corporation. The Bank is further subject to the regulatory requirements applicable to a federal savings bank.

   Savings institutions are required to have risk-based capital of 8 percent of risk-weighted assets. Risk-based capital is defined as the Bank's common equity, less goodwill and investments in non-mortgage-lending-related subsidiaries, plus general allowances for loan and REO losses. Risk weighting of assets is derived from assigning one of five risk-weighted categories to an institution's assets, based on the degree of credit risk associated with the asset. The categories range from zero percent for low-risk assets (such as United States Treasury securities) to 100 percent for high-risk assets (such as real estate owned). The book value of each asset is then multiplied by the risk weighting applicable to the asset category. The sum of the products of the calculation equals total risk-weighted assets. At December 31, 1999, the Bank's risk-based capital exceeded the minimum requirement.

   Savings institutions are also required to maintain a minimum leverage ratio, under which core (Tier One) capital must equal at least 4 percent of total assets. The components of core capital consist of common equity plus non-cumulative preferred stock and minority interests in consolidated subsidiaries, minus certain intangible assets, including purchased loan servicing. Savings institutions must also maintain minimum tangible capital of one and one-half percent of total assets. At December 31, 1999, the Bank exceeded the minimum tangible and core capital requirements.

   OTS has adopted additional minimum capital standards that place savings institutions into one of five categories, from "critically undercapitalized" to "well-capitalized," depending on levels of three measures of capital. A well-capitalized institution as defined by the regulations has a total risk-based capital ratio of at least 10 percent, a Tier One risk-based capital ratio of at least six percent, and a leverage risk-based capital ratio of at least five percent. At December 31, 1999, First Indiana was classified as well-capitalized.

   OTS has further proposed an interest-rate risk component of the proposed capital regulations. Under this component, an institution with an "above normal" level of interest-rate risk exposure will be subject to an "add-on" to its risk-based capital requirement. "Above normal" interest-rate risk is defined as a reduction in "market value portfolio equity" (as defined) resulting from a 200 basis point increase or decrease in interest rates, if the decline in value exceeds two percent of the institution's assets. Institutions failing to meet this test will be required to add to their risk-based capital. Based on its interest-rate risk at December 31, 1999, First Indiana does not expect to be required to add to its risk-based capital under the proposed regulations.

1999 Annual Report                              Page Thirty-seven

   First Indiana Corporation is not required under OTS regulations to meet regulatory capital restrictions. The following tables show First Indiana Bank's strong capital levels and compliance with all capital requirements at December 31, 1999 and 1998. First Indiana is classified as "well-capitalized" under the OTS regulatory framework for prompt corrective action, its highest classification. To be categorized as "well-capitalized," the Bank must maintain minimum total risk-based, tier one risk-based and tier one leverage ratios as set forth in the table. The table reflects categories of assets includable under OTS regulations. There are no conditions or events since the date of classification that management believes have changed the Bank's category.

   Pursuant to prior OTS regulations, liquidation accounts for the benefit of eligible account holders were established in amounts equal to the net worths of the merged or converted entities. At December 31, 1999, the liquidation accounts relating to all prior transactions aggregated $12,907,000, which amount satisfies the minimum required of each. The Bank is not permitted to pay dividends on its common stock if its shareholders' equity would be reduced below the aggregate amount then required for the liquidation accounts.

   The Corporation is not subject to any regulatory restrictions on the payment of dividends to its shareholders. However, the Bank may not declare or pay a cash dividend on its stock if, as a result, the Bank's capital would be reduced below the minimum requirements. The Bank is required to give the OTS 30 days' advance notice before declaring a dividend. Under OTS regulations, the Bank may, without prior OTS approval, make capital distributions to the Corporation of up to all of the Bank's net earnings over the most recent four-quarter period, less capital distributions made during such four-quarter period.

   The Corporation has a shareholder rights agreement, whereby each common shareholder is entitled to one preferred stock right for each share of common stock owned. The rights "flip in" upon the acquisition of 20 percent of the Corporation's outstanding common stock in a takeover attempt, and offer current shareholders a measure of protection for their investment in First Indiana.

   First Indiana's stock has split six times since December 31, 1991. In March 1998, the Corporation paid a six-for-five stock dividend. In March 1997, the Corporation effected a five-for-four stock split. All per-share amounts in this Annual Report have been adjusted to reflect the stock dividend and split.



Regulatory Capital
                                                   DECEMBER 31, 1999
                               ---------------------------------------------------------
(Dollars in Thousands)                                                    To Be Well-
                                                                       Capitalized Under
                                                      For Capital      Prompt Corrective
                                    Actual         Adequacy Purposes   Action Provisions
                               ---------------------------------------------------------
                               Amount    Ratio      Amount   Ratio     Amount    Ratio
                               ---------------------------------------------------------

Tangible Capital(1)            $157,725   7.98%     $29,635  1.50%     $    N/A   N/A

Core (Tier One) Capital         157,725   7.98       79,026  4.00        98,783   5.00%

Tier One Risk-Based Capital     157,725   9.94          N/A   N/A        95,171   6.00

Total Risk-Based Capital (2)    176,090  11.10      126,895  8.00       158,619  10.00

First Indiana Bank Capital      157,002    N/A          N/A   N/A           N/A    N/A


(1) First Indiana Bank capital differs from tangible capital by the FAS115 equity securities adjustment of $724.
(2) Risk-based capital includes a $19,937 addition for general loan loss reserves and a $1,571 deduction for land loans with loan-to-value ratios in excess of 80 percent.



Regulatory Capital
                                                   DECEMBER 31, 1998
                               ---------------------------------------------------------
(Dollars in Thousands)                                                    To Be Well-
                                                                       Capitalized Under
                                                      For Capital      Prompt Corrective
                                    Actual         Adequacy Purposes   Action Provisions
                               ---------------------------------------------------------
                               Amount    Ratio      Amount   Ratio     Amount    Ratio
                               ---------------------------------------------------------

Tangible Capital(1)            $139,992   7.80%     $26,915  1.50%     $    N/A   N/A

Core (Tier One) Capital         139,992   7.80       53,831  3.00        89,718   5.00%

Tier One Risk-Based Capital     139,992  10.10          N/A   N/A        83,190   6.00

Total Risk-Based Capital (2)    155,839  11.24      110,919  8.00       138,649  10.00

First Indiana Bank Capital      140,418    N/A          N/A   N/A           N/A    N/A

(1) First Indiana Bank capital differs from tangible capital by the FAS115 equity securities adjustment of $425.
(2) Risk-based capital includes a $17,434 addition for general loan loss reserves and a $1,587 deduction for land loans with loan-to-value ratios in excess of 80 percent.


Page Thirty-eight                              First Indiana Corporation

(12) COMMITMENTS AND CONTINGENCIES

   At December 31, 1999 and 1998, First Indiana had the following outstanding commitments to fund loans:


(Dollars in Thousands)
                                   DECEMBER 31,
                               -------------------
                                 1999       1998
                               -------------------
Commitments to Fund:
Residential Mortgage Loans     $ 56,329   $252,576
Commercial Real Estate Loans     10,950     16,422
Consumer Loans:
  Home Equity Loans             169,482    155,447
  Other                           5,764      7,226
                               -------------------
                               $242,525   $431,671
                               ===================


   Of the commitments to fund loans at December 31, 1999, nearly all are commitments to fund variable-rate products. Commitments to sell loans at December 31, 1999 and 1998 were $3,520,000 and $134,198,000, respectively.

   At December 31, 1999, the Corporation had approximately $36,995,000 in commitments to repurchase convertible adjustable-rate mortgage loans from third-party investors. If the borrower under any of these loans elects to convert the loan to a fixed rate loan, the investor has the option to require First Indiana to repurchase the loan. If the investor exercises this option, First Indiana sets a purchase price for the loan which equals its market value, and immediately sells the loan in the secondary market. Thus, the Bank incurs minimal interest-rate risk upon repurchase because of the immediate resale.

   First Indiana issues lines of credit to residential builders to purchase residential lots to build model or speculative homes as well as homes for committed buyers. At December 31, 1999, First Indiana had outstanding lines of credit totaling $270,487,000 with $157,862,000 disbursed against those lines. First Indiana also makes residential construction loans to individual borrowers. At December 31, 1999, First Indiana had outstanding commitments for these loans totaling $28,094,000 with $16,861,000 disbursed against those commitments. First Indiana's collateral policy on these residential construction loans requires a first mortgage on the underlying real estate and improvements.

   First Indiana issues letters of credit on behalf of its commercial loan customers in exchange for a fee. At December 31, 1999, outstanding letters of credit totaled $35.6 million. Letters of credit issued to enhance the bond rating of economic development bonds totaled $31.4 million. Should these letters be submitted for payment, First Indiana's collateral policy requires the assignment of the underlying commercial real estate. The Bank also had outstanding $2.9 million of standby letters of credit which guarantee payment to a vendor for goods and services in the event of customer default. To insure the completion of infrastructure improvements (sewers, streets, sidewalks, underground utilities etc.), the Bank had outstanding $1.3 million of completion letters of credit. These letters were issued to municipal authorities and utility companies on behalf of the Bank's commercial real estate borrowers. The standby and completion letters of credit are collateralized by all assets of the borrower. Evaluation of the credit risk associated with these letters of credit is part of the Bank's commercial loan review procedures.

   Rental Obligations - Obligations under non-cancelable operating leases for office space at December 31, 1999 require minimum future payments of $1,541,000 in 2000, $1,473,000 in 2001, $1,367,000 in 2002, $1,189,000 in 2003, $984,000
in 2004, and $3,260,000 thereafter. Minimum future payments have not been reduced by minimum sublease rental income of $232,000 receivable in the future under non-cancelable subleases. Rental expense on office buildings was $1,736,000, $1,637,000, and $1,616,000, for 1999, 1998, and 1997.

   Other Contingencies - Other lawsuits and claims are pending in the ordinary course of business on behalf of and against First Indiana. In the opinion of management, adequate provision has been made for these items in the Consolidated Financial Statements.

(13) EMPLOYEE BENEFIT PLANS

   Retirement Plans - First Indiana maintains non-qualified retirement plans for the directors of its Mooresville and Rushville Divisions and supplemental pension benefit plans covering certain senior officers of the Bank and its divisions. These supplemental benefit plans provide benefits for some of their participants that normally would be paid under the Financial Institution Retirement Fund ("FIRF") or Mooresville pension plans but are precluded from being paid by limitations under the Internal Revenue Code.

   The unrecognized net transition obligation is being amortized over 15 years. The projected benefit obligations were determined using an assumed discount rate of 8.00 percent and 6.75 percent at December 31, 1999 and 1998. The assumed long-term salary increases were 5 percent at December 31, 1999 and December 31, 1998, compounded annually.

Net periodic pension expense for the plan consists of the following:


                                                  YEARS ENDED DECEMBER 31,
                                                  ------------------------
 (Dollars in Thousands)                           1999      1998      1997
                                                  ------------------------
Service Cost-Benefits Earned During the Year      $186      $198      $150
Interest Cost on Projected Benefit Obligation      543       486       440
Net Amortization and Deferral                       80        60        29
                                                  ------------------------
Net Pension Costs                                 $809      $744      $619
                                                  ========================


   The funded status of the plan and the amounts reflected in the accompanying consolidated balance sheets are as follows:


                                                                           DECEMBER 31,
                                                                        -----------------
(Dollars in Thousands)                                                  1999      1998
                                                                        -----------------
Projected Benefit Obligation                                            $8,098    $7,861
Fair Value of Plan Assets                                                    -         -
                                                                        -----------------
Excess of Projected Benefit Obligation Over Fair Value of Plan Assets    8,098     7,861
Unrecognized Net Transition Obligation                                    (158)     (170)
Unrecognized Loss                                                         (914)   (1,415)
                                                                        -----------------
Accrued Pension Cost                                                    $7,026    $6,276
                                                                        =================


1999 Annual Report                              Page Thirty-nine

   Additionally, First Indiana is a participant in FIRF. This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. According to FIRF administrators, the market value of the fund's assets exceeded the value of vested benefits in the aggregate as of June 30, 1999, the date of the latest actuarial valuation. Pension expense was $16,000, $12,000, and $59,000 for 1999, 1998, and 1997.

   The Bank has a voluntary savings plan for eligible employees which qualifies under Section 401(k) of the Internal Revenue Code. Employees can participate after 12 months' employment by designating a portion of their salary to purchase appropriate investment options. The Corporation in turn matches the first six percent of the employee contribution at a rate of $.25 for every $1 in employee contributions. In 1999, the Corporation matched employee contributions for the Corporation's common stock at a rate of $.50 for every $1. First Indiana made matching contributions of $233,000, $172,000, and $129,000 in 1999, 1998, and 1997.

   Post-Retirement Benefits Other Than Pension - The projected benefit obligation for post-retirement medical, dental, and life insurance programs for Board members and certain officers of those institutions relating to merger agreements of prior acquisitions was $717,000 and $752,000, and the accrued liability was $1,123,000 and $1,094,000 at December 31, 1999 and 1998. Expense under the programs was $29,000, $38,000, and $35,000 in 1999, 1998, and 1997, respectively.

   The accumulated post-retirement benefit obligation was determined using an assumed discount rate of 8.00 percent and 6.75 percent at December 31, 1999 and 1998. The assumed long-term salary increase was 5.00 percent for 1999 and 1998. The assumed health care cost trend rates used were 7 percent for 1998, 6 percent for 1999 and 5.50 percent for 2000 and later years. The trend rate for years 10 and thereafter was 6 percent per year.

   Stock-Based Compensation - First Indiana has four stock-based compensation plans, which are described below. First Indiana applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. The compensation cost charged against income for its performance-based plan was $523,000, $777,000, and $660,000 in 1999, 1998, and 1997. The compensation cost charged against income for the Employees' Stock Purchase Plan was $377,000, $184,000, and $153,000 in 1999, 1998, and 1997. Had compensation cost been determined based on the fair value at the grant date for awards under those plans consistent with the method of Statement of Financial Accounting Standard No. 123, First Indiana's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below. The effects of applying FAS No. 123 in this pro forma disclosure are not indicative of future amounts.


(Dollars in Thousands, Except Per Share Data)    1999      1998      1997
                                                ---------------------------
Net Earnings
  As Reported                                   $22,733   $19,147   $17,744
  Pro Forma                                      22,578    18,704    17,675

Basic Earnings Per Share
  As Reported                                   $   1.81  $  1.50   $  1.40
  Pro Forma                                         1.80     1.46      1.40

Diluted Earnings Per Share
  As Reported                                       1.77     1.44      1.36
  Pro Forma                                         1.76     1.41      1.35


A summary of the status of First Indiana's fixed stock option plans as of December 31, 1999, 1998, and 1997, and changes during the years ended on those dates is presented below:

                                           1999                   1998                  1997
                                   ----------------------------------------------------------------
                                              Weighted               Weighted              Weighted
                                              Average                Average               Average
                                              Exercise               Exercise              Exercise
                                   Shares     Price       Shares     Price      Shares     Price
                                   ----------------------------------------------------------------

Outstanding at Beginning of Year    661,898   $11.56       688,076   $ 8.33      863,903   $ 7.16
Granted                             101,476    18.98       119,316    23.52       25,479    16.30
Exercised                          (102,147)    6.68      (139,147)    6.37     (201,306)    4.32
Surrendered                          (2,940)   20.44        (6,347)   24.67            -        -
                                   ---------              ---------             ---------
Outstanding at End of Year          658,287    13.42       661,898    11.56      688,076     8.33
                                   =========              =========             =========
Options Exercisable at Year End     553,677                548,902               662,597
                                   =========              =========             =========
Weighted Average Fair Value of
Options Granted During the Year      $ 5.68                 $ 6.25                $ 4.54
                                   =========              =========             =========



   Fixed Stock Option Plans - First Indiana has three fixed stock option plans: the 1991 Stock Option and Incentive Plan, the 1992 Directors' Stock Option Plan, and the 1998 Stock Option and Incentive Plan. Under the 1991 and 1998 Plans, First Indiana is authorized to grant options to its employees for up to 562,500 and 630,000 shares of

The following table summarizes information about fixed stock options outstanding at December 31, 1999:


                         Options Outstanding              Options Exercisable
---------------  -------------------------------------   ---------------------
                              Weighted      Weighted                  Weighted
Range of                      Remaining     Average      Number       Average
Exercise         Outstanding  Contractual   Exercise     Exercisable  Exercise
Prices           At 12/31/99  Life (years)  Price        At 12/31/99  Price
---------------  -------------------------------------   ---------------------
$ 3.00 - $ 7.00  198,277      2.40          $ 6.51       198,277      $ 6.51
  7.01 -  15.00  217,160      4.80           10.96       217,160       10.96
 15.01 -  28.00  242,850      8.26           21.26       138,240       22.74
                 -------      ----                       -------
  3.00 -  28.00  658,287      5.35           13.42       553,677       12.31
                 =======      ====                       =======


common stock, respectively. Under the 1992 Plan, First Indiana is authorized to grant options to its outside directors (i.e., directors who are not employees of the Corporation or any subsidiary) for up to 262,500 shares. Under all plans, the exercise price of each option equals the market price of the Corporation's stock on the date of grant, the option's maximum term is ten years, and all options fully vest at the end of one or five years. Similar plans were effected upon completion of the mergers with the Evansville,

Page Forty                              First Indiana Corporation

Rushville, and Mooresville divisions, which allow grants for up to approximately 415,000 shares of common stock. In lieu of cash, some optionees elect to fund their option exercises with stock they currently own. In that event, the Corporation cancels the stock certificates received from the optionee in the stock swap transaction.

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1999, 1998, and 1997: dividend yield of 3.0 percent for all years; expected volatility of 32 percent for 1999 and 23 percent for 1998 and 1997; weighted average risk-free interest rates of 5.22 percent, 5.66 percent, and 6.89 percent respectively; and expected lives of seven years for all years.

   In addition to the options outstanding at December 31, 1999, 644,673 shares of common stock were available for future grants or awards.

   Performance-Based Stock Plan - Under the 1991 Stock Option and Incentive Plan, First Indiana may award restricted stock to executive officers. On January 23, 1997, First Indiana awarded 43,500 shares of stock among three executive officers. On April 15, 1998, First Indiana awarded 6,000 shares of stock to an executive officer. All of these shares are subject to recall by First Indiana in the event certain specified performance objectives are not met by December 31, 1999. First Indiana expensed $523,000, $777,000, and $660,000 in 1999, 1998 and 1997, respectively, in connection with these awards.

   Employees' Stock Purchase Plan - Under the 1987 Employees' Stock Purchase Plan, all full-time employees and directors are eligible to participate after six months' employment. Approximately 51 percent of eligible employees participated in the plan in 1999. Under the terms of the Plan, employees can choose to have up to 10 percent of their annual base earnings withheld to purchase the Corporation's common stock. The Corporation in turn matches the employee contribution at a rate of $1 for every $3 or $4 in employee contributions, depending on whether the Corporation has met specified performance objectives for the previous calendar year. In 1999 the matching contribution was increased to $1 for every $2 in employee contributions.
This action was taken in order to encourage increased participation in the plan. The contributions are then paid to a trustee, who purchases the Corporation's stock each month at the then prevailing market price. A one-to-three contribution was in effect for the 1998 and 1997 plan years. First Indiana's matching contributions were $377,000, $184,000, and $153,000 for the years ended 1999, 1998, and 1997, respectively.

(14) PARENT COMPANY STATEMENTS


Condensed Balance Sheets
                                              DECEMBER 31,
                                          --------------------
                                           1999        1998
(Dollars in Thousands)                    --------------------
Assets
 Certificate of Deposit and Checking
  Account with the Bank                   $    501    $    501
 Due from Bank                              16,260      23,575
 Investment in the Bank                    157,002     140,418
 Other Assets                                3,340       1,476
                                          --------------------
 Total Assets                             $177,103    $165,970
                                          ====================

Liabilities                               $      -    $      -
Shareholders' Equity                       177,103     165,970
                                          --------------------
 Total Liabilities and
  Shareholders' Equity                    $177,103    $165,970
                                          ====================

Condensed Statements of Earnings
                                           YEARS ENDED DECEMBER 31,
                                         ----------------------------
                                          1999      1998      1997
(Dollars in Thousands)                   ----------------------------
Cash Dividends from the Bank             $ 6,532   $15,295   $14,241
Interest Income on Certificate
 of Deposit                                   25        28        27
Expenses                                  (2,557)   (1,965)     (240)
Income Tax Credit                          1,000       786        81
                                         ----------------------------
Earnings Before Equity in Undistributed
 Net Earnings of the Bank                  5,000    14,144    14,109
Equity in Undistributed Net
 Earnings of the Bank                     17,733     5,003     3,635
                                         ----------------------------
Net Earnings                             $22,733   $19,147   $17,744
                                         ============================


1999 Annual Report                              Page Forty-one


Condensed Statements of Cash Flows                         YEARS ENDED DECEMBER 31,
                                                        -------------------------------
(Dollars in Thousands)                                    1999        1998       1997
                                                        -------------------------------
Cash Flows from Operating Activities
 Net Earnings                                           $ 22,733    $19,147    $17,744
 Adjustments to Reconcile Net Earnings to
  Net Cash Provided by Operating Activities
   Equity in Undistributed Earnings of the Bank          (17,733)    (5,003)    (3,635)
   Amortization of Restricted Stock Plan                     286        427        363
   Change in Other Liabilities                                 -        (64)       127
   Change in Due from the Bank and Other Assets            6,302     (7,767)   (10,391)
                                                        -------------------------------
Net Cash Provided by Operating Activities                 11,588      6,740      4,208
                                                        -------------------------------

Cash Flow from Investing Activities
 Investment in Equity Security                             (851)          -          -
                                                        -------------------------------

Cash Flows from Financing Activities
 Stock Option Proceeds                                      626         702        367
 Common Stock Issued Under Deferred Compensation Plan         -          65        (24)
 Purchase of Treasury Stock                              (5,299)     (2,242)      (132)
 Payment for Fractional Shares                                -         (10)       (12)
 Tax Benefit of Option Compensation                         468         870        656
 Dividends Paid                                          (6,532)     (6,125)    (5,063)
                                                        -------------------------------
Net Cash Used by Financing Activities                   (10,737)     (6,740)    (4,208)
                                                        -------------------------------
Net Change in Cash and Cash Equivalents                       -           -          -
Cash and Cash Equivalents at Beginning of Year              501         501        501
                                                        -------------------------------
Cash and Cash Equivalents at End of Year                $   501     $   501    $   501
                                                        ===============================


(15) INTERIM QUARTERLY RESULTS (UNAUDITED)

                                                 First    Second     Third    Fourth
                                                Quarter   Quarter   Quarter   Quarter
(Dollars in Thousands, Except Per Share Data)   -------------------------------------
1999
Total Interest Income                           $34,383   $35,917   $37,545   $38,581
Net Interest Income                              16,584    17,490    18,244    18,533
Provision for Loan Loss                           2,460     2,460     1,950     2,540
Earnings Before Income Taxes                      7,619     8,096    10,531     9,807
Net Earnings                                      4,630     5,021     6,622     6,460
Basic Earnings Per Share                           0.37      0.40      0.53      0.52
Diluted Earnings Per Share                         0.36      0.39      0.52      0.50


1998
Total Interest Income                           $33,130   $34,255   $34,857   $34,689
Net Interest Income                              15,693    15,826    15,952    16,380
Provision for Loan Loss                           2,820     2,320     2,320     2,320
Earnings Before Income Taxes                      7,278     7,524     8,174     8,015
Net Earnings                                      4,418     4,617     5,003     5,109
Basic Earnings Per Share                           0.35      0.36      0.39      0.40
Diluted Earnings Per Share                         0.33      0.35      0.38      0.39


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

   Cash and Cash Equivalents - For cash and equivalents, the carrying amount is a reasonable estimate of fair value.

   Investment Securities- For securities, fair values are based on quoted market prices or dealer quotes.

   Mortgage-Backed Securities - Estimated fair value for mortgage-backed securities issued by quasi-governmental agencies is based on quoted market prices. The fair value of mortgage-backed securities issued by non-quasi-governmental agencies is estimated based on similar securities with quoted market prices and adjusted for any differences in credit ratings or maturities.

   Loans Receivable - For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value

Page Forty-two                              First Indiana Corporation



                                      December 31, 1999 December 31, 1998
                                   ----------------------------------------
                                             Estimated            Estimated
                                   Carrying  Fair       Carrying  Fair
(Dollars in Thousands)             Amount    Value      Amount    Value
                                   ----------------------------------------
Assets
 Cash and Cash Equivalents         $ 61,441  $ 61,441   $ 57,653  $ 57,653
 Investment Securities              103,169   103,169    113,291   113,291
 Mortgage-Backed Securities          54,734    54,734     29,680    29,680
 Loans Receivable
  Residential Mortgage Loans        480,361   479,309    535,515   542,035
  Residential Construction Loans    268,546   267,335    211,446   211,012
  Commercial Real Estate Loans       35,111    35,114     32,304    33,402
  Business Loans                    231,591   231,707    176,206   177,522
  Consumer Loans                    665,097   662,058    571,017   585,212
 Accrued Interest Receivable         13,554    13,554     11,680    11,680
 Loan Servicing Rights                8,759    11,405      5,770     6,865

Liabilities
 Deposits
  Demand Deposits                   211,609   211,609    215,457   215,457
  Passbook Deposits                  37,201    37,201     41,233    41,233
  Money Market Savings              343,822   343,822    351,387   351,387
  Jumbo Certificates                308,088   308,088    171,171   171,579
  Fixed-Rate Certificates           411,395   411,395    448,670   454,845

Borrowings
 FHLB Advances                      366,854   363,664    327,247   328,936
 Short-Term Borrowings               98,754    98,765     54,219    54,228

 Accrued Interest Payable             5,605     5,605      2,646     2,646
 Advances by Borrowers for
  Taxes and Insurance                 1,377     1,377      1,958     1,958

Off-Balance-Sheet Instruments
 (Unrealized Gains (Losses))
  Commitments to Extend Credit            -      (245)         -       137
  Letters of Credit                       -         -          -        (2)
  Loan Servicing Rights                   -     1,916          -     2,589


of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Interest rates on such loans approximate current lending rates.

   Deposits - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities, but not less than the carrying amount.

   Borrowings - Rates currently available to the Corporation for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

   Commitments to Extend Credit and Letters of Credit - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also includes the difference between current levels of interest rates and the committed rates. The fair value of guaranties and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

   Loan Servicing Rights - The fair value of residential and consumer loan servicing rights is determined based on the estimated discounted net cash flows to be received less the estimated costs of servicing. This estimated fair value approximates the amount for which the servicing could currently be sold.

   Accrued Interest Receivable, Accrued Interest Payable, and Advances by Borrowers for Taxes and Insurance - The estimated fair value of these financial instruments approximates their carrying value.

(17) SEGMENT REPORTING

   The Corporation's business units are primarily organized to operate in the banking industry, and are determined by the products and services offered. The consumer segment includes the origination, sale, and portfolio activities of both home equity and installment loans, and the residential segment encompasses the portfolio of both residential first mortgage and Community Reinvestment Act loans. The business segment originates construction, commercial, and commercial real estate loans, and provides traditional cash management services to business customers. Investment portfolio management is included in the treasury segment. Mortgage banking activities include the origination, sale, and servicing of residential loans. The retail segment includes the Bank's 23-branch network, as well as the relatively newer virtual banking services. Revenues in the Corporation's segments are generated from loans, deposits, investments, servicing fees, and loan sales. There are no foreign operations.

   The segment financial information provided on the next page is based on the internal management reporting software used by the Corporation's Executive Committee to monitor and manage the financial performance of the Corporation. The Corporation evaluates segment performance based on average assets and profit or loss before income taxes and indirect expenses. Indirect expenses include the Corporation's overhead and support expenses. The Corporation attempts to match fund each business unit by reviewing the earning assets and costing liabilities held by each unit and assigning an appropriate expense or income offset based on the Treasury yield curve. The Corporation accounts for intersegment revenues, expenses, and transfers based on estimates of the actual costs to perform the intersegment services.

1999 Annual Report                              Page Forty-three


                                                                                                                           1999
                                                                     Mortgage         First   Segment    Intersegment  Consolidated
                           Consumer Residential  Business  Treasury  Banking  Retail  Trust   Totals     Eliminations     Totals

-----------------------------------------------------------------------------------------------------------------------------------
Average Segment Assets     $634,377 $442,739     $482,519  $182,729  $ 76,033 $53,037 $  851  $1,872,284 $ 16,554  (1) $1,888,838
Net Interest Income          22,460    5,713       17,330     1,049     1,460  15,817      -      63,829    7,022  (2)     70,851
Non-Interest Income           4,886     (401)       4,228     4,538     3,942   4,791  1,080      23,064    3,894  (3)     26,958
Intersegment Income
  (Expense)                   4,821   (1,271)      (1,945)        -     6,651     957      -       9,213   (9,213) (4)          -
Significant Noncash items:
  Provision for
   Loan Losses                6,174       87        3,149         -         -       -      -       9,410        -           9,410
Earnings (Loss)
  before Income Tax          22,077    3,583       11,298     4,611     5,691   5,685   (452)     52,491  (16,438) (3)     36,053


                                                                                                                           1998
                                                                     Mortgage                 Segment    Intersegment  Consolidated
                           Consumer Residential  Business  Treasury  Banking  Retail          Totals     Eliminations     Totals

-----------------------------------------------------------------------------------------------------------------------------------
Average Segment Assets     $557,676 $464,118     $352,883  $183,107  $120,109 $46,939         $1,724,832 $(9,817) (1)  $1,715,015
Net Interest Income          14,663    3,051       13,486     1,003     2,233   9,927             44,364  19,488  (2)      63,851
Non-Interest Income           6,399      113        3,661     1,917     4,955   3,259             20,304   2,373  (3)      22,677
Intersegment Income
  (Expense)                   5,369   (1,678)      (1,551)        -     8,662   2,666             13,468 (13,468) (4)           -
Significant Noncash items:
  Provision for
   Loan Losses                7,076      136        2,568         -         -       -              9,780       -            9,780
Earnings (Loss)
  before Income Tax          16,384    1,350       10,697     2,576    10,569   2,871             44,447 (13,456) (3)      30,991


                                                                                                                           1997
                                                                     Mortgage                 Segment    Intersegment  Consolidated
                           Consumer Residential  Business  Treasury  Banking  Retail          Totals     Eliminations     Totals

-----------------------------------------------------------------------------------------------------------------------------------
Average Segment Assets     $542,438 $433,857     $296,966  $177,659  $ 27,673 $38,404         $1,516,997 $(6,504) (1)   $1,510,493
Net Interest Income          18,399    4,153       11,056       365       270  18,375             52,618  11,416  (2)       64,034
Non-Interest Income           3,109      118        2,783     1,418     4,883   2,664             14,975   1,975  (3)       16,950
Intersegment Income
  (Expense)                    (312)  (1,061)          76         -     5,222     475              4,400  (4,400) (4)            -
Significant Noncash items:
  Provision for
   Loan Losses                9,281      152        1,267         -         -       -             10,700       -            10,700
Earnings (Loss)
  before Income Tax           9,444    3,058        9,867     1,590     5,735   9,796             39,490 (10,310) (3)       29,180



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


Page Forty-four                              First Indiana Corporation


                      INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders of First Indiana Corporation:

   We have audited the accompanying Consolidated Balance Sheets of First Indiana Corporation and Subsidiaries as of December 31, 1999 and 1998 and the related Consolidated Statements of Earnings, Shareholders' Equity, and Cash Flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Indiana Corporation and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/KPMG LLP

Indianapolis, Indiana
January 18, 2000

                           AFFIRMATIVE ACTION POLICY

   First Indiana Bank affords equal-opportunity employment to qualified individuals regardless of race, color, religion, sex, national origin, veteran status, and mental or physical disability.

   First Indiana Bank will continue to take affirmative action to ensure that all recruitment, hiring, and promotion decisions are based on the principles of equal employment opportunity and that all personnel actions, such as compensation, transfers, layoffs, benefits, educational assistance, and social and recreational programs, will be administered without regard to race, color, religion, sex, national origin, veteran status, or mental or physical disability.

   The successful achievement of a non-discriminatory employment program requires cooperation between management and employees. In fulfilling its part of this cooperative effort, management will continue to lead the way by establishing and implementing affirmative action procedures and practices which will ensure our objective: equal employment for all.

1999 Annual Report                              Page Forty-five

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

January 20, 2000


/s/Marni McKinney

Marni McKinney
Vice Chairman and Chief Executive Officer

/s/Owen B. Melton, Jr.                            /s/David L. Gray

Owen B. Melton, Jr.                               David L. Gray
President and Chief Operating Officer             Treasurer

Page Forty-six                              First Indiana Corporation

                            CORPORATE INFORMATION

   First Indiana Corporation is a holding company whose principal subsidiary is First Indiana Bank. The Bank is engaged primarily in retail banking and lending through 23 banking centers in Metropolitan Indianapolis, Franklin, Pendleton, Westfield, Rushville, and Mooresville. In addition, the Bank has mortgage and consumer loan service offices throughout Indiana and in Arizona, Florida, Illinois, North Carolina, Oregon, and Ohio; and provides investment advisory and trust services through FirstTrust Indiana.

   Stock Trading Information - First Indiana Corporation's common stock is traded on the National Association of Securities Dealers' Automated Quotations ("NASDAQ") National Market System under the symbol FISB. The abbreviations often used in newspaper listings are "FstInd" and "Fst Indiana."

   Transfer Agent and Registrar - Harris Trust and Savings Bank, Attention:
Shareholder Services, 311 West Monroe Street, 14th floor, Chicago, Illinois 60606, 1-800-573-4048.

   Annual Meeting of Shareholders - The annual meeting of shareholders will be held on April 20, 2000, at 9:00 a.m. E.S.T. in the Conference Center of First Indiana Plaza, 135 North Pennsylvania Street, Seventh Floor, Indianapolis, Indiana.

   Annual Report on Form 10-K - Upon request, shareholders may receive, without charge, a copy of the Annual Report on Form 10-K filed with the Securities and Exchange Commission. Requests should be directed to First Indiana Corporation, Investor Relations Department, First Indiana Plaza, 135 North Pennsylvania Street, Indianapolis, Indiana 46204, (317) 269-1231.

   Information on Forward-Looking Statements - The statements in the Annual Report that are not historical are forward-looking statements. Although the Corporation believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that the Corporation's financial goals will be realized. Numerous factors may affect the Corporation's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Corporation.

   Market Information - The following table sets forth the high and low prices per share and ending book value per share of First Indiana Corporation's common stock for the periods indicated.


                         1999                     1998
                 ------------------------------------------------
                                 Book                     Book
                  High    Low    Value     High    Low    Value
                 ------------------------------------------------
First Quarter    $20.50  $18.00  $13.21   $30.00  $22.92  $12.27
Second Quarter    21.38   18.38   13.30    27.38   23.75   12.54
Third Quarter     25.75   20.88   13.82    27.75   19.13   12.83
Fourth Quarter    26.13   19.75   14.14    22.13   17.38   13.07


   At December 31, 1999, there were approximately 1,800 shareholders of record and 12,523,152 shares of common stock outstanding.

[First Indiana Logo]

FIRST INDIANA CORPORATION

[inside back cover of annual report]

[back cover of annual report]

[First Indiana Logo]

FIRST INDIANA CORPORATION

FIRST INDIANA BANK - FIRSTTRUST INDIANA

First Indiana Plaza      135 North Pennsylvania Street
Indianapolis, IN 46204   (317)269-1200   www.firstindiana.com