Form 10-K/A, Exhibit 13
period 1999-12-31
FIRST INDIANA CORP
filed 2000-04-05
CIK 789670

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


FINANCIAL HIGHLIGHTS
First Indiana Corporation and Subsidiaries

                                                       YEARS ENDED DECEMBER 31,
                                                       ------------------------
(Dollars in Thousands, Except Per Share Data)              1999        1998
                                                       ------------------------
Net Earnings                                             $22,733     $19,147
Basic Earnings Per Share                                    1.81        1.50
Diluted Earnings Per Share                                  1.77        1.44
Dividends Per Common Share                                  0.52        0.48

Return on Average Total Assets                              1.20%       1.12%
Return on Average Shareholders' Equity                     13.37       11.96

Yield on Interest-Earning Assets                            8.11%       8.32%
Cost of Interest-Bearing Liabilities                        4.83        5.16
Net Interest Margin                                         3.92        3.88
Net Interest Spread                                         3.28        3.16

                                                           AT DECEMBER 31,
                                                     -------------------------
(Dollars in Thousands, Except Per Share Data)            1999           1998
                                                     -------------------------
Assets                                               $1,979,774     $1,795,990
Loans Receivable, Net                                 1,673,422      1,518,543
Deposits                                              1,312,115      1,227,918

Shareholders' Equity                                 $  177,103     $  165,970
Shareholders' Equity/Assets                                8.95%          9.24%
Book Value Per Share                                 $    14.14     $    13.07
Market Closing Price                                      21.75          20.00
Price/Earnings Multiple                                   12.29x         13.89x

                                                          DECEMBER 31, 1999
                                                     --------------------------
                                                         Actual      Required
                                                     --------------------------
Tangible Capital/Total Assets                              7.98%          1.50%
Core Capital/Total Assets                                  7.98           4.00
Risk-Based Capital/Risk-Weighted Assets                   11.10           8.00


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


                           LETTER TO SHAREHOLDERS

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

Phyllis W. Minott (24 years)
  Chairman and Chief Executive Officer, Minott Motion Pictures, Inc.

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

Market Vice Presidents
Stephen E. Buchanan (6 years)
Thomas M. Koesters (18 years)
Toni R. Santo (6 years)
Timothy A. Simpson (6 years)
Lisa M. Straziota (4 years)
J. Tracy Whitaker (12 years)

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

*Officer, First Indiana Corporation

1999 Annual Report                              Page Nine

                    BOARD OF DIRECTORS AND MANAGEMENT

Regional Vice Presidents
Wilbur L. Harwell (3 years)
William C. Hewitt (3 years)
Robert N. McFall (16 years)

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

[This page contains the following bar graph]


NET INTEREST INCOME (Dollars in Thousands)
------------------------------------------
1995     59,040
1996     62,716
1997     64,034
1998     63,851
1999     70,851



                                      1999                          1998                          1997
                          ----------------------------------------------------------------------------------------
                            Average                       Average                       Average
(Dollars in Thousands)      Balance   Interest  Rate      Balance   Interest  Rate      Balance   Interest  Rate
                          ----------------------------------------------------------------------------------------
Assets
Earning Assets
  Federal Funds Sold      $    8,572  $    411  4.79%   $    9,469  $    521  5.50%   $   12,739  $    695  5.46%
  Investments                103,551     6,247  6.03       124,756     7,465  5.98       113,037     6,818  6.03
  Federal Home Loan
     Bank Stock               17,977     1,476  8.21        14,171     1,097  7.73        13,207     1,055  7.99
  Mortgage-Backed
     Securities               50,155     3,255  6.49        32,446     2,065  6.36        35,130     2,446  6.96
  Loans Receivable (1)     1,625,666   135,037  8.31     1,465,288   125,783  8.58     1,284,212   117,371  9.14
                          --------------------          --------------------          --------------------
Total Earning Assets       1,805,921   146,426  8.11     1,646,130   136,931  8.32     1,458,325   128,385  8.80
                          --------------------          --------------------          --------------------
Other Assets                  82,917                        68,885                        52,168
                          ----------                    ----------                    ----------
Total Assets              $1,888,838                    $1,715,015                    $1,510,493
                          ==========                    ==========                    ==========

Liabilities and Share-
   holders' Equity

Interest-Bearing
Liabilities
  Deposits
    NOW and Money
     Market Checking      $   98,515  $  1,611  1.64%   $   84,891  $  1,951  2.30%   $   84,761  $  1,908  2.25%
    Passbook and
     Statement Savings       375,684    15,381  4.09       330,917    15,225  4.60       302,635    13,881  4.59
    Money Market Savings      24,603       764  3.11        28,819       990  3.44        30,416     1,001  3.29
    Jumbo Certificates       235,320    13,208  5.61       184,332    10,771  5.84       113,632     6,583  5.79
    Fixed-Rate
     Certificates            446,610    23,509  5.26       464,839    25,998  5.59       470,853    26,563  5.64
  Federal Home Loan
    Bank Advances            328,470    18,309  5.57       270,491    15,348  5.67       219,685    12,288  5.59
  Short-Term
    Borrowings                56,348     2,793  4.96        52,922     2,797  5.29        39,018     2,127  5.45
                          --------------------          --------------------          --------------------
Total Interest-Bearing
     Liabilities           1,565,550    75,575  4.83     1,417,211    73,080  5.16     1,261,000    64,351  5.10
                          --------------------          --------------------          --------------------
Other Liabilities            153,249                       137,737                       103,566
Shareholders' Equity         170,039                       160,067                       145,927
                          ----------                    ----------                    ----------
Total Liabilities and
  Shareholders' Equity    $1,888,838                    $1,715,015                    $1,510,493
                          ==========                    ==========                    ==========
Net Interest
  Income/Spread                       $ 70,851  3.28%               $ 63,851  3.16%               $ 64,034  3.70%
                                       =======  =====                =======  =====               ========  =====
Net Interest Margin                             3.92%                         3.88%                         4.39%
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

                                        1999 Compared with 1998           1998 Compared with 1997
                                          Increase (Decrease)               Increase (Decrease)
                                           Due to Changes in                 Due to Changes in
                                    -----------------------------------------------------------------------
                                                              Net                                    Net
(Dollars in Thousands)              Rate     Volume   Other  Change   Rate      Volume    Other     Change
                                    -----------------------------------------------------------------------
Interest Income
  Federal Funds Sold                $  (67)  $  (49)  $  6   $ (110)  $     6   $  (178)  $    (2)  $ (174)
  Investments                           61   (1,269)   (10)  (1,218)      (54)      707        (6)     647
  Federal Home Loan Bank Stock          68      294     17      379       (78)      129        (9)      42
  Mortgage-Backed Securities            41    1,127     22    1,190      (210)     (187)       16     (381)
  Loans Receivable                  (4,068)  13,767   (445)   9,254    (7,132)   16,550    (1,006)   8,412
                                    --------------------------------  -------------------------------------
                                    (3,965)  13,870   (410)   9,495    (7,468)   17,021    (1,007)   8,546
                                    --------------------------------  -------------------------------------
Interest Expense
Deposits
    NOW and Money Market Checking     (563)     313    (90)    (340)       40         3         -       43
    Passbook and Statement Savings  (1,677)   2,060   (277)     156        43     1,297         4    1,344
    Money Market Savings               (95)    (145)    14     (226)       44       (53)       (2)     (11)
    Jumbo Certificates                (425)   2,979   (117)   2,437        57     4,096        35    4,188
    Fixed-Rate Certificates         (1,530)  (1,019)    60   (2,489)     (229)     (339)        3     (565)
Federal Home Loan Bank Advances       (271)   3,290    (58)   2,961       177     2,842        41    3,060
Short-Term Borrowings                 (174)     181    (11)      (4)      (65)      758       (23)     670
                                    --------------------------------  -------------------------------------
                                    (4,735)   7,659   (429)   2,495        67     8,604        58    8,729
                                    --------------------------------  -------------------------------------
Net Interest Income                 $  770   $6,211   $ 19   $7,000   $(7,535)  $ 8,417   $(1,065)  $ (183)
                                    ================================  =====================================


1999 Annual Report                              Page Fifteen


NON-INTEREST INCOME

   The following table shows First Indiana's non-interest income for the past three years.

                                                   YEARS ENDED DECEMBER 31,
                               -----------------------------------------------------------------
                                            Increase                     Increase
                                           (Decrease)                   (Decrease)
                               -----------------------------------------------------------------
(Dollars in Thousands)            1999   Amount    Percent   1998      Amount    Percent  1997
                               -----------------------------------------------------------------
Sale of Investments            $  (886)  $(1,281)  (324.3%)  $   395   $  178    82.0%   $   217
Sale of Loans and
  Mortgage Backed Securities     5,288    (4,498)   (46.0)     9,786    4,854    98.4      4,932
Sale of Deposits                 7,590     7,590    100.0          -        -       -          -
Loan Servicing Income            1,220      (415)   (25.4)     1,635   (1,132)  (40.9)     2,767
Loan Fees                        3,626       534     17.3      3,092      734    31.1      2,358
Insurance Commissions              108         2      1.9        106     (132)  (55.5)       238
Trust Fees                       1,080     1,080    100.0          -        -       -          -
Customer Fee Income              5,296     1,189     29.0      4,107      403    10.9      3,704
Other                            3,636        81      2.3      3,555      821    30.0      2,734
                               ------------------            -----------------           --------
                               $26,958   $ 4,282     18.9    $22,676   $5,726    33.8    $16,950
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

                                                YEARS ENDED DECEMBER 31,
                             ------------------------------------------------------------------
(Dollars in Thousands)               Increase (Decrease)          Increase (Decrease)
                             ------------------------------------------------------------------
                             1999       Amount   Percent  1998      Amount    Percent  1997
                             ------------------------------------------------------------------
Salaries and Benefits        $ 39,343   $5,965    17.9%   $33,378   $ 7,442    28.7%   $25,936
Capitalized Salaries
  and Benefits                (11,191)    (514)    4.8    (10,677)   (4,657)  (77.4)    (6,020)
Net Occupancy                   2,942       49     1.7      2,893        41     1.4      2,852
Deposit Insurance                 712       21     3.0        691        (2)   (0.3)       693
Real Estate Owned
  Operations - Net                537     (321)  (37.4)       858       206    31.6        652
Equipment                       5,825      783    15.5      5,042       350     7.5      4,692
Office Supplies and Postage     2,059       27     1.3      2,032       183     9.9      1,849
Other                          12,119      580     5.0     11,539     1,089    10.4     10,450
                             ------------------           ------------------           --------
                             $52,346    $6,590    14.4%   $45,756   $ 4,652    11.3%   $41,104
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

[This page contains bar graphs showing the following information]


BANK CAPITAL/ASSETS
-------------------
Actual     Required
------     --------
 7.98%     1.50%
 7.98      4.00
11.10      8.00


LOAN AND REO LOSS ALLOWANCES    LOAN LOSS ALLOWANCE TO
   (Dollars in Thousands)        NON-PERFORMING LOANS
----------------------------    -----------------------
1995      $17,300                1995        67.91%
1996       19,311                1996        84.19
1997       22,897                1997       121.60
1998       26,200                1998       149.63
1999       29,259                1999       162.73


Page Eightteen                              First Indiana Corporation


Non-Performing Assets                        DECEMBER 31,
                             --------------------------------------------
(Dollars in Thousands)         1999       1998     1997     1996     1995
                             --------------------------------------------
Non-Accrual Loans
  Residential Mortgage       $ 3,564    $4,268   $3,718   $3,849   $2,399
  Residential Construction     4,090     4,714    6,059    4,573    2,229
  Commercial Real Estate           -         -       99        -    1,514
  Business                       806     1,019      254      166      428
  Consumer                     7,493     7,175    8,302    6,792    8,120
                             --------------------------------------------
  Total Non-Accrual Loans     15,953    17,176   18,432   15,380   14,690
                             --------------------------------------------
Impaired Loans                 1,719         -        -        -    3,306
Restructured Loans                 -         -        -    6,913    5,909
Real Estate Owned              1,727     2,704    4,390    4,828    2,943
Other Repossessed Assets           -         -        -        -      317
                             --------------------------------------------
Total Non-Performing Assets   $19,399  $19,880  $22,822  $27,121  $27,165
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

1999 Annual Report                              Page Nineteen


Summary of Loan Loss Experience (continued)

                                            YEARS ENDED DECEMBER 31,
                                -----------------------------------------------
                                  1999      1998      1997      1996      1995
                                -----------------------------------------------

Ratio of Net Charge-Offs to
  Average Loans Outstanding       0.39%     0.44%     0.55%     0.67%     0.35%

Ratio of Allowance for
  Loan Losses to
  Loans Receivable                1.69%     1.66%     1.63%     1.52%     1.28%

Ratio of Total Loan and
  REO Loss Allowance to
  Non-Performing Assets         150.73%   131.79%   100.33%    71.20%    63.68%

Ratio of Allowance for
  Loan Losses to
  Non-Performing Loans          162.73%   149.63%   121.60%    84.19%    67.91%


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

   State of Readiness - The Bank assembled a team of associates to lead the Bank's Year 2000 readiness efforts. All hardware and software vendors, as well as other significant vendors and borrowers, were identified and contacted to determine their readiness. The Bank developed action plans and contingency plans for known potential Year 2000 readiness issues. This included completing integrated testing of interdependent systems, testing date interfaces with third parties, and developing Bank-wide contingency plans which were tested during the latter half of the year. The OTS conducted regular examinations of all financial institutions to assess Year 2000 readiness in accordance with FFIEC guidelines. The Bank's external data services bureau, which provides most of the automated processing of First Indiana's customer transactions, was also examined by the OTS.

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



                                   RATE SENSITIVITY BY PERIOD OF MATURITY OR RATE CHANGE AT DECEMBER 31, 1999
                                   ---------------------------------------------------------------------------
                                                      Percent              Over 180      Over One   Over
                                                        of      Within     Days to       Year to    Five
(Dollars in Thousands)             Rate   Balance      Total   180 Days    One Year     Five Years  Years
                                   ---------------------------------------------------------------------------
Interest-Earning Assets
Investment Securities and Other    6.53%  $  154,012    8.06%  $  48,390   $       -    $ 85,279    $  20,343
Loans Receivable (1)
  Mortgage-Backed Securities       7.03       54,734    2.86       5,380       5,572      43,781            -
  Residential Mortgage Loans       7.49      481,034   25.17     115,618      78,291     229,333       51,793
  Commercial Real Estate Loans     8.51       35,434    1.85       6,029       6,741      16,595        6,070
  Business Loans                   8.92      235,941   12.35     168,735      11,540      46,463        9,202
  Consumer Loans                   9.43      675,762   35.37     273,518      49,895     251,875      100,474
  Residential Construction Loans   8.51      274,010   14.34     246,711      13,706      13,593            -
                                          --------------------------------------------------------------------
                                   8.43   $1,910,927  100.00%    864,381     165,745     686,919      193,882
                                          ===================    ---------------------------------------------
Interest-Bearing Liabilities

Deposits
  Demand Deposits (2)              1.07   $   97,253    5.85%  $       -   $       -    $      -    $  97,253
  Passbook Deposits (3)            3.85       37,201    2.24       2,108         907       7,258       26,928
  Money Market Savings             4.23      343,822   20.67     343,822           -           -            -
  Jumbo Certificates               5.72      308,088   18.52     140,550      40,291     127,247            -
  Fixed-Rate Certificates          5.29      411,395   24.73     155,812     135,403     120,180            -
                                          --------------------------------------------------------------------
                                   4.71    1,197,759   72.01     642,292     176,601     254,685      124,181
Borrowings
  FHLB Advances                    5.75      366,854   22.05     225,000      50,000      85,000        6,854
  Short-Term Borrowings            5.35       98,754    5.94      98,754           -           -            -
                                          --------------------------------------------------------------------
                                   4.97    1,663,367  100.00%    966,046     226,601     339,685      131,035
Net - Other (4)                              247,560  =======                                         247,560
                                          ----------           -----------------------------------------------
    Total                                 $1,910,927             966,046     226,601     339,685      378,595
                                          ==========           -----------------------------------------------
Rate Sensitivity Gap                                           $(101,665)  $ (60,856)   $347,234    $(184,713)
                                                               ===============================================
December 31, 1999                                              $(101,665)  $(162,521)   $184,713
                                                               =================================
Percent of Total
Interest-Earning Assets                                           (5.32%)     (8.50%)      9.67%
                                                               =================================
December 31, 1998                                              $ 132,868   $ 118,070    $248,681
                                                               =================================
Percent of Total
Interest-Earning Assets                                           7.74 %      6.88 %      14.49%
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

   The Bank's residential loan servicing portfolio was $843,443,000 at December 31, 1999, compared with $908,582,000 and $969,089,000 at December
31, 1998 and 1997. The decrease in residential loan servicing is due to two factors. First, the Bank sold $148 million in residential loan servicing during the first quarter of 1999. Second, with the mortgage restructuring, the Bank is originating fewer residential mortgage loans. The Bank's consumer loan servicing portfolio was $260,223,000 at December 31, 1999, compared with $106,243,000 and $53,645,000 at December 31, 1998 and 1997. The strategy of the Bank is to continue to build the consumer loan servicing portfolio. The servicing portfolio as a whole provides a source of fee income, but is subject to fluctuations as rates fall and serviced loans pay off.

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

1999 Annual Report                              Page Twenty-three


                                  FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA
                                  First Indiana Corporation and Subsidiaries

                                                                       AT DECEMBER 31,
                                               ---------------------------------------------------------------
(Dollars in Thousands, Except Per Share Data)     1999         1998         1997         1996         1995
                                               ---------------------------------------------------------------
Selected Financial Condition Data
Total Assets                                   $1,979,774   $1,795,990   $1,613,405   $1,496,421   $1,541,843
Loans Receivable - Net                          1,673,422    1,518,543    1,348,529    1,215,550    1,250,726
  Mortgage-Backed Securities                       54,734       29,680       38,279       36,412       49,498
  Investments                                     103,169      113,291      111,400      106,895      102,656
  Total Deposits                                1,312,115    1,227,918    1,107,555    1,095,486    1,136,980
  Federal Home Loan Bank Advances                 366,854      327,247      257,458      215,466      214,781
  Short-Term Borrowings                            98,754       54,219       75,751       30,055       38,642
  Shareholders' Equity                            177,103      165,970      153,036      138,658      129,297


                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------------------------
                                                  1999         1998         1997         1996         1995
                                               ---------------------------------------------------------------
Selected Operations Data
  Interest Income                              $  146,426   $  136,931   $  128,385   $  126,501   $  125,057
  Interest Expense                                 75,575       73,080       64,351       63,785       66,017
  Provision for Losses on Loans and
   Real Estate Owned, Net                           9,410        9,780       10,700       10,794        7,900
  Net Earnings                                     22,733       19,147       17,744       13,704       17,267
  Net Interest Margin During Year                    3.92%        3.88%        4.39%        4.40%        4.15%
  Basic Earnings Per Common Share               $    1.81   $     1.50   $     1.40   $     1.10   $     1.39
  Diluted Earnings Per Common Share                  1.77         1.44         1.36         1.06         1.34
  Dividends Declared Per Common Share                0.52         0.48         0.40         0.38         0.32
Selected Ratios
  Net Earnings to:
    Average Total Assets                            1.20%         1.12%        1.17%       0.92%         1.16%
    Average Shareholders' Equity                   13.37         11.96        12.16       10.15         14.03
  Average Shareholders' Equity to
   Average Total Assets                             9.00          9.33         9.66        9.09          8.28
  Dividend Payout Ratio                            28.73         32.00        28.57       34.55         23.02


[This page contains the bar graphs showing the following information]



ASSETS                              CONSTRUCTION LOANS OUTSTANDING
(Dollars in Thousands)              (Dollars in Thousands)
-----------------------------       ------------------------------
1995       $1,541,843               1995       $142,999
1996        1,496,421               1996        138,135
1997        1,613,405               1997        155,680
1998        1,795,990               1998        216,059
1999        1,979,774               1999        274,010


HOME EQUITY LOANS OUTSTANDING       LOAN SERVICING PORTFOLIO
(Dollars in Thousands)              (Dollars in Thousands)
-----------------------------       ------------------------------
1995       $485,032                 1995       $1,130,209
1996        498,739                 1996        1,057,731
1997        528,185                 1997        1,022,734
1998        565,932                 1998        1,014,825
1999        664,174                 1999        1,103,666


Page Twenty-four                              First Indiana Corporation



                                                         CONSOLIDATED BALANCE SHEETS
                                                  First Indiana Corporation and Subsidiaries


                                                                                    DECEMBER 31,
                                                                              -------------------------
(Dollars in Thousands)                                                          1999        1998
                                                                              -------------------------
Assets
Cash                                                                          $   30,941    $   45,153
Federal Funds Sold                                                                30,500        12,500
                                                                              -------------------------
Total Cash and Cash Equivalents                                                   61,441        57,653
Investments Available For Sale (Notes 2 and 9)                                   103,169       113,291
Mortgage-Backed Securities Available for Sale (Notes 3 and 9)                     54,734        29,680
Loans Held for Sale                                                               32,567       112,398
Loans Receivable                                                               1,669,614     1,431,845
Less Allowance for Loan Losses                                                   (28,759)      (25,700)
                                                                              -------------------------
Loans Receivable - Net(Notes 4, 5, 8, and 12)                                  1,673,422     1,518,543
Premises and Equipment (Note 6)                                                   17,071        18,546
Accrued Interest Receivable                                                       13,554        11,680
Real Estate Owned - Net (Note 5)                                                   1,227         2,204
Prepaid Expenses and Other Assets (Note 10)                                       55,156        44,393
                                                                              -------------------------
Total Assets                                                                  $1,979,774    $1,795,990
                                                                              =========================
Liabilities and Shareholders' Equity
Liabilities
  Non-Interest-Bearing Deposits                                               $  114,356    $  129,043
  Interest-Bearing Deposits                                                    1,197,759     1,098,875
                                                                              -------------------------
    Total Deposits (Note 7)                                                    1,312,115     1,227,918

  Federal Home Loan Bank Advances (Note 8)                                       366,854       327,247
  Short-Term Borrowings (Note 9)                                                  98,754        54,219
  Accrued Interest Payable                                                         5,605         2,646
  Advances by Borrowers for Taxes and Insurance                                    1,377         1,958
  Other Liabilities                                                               17,966        16,032
                                                                              -------------------------
    Total Liabilities                                                          1,802,671     1,630,020
                                                                              -------------------------
Shareholders' Equity (Notes 10, 11, and 13)
  Preferred Stock, $.01 Par Value: 2,000,000 Shares Authorized; None Issued            -             -
  Common Stock, $.01 Par Value: 33,000,000 Shares Authorized; 13,611,965 and
   13,512,902 Shares Issued and Outstanding, Including Shares in Treasury            136           135
  Paid-In Capital in Excess of Par                                                37,962        37,029
  Retained Earnings                                                              153,710       137,063
  Accumulated Other Comprehensive Income (Loss)                                     (724)          425
  Treasury Stock - At Cost 1,088,813 and 809,608 Shares                          (13,981)       (8,682)
                                                                              -------------------------
    Total Shareholders' Equity                                                   177,103       165,970
Commitments and Contingencies (Note 12)                                                -             -
                                                                              -------------------------
Total Liabilities and Shareholders' Equity                                    $1,979,774    $1,795,990
                                                                              =========================

See Notes to Consolidated Financial Statements


1999 Annual Report                              Page Twenty-five


                          CONSOLIDATED STATEMENTS OF EARNINGS
                      First Indiana Corporation and Subsidiaries


                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
(Dollars in Thousands, Except Per Share Data)            1999       1998       1997
                                                       ------------------------------
Interest Income
Loans (Note 4)                                         $135,037   $125,783   $117,371
Investments                                               6,247      7,465      6,818
Mortgage-Backed Securities                                3,255      2,065      2,446
Dividends on Federal Home Loan Bank Stock                 1,476      1,097      1,055
Federal Funds Sold and Interest-Bearing Deposits            411        521        695
                                                       ------------------------------
  Total Interest Income                                 146,426    136,931    128,385
                                                       ------------------------------
Interest Expense
Deposits (Note 7)                                        54,473     54,935     49,936
Federal Home Loan Bank Advances                          18,309     15,348     12,288
Short-Term Borrowings                                     2,793      2,797      2,127
                                                       ------------------------------
  Total Interest Expense                                 75,575     73,080     64,351
                                                       ------------------------------
Net Interest Income                                      70,851     63,851     64,034
Provision for Loan Losses (Note 5)                        9,410      9,780     10,700
                                                       ------------------------------
Net Interest Income After Provision for Loan Losses      61,441     54,071     53,334
                                                       ------------------------------
Non-Interest Income
Sale of Investments Available for Sale                     (886)       395        217
Sale of Mortgage-Backed Securities Available for Sale    (2,129)       368          -
Sale of Loans                                             7,417      9,418      4,932
Sale of Deposits                                          7,590          -          -
Loan Servicing Income                                     1,220      1,635      2,767
Loan Fees                                                 3,626      3,092      2,358
Insurance Commissions                                       108        106        238
Trust Fees                                                1,080          -          -
Customer Fee Income                                       5,296      4,107      3,704
Other                                                     3,636      3,555      2,734
                                                       ------------------------------
  Total Non-Interest Income                              26,958     22,676     16,950
                                                       ------------------------------
Non-Interest Expense
Salaries and Benefits                                    28,152     22,701     19,916
Net Occupancy                                             2,942      2,893      2,852
Equipment                                                 5,825      5,042      4,692
Deposit Insurance                                           712        691        693
Real Estate Owned Operations - Net                          537        858        652
Office Supplies and Postage                               2,059      2,032      1,849
Other                                                    12,119     11,539     10,450
                                                       ------------------------------
  Total Non-Interest Expense                             52,346     45,756     41,104
                                                       ------------------------------
Earnings Before Income Taxes                             36,053     30,991     29,180
Income Taxes (Note 10)                                   13,320     11,844     11,436
                                                       ------------------------------
Net Earnings                                           $ 22,733   $ 19,147   $ 17,744
                                                       ==============================
Basic Earnings Per Share                               $   1.81   $   1.50   $   1.40
                                                       ==============================
Diluted Earnings Per Share                             $   1.77   $   1.44   $   1.36
                                                       ==============================
Dividends Per Common Share                             $   0.52   $   0.48   $   0.40
                                                       ==============================

See Notes to Consolidated Financial Statements


Page Twenty-six                              First Indiana Corporation


                                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                   First Indiana Corpoartion and Subsidiaries

                                                                                        Accumulated
                                                                   Paid-In              Other Com-
                                                Common Stock       Capital              prehensive                 Total
                                             -------------------  in Excess Retained    Income      Treasury   Shareholders'
(Dollars in Thousands, Except Per Share Data)  Shares     Amount   of Par   Earnings    (Loss)       Stock        Equity
                                             -------------------------------------------------------------------------------
Balance at December 31, 1996                 12,455,122   $132    $33,181   $111,767    $   (72)    $ (6,350)  $138,658
 Comprehensive Income:
  Net Earnings for 1997                               -      -          -     17,744          -            -     17,744
  Unrealized Gain on Securities Available
   for Sale, Net of Income Taxes of $271
   and Reclassification Adjustment (Note 2)           -      -          -          -        397            -        397
 Total Comprehensive Income                                                                                      18,141
 Tax Benefit of Stock Options Exercised               -      -        656          -          -            -        656
 Common Stock Issued Under Restricted
  Stock Plans-Net of Amortization (Note 13)      43,500      -      1,088       (725)         -            -        363
 Common Stock Issued Under Deferred
  Compensation Plan                                   -      -          -        (24)         -            -        (24)
 Exercise of Stock Options                      201,306      2        866          -          -            -        868
 Dividends - $.40 Per Share                           -      -          -     (5,063)         -            -     (5,063)
 Redemption of Common Stock                     (29,823)     -       (501)         -          -            -       (501)
 Purchase of Treasury Stock                      (6,000)     -          -          -          -         (132)      (132)
 Reissuance of Treasury Stock                     4,591      -         40          -          -           42         82
 Payment for Fractional Shares                     (505)     -        (12)         -          -            -        (12)
                                              ------------------------------------------------------------------------------
Balance at December 31, 1997                  12,668,191   134     35,318     123,699       325       (6,440)   153,036
 Comprehensive Income:
  Net Earnings for 1998                                -     -          -      19,147         -            -     19,147
  Unrealized Gain on Securities Available
   for Sale, Net of Income Taxes of $68
   and Reclassification Adjustment (Note 2)            -     -          -           -       100            -        100
 Total Comprehensive Income                                                                                      19,247
 Tax Benefit of Stock Options Exercised                -     -        870           -         -            -        870
 Common Stock Issued Under Restricted
  Stock Plans-Net of Amortization (Note 13)        6,000     -        150         277         -            -        427
 Common Stock Issued Under Deferred
  Compensation Plan                                    -     -          -          65         -            -         65
 Exercise of Stock Options                       139,147     1        885           -         -            -        886
 Dividends - $.48 Per Share                            -     -          -      (6,125)        -            -     (6,125)
 Redemption of Common Stock                       (6,695)    -       (184)          -         -            -       (184)
 Purchase of Treasury Stock                     (103,000)    -          -           -         -       (2,242)    (2,242)
 Payment for Fractional Shares                      (349)    -        (10)          -         -            -        (10)
                                              ------------------------------------------------------------------------------
Balance at December 31, 1998                  12,703,294   135     37,029     137,063       425       (8,682)   165,970
 Comprehensive Income:
  Net Earnings for 1999                                -     -          -      22,733         -            -     22,733
  Unrealized Loss on Securities Available
   for Sale, Net of Income Taxes of $861
   and Reclassification Adjustment (Note 2)            -     -          -           -    (1,149)           -     (1,149)
 Total Comprehensive Income                                                                                      21,584
 Tax Benefit of Stock Options Exercised                -     -        468           -         -            -        468
 Common Stock Issued Under Restricted
  Stock Plans-Net of Amortization (Note 13)            -     1       (160)        446         -            -        286
 Exercise of Stock Options                       102,147     1        682           -         -            -        683
 Dividends on Common Stock - $.52 Per Share            -     -          -      (6,532)        -            -     (6,532)
 Redemption of Common Stock                       (3,084)    -        (57)          -         -            -        (57)
 Purchase of Treasury Stock                     (279,205)    -          -           -         -       (5,299)    (5,299)
                                              ------------------------------------------------------------------------------
Balance at December 31, 1999                  12,523,152  $136    $37,962    $153,710   $  (724)    $(13,981)  $177,103
                                              ==============================================================================

See Notes to Consolidated Financial Statements


1999 Annual Report                              Page Twenty-seven


                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    First Indiana Corporation and Subsidiaries

                                                                            YEARS ENDED DECEMBER 31,
                                                                       ----------------------------------
(Dollars in Thousands)                                                   1999        1998        1997
                                                                       ----------------------------------
Cash Flows from Operating Activities
 Net Earnings                                                          $  22,733   $  19,147   $  17,744
Adjustments to Reconcile Net Earnings to Net
  Cash Provided (Used) by Operating Activities
 Gain on Sale of Assets and Deposits                                     (11,992)    (10,181)     (5,149)
 Amortization                                                              1,818       1,941         864
 Amortization of Restricted Stock Plan                                       286         427         363
 Depreciation                                                              2,524       2,211       2,022
 Loan and Mortgage-Backed Securities Net Accretion                          (240)        490         668
 Provision for Loan Losses                                                 9,410       9,780      10,700
 Origination of Loans Held for Sale Net of Principal Collected          (558,535)   (630,620)   (240,558)
 Proceeds from Sale of Loans Held for Sale                               647,113     598,676     211,858
 Change In:
  Accrued Interest Receivable                                             (1,874)       (358)       (626)
  Other Assets                                                           (17,789)    (19,337)    (10,180)
  Accrued Interest Payable                                                 2,959         (69)        697
  Other Liabilities                                                        1,934       1,509       2,882
                                                                       ----------------------------------
  Net Cash Provided (Used) by Operating Activities                        98,347     (26,384)     (8,715)
                                                                       ----------------------------------
Cash Flows From Investing Activities
 Proceeds From Sales of Investments Available for Sale                   147,486      20,399      14,991
 Proceeds from Sales of Mortgage-Backed Securities Available for Sale     55,752      23,483           -
 Proceeds from Maturities of Investment Securities Held to Maturity            -          99         237
 Proceed From Sale of Mortgage-Backed Securities Held to Maturity              -           -       7,528
 Proceeds From Maturities of Investment Securities Available for Sale      3,143      25,756      20,695
 Purchase of Investment Securities Available for Sale                   (144,898)    (47,375)    (39,912)
 Purchase of Mortgage-Backed Securities Available for Sale               (89,604)    (30,261)    (17,568)
 Principal Collected on Mortgage-Backed Securities                         6,343       1,928       7,903
 Originations of Loans Net of Principal Collected                       (306,488)   (125,399)   (107,404)
 Proceeds From Sale of Loans                                              70,915       9,567       5,274
 Purchase of Premises and Equipment                                       (2,965)    (6,810)      (2,291)
 Proceeds From Sale of Premises and Equipment                              1,146          -           27
                                                                       ----------------------------------
  Net Cash Used by Investing Activities                                 (259,170)  (128,613)    (110,520)
                                                                       ----------------------------------
Cash Flows From Financing Activities
 Net Change in Deposits                                                  204,137    120,363       12,069
 Sale of Deposits                                                       (112,350)         -            -
 Repayments of Federal Home Loan Bank Advances                          (662,087)  (344,048)    (174,028)
 Borrowings of Federal Home Loan Bank Advances                           701,694    413,837      216,020
 Net Change in Short-Term Borrowings                                      44,535    (21,532)      45,696
 Net Change in Advances by Borrowers
   for Taxes and Insurance                                                  (581)       539          299
 Stock Option Proceeds                                                       626        702          367
 Tax Benefit of Option Compensation                                          468        870          656
 Common Stock Issued Under Deferred
   Compensation Plan                                                           -         65          (24)
 Payment for Fractional Shares                                                 -        (10)         (12)
 Purchase of Treasury Stock                                               (5,299)    (2,242)        (132)
 Dividends Paid                                                           (6,532)    (6,125)      (5,063)
                                                                       ----------------------------------
  Net Cash Provided by Financing Activities                              164,611    162,419       95,848
                                                                       ----------------------------------
Net Change in Cash and Cash Equivalents                                    3,788      7,422      (23,387)
Cash and Cash Equivalents at Beginning of Year                            57,653     50,231       73,618
                                                                       ----------------------------------
Cash and Cash Equivalents at End of Year                               $  61,441  $  57,653    $  50,231
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

Page Thirty                              First Indiana Corporation

(2)  INVESTMENTS AND THEIR SCHEDULED MATURITIES


Investments Available for Sale:

                                                               DECEMBER 31,
                               ---------------------------------------------------------------------------
                                               1999                                  1998
                               ---------------------------------------------------------------------------
                                         Unreal-  Unreal-                       Unreal-  Unreal-
                                Book     ized     ized     Market     Book      ized     ized     Market
                                Value    Gains    Losses   Value      Value     Gains    Losses   Value
(Dollars in Thousands)         ---------------------------------------------------------------------------
U.S. Treasury and Government
  Agencies' Obligations        $ 68,610  $ -      $(661)   $ 67,949   $ 73,497  $632     $  -     $ 74,129
Corporate Debt Securities        19,557   27       (230)     19,354     22,416   259        -       22,675
Asset-Backed Securities          15,717   26        (24)     15,719     16,392     -      (57)      16,335
Other Securities                    145    2          -         147        145     7        -          152
                               ---------------------------------------------------------------------------
                               $104,029  $55      $(915)   $103,169   $112,450  $898    $ (57)    $113,291
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

(2) INVESTMENTS AND THEIR SCHEDULED MATURITIES (continued)



The following table discloses the reclassification adjustments, net of tax, for Comprehensive Income:

                                                    DECEMBER 31,
                                            --------------------------
                                              1999     1998      1997
(Dollars in Thousands)                      --------------------------
Unrealized Holding Gains (Losses)
  Arising During the Period                 $  (617)  $ 335     $ 526
Reclassification Adjustment for
  Gains (Losses) Included in Net Earnings      (532)   (235)     (129)
                                            --------------------------
Net Unrealized Gains (Losses) on
  Securities Available for Sale             $(1,149)  $ 100     $ 397
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

1999 Annual Report                              Page Thirty-three

(5) ALLOWANCE FOR LOAN AND REO LOSSES


   A summary of activity in the allowance for loan losses for the years ended
December 31, 1999, 1998, and 1997 follows:



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
                                           ====================


Page Thirty-four                              First Indiana Corporation

(7)  DEPOSITS

                                                             DECEMBER 31,
                                     -------------------------------------------------------------
                                                 1999                            1998
                                     -------------------------------------------------------------
                                                          Weighted                        Weighted
(Dollars in Thousands)                                    Average                         Average
                                       Amount    Percent  Rate       Amount      Percent  Rate
Type                                 -------------------------------------------------------------
Non-Interest-Bearing Checking        $  114,356    8.72%     -       $  129,043   10.51%     -
NOW Checking                            108,041    8.23   1.23%         102,068    8.31   1.87%
Money Market Checking                       188    0.01   0.99              237    0.02   1.30
Passbook and Statement Savings          343,848   26.21   4.15          365,641   29.78   4.48
Money Market Savings                     26,200    2.00   3.85           11,087    0.90   2.61
Jumbo Certificates of Deposit
  of $100 or Greater                    306,914   23.39   5.72          169,988   13.84   5.49
Fixed-Rate Certificates of Deposit      412,568   31.44   5.29          449,854   36.64   5.40
                                     -------------------             -------------------
                                     $1,312,115  100.00%  4.27%      $1,227,918  100.00%  4.25
                                     ===================             ===================

                                     -------------------             -------------------
                                       Amount    Percent               Amount    Percent
Maturity                             -------------------             -------------------
Checking                             $  222,585   16.96%             $  231,348   18.85%
Passbook and Statement Savings          343,848   26.21                 365,641   29.78
Money Market Savings                     26,200    2.00                  11,087    0.90
Certificates of Deposit Maturing in
   One Year                             466,804   35.58                 377,656   30.76
   Two Years                            189,193   14.42                 183,256   14.92
   Three Years                           49,783    3.79                  33,264    2.71
   Four Years                            12,200    0.93                  21,771    1.77
   Five Years                             1,502    0.11                   3,895    0.31
                                     -------------------             -------------------
                                     $1,312,115  100.00%             $1,227,918  100.00%
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


                                                                                                                           1998
                                                                     Mortgage                 Segment    Intersegment  Consolidated
                           Consumer Residential  Business  Treasury  Banking  Retail          Totals     Eliminations     Totals

-----------------------------------------------------------------------------------------------------------------------------------
Average Segment Assets     $557,676 $464,118     $352,883  $183,107  $120,109 $46,939         $1,724,832 $(9,817) (1)  $1,715,015
Net Interest Income          14,663    3,051       13,486     1,003     2,233   9,927             44,363  19,488  (2)      63,851
Non-Interest Income           6,399      113        3,661     1,917     4,955   3,259             20,304   2,373  (3)      22,677
Intersegment Income
  (Expense)                   5,369   (1,678)      (1,551)        -     8,662   2,666             13,468 (13,468) (4)           -
Significant Noncash items:
  Provision for
   Loan Losses                7,076      136        2,568         -         -       -              9,780       -            9,780
Earnings (Loss)
  before Income Tax          16,384    1,350       10,697     2,576    10,569   2,871             44,447 (13,456) (3)      30,991


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